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FOCUS BUSINESS BANK San Jose, California
FOCUS BUSINESS BANK San Jose, California

As filed with the Securities and Exchange Commission on June 9, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERITAGE COMMERCE CORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	77-0469558 (I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, CA 95113
(408) 947-6900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Lawrence D. McGovern
Executive Vice President
Chief Financial Officer
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Mark A. Bonenfant, Esq. Buchalter Nemer A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017 (213) 891-0700	David Gershon, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, California 94111 (415) 291-7400

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering:    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "small reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

           If applicable, place an ☐ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

    Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

    Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

    CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	6,847,871	N/A	$106,278,958	$12,350

(1)
Based upon an estimate of the maximum number of the shares of common stock of Heritage Commerce Corp to be issued pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 23, 2015, among Heritage Commerce Corp, Heritage Bank of Commerce and Focus Business Bank based on (a) 3,001,722 shares of Focus Business Bank common stock outstanding, (b) 753,623 shares of Focus Business Bank common stock that may be issued upon the exercise of outstanding stock options, (c) 100% of the outstanding shares of Focus Business Bank common stock being cancelled and exchanged for shares of Heritage Commerce Corp common stock, and (d) an exchange ratio of 1.8235 shares of Heritage Commerce Corp common stock for each share of Focus Business Bank common stock being exchanged for shares of Heritage Commerce Corp common stock. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of the shares of Focus Business Bank common stock (the securities to be cancelled in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as follows: the product of (i) $15.52, which is the average high and low prices reported for Focus Business Bank common stock on the OTCQB Market on June 3, 2015, which is within five business days prior to the date of filing this Registration Statement multiplied by (ii) 6,847,871 the estimated maximum number of the shares of Focus Business Bank common stock that may be exchanged for the merger consideration (including outstanding options exercisable for Focus Business Bank's common stock, on an as-converted basis).

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Heritage Commerce Corp common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
DATED [*], 2015, SUBJECT TO COMPLETION

To the Shareholders of Heritage Commerce Corp:

          On April 23, 2015, Heritage Commerce Corp, which we refer to as Heritage, entered into an agreement and plan of merger and reorganization, which we refer to as the merger agreement, to acquire Focus Business Bank, which we refer to as Focus Bank. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Focus Bank will be merged with and into Heritage Bank of Commerce, a wholly owned subsidiary of Heritage, with Heritage Bank of Commerce as the surviving entity, which we refer to as the merger.

          You are cordially invited to attend a special meeting of shareholders of Heritage, to be held at [*] p.m., Pacific Time, on [*], 2015 at Heritage offices located at 150 Almaden, San Jose, California. At the Heritage special meeting, the Heritage shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Heritage common stock in connection with the merger. Focus Bank will also hold a special meeting of shareholders to consider the proposed merger agreement and related matters. Heritage, Heritage Bank of Commerce and Focus Bank cannot complete the proposed merger unless Heritage shareholders vote to approve the issuance of shares of Heritage common stock in connection with the merger. This letter is accompanied by the attached joint proxy statement/prospectus, which the Heritage board of directors is providing to solicit your proxy to vote for the approval of the issuance of shares of Heritage common stock in connection with the merger.

          In the merger, each share of Focus Bank common stock (other than dissenting shares) will be converted into the right to receive 1.8235 shares of Heritage common stock, which we refer to as the per share merger consideration. Focus Bank shareholders will receive cash in lieu of any fractional shares of Heritage common stock, without interest.

          Based on the closing price per share of Heritage common stock on [*] [*], 2015 (the most recent day for which information was available prior to the printing and mailing of this joint proxy statement/prospectus) the implied value of the per share merger consideration payable to the holders of Focus Bank common stock was $[*] per share. The value of the merger consideration will fluctuate based on the market price of Heritage common stock. Consequently, the value of the stock consideration will not be known at the time you vote on the issuance of shares of Heritage common stock in connection with the merger.

          We expect the merger to be generally tax free to Focus Bank shareholders for U.S. federal income tax purposes, except for taxes on cash received by Focus Bank shareholders in lieu of fractional Heritage shares, and except for Focus Bank shareholders who exercise their appraisal rights with respect to the merger.

          You should obtain current stock price quotations for Heritage common stock and Focus Bank common stock. Heritage common stock is traded on the NASDAQ Global Select Market under the symbol "HTBK," and Focus Bank common stock is traded on the Over-the-Counter Bulletin Board trading system under the symbol "FCSB."

          Based on our reasons for the merger described in the accompanying document, our board of directors believes that the issuance of shares of Heritage common stock in connection with the merger is fair to the Heritage shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the merger and issuance of shares of Heritage common stock in connection with the merger. The accompanying joint proxy statement/prospectus gives you detailed information about the Heritage special meeting, the merger, the issuance of shares of Heritage common stock in connection with the merger and related matters. In addition to being a proxy statement of Heritage, this joint proxy statement/prospectus is the proxy statement for the solicitation of proxies from Focus Bank shareholders to vote to approve the merger agreement and is the prospectus of Heritage for the shares of its common stock that will be issued to the Focus Bank shareholders in connection with the merger.

          Your vote is very important. To ensure your representation at the Heritage special meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the Heritage special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Heritage special meeting.

          You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the "Risk Factors" section beginning on page [35] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,
Jack W. Conner	Walter T. Kaczmarek
Chairman of the Board	President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Heritage common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This joint proxy statement/prospectus is dated June [*], 2015, and is first being mailed to shareholders of Heritage and Focus Bank on or about [*] [*], 2015.

To the Shareholders of Focus Business Bank:

        On April 23, 2015, Heritage Commerce Corp, which we refer to as Heritage, entered into an agreement and plan of merger and reorganization, which we refer to as the merger agreement, to acquire Focus Business Bank, which we refer to as Focus Bank. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Focus Bank will be merged with and into Heritage Bank of Commerce, a wholly owned subsidiary of Heritage, with Heritage Bank of Commerce as the surviving entity, which we refer to as the merger.

        You are cordially invited to attend a special meeting of shareholders of Focus Bank, to be held at [*] p.m., Pacific Time, on [*], 2015 at Focus Bank's offices located at 10 Almaden, San Jose, California. At the Focus Bank special meeting, the Focus Bank shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. Heritage will also hold a special meeting of shareholders to consider the issuance of shares of Heritage common stock in connection with the merger and related matters. Heritage, Heritage Bank of Commerce and Focus Bank cannot complete the proposed merger unless Focus Bank shareholders vote to approve the merger agreement. This letter is accompanied by the attached joint proxy statement/prospectus, which Focus Bank board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

        In the merger, each share of Focus Bank common stock (other than dissenting shares) will be converted into the right to receive 1.8235 shares of Heritage common stock, which we refer to as the per share merger consideration. Focus Bank shareholders will receive cash in lieu of any fractional shares of Heritage common stock, without interest.

        Based on the closing price per share of Heritage common stock on [*] [*], 2015 (the most recent day for which information was available prior to the printing and mailing of this joint proxy statement/prospectus) the implied value of the merger consideration payable to holders of Focus Bank common stock was $[*] per share. The value of the merger consideration will fluctuate based on the market price of Heritage common stock. Consequently, the value of the stock consideration will not be known at the time you vote on the proposal to approve the merger agreement.

        We expect the merger to be generally tax free to Focus Bank shareholders for U.S. federal income tax purposes, except for cash received by Focus Bank shareholders in lieu of fractional Heritage shares, and except for Focus Bank shareholders who exercise their appraisal rights with respect to the merger.

        You should obtain current stock price quotations for Heritage common stock and Focus Bank common stock. Focus Bank common stock is traded on the Over-the-Counter Bulletin Board trading system under the symbol "FCSB" and Heritage common stock is traded on the NASDAQ Global Select Market under the symbol "HTBK."

        Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, Sandler O'Neill & Partners, L.P., our board of directors believes that the merger consideration is fair to the Focus Bank shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the approval of the merger agreement. The accompanying joint proxy statement/prospectus gives you detailed information about the Focus Bank special meeting, the merger, the merger agreement and related matters. In addition to being a proxy statement of Focus Bank, this joint proxy statement/prospectus is the proxy statement for the solicitation of proxies from Heritage shareholders to vote to approve the issuance of the shares of Heritage common stock in connection with the merger and is the prospectus of Heritage for the shares of its common stock that will be issued to the Focus Bank shareholders in connection with the merger.

        Your vote is very important. To ensure your representation at the Focus Bank special meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the Focus Bank special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Focus Bank special meeting.

        You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the "Risk Factors" section beginning on page [35] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,

Richard Conniff
 Chairman of the Board and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Heritage common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This joint proxy statement/prospectus is dated June [*], 2015, and is first being mailed to shareholders of Focus Bank and Heritage on or about [*] [*], 2015.

WHERE YOU CAN FIND MORE INFORMATION

        Heritage files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any materials that Heritage files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Heritage files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Heritage at www.heritagecommercecorp.com.

        Focus Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

        Heritage has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference documents that Heritage has previously filed with the SEC. They contain important information about Heritage and its financial condition. For further information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page [*]. These documents are available without charge to you upon written or oral request to Heritage's principal executive office at:

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113
Attention: Corporate Secretary
(408) 947-6900

        To obtain timely delivery of these documents, you must request the information no later than [*] [*], 2015 in order to receive them before Heritage's special meeting of shareholders and Focus Bank's special meeting of shareholders.

        Heritage common stock is traded on the NASDAQ Global Select Market under the symbol "HTBK," and Focus Bank common stock is traded on the Over-the-Counter Bulletin Board trading system under the symbol "FCSB."

HERITAGE COMMERCE CORP
150 Almaden Boulevard
San Jose, CA 95113

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [*], [*] [*], 2015

        NOTICE IS HEREBY GIVEN that the special meeting of the shareholders of Heritage Commerce Corp, which we refer to as Heritage, will be held at the Heritage offices located at 150 Almaden Boulevard, San Jose, California at [*] p.m., Pacific time, on [*], [*] [*], 2015, for the following purposes:

        1.     Approval of the Issuance of Shares of Heritage Common Stock.    To consider and vote upon a proposal to approve the merger and the issuance of shares of Heritage common stock to the shareholders of Focus Business Bank pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 23, 2015, by and among Heritage, Heritage Bank of Commerce and Focus Business Bank, referred to in this notice as the merger agreement, pursuant to which Focus Business Bank will merge with and into Heritage Bank of Commerce, with Heritage Bank of Commerce as the surviving corporation. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

        2.     Adjournment.    To consider and vote upon a proposal to adjourn the Heritage special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Heritage special meeting to approve the issuance of shares of Heritage common stock in connection with the merger.

        No other business may be conducted at the Heritage special meeting.

        We have fixed the close of business on [*][*], 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the Heritage special meeting. Only holders of Heritage common stock of record at the close of business on that date will be entitled to notice of and to vote at the Heritage special meeting or any adjournment or postponement of the special meeting.

        The Heritage board of directors has approved the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Heritage and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger and the issuance of shares of Heritage common stock in connection with the merger and "FOR" approval of the proposal to adjourn the Heritage special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Heritage special meeting to approve the issuance of shares of Heritage common stock in connection with the merger.

        Your vote is very important.    Whether or not you plan to attend the Heritage special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors
Debbie Reuter Executive Vice President and Corporate Secretary

PLEASE VOTE YOUR SHARES OF HERITAGE COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL HERITAGE'S CORPORATE SECRETARY AT (408) 947-6900.

FOCUS BUSINESS BANK
10 Almaden Boulevard
San Jose, CA 95113

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [*], [*] [*], 2015

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Focus Business Bank, which we refer to as Focus Bank, will be held at [*] p.m., Pacific time on [*],[*] [*], 2015, at Focus Bank's offices located at 10 Almaden Boulevard, San Jose, California, for the following purposes:

        1.     Approval of the Merger Agreement.    To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of April 23, 2015, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Focus Bank, referred to in this notice as the merger agreement, pursuant to which Focus Bank will merge with and into Heritage Bank of Commerce, with Heritage Bank of Commerce as the surviving corporation. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

        2.     Adjournment.    To consider and vote upon a proposal to adjourn the Focus Bank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Focus Bank special meeting to approve the merger agreement.

        No other business may be conducted at the Focus Bank special meeting.

        We have fixed the close of business on [*][*], 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the Focus Bank special meeting. Only holders of Focus Bank common stock of record at the close of business on that date will be entitled to notice of and to vote at the Focus Bank special meeting or any adjournment or postponement of the special meeting.

        The Focus Bank board of directors has approved the merger agreement and the transactions contemplated therein and determined that the merger is in the best interests of Focus Bank and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the Focus Bank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Focus Bank special meeting to approve the merger agreement.

        Holders of Focus Bank common stock have the right to dissent from the merger and assert dissenters' rights, provided the requirements of California law governing dissenters' rights are followed. A copy of the provisions of the California General Corporation Law, which govern dissenters' rights, is attached as Appendix D to the accompanying joint proxy statement/prospectus.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors
Richard Conniff Chairman and Chief Executive Officer

        PLEASE VOTE YOUR SHARES OF FOCUS BANK COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL FOCUS BANK INVESTOR RELATIONS AT (408) 288-5900.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Heritage (File No. 333-                ), constitutes a prospectus of Heritage under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Heritage common stock to be issued in the merger contemplated by the merger agreement and the transactions contemplated thereby.

        This joint proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, which we refer to as the Exchange Act, with respect to Heritage's special meeting, at which Heritage shareholders will be asked to consider and vote upon certain proposals, including a proposal to approve the merger and the issuance of Heritage common stock in connection with the merger in accordance with the merger agreement and the transactions contemplated thereby. This joint proxy statement/prospectus will also function as a proxy statement provided to Focus Bank shareholders in connection with Focus Bank's solicitation of proxies with respect to Focus Bank's special meeting, at which Focus Bank shareholders will be asked to consider and vote upon certain proposals including approving the merger and the merger agreement and the transactions contemplated thereby.

i

ii

iii

 QUESTIONS AND ANSWERS ABOUT THE SPECIAL SHAREHOLDERS' MEETINGS

        The following are answers to certain questions that you may have regarding the shareholders' meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:    WHAT IS THE MERGER?

A.
Heritage and Focus Bank have entered into a merger agreement, pursuant to which Focus Bank will merge with and into Heritage Bank of Commerce, a wholly owned subsidiary of Heritage, with Heritage Bank of Commerce continuing as the surviving corporation, in a transaction which we refer to as the merger. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. In order for us to complete the transaction, we need not only the approval of Heritage and Focus Bank shareholders but the approval of the merger by the banking regulators of Heritage, Heritage Bank of Commerce and Focus Bank.

Q:    WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A.
Each of Heritage and Focus Bank is sending these materials to its shareholders to help them decide how to vote their shares of Heritage or Focus Bank common stock, as the case may be, with respect to the merger and other matters to be considered at the shareholders' meetings.

  The merger cannot be completed unless Heritage shareholders approve the merger and the issuance of Heritage common stock in connection with the merger and Focus Bank shareholders approve the merger and approve and adopt the merger agreement. At each of the shareholders' meetings, Heritage and Focus Bank shareholders will vote on the proposals necessary to complete the merger. Information about these shareholders' meetings, the merger and the other business to be considered by shareholders at each of the shareholders' meetings is contained in this joint proxy statement/prospectus.

  This joint proxy statement/prospectus constitutes both a joint proxy statement of Heritage and Focus Bank and a prospectus of Heritage. It is a joint proxy statement because each of the boards of directors of Heritage and Focus Bank is soliciting proxies using this joint proxy statement/prospectus from their respective shareholders. It is a prospectus because Heritage, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of Focus Bank common stock in the merger.

Q:    WHAT WILL FOCUS BANK SHAREHOLDERS RECEIVE IN THE MERGER?

A:
In the merger, each share of Focus Bank common stock owned by a Focus Bank shareholder will be converted into the right to receive 1.8235 shares of Heritage common stock. A Focus Bank shareholder will receive cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest.

Q:    WHAT HAPPENS TO FOCUS BANK STOCK OPTIONS IN THE MERGER?

A:
Immediately prior to the effective time of the merger, each outstanding option to purchase shares of Focus Bank common stock, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Focus Bank equal to the excess over the exercise price per share, if any, of 1.8235 multiplied by the volume weighted average of the closing price for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately prior to the merger closing date.

Q:    WHEN WILL THE MERGER BE COMPLETED?

A:
Heritage and Focus Bank are working to complete the merger as soon as practicable. If the shareholders of Focus Bank approve the merger and approve and adopt the merger agreement and the shareholders of Heritage approve the issuance of shares of Heritage stock in connection with the merger, the parties currently expect that the merger will be completed in the third quarter or early fourth quarter of 2015. Neither Heritage nor Focus Bank can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company's control, including whether or when the required regulatory approvals will be received. For further information, please see the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page [*].

Q:    WHY MUST THE HERITAGE SHAREHOLDERS APPROVE THE ISSUANCE OF SHARES OF HERITAGE COMMON STOCK IN CONNECTION WITH THE MERGER?

A:
The Heritage shareholders are required to approve the merger and the issuance of shares of the Heritage common stock, in connection with the merger because Heritage is listed on the NASDAQ Global Select Market and is subject to the NASDAQ Global Select Market listing rules. Because Heritage will likely issue in excess of 20% (non-diluted and pre-merger basis) of its outstanding shares of common stock to the Focus Bank shareholders in connection with the merger, under the NASDAQ Global Select Market listing rules, the shareholders of Heritage are required to approve the issuance of shares of the Heritage common stock in connection with the merger. The merger cannot be completed unless the Heritage shareholders approve the issuance of shares of Heritage common stock in the merger.

Q:    WHO IS ENTITLED TO VOTE?

A:
Heritage Special Meeting. Holders of record of Heritage common stock at the close of business on [*] [*], 2015, which is the date that the Heritage board of directors has fixed as the record date for the Heritage special meeting, are entitled to vote at the Heritage special meeting.

Focus Bank Special Meeting. Holders of record of Focus Bank common stock at the close of business on [*] [*], 2015, which is the date that the Focus Bank board of directors has fixed as the record date for the Focus Bank special meeting, are entitled to vote at the Focus Bank special meeting.

Q:    IS THE EXCHANGE RATIO SUBJECT TO ADJUSTMENT BASED ON CHANGES IN THE PRICE OF HERITAGE AND/OR FOCUS BANK COMMON STOCK?

A:
No. The exchange ratio of 1.8235 shares of Heritage common stock for each share of Focus Bank common stock is fixed and no adjustments to the exchange ratio will be made based on changes in the price of either Heritage or Focus Bank common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of Heritage common stock that a Focus Bank shareholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the Heritage special meeting, the date of the Focus Bank special meeting or the date on which such Focus Bank shareholder actually receives shares of Heritage common stock in the merger.

Q:    HOW WILL HERITAGE SHAREHOLDERS BE AFFECTED BY THE MERGER AND THE ISSUANCE OF SHARE OF HERITAGE COMMON STOCK IN CONNECTION WITH THE MERGER?

A:
Immediately after the completion of the merger, each Heritage shareholder will have the same number of shares of Heritage common stock that such shareholder held immediately prior to the completion of the merger. However, upon issuance of the shares of Heritage common stock to Focus Bank shareholders in connection with the merger, each share of Heritage common stock will represent a smaller percentage of the aggregate number of shares of Heritage common stock (and therefore a smaller percentage of the outstanding voting power) outstanding after completion of the merger than it did immediately prior to completion of the merger.

Q:    DO HERITAGE SHAREHOLDERS HAVE DISSENTERS' RIGHTS WITH RESPECT TO APPROVAL OF THE ISSUANCE OF THE HERITAGE COMMON STOCK IN THE MERGER?

A:
No. Holders of Heritage common stock do not have dissenters' rights under California law.

Q:    DO FOCUS BANK SHAREHOLDERS HAVE DISSENTERS' RIGHTS WITH RESPECT TO APPROVAL OF THE MERGER AGREEMENT?

A:
Yes. Holders of Focus Bank common stock have dissenters' rights in accordance with Chapter 13 of the California Corporations Code. In order to exercise dissenters' rights, a shareholder does not need to affirmatively vote against the merger agreement. Rather, in order to exercise dissenters' rights under California law, a shareholder must either: (i) vote against the merger; (ii) abstain from voting on the merger; or (iii) not return the proxy. In addition, a shareholder choosing to exercise his or her dissenters' rights must also comply with the applicable provisions of Chapter 13 of the California Corporations Code. A copy of the applicable sections of Chapter 13 of the California Corporations Code is included with this joint proxy statement/prospectus as Appendix D. Please read the section entitled "Dissenters' Rights of Focus Bank Shareholders" beginning on page [*].

  Heritage has the option to terminate the merger agreement if dissenters' rights are perfected and exercised with respect to ten percent or more of the outstanding shares of Focus Bank common stock. Please see "The Merger—Conditions to the Merger" beginning on page [*].

Q:    WILL FOCUS BANK SHAREHOLDERS BE ABLE TO TRADE THE HERITAGE COMMON STOCK THAT THEY RECEIVE IN THE MERGER?

A:
Yes. The Heritage common stock issued in the merger to Focus Bank shareholders will be listed on the NASDAQ Global Select Market under the symbol "HTBK." Unless you are deemed an "affiliate" of Heritage, you may sell the shares of Heritage common stock you receive in the merger without restriction.

Q:    WHAT CONSTITUTES A QUORUM?

A:
Heritage Special Meeting. The presence at the Heritage special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Heritage common stock entitled to vote at the Heritage special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Focus Bank Special Meeting. The presence at the Focus Bank special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Focus Bank common stock entitled to vote at the Focus Bank special meeting will constitute a quorum for the transaction of business.

  Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:    WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
Heritage shareholders are being asked to vote on the following proposals:

1
to approve the merger and the issuance of Heritage common stock, no par value per share, pursuant to the merger agreement which is attached as Appendix A to this joint proxy statement/prospectus, and which is referred to as the Heritage Merger proposal; and,

2.
to approve one or more adjournments of the Heritage special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Heritage Merger proposal, which is referred to as the Heritage Adjournment proposal.

        Shareholder approval of the Heritage Merger proposal is required to complete the merger. Heritage will transact no other business at the special meeting.

        Focus Bank shareholders are being asked to vote on the following proposals:

  1.
  to approve the merger and to approve and adopt the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus, which is referred to as the Focus Bank Merger proposal; and

  2.
  to approve one or more adjournments of the Focus Bank special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Focus Bank Merger proposal, which is referred to as the Focus Bank Adjournment proposal.

        Shareholder approval of the Focus Bank Merger proposal is required for completion of the merger. Focus Bank will transact no other business at the Focus Bank special meeting.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE HERITAGE SPECIAL MEETING?

A:
Heritage Merger proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Heritage common stock cast (in person or by proxy) at the Heritage special meeting is required to approve the Heritage Merger proposal.

Heritage Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Heritage common stock represented (in person or by proxy) at the Heritage special meeting and entitled to vote on the proposal is required to approve the Heritage Adjournment proposal.

Q:    WHAT DOES THE HERITAGE BOARD OF DIRECTORS RECOMMEND?

A:
After careful consideration, the Heritage board of directors unanimously recommends that Heritage shareholders vote "FOR" the Heritage Merger proposal and "FOR" the Heritage Adjournment proposal (if necessary or appropriate).

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FOCUS BANK SPECIAL MEETING?

A:
Focus Bank Merger proposal: The affirmative vote of a majority of the issued and outstanding shares of Focus Bank common stock entitled to vote is required to approve the Focus Bank Merger proposal.

Focus Bank Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Focus Bank common stock represented (in person or by proxy) at the Focus Bank special meeting and entitled to vote on the proposal is required to approve the Focus Bank Adjournment proposal.

Q:    WHAT DOES THE FOCUS BANK BOARD OF DIRECTORS RECOMMEND?

A:
After careful consideration, the Focus Bank board of directors unanimously recommends that Focus Bank shareholders vote "FOR" the Focus Bank Merger proposal and "FOR" the Focus Bank Adjournment proposal (if necessary or appropriate).

Q:    WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company's shareholders' meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:    HOW DO I VOTE?

A:
If you are a shareholder of record of Heritage as of [*] [*], 2015, which is referred to as the Heritage record date, or a shareholder of Focus Bank as of [*] [*], 2015, which is referred to as the Focus Bank record date, you may submit your proxy before your respective company's shareholders' meeting in one of the following ways:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at your respective company's shareholders' meeting.

  If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:    HOW MANY VOTES DO I HAVE?

A:
Heritage Shareholders. You are entitled to one vote for each share of Heritage common stock that you owned as of the record date. As of the close of business on [*] [*], 2015, there were approximately [*] outstanding shares of Heritage common stock. As of that date, approximately [*]% of the outstanding shares of Heritage common stock were beneficially owned by the directors and executive officers of Heritage.

Focus Bank Shareholders. You are entitled to one vote for each share of Focus Bank common stock that you owned as of the record date. As of the close of business on [*] [*], 2015, there were approximately [*] outstanding shares of Focus Bank common stock. As of that date, approximately [*]% of the outstanding shares of Focus Bank common stock were beneficially owned and entitled to vote by the directors and executive officers of Focus Bank.

Q:    WHEN AND WHERE ARE THE HERITAGE AND FOCUS BANK SHAREHOLDERS' MEETINGS?

A:
The special meeting of Heritage shareholders will be held at Heritage's offices located at 150 Almaden Boulevard, San Jose, California at [*] p.m., Pacific time, on [*] [*], 2015. All Heritage shareholders as of the Heritage record date, or their duly appointed proxies, may attend the Heritage special meeting.

  The special meeting of Focus Bank shareholders will be held at Focus Bank's offices located at 10 Almaden, San Jose, California at [*] p.m., Pacific time, on [*] [*], 2015. All Focus Bank shareholders as of the Focus Bank record date, or their duly appointed proxies, may attend the Focus Bank special meeting.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Heritage or Focus Bank or by voting in person at your respective company's shareholders' meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Under the rules of the stock exchanges and other self regulatory agencies, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the rules of the stock exchanges and other self regulatory agencies determines to be "non-routine" without specific instructions from the beneficial owner. All proposals to be voted on at the Heritage special meeting and the Focus Bank special meeting are such "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:    WHAT IF I ABSTAIN FROM VOTING OR FAIL TO INSTRUCT MY BROKER?

A:
Focus Bank Shareholders. If you are a holder of Focus Bank common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-votes will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the Focus Bank Merger proposal.

  Abstentions and broker non-votes of shares of Focus Bank common stock will not have any effect on the Focus Bank Adjournment proposal, if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the Focus Bank Merger proposal.

Heritage Shareholders. Abstentions and broker non-votes of shares of Heritage common stock will not have any effect on the approval of the Heritage Merger proposal.

  Abstentions and broker non-votes of shares of Heritage common stock will not have any effect on the Heritage Adjournment proposal, if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the Heritage Merger proposal or the Heritage Adjournment proposal.

Q:    WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal:

•
the Heritage common stock represented by your proxy will be voted as recommended by the Heritage board of directors with respect to that proposal, including "FOR" the Heritage Merger proposal; and

•
the Focus Bank common stock represented by your proxy will be voted as recommended by the Focus Bank board of directors with respect to that proposal, including "FOR" the Focus Bank Merger proposal, in which case you will be prohibited from asserting dissenters' rights.

  The proxy holders may use their discretion to vote on other matters presented at the Heritage special meeting or Focus Bank special meeting, as applicable.

Q:    WHAT IF I OWN SHARES THROUGH HERITAGE'S EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST ("ESOP")?

A:
Participants in the Heritage ESOP will be entitled to direct the plan trustee as to the manner in which their shares are to be voted.

Q:    IF I OWN SHARES IN BOTH HERITAGE AND FOCUS BANK, SHOULD I VOTE ONLY ONCE?

A:
No. If you own shares in both companies, you will receive separate proxy cards for each special meeting. It is important that you vote at both meetings, so please complete, sign, date and return your proxy card as instructed by Heritage and Focus Bank, respectively. A vote as a Heritage shareholder will not constitute a vote as a Focus Bank shareholder on any matter, nor will a vote as a Focus Bank shareholder constitute a vote as a Heritage shareholder on any matter.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the Heritage or Focus Bank shareholders' meeting. You may do this in one of the following ways:

•
by sending a notice of revocation to the corporate secretary of Heritage or Focus Bank, as applicable;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•
by sending a completed proxy card bearing a later date than your original proxy card.

  If you choose any of these methods, you must take the described action such that the notice, Internet vote or proxy card, as applicable, is received no later than the beginning of the applicable shareholders' meeting.

  You may also change your vote by attending the Heritage or Focus Bank shareholders' meeting, as applicable, and voting in person.

  If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:    DO I NEED IDENTIFICATION TO ATTEND THE HERITAGE OR FOCUS BANK MEETING IN PERSON?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Heritage or Focus Bank common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Heritage or Focus Bank common stock, as applicable, on the record date.

Q:    WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FOCUS BANK SHAREHOLDERS?

  The merger is intended to qualify, and the obligation of Heritage and Focus Bank to complete the merger is conditioned upon the receipt of opinions of their respective legal or tax advisors to the effect that the merger will qualify, as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, each of Buchalter Nemer, a professional corporation and Manatt, Phelps & Phillips, LLP has delivered an opinion to Heritage and Focus Bank, respectively, to the same effect.

  Provided that the merger qualifies as a "reorganization", Focus Bank shareholders generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Heritage common stock, and except for Focus Bank shareholders who exercise their appraisal rights with respect to the merger.

  Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder's circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page [*].

  The consequences of the merger to any particular Focus Bank shareholder will depend on that shareholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:    WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, Focus Bank shareholders will not receive any consideration for their shares of Focus Bank common stock in connection with the merger. Instead, Focus Bank will remain an independent company and its common stock will continue to be quoted on the Over-the-Counter Bulletin Board trading system. Under specified circumstances Focus Bank may be required to pay Heritage a fee with respect to the termination of the merger agreement, as described under the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page [*].

Q:    SHOULD FOCUS BANK SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. Focus Bank shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials, with instructions for completion, will be provided to Focus Bank shareholders under separate cover and the stock certificates should be sent at that time.

Q:    IS MY VOTE CONFIDENTIAL?

A:
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Heritage or Focus Bank or to third parties except:

•
as necessary to meet applicable legal requirements,

•
to allow for the counting and certification of votes, or

•
to help our boards solicit proxies.

Q:    WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are a Heritage shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the Heritage Corporate Secretary at (408) 947-6900.

If you are a Focus Bank shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Focus Bank Investor Relations at (408) 288-5900.

 SUMMARY

        This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to each of the proposals. In addition, we incorporate by reference important business and financial information about Heritage into this joint proxy statement/prospectus. For a description of this information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page [*]. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, throughout this joint proxy statement/prospectus, "Heritage" refers to Heritage Commerce Corp, "Focus Bank" refers to Focus Business Bank and "we," "us" and "our" refers collectively to Heritage and Focus Bank. Also, we refer to the proposed merger of Focus Bank with and into Heritage Bank of Commerce as the "merger," and the Agreement and Plan of Merger and Reorganization, dated as of April 23, 2015, by and among Heritage, Heritage Bank of Commerce and Focus Bank as the "merger agreement."

The Merger and the Merger Agreement (pages [*] and [*])

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

        Under the terms of the merger agreement, Focus Bank will merge with and into Heritage Bank of Commerce with Heritage Bank of Commerce as the surviving corporation immediately upon the closing of the merger.

Merger Consideration (page [*])

        In the merger, each share of Focus Bank common stock, no par value per share, owned by a Focus Bank shareholder will be converted into the right to receive 1.8235 shares of Heritage common stock, no par value per share. A Focus Bank shareholder will receive cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest.

        Based on the closing share price of Heritage common stock of $9.00 on April 22, 2015, the last trading day before the announcement of the merger, the value of the merger consideration was $16.41 per share. Based on the closing share price of Heritage common stock of $[*] on [*] [*], 2015, the most recent day for which information was available prior to the printing and mailing of this joint proxy statement/prospectus, the value of the merger consideration was $[*] per share. The share price of Heritage common stock will fluctuate and, accordingly, the value of the merger consideration you receive may be different than either of these amounts.

        Immediately prior to the effective time of the merger, each outstanding option to purchase shares of Focus Bank common stock, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled receive, subject to any required tax withholding, an amount in cash, without interest, from Focus Bank equal to the excess over the exercise price per share, if any, of 1.8235 multiplied by the volume weighted average of the closing price for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately prior to the merger closing date.

Recommendation of the Focus Bank Board of Directors (page [*])

        After careful consideration, the Focus Bank board of directors unanimously recommends that Focus Bank shareholders vote "FOR" the Focus Bank Merger proposal and "FOR" the Focus Bank Adjournment proposal (if necessary or appropriate).

        Each of the directors of Focus Bank has entered into a shareholder agreement with Heritage and Focus Bank, pursuant to which they have agreed to vote "FOR" the Focus Bank Merger proposal and "FOR" the Focus Bank Adjournment proposal (if necessary or appropriate). For more information regarding the shareholder agreements, please see the section entitled "The Merger Agreement—Shareholder Agreements" beginning on page [*].

        For a more complete description of Focus Bank's reasons for the merger and the recommendation of the Focus Bank board of directors, please see the section entitled "The Merger—Reasons for the Merger and Recommendation of the Focus Bank Board of Directors" beginning on page [*].

Recommendation of the Heritage Board of Directors (page [*])

        After careful consideration, the Heritage board of directors unanimously recommends that Heritage shareholders vote "FOR" the Heritage Merger proposal and "FOR" the Heritage Adjournment proposal (if necessary or appropriate).

        For a more complete description of Heritage's reasons for the merger and the recommendation of the Heritage board of directors, please see the section entitled "The Merger—Reasons for the Merger and Recommendation of the Heritage Board of Directors" beginning on page [*].

Opinion of Financial Advisors (pages [*] and [*])

  Focus Bank Financial Advisor

        On April 23, 2015, Sandler O'Neill & Partners, L.P., which we refer to as Sandler O'Neill, Focus Bank's financial advisor in connection with the merger, rendered an oral opinion to the Focus Bank board of directors, which was subsequently confirmed in a written opinion dated the same date that as of such date, and subject to and based on the qualifications and assumptions set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common shareholders of Focus Bank.

        The full text of Sandler O'Neill's opinion dated April 23, 2015 is attached as Appendix B to this joint proxy statement/prospectus. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion.

        Sandler O'Neill's opinion is addressed to Focus Bank's board of directors and the opinion is not a recommendation as to how any shareholder of Focus Bank should vote with respect to the merger or any other matter or as to any action that a shareholder should take with respect to the merger.

        The opinion addresses only the fairness, from a financial point of view, of the merger consideration in the proposed merger to the common shareholders of Focus Bank, and does not address the underlying business decision of Focus Bank to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Focus Bank. Sandler O'Neill will receive a fee for its services, portions of which have been paid, and a significant portion of which will be payable upon consummation of the merger.

        For further information, please see the section entitled "The Merger—Opinion of Focus Bank's Financial Advisor" beginning on page [*].

  Heritage Financial Advisor

        On April 22, 2015, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, Heritage's financial advisor in connection with the merger, delivered to the Heritage board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, that the exchange ratio in the merger was fair, from a financial point of view, to Heritage.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. Heritage shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion was for the information of, and was directed to, the Heritage board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger and it did not and does not constitute a recommendation to any holder of Heritage common stock or any shareholder of any other entity as to how such shareholder should vote in connection with the merger or whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        KBW will receive a cash fee for its services, a portion of which became payable to KBW upon the rendering of the opinion, and that balance of which is contingent upon the consummation of the merger.

        For further information, please see the section entitled "The Merger—Opinion of Heritage's Financial Advisor" beginning on page [*].

Focus Bank Special Meeting of Shareholders (page [*])

        The Focus Bank special meeting will be held at [*] p.m., Pacific time, on [*],[*] [*], 2015, at the offices of Focus Bank located at 10 Almaden Boulevard, San Jose, California. At the Focus Bank special meeting, Focus Bank shareholders will be asked to approve the Focus Bank Merger proposal and the Focus Bank Adjournment proposal.

        Focus Bank's board of directors has fixed the close of business on [*] [*], 2015 as the record date for determining the holders of Focus Bank common stock entitled to receive notice of and to vote at the Focus Bank special meeting. Only holders of record of Focus Bank common stock at the close of business on the Focus Bank record date will be entitled to notice of and to vote at the Focus Bank special meeting and any adjournment or postponement thereof. As of the Focus Bank record date, there were [*] shares of Focus Bank common stock outstanding and entitled to vote at the Focus Bank special meeting held by [*] holders of record. Each share of Focus Bank common stock entitles the holder to one vote on each proposal to be considered at the Focus Bank special meeting. Each of the directors of Focus Bank has entered into a shareholder agreement with Heritage and Focus Bank, pursuant to which they have agreed, solely in their capacity as shareholders of Focus Bank, to vote all of their shares of Focus Bank common stock in favor of the Focus Bank Merger proposal and the Focus Bank Adjournment proposal to be presented at the special meeting. As of the record date, directors and executive officers of Focus Bank beneficially owned and were entitled to vote 738,899 shares of Focus Bank common stock, representing approximately 25% of the shares of Focus Bank common stock outstanding on that date. Focus Bank currently expects that Focus Bank's executive officers will also vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so (other than one executive officer who is also a director). As of the record date, Heritage beneficially held no shares of Focus Bank's common stock.

        Approval of the Focus Bank Merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Focus Bank common stock entitled to vote on the proposal. Approval of the Focus Bank Adjournment proposal requires the affirmative vote of a majority of the shares of Focus Bank common stock represented (in person or by proxy) at the Focus Bank special meeting and entitled to vote on the proposal.

Heritage Special Meeting of Shareholders (page [*])

        The Heritage special meeting will be held at [*] p.m., Pacific time, on [*] [*], 2015, at the offices of Heritage located at 150 Almaden Boulevard, San Jose, California. At the Heritage special meeting, Heritage shareholders will be asked to approve the Heritage Merger proposal and the Heritage Adjournment proposal.

        Heritage's board of directors has fixed the close of business on [*] [*], 2015 as the record date for determining the holders of Heritage common stock entitled to receive notice of and to vote at the Heritage special meeting. Only holders of record of Heritage common stock at the close of business on the Heritage record date will be entitled to notice of and to vote at the Heritage special meeting and any adjournment or postponement thereof. As of the Heritage record date, there were [*] shares of Heritage common stock outstanding and entitled to vote at the Heritage special meeting held by [*] holders of record. Each share of Heritage common stock entitles the holder to one vote on each proposal to be considered at the Heritage special meeting. As of the record date, directors and executive officers of Heritage beneficially owned and were entitled to vote 738,899 shares of Heritage common stock, representing approximately 25% of the shares of Heritage common stock outstanding on that date. Heritage currently expects that Heritage's directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so. As of the record date, Focus Bank held no shares of Heritage common stock.

        Approval of the Heritage Merger proposal requires the affirmative vote of a majority of the shares of Heritage common stock cast at the special meeting. Approval of the Heritage Adjournment proposals requires the affirmative vote of a majority of the shares of Heritage common stock represented (in person or by proxy) at the Heritage special meeting and entitled to vote on the proposal.

Focus Bank's Directors and Executive Officers Have Certain Interests in the Merger (page [*])

        Certain of Focus Bank's executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Focus Bank's shareholders. The merger would constitute a "change of control" for purposes of the employment agreements between Focus Bank and each of its executive officers and severance payments would be due to Focus Bank executive officers under the employment contracts if the executive officer does not continue with employment with Heritage, or if the executive officer's duties are materially changed or the executive officer is terminated (except for cause) by Heritage within twelve months of the closing date. In addition, each of Focus Bank's executive officers and directors hold equity awards, the treatment of which is described below under "Treatment of Focus Bank Stock Options and Restricted Stock". Under the terms of the merger agreement, two Focus Bank directors that are mutually acceptable to Focus Bank and Heritage will join the board of directors of Heritage. Focus Bank and Heritage have tentatively determined that the two Focus Bank directors to be appointed will be J. Philip DiNapoli and Julianne Biagini-Komas. In addition, Heritage anticipates that Robert Gionfriddo and Teresa Powell, Focus Bank Executive Vice Presidents, will join Heritage as Executive Vice Presidents. The members of the Focus Bank board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that Focus Bank shareholders approve the Focus Bank Merger proposal. These interests are described in more detail under the section entitled "The Merger—Interests of Focus Bank Directors and Executive Officers in the Merger" beginning on page [*].

Treatment of Focus Bank Stock Options and Restricted Stock (page [*])

        Immediately prior to the effective time of the merger, each outstanding option to purchase shares of Focus Bank common stock, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Focus Bank equal to the excess over the exercise price per share, if any, of 1.8235 multiplied by the volume weighted average of the closing price for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately prior to the merger closing date.

        Each outstanding share of Focus Bank unvested restricted stock will vest on the completion of the merger and the holder thereof will receive the same per share merger consideration as all of the other Focus Bank shareholders, subject to any required tax withholding.

Regulatory Approvals Required for the Merger (page [*])

        Completion of the merger is subject to various regulatory approvals, including approvals from the California Department of Business Oversight, which we refer to as the Department of Business Oversight, and the Board of Governors of the Federal Reserve System, which we refer to as Federal Reserve Board. Notifications and/or applications requesting approval for the merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed, or are in the process of filing all notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which completion of the merger are subject are described in more detail under the section entitled "The Merger—Regulatory Approvals Required for the Merger" beginning on page [*].

Conditions to the Merger (page [*])

        The obligations of Heritage and Focus Bank to complete the merger are each subject to the satisfaction or waiver of the following conditions:

  •
  approval of the Heritage Merger proposal by the Heritage shareholders and approval of the Focus Bank Merger proposal by the Focus Bank shareholders;

  •
  the receipt of all regulatory approvals required from the Federal Reserve Board and the Department of Business Oversight, subject to the limitations set forth in the merger agreement;

  •
  (i) no order issued by any injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect, and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the merger;

  •
  As of the last business day of the month reflected in the closing financial statements and prior to implementation of the plan of integration, and excluding certain costs related to the merger, the adjusted shareholders' equity of Focus Bank shall not be less than $28.493 million;

  •
  as of the last business day of the month reflected in the closing financial statements, the total deposits (excluding brokered deposits and certificates of deposit in excess of $25 million) of Focus Bank shall not be less than eighty-five percent of the balance of such "core deposits" on December 31, 2014;

  •
  the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

  •
  approval for the listing on the NASDAQ Global Select Market of the shares of Heritage common stock to be issued in the merger;

  •
  the accuracy of the representations and warranties of each party as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on such party;

  •
  the absence of a material adverse effect on either party since the date of the merger agreement;

  •
  performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger;

  •
  holders of not in excess of ten percent of the outstanding shares of Focus Bank shall not have exercised their dissenters' rights;

  •
  written certifications as to certain factual matters shall have been delivered to each party; and

  •
  receipt by each party of an opinion of its legal or tax advisors as to certain tax matters.

No Solicitation (page [*])

        Under the terms of the merger agreement, Focus Bank has agreed not to solicit, initiate or encourage, induce, or facilitate any inquiries, offers or proposals with respect to, or engage or participate in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data to, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal which, in the good faith judgment of the Focus Bank board of directors, constitutes or is more likely than not to result in a proposal which is superior to the merger with Heritage, and the Focus Bank board of directors determines in good faith (and after consultation with Focus Bank's financial advisors and legal counsel) that failure to take such actions is or would reasonably be expected to be a violation of its fiduciary duties under applicable law, Focus Bank may furnish information regarding Focus Bank and participate in discussions and negotiations with such third party.

Termination; Termination Fee (page [*])

        Heritage and Focus Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Focus Bank shareholders have approved the merger and approved and adopted the merger agreement and the Heritage shareholders have approved the issuance of Heritage common stock in connection with the merger.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

  •
  by either Heritage or Focus Bank, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order enjoining or otherwise prohibiting the closing of the merger, unless such denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

  •
  by Heritage if any requisite regulatory approval includes, or will not be issued without, the imposition of a burdensome condition;

  •
  by either Heritage or Focus Bank, if the merger has not closed on or before March 31, 2016, except that a party that is then in material breach of any of its covenants or obligations under the merger agreement is not entitled to terminate the merger agreement for this reason;

  •
  by either Heritage or Focus Bank, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured before the earlier of March 31, 2016 and within thirty days following written notice of the breach;

  •
  by either Heritage or Focus Bank, if (i) the Focus Bank shareholders have not approved the merger at the Focus Bank special meeting (or any adjournment or postponement thereof), or (ii) the Heritage shareholders have not approved the issuance of Heritage common stock in connection with the merger at the Heritage special meeting (or any adjournment or postponement thereof), except that a party that fails to comply with its obligations and covenants relating to its shareholders' meeting is not entitled to terminate the merger agreement for this reason;

  •
  by Heritage, if the Focus Bank board of directors (i) withdraws, modifies, amends or qualifies its recommendation to approve the merger, (ii) publicly takes or fails to take certain actions indicating that the Focus Bank board of directors does not support the merger, (iii) approves, endorses, or recommends any other competing acquisition proposal, (iv) fails to comply with its obligations and covenants relating to the non-solicitation of competing acquisition proposals and in responding to unsolicited acquisition proposals, or (v) fails to comply with its obligation and covenants relating to the Focus Bank shareholders' meeting to approval the merger;

  •
  by Focus Bank, if prior to the receipt of the vote of the Focus Bank shareholders approving the merger and the merger agreement, Focus Bank (i) receives an unsolicited bona fide written competing acquisition proposal from any person that is not withdrawn, and a majority of the entire Focus Bank board of directors determines in good faith that such acquisition proposal constitutes a superior proposal and that failure to accept the competing acquisition proposal would be or would be reasonably likely to result in a violation of its fiduciary duties under applicable law, (ii) has complied with its obligations and covenants under the merger, and (iii) pays Heritage a termination fee; except that before Focus Bank can terminate the merger agreement under these circumstances:

  •
  during a five business day period negotiate in good faith with Heritage to enable Heritage to make an offer that is at least as favorable to the shareholders of Focus Bank so that such competing acquisition proposal would cease to constitute a superior proposal; and

  •
  at the end of such five business day period, a majority of the entire Focus Bank board of directors, after taking into account any modifications to the terms of the merger agreement and the merger, must continue to believe that such competing acquisition proposal constitutes a superior proposal and, that failure to accept the competing acquisition proposal would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

        Focus Bank may be required to pay Heritage a termination fee of $2.74 million in certain circumstances. For more information, please see the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page [*].

Material United States Federal Income Tax Consequences of the Merger (page [*])

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as such a reorganization, a shareholder of Focus Bank generally will not recognize any gain or loss upon receipt of Heritage common stock in exchange for Focus Bank common stock in the merger, except with respect to cash received in lieu of a fractional share of Heritage common stock, and except for Focus Bank shareholders who exercise their appraisal rights with respect to the merger. It is a condition to the completion of the merger that Heritage and Focus Bank receive written opinions from their legal advisors to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Tax matters are very complicated and the tax consequences of the merger to each Focus Bank shareholder may depend on such shareholder's particular facts and circumstances. Focus Bank shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page [*].

Comparison of Shareholders' Rights (page [*])

        The rights of Focus Bank shareholders who continue as Heritage shareholders after the merger will be governed by the articles of incorporation and bylaws of Heritage rather than by the articles of incorporation and bylaws of Focus Bank. For more information, please see the section entitled "Comparison of Shareholders' Rights" beginning on page [*].

Information About the Companies (page [*])

        Heritage is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of March 31, 2015, Heritage had consolidated total assets of approximately $1.7 billion, total loans of approximately $1.1 billion, total deposits of approximately $1.4 billion and shareholders' equity of approximately $186.8 million. Heritage had 251 full-time equivalent employees as of March 31, 2015. Heritage's principal executive office is located at 150 Almaden Boulevard, San Jose, California 95113.

        Focus Bank is a California chartered bank. As of March 31, 2015, Focus Bank had consolidated total assets of approximately $397.1 million, total loans of approximately $180.7 million, total deposits of approximately $367.2 million and shareholders' equity of approximately $29.1 million. Focus Bank had 42 full-time equivalent employees as of March 31, 2015. Focus Business Bank's executive office is located at 10 Almaden Boulevard, San Jose, California 95113.

Risk Factors (page [*])

        Before voting at the Heritage or Focus Bank shareholders' meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled "Risk Factors" beginning on page [*] or described in Heritage's Annual Reports on Form 10-K for the year ended on December 31, 2014 and other reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see "Where You Can Find More Information" beginning on page i.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR HERITAGE

        The following table summarizes the consolidated financial results of Heritage for the periods and at the dates indicated and should be read in conjunction with Heritage's consolidated financial statements and the notes to the consolidated financial statements contained in reports that Heritage has previously filed with the SEC. Historical financial information for Heritage can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014. Please see the section entitled "Where You Can Find More Information" beginning on page i for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the three months ended March 31, 2015 and 2014 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and the management of Heritage believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2015 and 2014 indicate results for any future period.

	(Unaudited) At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income	$17,366	$13,855	$59,256	$52,786	$52,565	$52,031	$55,087
Interest expense	508	521	2,153	2,600	4,187	5,875	10,512

Net interest income before provision for loan losses	16,858	13,334	57,103	50,186	48,378	46,156	44,575
Provision (credit) for loan losses	(60)	(10)	(338)	(816)	2,784	4,469	26,804

Net interest income after provision for loan losses	16,918	13,344	57,441	51,002	45,594	41,687	17,771
Noninterest income	1,926	2,017	7,746	7,214	8,865	8,422	8,733
Noninterest expense	12,276	10,546	44,222	40,470	39,061	38,537	87,332

Income (loss) before income taxes	6,568	4,815	20,965	17,746	15,398	11,572	(60,828)
Income tax expense (benefit)	2,430	1,739	7,538	6,206	5,489	201	(4,971)

Net income (loss)	4,138	3,076	13,427	11,540	9,909	11,371	(55,857)
Dividends and discount accretion on preferred stock	(448)	(224)	(1,008)	(336)	(1,206)	(2,333)	(2,398)

Net income (loss) available to common shareholders	3,690	2,852	12,419	11,204	8,703	9,038	(58,255)
Less: undistributed earnings allocated to Series C preferred stock	274	315	1,342	1,687	1,527	1,589	N/A

Distributed and undistributed earnings (loss) allocated to common shareholders	$3,416	$2,537	$11,077	$9,517	$7,176	$7,449	$(58,255)

PER COMMON SHARE DATA:
Basic net income (loss)(1)	$0.13	$0.10	$0.42	$0.36	$0.27	$0.28	$(3.64)
Diluted net income (loss)(2)	$0.13	$0.10	$0.42	$0.36	$0.27	$0.28	$(3.64)
Book value per common share(3)	$6.31	$5.96	$6.22	$5.84	$5.71	$5.30	$4.73
Tangible book value per common share(4)	$5.70	$5.91	$5.60	$5.78	$5.63	$5.20	$4.61
Pro forma tangible book value per share, assuming Series C preferred stock was converted into common stock(5)	$5.31	$5.49	$5.23	$5.38	$5.25	$4.90	$4.41
Weighted average number of shares outstanding—basic	26,509,723	26,359,825	26,390,615	26,338,161	26,303,245	26,266,584	16,026,058
Weighted average number of shares outstanding—diluted	26,680,253	26,483,088	26,526,282	26,386,452	26,329,336	26,270,394	16,026,058
Shares outstanding at period end	26,522,739	26,370,510	26,503,505	26,350,938	26,322,147	26,295,001	26,233,001
Pro forma common shares outstanding at period end, assuming Series C preferred stock was converted into common stock(6)	32,123,739	31,971,510	32,104,505	31,951,938	31,923,147	31,896,001	31,834,001

	(Unaudited) At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
BALANCE SHEET DATA:
Securities (available-for sale and held-to-maturity)	$295,356	$357,923	$301,697	$376,021	$419,384	$380,455	$232,165
Net loans	$1,083,437	$922,942	$1,070,264	$895,749	$793,286	$743,891	$820,845
Allowance for loan losses	$18,544	$18,817	$18,379	$19,164	$19,027	$20,700	$25,204
Goodwill and other intangible assets	$16,141	$1,412	$16,320	$1,527	$2,000	$2,491	$3,014
Total assets	$1,652,887	$1,470,110	$1,617,103	$1,491,632	$1,693,312	$1,306,194	$1,246,369
Total deposits	$1,423,649	$1,261,995	$1,388,386	$1,286,221	$1,479,368	$1,049,428	$993,918
Securities sold under agreement to repurchase	$—	$—	$—	$—	$—	$—	$5,000
Subordinated debt	$—	$—	$—	$—	$9,279	$23,702	$23,702
Short-term borrowings	$—	$—	$—	$—	$—	$—	$2,445
Total shareholders' equity	$186,777	$176,817	$184,358	$173,396	$169,741	$197,831	$182,152
SELECTED PERFORMANCE RATIOS:(7)
Return (loss) on average assets	1.03%	0.86%	0.88%	0.81%	0.73%	0.89%	–4.17%
Return (loss) on average tangible assets	1.04%	0.86%	0.88%	0.81%	0.73%	0.89%	–4.25%
Return (loss) on average equity	9.04%	7.10%	7.44%	6.77%	5.75%	6.02%	–30.82%
Return (loss) on average tangible equity	9.89%	7.16%	7.60%	6.84%	5.83%	6.11%	–35.66%
Net interest margin (fully tax equivalent)	4.58%	4.05%	4.10%	3.84%	3.88%	3.94%	3.69%
Efficiency ratio, excluding impairment of goodwill	65.35%	68.70%	68.19%	70.51%	68.24%	70.61%	82.82%
Average net loans (excludes loans held-for-sale) as a percentage of average deposits	74.54%	72.62%	74.54%	67.26%	67.98%	75.91%	87.53%
Average total shareholders' equity as a percentage of average total assets	11.35%	12.05%	11.85%	11.90%	12.72%	14.82%	13.55%
SELECTED ASSET QUALITY DATA:(8)
Annualized net charge-offs (recoveries) to average loans	–0.09%	0.15%	0.05%	–0.11%	0.57%	1.12%	3.18%
Allowance for loan losses to total loans	1.68%	2.00%	1.69%	2.09%	2.34%	2.71%	2.98%
Nonperforming loans to total loans plus nonaccrual loans—loans held-for-sale	0.61%	1.15%	0.54%	1.29%	2.24%	2.20%	3.90%
Nonperforming assets	$8,449	$11,375	$6,551	$12,393	$19,464	$19,142	$34,399
HERITAGE COMMERCE CORP CAPITAL RATIOS:(9)
Total risk-based	13.0%	15.4%	13.9%	15.3%	16.2%	21.9%	20.9%
Tier 1 risk-based	11.7%	14.2%	12.6%	14.0%	15.0%	20.6%	19.7%
Common equity Tier 1 risk-based	10.4%	N/A	N/A	N/A	N/A	N/A	N/A
Leverage	10.5%	11.9%	10.6%	11.2%	11.5%	15.3%	14.1%

Notes:

(1)
Represents distributed and undistributed earnings (loss) allocated to common shareholders, divided by the average number of shares of common stock outstanding for the respective period.

(2)
Represents distributed and undistributed earnings (loss) allocated to common shareholders, divided by the average number of shares of common stock and common stock equivalents outstanding for the respective period.

(3)
Represents shareholders' equity minus preferred stock divided by the number of shares of common stock outstanding at the end of the period indicated.

(4)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at the end of period indicated.

(5)
Represents shareholders' equity minus preferred stock, minus goodwill and other intangible assets divided by the number of shares of common stock outstanding at the end of period indicated, assuming 21,004 shares of Series C preferred stock were converted into 5,601,000 shares of common stock.

(6)
Assumes 21,004 shares of Series C preferred stock were converted into 5,601,000 shares of common stock at the end of the period indicated.

(7)
Average balances used in this table are based on daily averages.

(8)
Average loans and total loans exclude loans held-for-sale.

(9)
The capital ratios at March 31, 2015 are based on the Basel III regulatory requirements; the capital ratios for all of the prior periods are based on the Basel I regulatory requirements.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR FOCUS BANK

        The following table summarizes the consolidated financial results of Focus Bank for the periods and at the dates indicated and should be read in conjunction with Focus Bank's consolidated financial statements included in Appendix E and Appendix F of this joint proxy statement/prospectus. Financial amounts as of and for the three months ended March 31, 2015 and 2014 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and the management of Focus Bank believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2015 and 2014 indicate results for any future period.

	(Unaudited) At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income	$2,625	$2,206	$9,432	$7,445	$6,531	$5,275	$4,419
Interest expense	152	183	686	642	442	428	564

Net interest income before provision for loan losses	2,473	2,023	8,746	6,803	6,089	4,847	3,855
Provision (credit) for loan losses	50	100	300	—	—	—	(200)

Net interest income after provision for loan losses	2,423	1,923	8,446	6,803	6,089	4,847	4,055
Noninterest income	1,193	525	1,923	1,578	1,159	1,027	466
Noninterest expense	2,934	2,048	8,546	7,014	5,964	5,211	4,724

Income (loss) before income taxes	682	400	1,823	1,367	1,284	663	(203)
Income tax expense (benefit)	279	147	666	498	(2,174)	62	—

Net income (loss)	$403	$253	$1,157	$869	$3,458	$601	$(203)

PER COMMON SHARE DATA:
Basic net income (loss)(1)	$0.14	$0.09	$0.40	$0.30	$1.19	$0.21	$(0.07)
Diluted net income (loss)(2)	$0.13	$0.09	$0.39	$0.30	$1.18	$0.21	$(0.07)
Book value per common share(3)	$9.69	$9.23	$9.49	$9.10	$8.97	$7.76	$7.40
Tangible book value per common share(4)	$9.69	$9.23	$9.49	$9.10	$8.97	$7.76	$7.40
Weighted average number of shares outstanding—basic	2,929,282	2,915,913	2,922,893	2,912,175	2,902,885	2,888,112	2,887,500
Weighted average number of shares outstanding—diluted	3,011,228	2,951,960	2,958,614	2,944,437	2,926,213	2,908,250	2,887,500
Shares outstanding at period end	3,001,722	2,935,930	3,001,722	2,934,930	2,919,406	2,914,517	2,905,350
BALANCE SHEET DATA:
Securities (available-for sale and held-to-maturity)	$67,973	$72,253	$71,086	$63,293	$29,368	$26,205	$29,994
Net loans	$177,977	$147,376	$179,730	$137,794	$116,871	$94,897	$63,984
Allowance for loan losses	$2,730	$2,524	$2,679	$2,548	$2,545	$2,541	$2,541
Total assets	$397,105	$335,986	$391,283	$312,659	$213,435	$168,524	$131,898
Total deposits	$367,160	$307,881	$361,310	$285,015	$186,360	$145,182	$109,806
Total shareholders' equity	$29,092	$27,113	$28,493	$26,695	$26,195	$22,626	$21,491
SELECTED PERFORMANCE RATIOS:(5)
Return (loss) on average assets	0.42%	0.32%	0.32%	0.33%	1.95%	0.42%	–0.17%
Return (loss) on average tangible assets	0.42%	0.32%	0.32%	0.33%	1.95%	0.42%	–0.17%
Return (loss) on average equity	5.66%	3.79%	4.16%	3.28%	14.47%	2.72%	–0.85%
Return (loss) on average tangible equity	5.66%	3.79%	4.16%	3.28%	14.47%	2.72%	–0.85%
Net interest margin (fully tax equivalent)	2.86%	2.76%	2.61%	2.80%	3.62%	3.46%	3.30%
Average net loans as a percentage of average deposits	52.65%	48.67%	45.83%	52.02%	69.51%	65.64%	43.79%
Average total shareholders' equity as a percentage of average total assets	7.49%	8.39%	7.63%	10.14%	13.46%	15.42%	17.88%
SELECTED ASSET QUALITY DATA:
Annualized net charge-offs (recoveries) to average loans	0.00%	0.34%	0.11%	0.00%	0.00%	0.00%	–0.47%
Allowance for loan losses to total loans	1.51%	1.68%	1.47%	1.82%	2.13%	2.61%	3.82%
Nonperforming loans to total loans	0.00%	0.14%	0.00%	0.80%	0.00%	0.09%	0.13%
Nonperforming assets	$—	$215	$574	$1,122	$—	$83	$86
FOCUS BUSINESS BANK CAPITAL RATIOS:(6)
Total risk-based	15.4%	13.6%	14.7%	14.8%	18.1%	20.8%	28.5%
Tier 1 risk-based	14.1%	12.4%	13.5%	13.6%	16.8%	19.5%	27.2%
Common equity Tier 1 risk-based	14.1%	N/A	N/A	N/A	N/A	N/A	N/A
Leverage	7.5%	7.9%	7.1%	8.5%	11.8%	13.8%	16.5%

Notes:

(1)
Represents net income (loss) divided by the average number of shares of common stock outstanding for the respective period.

(2)
Represents net income (loss) divided by the average number of shares of common stock and common stock equivalents outstanding for the respective period.

(3)
Represents shareholders' equity divided by the number of shares of common stock outstanding at the end of the period indicated.

(4)
Represents shareholders' equity minus intangible assets divided by the number of shares of common stock outstanding at the end of period indicated.

(5)
Average balances used in this table are based on daily averages.

(6)
The capital ratios at March 31, 2015 are based on the Basel III regulatory requirements; the capital ratios for all of the prior periods are based on the Basel I regulatory requirements.

 UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        The following table shows per common share data regarding basic and diluted earnings, cash dividends, and book value for (a) Heritage and Focus Bank on a historical basis, (b) Heritage on a pro forma combined basis, and (c) Focus Bank on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger had been completed on January 1, 2014. The pro forma book value per share information was computed as if the merger had been completed on the dates presented.

        The information in the following table is based on, and should be read together with, the condensed pro forma combined consolidated financial information that appears elsewhere in this joint proxy statement/prospectus, the historical consolidated financial information that Heritage has presented in its prior filings with the SEC and the historical consolidated financial information of Focus Bank that are included elsewhere in this joint proxy statement/prospectus. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger costs that are reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet), or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page [*].

				Focus Business Bank Pro Forma Equivalent Per Share(1)
	Historical		Heritage Commerce Corp Pro Forma Combined
	Heritage Commerce Corp	Focus Business Bank
	(Dollars in thousands)
Per Common Share Data:
Basic Earnings(2)
For the Three months ended March 31, 2015	$0.13	$0.14	$0.12	$0.22
For the Year ended December 31, 2014	$0.42	$0.40	$0.38	$0.69
Diluted Earnings(3)
For the Three months ended March 31, 2015	$0.13	$0.13	$0.12	$0.22
For the Year ended December 31, 2014	$0.42	$0.39	$0.37	$0.67
Cash Dividends Paid(4)
For the Three months ended March 31, 2015	$0.08	—	$0.08	$0.15
For the Year ended December 31, 2014	$0.18	—	$0.18	$0.33
Book Value
As of March 31, 2015	$6.31	$9.69	$6.77	$12.34
As of December 31, 2014	$6.22	$9.49	$6.70	$12.21

(1)
Computed by multiplying the "Heritage Pro Forma Combined" amounts by the exchange ratio of 1.8235.

(2)
Based on pro forma basic weighted average common shares outstanding of 31,983,363 and 31,864,255 as of March 31, 2015 and December 31, 2014, respectively. Such pro forma share amounts are based on (a) 26,509,723 and 26,390,615 basic weighted average common shares outstanding of Heritage common stock for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, plus (b) the product of (x) the exchange ratio of 1.8235 and (y) 3,001,722 common shares outstanding of Focus Bank common stock at March 31, 2015 and December 31, 2014.

(3)
Based on pro forma diluted weighted average common shares outstanding of 32,153,893 and 31,999,922 as of March 31, 2015 and December 31, 2014, respectively. Such pro forma share amounts are based on (a) 26,680,253 and 26,526,282 diluted weighted average common shares outstanding of Heritage common stock for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, plus (b) the product of (x) the exchange ratio of 1.8235 and (y) 3,001,722 common shares outstanding of Focus Bank common stock at March 31, 2015 and December 31, 2014.

(4)
"Heritage Pro Forma Combined" cash dividends paid are based only upon Heritage's historical amounts.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of Heritage common stock, which trades on the NASDAQ Global Select Market under the symbol "HTBK," and Focus Bank common stock, which trades on the Over-the-Counter Bulletin Board trading system under the symbol "FCSB."

	Heritage Commerce Corp					Focus Business Bank
	Stock Price					Stock Price
					Dividend Per Share					Dividend Per Share
	High		Low			High		Low
2015
Second quarter (through [*] [*], 2015)	$	[*]	$	[*]	$0.08	$	[*]	$	[*]	—
First quarter		$9.14		$8.21	$0.08		$10.00		$9.21	—
2014
Fourth quarter		$8.98		$8.24	$0.05		$9.60		$9.26	—
Third quarter		$8.46		$7.94	$0.05		$9.70		$8.88	—
Second quarter		$8.31		$7.77	$0.04		$9.25		$8.81	—
First quarter		$8.38		$7.81	$0.04		$9.20		$8.56	—
2013
Fourth quarter		$8.33		$7.20	$0.03		$9.45		$8.65	—
Third quarter		$7.65		$6.85	$0.03		$9.45		$8.33	—
Second quarter		$7.08		$6.36	—		$8.57		$8.00	—
First quarter		$7.03		$6.42	—		$8.57		$7.24	—

        The following table sets forth the closing sale prices per share of Heritage common stock and Focus Bank common stock on April 22, 2015, the last trading day before the public announcement of the signing of the merger agreement, and on [*] [*], 2015, the latest practicable date before the date of this joint proxy statement/prospectus. The following table also includes the equivalent market value per share of Focus Bank common stock on April 22, 2015 and [*] [*], 2015, determined by multiplying the closing share price of Heritage common stock on such dates by the exchange ratio for the merger of 1.8235.

	Heritage Commerce Corp		Focus Business Bank		Equivalent Market Value Per Share of Focus Business Bank
[*] [*], 2015	$	[*]	$	[*]	$	[*]
April 22, 2015		$9.00		$10.00		$16.41

 UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL INFORMATION

        The following unaudited pro forma combined condensed financial information are based on the separate historical financial statements of Heritage and Focus Bank, the merger and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information. The unaudited pro forma combined condensed balance sheet as of March 31, 2015 is presented as if the merger had occurred on March 31, 2015. The unaudited pro forma combined condensed statements of earnings for the year ended December 31, 2014 and the three months ended March 31, 2015 are presented as if the merger had occurred on January 1, 2014. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting for business combinations under U.S. generally accepted accounting standards. Heritage is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Focus Bank to conform to the presentation in Heritage's financial statements.

        A final determination of the acquisition consideration and fair values of Focus Bank's assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Focus Bank that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial information presented below and could result in a material change in amortization of acquired intangible assets.

        In connection with the plan to integrate the operations of Heritage and Focus Bank following the completion of the merger, Heritage anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, will be incurred. Heritage is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of Heritage and Focus Bank, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed statements of earnings do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma combined condensed statements of earnings were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

        The actual amounts recorded as of the completion of the merger may differ materially from the information presented in the unaudited pro forma combined condensed financial information as a result of:

  •
  changes in the trading price for Heritage's common stock;

  •
  net cash used or generated in the operations of Focus Bank and Heritage between the signing of the merger agreement and completion of the merger;

  •
  changes in the fair values of the assets and liabilities of Focus Bank and Heritage;

  •
  other changes in net assets of Focus Bank and Heritage that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

  •
  changes in the financial results of both Heritage and Focus from the period April 1, 2015 to consummation of the merger.

        The unaudited pro forma combined condensed financial information is provided for informational purposes only. The unaudited pro forma combined condensed financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial information should be read together with:

  •
  the accompanying notes to the unaudited pro forma combined condensed financial information;

  •
  Heritage's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in Heritage's Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference in this joint proxy statement/prospectus;

  •
  Focus Bank's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in this joint proxy statement/prospectus;

  •
  Heritage's separate unaudited historical condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2015 included in Heritage's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, incorporated by reference in this joint proxy statement/prospectus; and

  •
  Focus Bank's separate unaudited historical condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2015, included in this joint proxy statement/prospectus.

        You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

 HERITAGE COMMERCE CORP AND FOCUS BUSINESS BANK
PRO FORMA COMBINED CONDENSED BALANCE SHEET (Unaudited)

	March 31, 2015
	Heritage Commerce Corp	Focus Business Bank	Adjustments		Pro Forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$27,388	$23,855	$(5,567)	(a)	$45,676
Federal funds sold and interest-bearing deposits in other financial institutions	124,388	94,602	—		218,990

Total cash and cash equivalents	151,776	118,457	(5,567)		264,666
Time certificates of deposits in other financial institutions	—	21,687	—		21,687
Securities available-for-sale, at fair value	200,768	44,862	—		245,630
Securities held-to-maturity, at amortized cost	94,588	23,111	367	(b)	118,066
Loans held-for-sale—SBA, at lower of cost or fair value, including deferred costs	1,390	—	—		1,390
Loans, net of deferred fees	1,101,991	180,707	(4,833)	(c)	1,277,865
Allowance for loan losses	(18,554)	(2,730)	2,730	(d)	(18,554)

Loans, net	1,083,437	177,977	(2,103)		1,259,311
Federal Home Loan Bank and Federal Reserve
Bank stock, at cost	10,618	—	—		10,618
Company owned life insurance	51,657	6,117	—		57,774
Premises and equipment, net	7,340	223	—		7,563
Goodwill	13,054	—	23,447	(e)	36,501
Other intangible assets	3,087	—	5,449	(f)	8,536
Accrued interest receivable and other assets	35,172	4,671	(1,422)	(g)	38,421

Total assets	$1,652,887	$397,105	$20,171		$2,070,163

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand, noninterest-bearing	$544,339	$107,562	$—		$651,901
Demand, interest-bearing	241,477	185,257	—		426,734
Savings and money market	380,486	50,891	—		431,377
Time deposits—under $250	55,747	11,554	—		67,301
Time deposits—$250 and over	163,066	11,896	—		174,962
Time deposits—brokered	28,126	—	—		28,126
CDARS—money market and time deposits	10,408	—	—		10,408

Total deposits	1,423,649	367,160	—		1,790,809
Accrued interest payable and other liabilities	42,461	853	—		43,314

Total liabilities	1,466,110	368,013	—		1,834,123
Shareholders' equity:
Preferred stock	19,519	—	—		19,519
Common stock	133,992	30,532	18,731	(h)	183,255
Retained earnings	34,583	(1,462)	1,462	(i)	34,583
Accumulated other comprehensive loss	(1,317)	22	(22)	(j)	(1,317)

Total shareholders' equity	186,777	29,092	20,171		236,040

Total liabilities and shareholders' equity	$1,652,887	$397,105	$20,171		$2,070,163

See Notes to Pro Forma Combined Condensed Consolidated Financial Information

 HERITAGE COMMERCE CORP AND FOCUS BUSINESS BANK
PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME (Unaudited)

	Three Months Ended March 31, 2015
	Heritage Commerce Corp	Focus Business Bank	Adjustments		Pro Forma Combined
	(Dollars in thousands, except per share data)
Interest income:
Loans, including fees	$15,004	$2,314	$47	(a)	$17,365
Securities, taxable	1,779	176	(9)	(b)	1,946
Securities, non-taxable	506	45	—		551
Federal funds sold and interest-bearing deposits in other financial institutions	77	90	—		167

Total interest income	17,366	2,625	38		20,029

Interest expense:
Deposits	508	152	—		660

Total interest expense	508	152	—		660

Net interest income before provision for loan losses	16,858	2,473	38		19,369
Provision (credit) for loan losses	(60)	50	—		(10)

Net interest income after provision for loan losses	16,918	2,423	38		19,379

Noninterest income:
Service charges and fees on deposit accounts	623	102	—		725
Increase in cash surrender value of life insurance	400	11	—		411
Servicing income	306	(12)	—		294
Gain on sales of SBA loans	207	910	(2)	(c)	1,115
Gain on sales of securities	—	2	—		2
Other	390	180	—		570

Total noninterest income	1,926	1,193	(2)		3,117

Noninterest expense:
Salaries and employee benefits	8,042	1,654	—		9,696
Occupancy and equipment	1,045	176	—		1,221
Software subscriptions	327	70	—		397
Data processing	303	137	—		440
Insurance expense	291	19	—		310
FDIC deposit insurance premiums	239	64	—		303
Correspondent bank charges	236	7	—		243
Advertising and promotion	211	86	—		297
Professional fees	95	331	—		426
Foreclosed assets, net	(170)	—	—		(170)
Other	1,657	390	248	(d)	2,295

Total noninterest expense	12,276	2,934	248		15,458

Income before income taxes	6,568	682	(212)		7,038
Income tax expense	2,430	279	(85)	(e)	2,624

Net income	4,138	403	(127)		4,414
Dividends on preferred stock	(448)	—	—		(448)

Net income available to common shareholders	3,690	403	(127)		3,966
Less: undistributed earnings allocated to Series C preferred stock	(274)	—	64	(f)	(210)

Distributed and undistributed earnings allocated to common shareholders	$3,416	$403	$(63)		$3,756

Earnings per common share:
Basic	$0.13	$0.14	N/A		$0.12
Diluted	$0.13	$0.13	N/A		$0.12
Weighted average common shares outstanding—basic	26,509,723	2,929,282	2,544,358	(g)	31,983,363
Weighted average common shares outstanding—diluted	26,680,253	3,011,228	2,462,412	(g)	32,153,893

See Notes to Pro Forma Combined Condensed Consolidated Financial Information

 HERITAGE COMMERCE CORP AND FOCUS BUSINESS BANK
PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME (Unaudited)

	Year Ended December 31, 2014
	Heritage Commerce Corp	Focus Business Bank	Adjustments		Pro Forma Combined
	(Dollars in thousands, except for per share data)
Interest income:
Loans, including fees	$49,207	$7,859	$190	(a)	$57,256
Securities, taxable	7,810	1,022	(36)	(b)	8,796
Securities, non-taxable	2,025	227	—		2,252
Federal funds sold and interest-bearing deposits in other financial institutions	214	324	—		538

Total interest income	59,256	9,432	154		68,842

Interest expense:
Deposits	2,032	686	—		2,718
Short-term borrowings	121	—	—		121

Total interest expense	2,153	686	—		2,839

Net interest income before provision for loan losses	57,103	8,746	154		66,003
Provision (credit) for loan losses	(338)	300	—		(38)

Net interest income after provision for loan losses	57,441	8,446	154		66,041

Noninterest income:
Service charges and fees on deposit accounts	2,519	350	—		2,869
Increase in cash surrender value of life insurance	1,600	103	—		1,703
Servicing income	1,296	203	(9)	(c)	1,490
Gain on sales of SBA loans	971	1,082	—		2,053
Gain on sales of securities	97	125	—		222
Other	1,263	60	—		1,323

Total noninterest income	7,746	1,923	(9)		9,660

Noninterest expense:
Salaries and employee benefits	26,250	4,507	—		30,757
Occupancy and equipment	4,059	705	—		4,764
Professional fees	1,891	1,040	—		2,931
Insurance expense	1,126	48	—		1,174
Software subscriptions	999	179	—		1,178
Data processing	969	444	—		1,413
Bay View Funding acquisition and integration related costs	895	—	—		895
FDIC deposit insurance premiums	892	224	—		1,116
Correspondent bank charges	760	31	—		791
Foreclosed assets, net	53	57	—		110
Other	6,328	1,311	991	(d)	8,630

Total noninterest expense	44,222	8,546	991		53,759

Income before income taxes	20,965	1,823	(846)		21,942
Income tax expense	7,538	666	(338)	(e)	7,866

Net income	13,427	1,157	(508)		14,076
Dividends on preferred stock	(1,008)	—	—		(1,008)

Net income available to common shareholders	12,419	1,157	(508)		13,068
Less: undistributed earnings allocated to Series C preferred stock	(1,342)	—	246	(f)	(1,096)

Distributed and undistributed earnings allocated to common shareholders	$11,077	$1,157	$(262)		$11,972

Earnings per common share:
Basic	$0.42	$0.40	N/A		$0.38
Diluted	$0.42	$0.39	N/A		$0.37
Weighted average common shares outstanding—basic	26,390,615	2,922,893	2,550,747	(g)	31,864,255
Weighted average common shares outstanding—diluted	26,526,282	2,958,614	2,515,026	(g)	31,999,922

See Notes to Pro Forma Combined Condensed Consolidated Financial Information

 HERITAGE COMMERCE CORP AND FOCUS BUSINESS BANK
NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

(1)   Basis of Presentation

  The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical balance sheet and statements of income of Heritage Commerce Corp resulting from the pending Focus Business Bank merger under the acquisition method of accounting as required by the Financial Accounting Standards Board ("FASB") accounting guidance on business combinations. Acquisition accounting requires that the assets purchased, the liabilities assumed and non-controlling interest all be reported in the acquirer's financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill at the close of business on the transaction date. The unaudited pro forma combined condensed consolidated balance sheet combines the historical financial information of Heritage Commerce Corp and Focus Business Bank as of March 31, 2015, and assumes that the merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 2015 and for the year ended December 31, 2014 give effect to the pending Heritage Commerce Corp and Focus Business Bank merger as if the transaction had been completed on January 1, 2014.

  Since the transaction is being recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for loan losses is carried over to Heritage Commerce Corp's balance sheet. In addition, certain nonrecurring costs associated with the pending mergers such as potential severance, professional fees, legal fees and conversion-related expenditures are expensed as incurred and not reflected in the unaudited pro forma combined condensed consolidated statements of income.

  While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma consolidated statements of income for the three months ended March 31, 2015, and for the year ended December 31, 2014, Heritage Commerce Corp assumed no adjustments to the historical amount of Focus Business Bank's provision for loan losses.

(2)   Accounting Policies and Financial Statement Classifications

  The accounting policies of Focus Business Bank are in the process of being reviewed in detail by Heritage Commerce Corp. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

(3)   Merger and Acquisition Integration Costs

  In connection with the Focus Business Bank merger, the plan to integrate the operations of Focus Business Bank is still being developed. The specific details of the plan to integrate the operations of Heritage Commerce Corp and Focus Business Bank will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where Heritage Commerce Corp may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. Heritage Commerce Corp also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the cost will be recorded based on the nature of the cost and the timing of these integration actions.

  No such costs were considered in the accompanying unaudited pro forma combined condensed consolidated statements of income.

(4)   Estimated Annual Cost Savings or Revenue Opportunities

  While Heritage Commerce Corp expects to realize cost savings from the pending Focus Business Bank merger, the pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. Further, there can be no assurance the cost savings will be achieved in the amount, manner or timing currently contemplated.

(5)   Pro Forma Adjustments to Combined Condensed Consolidated Balance Sheet at March 31, 2015

  The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated balance sheet at March 31, 2015. All adjustments are based on current assumptions and valuations, which are subject to change.

			March 31, 2015
			(Dollars in thousands)
(a)	Cash paid for Focus Business Bank in-the-money stock options		$(5,567)

(b)	Adjust the Focus Business Bank securities portfolio to fair value		$367

(c)	Adjust the Focus Business Bank loan portfolio to fair value		$(4,833)

(d)	Eliminate the Focus Business Bank allowance for loan losses		$2,730

(e)	Goodwill created from the transaction:
	Assets acquired		$397,105
	Less: liabilities assumed		(368,013)
	Purchase accounting adjustments:
	Adjust the securities portfolio to fair value	$367
	Adjust the loan portfolio to fair value	(4,833)
	Eliminate the Focus Business Bank allowance for loan losses	2,730
	Customer deposit intangible	5,449
	Adjust the servicing asset to fair value	105

	Total pre-tax adjustments	3,818
	Less: deferred income taxes	(1,527)

	Total after-tax adjustments		2,291

	Net assets acquired		$31,383

	Purchase price		$54,830
	Less: net assets acquired		(31,383)

	Goodwill created from transaction		$23,447

(f)	Customer deposit intangible created from the transaction		$5,449

(g)	Other assets:
	Adjust the Focus Business Bank servicing asset to fair value		$105
	Deferred income taxes on purchase accounting adjustments		(1,527)

	Other assets adjustment		$(1,422)

(h)	Common stock
	Eliminate Focus Business Bank common stock		$(30,532)
	Heritage Commerce Corp common stock issued to Focus Business Bank shareholders (with stock price equal to $9.00 on April 22, 2015 the day preceding the deal announcement and issued at an exchange ratio of 1.8235 Shares of Heritage Commerce Corp common stock)		49,263

	Common stock adjustment		$18,731

(i)	Eliminate Focus Business Bank retained earnings		$1,462

(j)	Eliminate Focus Business Bank other comprehensive loss		$(22)

(6)   Pro Forma Adjustments to Combined Condensed Consolidated Statement of Income for the Three Months Ended March 31, 2015

  The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated statement of income for the three months ended March 31, 2015. All adjustments are based on current assumptions and valuations, which are subject to change.

			For the Three Months Ended March 31, 2015
			(Dollars in thousands)
(a)	Loan interest rate mark adjustment		$949
	Accreted over 5 years (60 months)	/	60

	Monthly income accretion		16
	Three months accretion	X	3

	Loan interest income adjustment		$47

(b)	Securities fair value adjustment		$(108)
	Amortized over 3 years (36 months)	/	36

	Monthly expense amortization		(3)
	Three months amortization	X	3

	Securities interest rate adjustment		$(9)

(c)	Servicing asset mark adjustment		$(105)
	Amortized over 12 years (144 months)	/	144

	Monthly expense amortization		(1)
	Three months amortization	X	3

	Servicing asset income adjustment		$(2)

(d)	Core deposit intangible created from the transaction		$5,449
	Amortized over 10 years on the sum of the years digits basis	X	10
	Sum of the years digits basis	/	55

	First full year amortization		991
	Quarterly amortization factor	/	4

	Core deposit intangible expense adjustment		$248

(e)	Income tax expense on pre-tax adjustments		$(85)
(f)	Heritage Commerce Corp weighted average common shares outstanding—basic		26,509,723
	Heritage Commerce Corp Series C preferred stock shares outstanding (as converted to common stock)		5,601,000
	Heritage Commerce Corp common stock issued to Focus Business Bank shareholders		5,473,640

	Pro forma combined weighted average common shares outstanding—basic, assuming Series C preferred stock was converted into common stock		37,584,363

	Heritage Commerce Corp Series C preferred stock shares outstanding (as converted to common stock)		5,601,000
	Pro forma combined weighted average common shares outstanding—basic, assuming Series C preferred stock was converted into common stock	/	37,584,363
	Earnings allocated to Series C preferred stock factor		0.15
	Pro forma combined net income	X	$4,414

	Pro forma combined earnings allocated to Series C preferred stock		658
	Less dividends on Series C preferred stock		(448)

	Pro forma combined distributed and undistributed earnings allocated to common shareholders		210
	Less Heritage Commerce Corp undistributed earnings allocated to Series C preferred stock		(274)

	Undistributed earnings allocated to Series C preferred stock adjustment		$64

(g)	Heritage Commerce Corp common stock issued to Focus Business Bank shareholders		5,473,640
	Eliminate Focus Business Bank weighted average common shares outstanding for basic earnings per common share		(2,929,282)

	Adjustment to shares used in computing basic earnings per common share		2,544,358

	Heritage Commerce Corp common stock issued to Focus Business Bank shareholders		5,473,640
	Eliminate Focus Business Bank weighted average common shares outstanding for diluted earnings per common share		(3,011,228)

	Adjustment to shares used in computing diluted earnings per common share		2,462,412

(7)   Pro Forma Adjustments to Combined Condensed Consolidated Statement of Income for the Year Ended December 31, 2014

  The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2014. All adjustments are based on current assumptions and valuations, which are subject to change.

			For the Year Ended December 31, 2014
			(Dollars in thousands)
(a)	Loan interest rate mark adjustment		$949
	Accreted over 5 years (60 months)	/	60

	Monthly income accretion		16
	Twelve months accretion	X	12

	Loan interest income adjustment		$190

(b)	Securities fair value adjustment		$(108)
	Amortized over 3 years (36 months)	/	36

	Monthly expense amortization		(3)
	Twelve months amortization	X	12

	Securities interest rate adjustment		$(36)

(c)	Servicing asset mark adjustment		$(105)
	Amortized over 12 years (144 months)	/	144

	Monthly expense amortization		(1)
	Twelve months amortization	X	12

	Servicing asset income adjustment		$(9)

(d)	Core deposit intangible created from the transaction		$5,449
	Amortized over 10 years on the sum of the years digits basis	X	10
	Sum of the years digits basis	/	55

	Core deposit intangible expense adjustment		$991

(e)	Income tax expense on pre-tax adjustments		$(338)
(f)	Heritage Commerce Corp weighted average common shares outstanding—basic		26,390,615
	Heritage Commerce Corp Series C preferred stock shares outstanding (as converted to common stock)		5,601,000
	Heritage Commerce Corp common stock issued to Focus Business Bank shareholders		5,473,640

	Pro forma combined weighted average common shares outstanding—basic, assuming Series C preferred stock was converted into common stock		37,465,255

	Heritage Commerce Corp Series C preferred stock shares outstanding (as converted to common stock)		5,601,000
	Pro forma combined weighted average common shares outstanding—basic, assuming Series C preferred stock was converted into common stock	/	37,465,255
	Earnings allocated to Series C preferred stock factor		0.15
	Pro forma combined net income	X	$14,076

	Pro forma combined earnings allocated to Series C preferred stock		2,104
	Less dividends on Series C preferred stock		(1,008)

	Pro forma combined distributed and undistributed earnings allocated to common shareholders		1,096
	Less Heritage Commerce Corp undistributed earnings allocated to Series C preferred stock		(1,342)

	Undistributed earnings allocated to Series C preferred stock adjustment		$246

(g)	Heritage Commerce Corp common stock issued to Focus Business Bank shareholders		5,473,640
	Eliminate Focus Business Bank weighted average common shares outstanding for basic earnings per common share		(2,922,893)

	Adjustment to shares used in computing basic earnings per common share		2,550,747

	Heritage Commerce Corp common stock issued to Focus Business Bank shareholders		5,473,640
	Eliminate Focus Business Bank weighted average common shares outstanding for diluted earnings per common share		(2,958,614)

	Adjustment to shares used in computing diluted earnings per common share		2,515,026

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Heritage's and Focus Bank's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects," "projections" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may," or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and Heritage and Focus Bank assume no duty to update forward-looking statements.

        In addition to factors previously disclosed in Heritage's reports filed with the SEC and those identified elsewhere in this joint proxy statement/prospectus (including the section entitled "Risk Factors" beginning on page [*]), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

  •
  the ability to complete the proposed transaction, including obtaining regulatory approvals and approval by the shareholders of Heritage and Focus Bank;

  •
  the ability to successfully integrate Heritage and Focus Bank, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all;

  •
  business disruption following the merger;

  •
  diversion of management's attention from ongoing business operations and opportunities;

  •
  customer acceptance of Heritage's and Focus Bank's products and services;

  •
  the possibility that the cost of additional capital may be more than expected;

  •
  the possibility that a change in the interest rate environment may reduce net interest margins;

  •
  general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected;

  •
  customer borrowing, repayment, investment and deposit practices;

  •
  the introduction, withdrawal, success and timing of business initiatives;

  •
  credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for loan losses and a reduction in net earnings;

  •
  increased competitive pressure among depository institutions;

  •
  the outcome of any legal proceedings that are or may be instituted against Heritage or Focus Bank;

  •
  liquidity risk affecting Heritage's, HBC's and Focus Bank's ability to meet their obligations when they come due;

  •
  changes in market factors that may affect the value of traded instruments in "mark-to-market" portfolios;

  •
  greater than expected noninterest expenses;

  •
  excessive loan losses; and

  •
  other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption entitled "Cautionary Statement Regarding Forward-Looking Statements," Focus Bank shareholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger and approval and adoption of the merger agreement, and Heritage shareholders should carefully consider the following risks in deciding whether to vote for approval of the issuance of the shares of Heritage common stock in the merger. Please see the sections entitled "Where You Can Find More Information" beginning on page i and "Incorporation of Certain Documents by Reference" beginning on page [*].

Because the exchange ratio of 1.8235 is fixed and will not adjust in the event of changes in the price of either Heritage's or Focus Bank's common stock, the value of the merger consideration is subject to change.

        The merger agreement provides that each share of Focus Bank common stock will be converted into the right to receive 1.8235 shares of Heritage common stock upon completion of the merger. The exchange ratio is fixed. No adjustments to this exchange ratio will be made based on changes in the price of either Heritage common stock or Focus Bank common stock prior to the completion of the merger. Changes in stock prices may result from a variety of factors, including, among others, general market and economic conditions, changes in Heritage and/or Focus Bank's respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are uncertain and beyond the control of Heritage or Focus Bank.

        As a result of any such changes in stock prices, the market value of the shares of Heritage common stock that a Focus Bank shareholder will receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the Heritage special meeting, the date of the Focus Bank special meeting, or the date on which such Focus Bank shareholder actually receives its shares of Heritage common stock. For example, based on the range of closing prices of Heritage common stock during the period from April 22, 2015 the last trading day before Heritage and Focus Bank announced that they had entered into the merger agreement, through [*] [*], 2015, the latest practicable date before the printing of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $[*] to a high of $[*] for each share of Focus Bank common stock. Accordingly, at the time of the Heritage special meeting or the Focus Bank special meeting, as the case may be, neither the Heritage shareholders nor the Focus Bank shareholders, as the case may be, will know or be able to calculate the exact market value of the consideration the Focus Bank shareholders will receive upon completion of the merger. Focus Bank shareholders should obtain current market quotations for shares of Heritage common stock before voting their shares at the Focus Bank special meeting.

Heritage shareholders and Focus Bank shareholders will experience dilution as a result of the merger; Focus Bank shareholders will exercise less influence over the management of Heritage.

        In connection with the merger, Focus Bank shareholders will receive 1.8235 shares of Heritage common stock in exchange for each share of Focus Bank common stock (except with respect to fractional shares) pursuant to the terms of the merger agreement. As a consequence, the shareholders of Heritage and Focus Bank will both experience dilution in their ownership percentage and voting power in Heritage following the merger. If the merger is consummated and based upon the exchange ratio of 1.8235, current Focus Bank common stock shareholders will own approximately 14.6% of Heritage's common stock, on a fully diluted basis. Accordingly, while Heritage shareholders will still own a majority of the outstanding voting stock of the combined company after the merger, their interests will be diluted.

        Focus Bank shareholders currently have the right to vote in the election of directors of Focus Bank and other matters affecting Focus Bank. Because each Focus Bank shareholder who receives shares of Heritage common stock will become a shareholder of Heritage with a percentage ownership of Heritage that is smaller than such shareholder's percentage ownership of Focus Bank, Focus Bank shareholders will have less influence on the management and policies of Heritage than they now have on the management and polices of Focus Bank.

The market price for Heritage common stock may be affected by factors different from those that historically have affected Focus Bank.

        Upon completion of the merger, holders of Focus Bank common stock will become holders of Heritage common stock. Heritage's business differs from that of Focus Bank, and accordingly the results of operations of Heritage will be affected by some factors that are different from those currently affecting the results of operations of Focus Bank. For a discussion of the business of Heritage and some important factors to consider in connection with its business, see the section entitled "Information About the Companies" beginning on page [*] and the documents incorporated by reference in this joint proxy statement/prospectus and referred to under the section entitled "Where You Can Find More Information" beginning on page i.

Heritage may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Heritage's ability to combine the businesses of Heritage and Focus Bank. If Heritage is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        Heritage and Focus Bank have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Heritage or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Heritage could choose to discontinue their relationships with the combined company post-merger, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Heritage and Focus Bank during the pre-merger period and for an undetermined time after the consummation of the merger.

Heritage, Heritage Bank of Commerce and Focus Bank will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect their respective businesses.

        The parties' efforts to complete the merger could cause substantial disruptions in Heritage's, Heritage Bank of Commerce's and/or Focus Bank's respective businesses, which could have an adverse effect on their respective financial results. Among other things, uncertainty as to whether the merger will be completed may affect the ability of each of the parties to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the merger is pending because employees may experience uncertainty about their future roles with the combined company.

        Uncertainty as to the future could adversely affect Heritage's, Heritage Bank of Commerce's and/or Focus Bank's respective businesses, reputation and relationships with potential depositors, borrowers and vendors. For example, vendors, customers and others who deal with Heritage, Heritage Bank of Commerce or Focus Bank could defer decisions concerning working with such company, or seek to change existing business relationships with such company. Further, a substantial amount of the attention of management and employees of each company is being directed toward the completion of the merger and thus is being diverted from such company's day-to-day operations because matters related to the merger (including integration planning) require substantial commitments of time and resources.

        In addition, the merger agreement restricts Focus Bank from taking certain actions without Heritage's consent while the merger is pending. These restrictions may, among other matters, prevent Focus Bank from pursuing otherwise attractive business opportunities, selling assets, changing the capital structure, entering into other transactions or making other changes to its business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Focus Bank's business, financial condition and results of operations.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Heritage following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. It is a condition to closing the merger that no regulatory approval shall contain or shall have resulted in, or reasonably be expected to result in the imposition of, any burdensome condition on the combined company following the merger.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Focus Bank shareholders, approval of the issuance of Heritage common stock in connection with the merger by Heritage shareholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Heritage common stock to be issued to Focus Bank shareholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties, the absence of a material adverse effect on either Heritage or Focus Bank, the satisfaction of certain financial tests by Focus Bank and the performance by both parties of their covenants and agreements, and the receipt by both parties of opinions from their respective legal or tax advisors. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by March 31, 2016, either Heritage or Focus Bank may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, Heritage and Focus Bank may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Focus Bank may be required to pay a termination fee of $2.74 million to Heritage. Please refer to the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page [*] for a fuller description of these circumstances.

Failure to complete the merger could negatively impact Heritage's, Heritage Bank of Commerce's and/or Focus Bank's respective businesses, financial condition, results of operations and / or stock prices.

        If the merger agreement is terminated and the merger is not completed, the ongoing businesses of Heritage, Heritage Bank of Commerce and Focus Bank may be adversely affected. The market price of Heritage's and Focus Bank's common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, Heritage and Focus Bank may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others with whom they deal, and neither Heritage nor Focus Bank would realize any of the anticipated benefits of having completed the merger. The expenses of each of Heritage and Focus Bank incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed and may not be recovered from the other party.

        Further, if the merger agreement is terminated and Focus Bank's board of directors seeks another merger or business combination, Focus Bank shareholders cannot be certain that Focus Bank will be able to find a party willing to pay the equivalent or greater consideration than that which Heritage has agreed to pay in the merger.

Focus Bank directors and executive officers may have interests in the merger different from the interests of other Focus Bank shareholders.

        The interests of some of the directors and executive officers of Focus Bank may be different from those of other Focus Bank shareholders, and directors and executive officers of Focus Bank may be participants in arrangements that are different from, or are in addition to, those of other Focus Bank shareholders. The merger would constitute a "change of control" for purposes of the Focus Bank executive employment contracts and severance payments would be due to Focus Bank executive officers if the executive officer's duties are materially changed or the executive officer is terminated (except for cause) by Heritage within twelve months of the closing date. In addition, each of Focus Bank's executive officers and directors hold equity awards. Upon completion of the merger, two Focus Bank directors mutually acceptable to Heritage and Focus Bank will be appointed to the board of directors of Heritage. Heritage and Focus Bank has tentatively determined that the two Focus Bank directors to be appointed will be J. Philip DiNapoli and Julianne Biagini-Komas. The appointment of these individuals has been tentatively approved by the Nominating and Corporate Governance Committee of the board of directors of Heritage. In addition, Heritage anticipates that Robert Gionfriddo and Teresa Powell, Focus Bank Executive Vice Presidents, will join Heritage as Executive Vice Presidents. These interests are described in more detail under the section entitled "The Merger—Interests of Focus Bank Directors and Executive Officers in the Merger" beginning on page [*].

Shares of Heritage common stock to be received by Focus Bank shareholders as a result of the merger will have rights different from the shares of Focus Bank common stock.

        Upon completion of the merger, the rights of former Focus Bank shareholders will be governed by the articles of incorporation and bylaws of Heritage. The rights associated with Focus Bank common stock are different from the rights associated with Heritage common stock, although both companies are organized under California law. Please see the section entitled "Comparison of Shareholders' Rights" beginning on page [*] for a discussion of the different rights associated with Heritage common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire Focus Bank for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Focus Bank that might result in greater value to Focus Bank's shareholders than the merger. These provisions include a general prohibition on Focus Bank from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors of Focus Bank have agreed to vote their shares of Focus Bank common stock in favor of the Focus Bank Merger proposal and the Focus Bank Adjournment proposal, and against any alternative transaction. Focus Bank also has an unqualified obligation to submit the Focus Bank Merger proposal to a vote by its shareholders, even if Focus Bank receives a proposal that its board of directors believes is superior to the merger unless the merger agreement is validly terminated. The shareholders that are party to the shareholder agreements described in this paragraph beneficially own and are entitled to vote in the aggregate approximately 25% of the outstanding shares of Focus Bank common stock as of the Focus Bank record date. In addition, Focus Bank may be required to pay Heritage a termination fee of $2.74 million in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the sections entitled "The Merger Agreement—Shareholder Agreements" beginning on page [*] and "The Merger Agreement—Termination; Termination Fee" beginning on page [*].

The combined company expects to incur substantial expenses related to the merger.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Heritage and Focus Bank have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both Heritage and Focus Bank expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The merger will result in changes to the board of directors of the combined company.

        Upon completion of the merger, the composition of the board of directors of the combined company will be different than the current boards of Heritage and Focus Bank. The Heritage board of directors currently consists of eleven directors and, upon the completion of the merger, two individuals who are currently directors of Focus Bank will be appointed by Heritage to join the Heritage board of directors. This new composition of the board of directors of the combined company may affect the future decisions of the combined company.

The unaudited pro forma combined condensed financial information included in this joint proxy statement/prospectus is illustrative and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Heritage's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to record the Focus Bank identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Focus Bank as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, please see the section entitled "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page [*].

The opinions of Focus Bank's and Heritage's financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        Focus Bank and Heritage each received a written opinion from their respective financial advisors on April 23, 2015 and April 22, 2015, respectively. Subsequent changes in the operations and prospects of Focus Bank or Heritage, general market and economic conditions and other factors that may be beyond the control of Focus Bank or Heritage, and on which Focus Bank's and Heritage financial advisors' opinions were based, may significantly alter the value of Focus Bank or the prices of the shares of Heritage common stock or Focus Bank common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Focus Bank and Heritage do not anticipate asking their respective financial advisors to update their opinions. Consequently, Focus Bank's board of directors' recommendation that Focus Bank shareholders vote "FOR" the Focus Bank Merger proposal and Heritage's board of directors' recommendation that Heritage shareholders vote "FOR" the Heritage Merger proposal are each made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Heritage and Focus Bank received from their respective financial advisors, please refer to the sections entitled "The Merger—Opinion of Financial Advisor to Focus Bank" beginning on page [*] and "The Merger—Opinion of Financial Advisor to Heritage" beginning on page [*].

INFORMATION ABOUT THE COMPANIES

Heritage Commerce Corp and Heritage Bank of Commerce

        Heritage is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of March 31, 2015, Heritage had consolidated total assets of approximately $1.7 billion, total loans of approximately $1.1 billion, total deposits of approximately $1.4 billion and shareholders' equity of approximately $186.8 million. Heritage had 251 full-time equivalent employees as of March 31, 2015.

        Heritage provides a wide range of banking services through Heritage Bank of Commerce, its wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994.

        Heritage Bank of Commerce is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay Area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley."

        On November 1, 2014, Heritage Bank of Commerce acquired BVF/CSNK Acquisition Corp., a Delaware corporation, which we refer to as BVF. Based in Santa Clara, California, BVF is the parent company of CSNK Working Capital Finance Corp, a California corporation, dba Bay View Funding, which provides business essential working capital factoring financing to various industries throughout the United States. We refer to BVF and Bay View Funding together as Bay View Funding.

        Heritage Bank of Commerce lending activities are diversified and include commercial, real estate, construction and land development, consumer and Small Business Administration guaranteed loans. It generally lends in markets where it has a physical presence through its branch offices. Heritage Bank of Commerce attracts deposits throughout its market area with a customer-oriented product mix, competitive pricing and convenient locations. It offers a wide range of deposit products for business banking and retail markets. Heritage Bank of Commerce offers a multitude of other products and services to complement its lending and deposit services.

        As a bank holding company, Heritage is subject to the supervision of the Federal Reserve. It is required to file with the Federal Reserve reports and other information regarding its business operations and the business operations of its subsidiaries. As a California chartered bank, Heritage Bank of Commerce is subject to primary supervision, periodic examination, and regulation by the Department of Business Oversight and by the Federal Reserve, as its primary federal regulator.

        Heritage's principal executive office is located at 150 Almaden Boulevard, San Jose, California 95113, telephone number: (408) 947-6900. Heritage's website is www.heritagecommercecorp.com. Heritage's website is not a part of or otherwise incorporated by reference into this joint proxy statement/prospectus.

        Heritage's stock is traded on the NASDAQ Global Select Market under the symbol "HTBK".

        Additional information about Heritage and its subsidiaries may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please also see the section entitled "Where You Can Find More Information" beginning on page i.

Focus Business Bank

        Focus Bank is a commercial bank regulated by the California Department of Business Oversight and the Federal Deposit Insurance Corporation, which we refer to as the FDIC. As of March 31, 2015, the bank had total assets of $397.1 million, total loans of $180.7 million, total deposits of $367.2 million, shareholders' equity of $29.1 million and 42 full-time equivalent employees.

        Focus Bank commenced operations on January 16, 2007. The bank was organized by a group of local business persons with a vision to create a bank catering to closely held businesses in Santa Clara County. The bank continues to provide business solutions for local businesses including deposit and cash management services and business and real estate loans. Focus Bank is also an SBA Preferred Lender, a designation it has held since 2007. Deposits at Focus Bank are FDIC-insured, up to applicable limits.

        In addition to its traditional business banking lines, Focus Bank is a leading provider of services to the condominium homeowner association ("HOA") industry. The bank specializes in cash management and payment services tailored to the needs of HOAs and the management companies that service them. Focus Bank's HOA industry expertise and the experience of its dedicated staff are key to the bank's success in this area.

        Focus Bank is also known for its commitment to public benefit companies. Besides offering a portfolio of traditional cash management and lending services, Focus Bank provides non-profit companies with resources to facilitate their success including networking and educational programs. In 2014, Focus Bank was named the Outstanding Corporate Grant Maker by the Association of Fundraising Professionals, underscoring its commitment to collaborating with non-profits on a variety of levels in support of the local community.

        Focus Bank operates from a single office at 10 Almaden Blvd., San Jose, CA 95113 whose telephone number is (408) 288-5900. Focus Bank's website is www.focusbusinessbank.com. Focus Bank's website is not a part of or otherwise incorporated by reference into this joint proxy statement/prospectus.

        Focus Bank's stock is traded on the Over-the-Counter Bulletin Board trading system under the symbol "FCSB".

FOCUS BANK SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

        The special meeting of Focus Bank shareholders will be held at its offices located at 10 Almaden Boulevard, San Jose, California at [*] p.m., Pacific time, on [*] [*], 2015. On or about [*] [*], 2015, Focus Bank commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Focus Bank special meeting.

Purpose of Focus Bank Special Meeting

        At the Focus Bank special meeting, Focus Bank shareholders will be asked to:

  •
  approve the merger and approve and adopt the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus, which is referred to as the Focus Bank Merger proposal; and

  •
  approve one or more adjournments of the Focus Bank special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Focus Bank Merger proposal, which is referred to as the Focus Bank Adjournment proposal.

Recommendation of the Focus Bank Board of Directors

        The Focus Bank board of directors unanimously recommends that you vote "FOR" the Focus Bank Merger proposal and "FOR" the Focus Bank Adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Reasons For the Merger and Recommendation of the Focus Bank Board of Directors" beginning on page [*].

        As of the Focus Bank record date, directors and executive officers of Focus Bank owned and were entitled to vote 738,899 shares of Focus Bank common stock, representing approximately 25% of the shares of Focus Bank common stock outstanding on that date. The members of the board of directors of Focus Bank have each entered into a shareholder agreement with respect to the merger and have agreed to vote their shares of Focus Bank common stock in favor of the Focus Bank Merger proposal and the Focus Bank Adjournment proposal. Focus Bank currently expects that Focus Bank's executive officers will also vote their shares in favor of the Focus Bank Merger proposal and the Focus Bank Adjournment proposal, although they have not entered into an agreement to do so (except one executive officer who is also a director). For further information, please see the section entitled "The Merger Agreement—Shareholder Agreements" beginning on page [*]. As of the Focus Bank record date, Heritage beneficially held no shares of Focus Bank common stock.

Focus Bank Record Date and Quorum

        The Focus Bank board of directors has fixed the close of business on [*] [*], 2015 as the record date for determining the holders of Focus Bank common stock entitled to receive notice of and to vote at the Focus Bank special meeting.

        As of the Focus Bank record date, there were [*] shares of Focus Bank common stock outstanding and entitled to vote at the Focus Bank special meeting held by [*] holders of record. Each share of Focus Bank common stock entitles the holder to one vote at the Focus Bank special meeting on each proposal to be considered at the Focus Bank special meeting.

        A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the special meeting. Votes cast will be counted by the inspectors of election at the special meeting. The inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but they are not treated as shares voted on any proposal. Broker non-votes are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self-regulatory organization of which the broker or nominee is a member.

Required Vote

  Required Vote to Approve the Focus Bank Merger Proposal

        The affirmative vote of a majority of the issued and outstanding shares of Focus Bank common stock entitled to vote is required to approve the Focus Bank Merger proposal.

  Required Vote to approve the Focus Bank Adjournment Proposal

        Assuming a quorum is present, the affirmative vote of a majority of the shares of Focus Bank common stock represented (in person or by proxy) at the Focus Bank special meeting and entitled to vote on the proposal is required to approve the Focus Bank Adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the Focus Bank special meeting, an abstention occurs when a Focus Bank shareholder attends the Focus Bank special meeting, either in person or by proxy, but abstains from voting.

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  For the Focus Bank Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast "AGAINST" this proposal.

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  For the Focus Bank Adjournment proposal, abstentions will have no effect on such proposals, unless there are insufficient votes in favor of these proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a Focus Bank shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the Focus Bank special meeting in the manner it directs. A Focus Bank shareholder may vote by proxy or in person at the Focus Bank special meeting. If you hold your shares of Focus Bank common stock in your name as a shareholder of record, to submit a proxy, you, as a Focus Bank shareholder, may use one of the following methods:

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  By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week. Have your proxy card available when you call. You will be prompted to enter your control number, which is located on your proxy card, and then follow the directions given.

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  Through the Internet: Use the Internet to vote your proxy 24 hours a day, seven days a week. Have your proxy card available when you access the website. You will be prompted to enter your control number, which is located on your proxy card, to create and submit an electronic ballot.

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  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Focus Bank requests that Focus Bank shareholders vote by telephone, over the Internet or by completing, signing and dating the accompanying proxy and returning it to Focus Bank as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Focus Bank common stock represented by it will be voted at the Focus Bank special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of Focus Bank common stock represented by the proxy will be voted as recommended by the Focus Bank board of directors, including "FOR" the Focus Bank Merger proposal and "FOR" the Focus Bank Adjournment proposal, in which case you will be prohibited from asserting dissenters' rights. The proxy holders may use their discretion to vote on any other matters voted upon at the Focus Bank special meeting.

        If a Focus Bank shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every Focus Bank shareholder's vote is important. Accordingly, each Focus Bank shareholder should complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Focus Bank shareholder plans to attend the Focus Bank special meeting in person.

Shares Held in Street Name

        If you are a Focus Bank shareholder and your shares are held in "street name" through a bank, broker or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Focus Bank or by voting in person at the Focus Bank special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Focus Bank common stock on behalf of their customers may not give a proxy to Focus Bank to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Focus Bank shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

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  your broker, bank or other nominee may not vote your shares on the Focus Bank Merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal; and

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  your broker, bank or other nominee may not vote your shares on the Focus Bank Adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Revocability of Proxies and Changes to a Focus Bank Shareholder's Vote

        A Focus Bank shareholder has the power to change its vote at any time before its shares of Focus Bank common stock are voted at the Focus Bank special meeting by:

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  sending a notice of revocation to Focus Bank, Attention: Corporate Secretary, 10 Almaden Boulevard, San Jose, California 95113, stating that you would like to revoke your proxy;

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  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

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  sending a completed proxy card bearing a later date than your original proxy card; or

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  attending the Focus Bank special meeting and voting in person.

        If you choose any of the first three methods, you must take the described action no later than the beginning of the Focus Bank special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Focus Bank special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Focus Bank common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from Focus Bank shareholders will be borne by Focus Bank. Focus Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Focus Bank's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Focus Bank Special Meeting

        All Focus Bank shareholders as of the record date, or their duly appointed proxies, may attend the Focus Bank special meeting.

        If you hold your shares of Focus Bank common stock in your name as a shareholder of record and you wish to attend the Focus Bank special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Focus Bank special meeting. You must also bring valid photo identification.

        If your shares of Focus Bank common stock are held in "street name" in a stock brokerage account or by a bank or other nominee and you wish to attend the Focus Bank special meeting, you need to bring a copy of a bank or brokerage statement to the Focus Bank special meeting reflecting your stock ownership as of the record date. You must also bring valid photo identification.

FOCUS BANK PROPOSAL: MERGER

        As discussed throughout this joint proxy statement/prospectus, Focus Bank is asking its shareholders to approve the Focus Bank Merger proposal. Holders of Focus Bank common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Focus Bank common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

        The Focus Bank board of directors unanimously recommends a vote "FOR" the Focus Bank Merger proposal.

        Each of the directors of Focus Bank has entered into a shareholder agreement with Heritage and Focus Bank, pursuant to which they have agreed to vote "FOR" the Focus Bank Merger proposal. For more information regarding the shareholder agreements, please see the section entitled "The Merger Agreement—Shareholder Agreements" beginning on page [*].

 FOCUS BANK PROPOSAL: ADJOURNMENT

        The Focus Bank special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Focus Bank special meeting to approve the Focus Bank Merger proposal.

        If, at the Focus Bank special meeting, the number of shares of Focus Bank common stock present or represented and voting in favor of the Focus Bank Merger proposal is insufficient to approve the Focus Bank Merger proposal, Focus Bank intends to move to adjourn the Focus Bank special meeting in order to enable the Focus Bank board of directors to solicit additional proxies for approval of the proposal. In that event, Focus Bank will ask its shareholders to vote only upon the Focus Bank Adjournment proposal, and not the Focus Bank Merger proposal.

        In the Focus Bank Adjournment proposal, Focus Bank is asking its shareholders to authorize the holder of any proxy solicited by the Focus Bank board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the Focus Bank special meeting to another time and place, if necessary, for the purpose of soliciting additional proxies. If the Focus Bank shareholders approve the Focus Bank Adjournment proposal, Focus Bank could adjourn the Focus Bank special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Focus Bank shareholders who have previously voted.

        The Focus Bank board of directors unanimously recommends a vote "FOR" the Focus Bank Adjournment proposal.

        Each of the directors of Focus Bank has entered into a shareholder agreement with Heritage and Focus Bank, pursuant to which they have agreed to vote "FOR" the Focus Bank Adjournment proposal. For more information regarding the shareholder agreements, please see the section entitled "The Merger Agreement—Shareholder Agreements" beginning on page [*].

Other Matters to Come Before the Focus Bank Special Meeting

        No other matters are intended to be brought before the Focus Bank special meeting by Focus Bank, and Focus Bank does not know of any matters to be brought before the Focus Bank special meeting by others. If, however, any other matters properly come before the Focus Bank special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

Focus Bank 2015 Annual Meeting

        As a result of the pending merger with Heritage, the Focus Bank board of directors has postponed the 2015 annual meeting of Focus Bank shareholders, including the election of directors. Focus Bank annual meetings are normally held in the month of May each year and the 2014 annual meeting was held on May 27, 2014. If the Heritage merger is consummated during 2015, as anticipated, Focus Bank shareholders will become Heritage shareholders and Focus Bank will cease to exist as a corporation, so no annual meeting of Focus Bank shareholders would be necessary. If, for any reason, completion of the merger is delayed, or the merger agreement is terminated, the Focus Bank board of directors would then determine whether to call for an annual meeting of Focus Bank shareholders for 2015, in order to remain in compliance with the bylaws of the corporation and applicable law.

HERITAGE SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

        The special meeting of Heritage shareholders will be held at its offices located at 150 Almaden Boulevard, San Jose, California at [*] p.m., Pacific time, on [*] [*], 2015. On or about [*] [*], 2015, Heritage commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Heritage special meeting.

Purpose of Heritage Special Meeting

        At the Heritage special meeting, Heritage shareholders will be asked to:

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  approve the merger and the issuance of Heritage common stock, no par value per share, pursuant to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus, which is referred to as the Heritage Merger proposal; and

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  approve one or more adjournments of the Heritage special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Heritage Merger proposal, which is referred to as the Heritage Adjournment proposal.

Recommendation of the Heritage Board of Directors

        The Heritage board of directors unanimously recommends that you vote "FOR" the Heritage Merger proposal and "FOR" the Heritage Adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Reason for the Merger and Recommendation of the Heritage Board of Directors" beginning on page [*].

        As of the Heritage record date, directors and executive officers of Heritage and their affiliates owned and were entitled to vote [*] shares of Heritage common stock, representing approximately [*]% of the shares of Heritage common stock outstanding on that date. Heritage currently expects that Heritage's directors and executive officers will vote their shares in favor of the Heritage Merger proposal and the Heritage Adjournment proposal, although they have not entered into any agreement to do so. As of the Heritage record date, Focus Bank beneficially held no shares of Heritage common stock.

Heritage Record Date and Quorum

        The Heritage board of directors has fixed the close of business on [*] [*], 2015 as the record date for determining the holders of Heritage common stock entitled to receive notice of and to vote at the Heritage special meeting.

        As of the Heritage record date, there were [*] shares of Heritage common stock outstanding and entitled to vote at the Heritage special meeting held by [*] holders of record. Each share of Heritage common stock entitles the holder to one vote at the Heritage special meeting on each proposal to be considered at the Heritage special meeting.

        A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the special meeting. Votes cast will be counted by the inspectors of election at the special meeting. The inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but they are not treated as shares voted on any proposal. Broker non-votes are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self-regulatory organization of which the broker or nominee is a member.

Required Vote

  Required Vote to Approve the Heritage Merger Proposal

        Assuming a quorum is present, the affirmative vote of a majority of the shares of Heritage common stock cast is required to approve the Heritage Merger proposal.

  Required Vote to Approval the Heritage Adjournment Proposal

        Assuming a quorum is present, the affirmative vote of a majority of the shares of Heritage common stock represented (in person or by proxy) at the Heritage special meeting and entitled to vote on the proposal is required to approve the Heritage Adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the Heritage special meeting, an abstention occurs when a Heritage shareholder attends the Heritage special meeting, either in person or by proxy, but abstains from voting.

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  For the Heritage Merger proposal, assuming a quorum is present an abstention or failure to vote will have no effect on the vote count for this proposal.

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  For Heritage Adjournment proposal, abstentions will have no effect on such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a Heritage shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the Heritage special meeting in the manner it directs. A Heritage shareholder may vote by proxy or in person at the Heritage special meeting. If you hold your shares of Heritage common stock in your name as a shareholder of record, to submit a proxy, you, as a Heritage shareholder, may use one of the following methods:

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  By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card available when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

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  Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card available when you access the website. You will be prompted to enter your control number, which is located on your proxy card, to create and submit an electronic ballot.

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  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Heritage requests that Heritage shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to Heritage as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Heritage common stock represented by it will be voted at the Heritage special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of Heritage common stock represented by the proxy will be voted as recommended by the Heritage board of directors, including "FOR" the Heritage Merger proposal and "FOR" the Heritage Adjournment proposal. The proxy holders may use their discretion to vote on any other matters voted upon at the Heritage special meeting.

        If a Heritage shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every Heritage shareholder's vote is important. Accordingly, each Heritage shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Heritage shareholder plans to attend the Heritage special meeting in person.

Shares Held in Street Name

        If you are a Heritage shareholder and your shares are held in "street name" through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Heritage or by voting in person at the Heritage special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Heritage common stock on behalf of their customers may not give a proxy to Heritage to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Heritage shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

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  your broker, bank or other nominee may not vote your shares on the Heritage Merger proposal, which broker non-votes will have no effect on the vote count for this proposal; and

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  your broker, bank or other nominee may not vote your shares on the Heritage Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote "AGAINST" this proposal.

Voting of Shares Held in the Heritage Commerce Corp ESOP

        If you hold your shares indirectly in the Heritage Commerce Corp ESOP, you have the right to direct the Heritage trustee how to vote shares allocated to your plan account as described in the voting materials sent to you by the Heritage trustee.

Revocability of Proxies and Changes to a Heritage Shareholder's Vote

        A Heritage shareholder has the power to change its vote at any time before its shares of Heritage common stock are voted at the Heritage special meeting by:

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  sending a notice of revocation to Heritage Commerce Corp, Attention: Corporate Secretary, 150 Almaden Boulevard, San Jose, California 95113 stating that you would like to revoke your proxy;

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  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

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  sending a completed proxy card bearing a later date than your original proxy card; or

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  attending the Heritage special meeting and voting in person.

        If you choose any of the first three methods, you must take the described action no later than the beginning of the Heritage special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Heritage special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Heritage common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from Heritage shareholders will be borne by Heritage. Heritage will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Heritage's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Heritage Special Meeting

        All Heritage shareholders as of the record date, or their duly appointed proxies, may attend the Heritage special meeting.

        If you hold your shares of Heritage common stock in your name as a shareholder of record and you wish to attend the Heritage special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Heritage special meeting. You must also bring valid picture identification.

        If your shares of Heritage common stock are held in "street name" in a stock brokerage account or by a bank or other nominee and you wish to attend the Heritage special meeting, you need to bring a copy of a bank or brokerage statement to the Heritage special meeting reflecting your stock ownership as of the record date. You must also bring valid picture identification.

HERITAGE PROPOSAL: MERGER

        As discussed throughout this joint proxy statement/prospectus, Heritage is asking its shareholders to approve the Heritage Merger proposal. Holders of Heritage common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Heritage common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

        The Heritage board of directors unanimously recommends a vote "FOR" the Heritage Merger proposal.

 HERITAGE PROPOSAL: ADJOURNMENT

        The Heritage special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Heritage special meeting to approve the Heritage Merger proposal.

        If, at the Heritage special meeting, the number of shares of Heritage common stock present or represented and voting in favor of the Heritage Merger proposal is insufficient to approve the Heritage Merger proposal, Heritage intends to move to adjourn the Heritage special meeting in order to enable the Heritage board of directors to solicit additional proxies for approval of the proposal. In that event, Heritage will ask its shareholders to vote only upon the Heritage Adjournment proposal, and not the Heritage Merger proposal.

        In the Heritage Adjournment proposal, Heritage is asking its shareholders to authorize the holder of any proxy solicited by the Heritage board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the Heritage special meeting to another time and place, if necessary, for the purpose of soliciting additional proxies. If the Heritage shareholders approve the Heritage Adjournment proposal, Heritage could adjourn the Heritage special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Heritage shareholders who have previously voted.

        The Heritage board of directors unanimously recommends a vote "FOR" the Heritage Adjournment proposal.

Other Matters to Come Before the Heritage Special Meeting

        No other matters are intended to be brought before the Heritage special meeting by Heritage, and Heritage does not know of any matters to be brought before the Heritage special meeting by others. If, however, any other matters properly come before the Heritage special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Heritage and Focus Bank. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Heritage or Focus Bank. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Heritage makes with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page i.

Terms of the Merger

  Transaction Structure

        Heritage's and Focus Bank's boards of directors have approved the merger agreement and unanimously recommend that their respective shareholders approve the Focus Bank Merger proposal and the Heritage Merger proposal. The merger agreement provides for the acquisition of Focus Bank by Heritage through the merger of Focus Bank with and into Heritage Bank of Commerce, a bank chartered under the laws of California and the wholly-owned bank subsidiary of Heritage, with Heritage Bank of Commerce continuing as the surviving corporation.

  Merger Consideration

        In the merger, each share of Focus Bank common stock, no par value per share, owned by a Focus Bank shareholder will be converted into the right to receive 1.8235 shares of Heritage common stock, no par value per share. A Focus Bank shareholder will receive cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest.

        Based on the closing share price of Heritage common stock of $9.00 on April 22, 2015, the last trading day before the announcement of the merger, the value of the merger consideration was $16.41 per share. Based on the closing share price of Heritage common stock of $[*] on [*] [*], 2015, the most recent day for which information was available prior to the printing and mailing of this joint proxy statement/prospectus, the value of the merger consideration was $[*] per share. The share price of Heritage common stock will fluctuate and accordingly, the value of the per share merger consideration you receive may be different than either of these amounts.

  Treatment of Focus Bank Stock Options and Restricted Stock

        Immediately prior to the effective time of the merger, each outstanding option to purchase shares of Focus Bank common stock, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Focus Bank equal to the product of the total number of shares of Focus Bank common stock subject to the option times the excess, if any, of the product of 1.8235 multiplied by the volume weighted average of the closing prices for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately before the closing date over the exercise price per share under such option.

        Shares of Focus Bank restricted common stock not then vested will become vested on completion of the merger, subject to any required tax withholding, and will be exchanged on the same basis with the other shares of Focus Bank common stock.

Background of the Merger

        Each of Heritage's and Focus Bank's board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders. The strategic considerations directed to Focus Bank included, among other things, the business and regulatory environment facing financial institutions generally and each of Heritage and Focus Bank, in particular, as well as conditions and ongoing consolidation in the financial services industry. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.

        Heritage has considered acquisitions as a means of achieving growth and expanding its market. Consistent with this strategy, on November 1, 2014, Heritage acquired Bay View Funding which provides business essential working capital factoring financing to various industries throughout the United States.

        In the normal course of its business, Focus Bank has from time to time received unsolicited verbal inquiries from various sources regarding possible interest in a business combination transaction. The general policy of the board of directors has been to not respond to these unsolicited verbal inquiries unless confirmed in writing from a credible source. At the same time, in the context of its annual budgeting and planning process, the board of directors has periodically discussed and evaluated strategic planning alternatives and whether they would be in the best interests of shareholders. Discussions have included the possibility of making acquisitions and whether to remain independent or to consider a combination with some other financial institution. Discussion of these topics has typically involved a review of current and projected market conditions, the results of operations of Focus Bank, certain peer group performance comparisons, reported merger and acquisition activity, and selected industry information and analysis provided to the board of directors by its financial advisors.

        On July 29, 2014, Focus Bank's board of directors established a Strategic Committee comprised of directors Ray Akamine, Richard Conniff, J. Philip DiNapoli and Cynthia Lazares to serve as the first point of contact for reviewing merger and acquisition inquiries and opportunities.

        In November of 2014, as part of Focus Bank's budgeting and capital planning process, Focus Bank's management determined that the bank could find it necessary to raise additional capital during 2015 to support the bank's current rate of growth. During November and December of 2014, the Focus Bank board of directors had preliminary discussions about potentially raising additional capital in 2015. As part of those discussions, the Focus Bank board of directors also considered whether a merger or sale of Focus Bank, as an alternative to a capital raise, would be in the best interests of Focus Bank and its shareholders.

        On December 16, 2014, a bank, which we refer to as Bank A, that had previously approached Focus Bank on an unsolicited basis about a merger of equals approached the chairman of Focus Bank with an unsolicited proposal for a merger of equals.

        At a regular meeting of the Focus Bank board of directors on December 16, 2014 at which a representative of Sandler O'Neill was present and participated, the Focus Bank board of directors discussed the bank's strategic alternatives, including a potential capital raise, a sale or a merger of equals, including the transaction proposed by Bank A. The Focus Bank board of directors also approved an engagement letter with Sandler O'Neill and directed Sandler O'Neill to conduct a market test by contacting potential merger candidates. The Focus Bank board of directors directed the Strategic Committee to further consider Focus Bank's strategic alternatives with Sandler O'Neill.

        On January 5, 2015, the Strategic Committee met with representatives from Sandler O'Neill and Focus Bank's legal counsel, Manatt, Phelps and Phillips, LLP, which we refer to as Manatt, to discuss and consider the bank's strategic alternatives. A representative of Sandler O'Neill presented and discussed models for various scenarios including a capital raise, a merger of equals and a merger with a larger institution. Focus Bank entered into an engagement letter with Sandler O'Neill on January 8, 2015. The Strategic Committee met again on January 14, 2015, with representatives from Sandler O'Neill and Manatt and further discussed strategic alternatives and reviewed management's operating plan.

        At a regularly scheduled board meeting on January 20, 2015, the Focus Bank board of directors reviewed management's operating plan and the bank's strategic alternatives with a representative of Sandler O'Neill. The Focus Bank board of directors discussed various alternatives, such as a capital raise, a merger of equals or a merger with larger institution. At the meeting, the Focus Bank board of directors authorized Sandler O'Neill to approach parties about their interest in a potential transaction with Focus Bank.

        During January and February of 2015, Sandler O'Neill contacted 15 parties about a potential transaction with Focus Bank, including Heritage, Bank A and another bank, which we refer to as Bank B. Of the 15, five signed non-disclosure agreements and were granted access to Focus Bank's on-line diligence room.

        During the months of January and February, 2015, the management of Focus Bank prepared an on-line due diligence room and Sandler O'Neill contacted parties regarding a potential transaction with Focus Bank. On February 2, 2015, Focus Bank entered into a non-disclosure agreement with Heritage, and Mr. Conniff had discussions with Heritage's Chief Executive Officer, Walter T. Kaczmarek, about a potential transaction throughout the month. On February 2, 2015, Focus Bank also entered in a non-disclosure agreement with Bank B. During the balance of February Heritage and Bank B reviewed the information in the on-line due diligence room.

        On February 15, 2015, Bank A presented a revised indication of interest proposing an all-stock merger of equals transaction.

        Mr. Conniff and Bank B's Chief Executive Officer met and discussed a potential merger transaction on February 20, 2015.

        On February 20, 2015, the Heritage board of directors met with senior management, representatives of KBW and Heritage's legal counsel, Buchalter Nemer, a professional corporation, which we refer to as Buchalter, to review the terms of a draft indication of interest proposing a business combination with Focus Bank. The Heritage board of directors reviewed the material terms of the draft indication of interest. The Heritage board of directors also discussed related matters such as required regulatory approvals, shareholder approvals and the registration process for the shares of Heritage common stock to be issued in a business combination. The Heritage board of directors authorized management to provide the draft indication of interest to Focus Bank.

        On February 20, 2015, Heritage presented to Focus Bank a draft indication of interest proposing an all-stock transaction valued at $14.50 per share of Focus Bank common stock. The indication of interest provided that Heritage would add two of Focus Bank's directors to its board of directors.

        On February 23, 2015, Bank B presented to Focus Bank a draft indication of interest proposing a mixed stock and cash transaction with a value below that of Heritage's offer. The indication of interest provided that Bank B would add one of Focus Bank's directors to its board of directors.

        At a regularly scheduled meeting of the Focus Bank board of directors on February 24, 2015, Sandler O'Neill reported on the status of its contacts with potential parties and discussed the proposals received from Bank A, Bank B and Heritage. Sandler O'Neill reported that another bank that had signed a non-disclosure agreement, which we refer to as Bank C, was considering submitting an indication of interest but had not yet done so. The Focus Bank board of directors discussed each of the proposals received in detail and concluded that Bank A's proposal presented a greater risk of execution and was less favorable to shareholders financially than the proposals from Heritage and Bank B. The Focus Bank board of directors directed senior management and Sandler O'Neill to continue discussions with Heritage, Bank B and Bank C, to permit Heritage and Bank B to perform further due diligence and to permit Bank C to perform further due diligence if it presented a competitive proposal. The Focus Bank board of directors instructed Sandler O'Neill to request that each of these parties submit a final non-binding indication of interest by March 24, 2015.

        During March, 2015, Heritage and Bank B continued to review additional information added to the on-line due diligence room. In addition, each of Heritage and Bank B conducted on-site due diligence at the Focus Bank offices and interviewed the senior management of Focus Bank.

        On March 19, 2015, the Heritage board of directors held a special meeting to review the status of the due diligence process and to consider a draft of a revised indication of interest. The Heritage management team led a discussion of the status of the due diligence process. Mr. Kaczmarek discussed the merits and risks of a possible business combination with Focus Bank. Mr. Kaczmarek then presented the terms of a revised indication of interest for a business combination with Focus Bank for review by the Heritage board of directors. Representatives of KBW presented a preliminary financial analysis of the proposed transaction as well as an evaluation of Focus Bank and the pro-forma combined companies. A representative of Buchalter reviewed various legal issues for pursuing and completing a transaction with Focus Bank. The Heritage board of directors discussed the terms of the revised indication of interest which increased the merger consideration for an all stock transaction and expanded upon certain other matters from the initial draft indication of interest submitted in February. Representatives of KBW and Buchalter answered questions of the directors respecting the indication of interest. The Heritage board of directors authorized the Heritage management to provide the revised draft letter of interest to Focus Bank.

        On March 23, 2015, the chairman of Focus Bank received an unsolicited non-binding indication of interest from another bank we refer to as Bank D regarding a merger of equals. The Strategic Committee considered the proposal from Bank D and discussed it with representatives from Sandler O'Neill and Manatt. The Strategic Committee determined that the proposal presented by Bank D had greater risk of execution and was less favorable financially than the proposals from Heritage and Bank B.

        On March 23, 2015, Focus Bank received final non-binding indications of interest from Bank B and Heritage. Bank B increased the value of its offer, which continued to be a mix of Bank B common stock and cash. Bank B's indication of interest provided that Bank B would appoint up to two Focus Bank directors to its board and included an exclusivity period of 60 days of exclusivity to draft and negotiate a definitive agreement and complete due diligence. Heritage proposed an all-stock merger transaction with an exchange ratio of 1.8235 shares of Heritage common stock per share of Focus Bank common stock, which was valued at $16.52 per share of Focus Bank common stock based on the closing price of Heritage common stock on the NASDAQ Global Select Market on that date, and an exclusivity period of 45 days. Focus Bank did not receive an indication of interest from Bank C.

        On March 24, 2015, the board of directors of Focus Bank met to consider the indications of interest from Heritage and Bank B. A representative of Sandler O'Neill presented a financial analysis of each proposal and a representative of Manatt advised the Focus Bank Board concerning its fiduciary duties. After careful consideration of the proposals from Heritage and Bank B and the operating business plan developed by Focus Bank's management, the financial analysis prepared by representatives of Sandler O'Neill, and the advice from a representative of Manatt, the Focus Bank board of directors instructed management to sign Heritage's indication of interest and to enter into further negotiations with Heritage regarding a definitive agreement.

        Following this meeting, representatives of management and outside advisors to Heritage and Focus Bank began more detailed discussions on the potential business transaction, and Heritage continued its credit, operational and legal due diligence of Focus Bank through the online data room established in January and in person at Focus Bank's and Heritage's offices. Members of Focus Bank's executive management and representatives from Sandler O'Neill, interviewed members of Heritage's executive management as part of Focus Bank's reverse due diligence investigation of Heritage. Focus Bank, Sandler O'Neill and Focus Bank's legal advisors also reviewed financial and other information regarding Heritage on-site and using an online data room established by Heritage.

        On April 1, 2015, Buchalter delivered an initial draft of a definitive agreement and plan of merger and reorganization to Manatt. Various drafts of the agreement and plan of merger and reorganization were exchanged following the initial draft on April 1, 2015 and Focus Bank's first responsive mark-up on April 9, 2015 and the representatives of Heritage and Focus Bank, and their respective legal counsel and financial advisors continued negotiation of the terms of the merger and due diligence activities up through April 22, 2015. Negotiations included, among other terms, board representation, representations and warranties, covenants, closing conditions, and termination provisions and fees, employee benefits, shareholder agreements, and agreements concerning the exercise of stock options, as well as cultural issues and organizational structure.

        The Focus Bank board of directors met at a special board meeting on April 18, 2015. A draft of the definitive agreement and related materials were distributed to Focus Bank's board of directors for its review prior to the meeting. At the meeting, Mr. Conniff, a representative of Manatt, and a representative of Sandler O'Neill discussed the status of the reverse due diligence process, the current draft of the merger agreement and the negotiation of the transaction terms, including, among other terms, board representation, representations and warranties, covenants, closing conditions, and termination provisions and fees, employee benefits, shareholder agreements, and agreements concerning the exercise of stock options. The Focus board of directors determined that further changes to the draft merger agreement would be appropriate and directed senior management, Sandler O'Neill and Manatt to continue negotiations with Heritage.

        After this meeting, representatives of Focus Bank and Heritage and their respective financial and legal advisors continued negotiations and exchanged comments on the draft agreement and plan of merger and reorganization.

        The Heritage board of directors held a meeting on April 22, 2015. Prior to the meeting, the proposed definitive agreement and related materials had been distributed to Heritage's board of directors for its review. Mr. Kaczmarek led Heritage's board of directors in a discussion of the merits, risks and the strategic reasons for and against the transaction. KBW reviewed the financial aspects of the proposed merger and delivered to the Heritage board of directors an oral opinion, subsequently followed by delivery of its written opinion, dated April 22, 2015, that, as of such date, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Heritage. A representative of Buchalter discussed with the directors the material terms of the definitive agreement, and advised the directors as to their fiduciary duties in connection with considering and voting on the proposed merger. After a thorough discussion, Heritage's board of directors concluded that the proposed merger was fair to and in the best interests of Heritage and its shareholders and approved the merger agreement substantially in the form presented, with Heritage's executive officers being authorized to negotiate, execute and deliver the final agreement on behalf of Heritage.

        On April 23, 2015, the Focus Bank board of directors met to consider approval of the proposed merger agreement with Heritage. The proposed definitive agreement and related materials had been distributed to Focus Bank's board of directors for its review prior to the meeting. Representatives of Sandler O'Neill and Manatt participated in the meeting. At the meeting, a representative of Manatt reviewed the board's fiduciary duties and responsibilities and also reviewed the terms and conditions of the merger agreement and related agreements. Sandler O'Neill's representative provided the Focus Bank board of directors with Sandler O'Neill's analysis of the fairness of the exchange ratio to the Focus Bank shareholders and delivered to the Focus Bank board of directors an oral opinion, which it subsequently confirmed by delivery of its written opinion, that as of April 23, 2015, the exchange ratio to be used in the proposed merger was fair, from a financial point of view, to Focus Bank's shareholders. Following discussion of these matters and other factors, the Focus board of directors concluded that the proposed merger was fair to and in the best interests of Focus Bank and its shareholders and approved the merger agreement in substantially the form presented, with Focus Bank's executive officers being authorized to negotiate, execute and deliver the final agreement on behalf of Focus Bank.

        At the conclusion of the board of directors meetings on April 22, 2015 and April 23, 2015, and pursuant to the resolutions adopted by each of Heritage's and Focus Bank's board of directors, Heritage and Focus Bank entered into the definitive agreement, dated as of April 23, 2015.

        On April 23, 2015, after the close of trading on the NASDAQ Global Select Market, a joint press release announcing the execution of the merger agreement was issued by Focus Bank and Heritage.

Reasons for the Merger and Recommendation of the Focus Bank Board of Directors

        The Focus Bank board of directors believes the proposed merger with Heritage is fair and in the best interests of the shareholders, as well as its employees and the communities served by Focus Bank. In reaching this conclusion, the Focus Bank board of directors discussed the proposed merger with its senior management and with its financial and legal advisors and considered the relative advantages and disadvantages of remaining independent rather than entering into the merger. The directors unanimously recommend that Focus Bank shareholders vote in favor of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement.

        In approving the merger with Heritage, the Focus Bank board of directors considered a variety of factors, both positive and negative. The primary factors that favor the merger include, but are not limited to, the following:

  •
  the belief that the combination with Heritage would enable Focus Bank shareholders to participate in a combined company that would have enhanced future prospects as compared to those that Focus Bank is likely to achieve on a stand-alone basis;

  •
  the potential of combining with a larger company that will provide additional products and services to better grow and retain Focus Bank's customers, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis;

  •
  the current and prospective economic and competitive environment facing the financial services industry generally, including the continued consolidation in the industry and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term;

  •
  the complementary nature of the respective markets, customers and asset/liability mix of Focus Bank and Heritage Bank of Commerce;

  •
  the reports of Focus Bank's management to the Focus Bank board of directors concerning the operations, financial condition and prospects of Heritage and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics;

  •
  the belief of the Focus Bank board of directors that the two companies share a common vision of the importance of customer service and that management and employees of Focus Bank and Heritage possess complementary skills and expertise;

  •
  the form of consideration being 100% common stock for all the outstanding shares of Focus Bank (except for fractional shares) and Focus Bank shareholders becoming Heritage shareholders which allows such shareholders to continue to participate in the future success of the combined company;

  •
  the fact that the current value of the merger consideration for holders of Focus Bank common stock at $16.41 based on the stock price of Heritage common stock on the day before the date the merger agreement was announced per share, represents a premium of approximately [*]% over the $[*] last reported trading price of Focus Bank common stock on the Over-the-Counter Bulletin Board trading system on April 22, 2015 (the last trading day prior to the day of the board meeting on which Focus Bank shares of common stock were traded), as compared to other similar transactions of a comparable nature in the view of the board of director's financial advisor;

  •
  the greater market capitalization and trading liquidity of Heritage common stock, which is listed on NASDAQ, in the event that Focus Bank shareholders desire to sell the shares of Heritage common stock to be received by them following completion of the merger;

  •
  the fact that Heritage has paid cash dividends on its common stock in every quarter since the third quarter of 2013, and recently increased its quarterly divided in the first quarter of 2015, and that Focus Bank shareholders would benefit from the anticipated future cash dividends paid by Heritage;

  •
  the board of directors ability, under certain circumstances, to withdraw its recommendation to Focus Bank shareholders or terminate the merger agreement and to consider an acquisition proposal superior to the terms of the merger agreement in certain circumstances, subject to the potential payment by Focus Bank a termination fee of $2.74 million to Heritage, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement;

  •
  the review by the Focus Bank board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and Heritage's agreement to appoint two (2) members of the Focus Bank board of directors to the Heritage board of directors;

  •
  the opinion, dated April 23, 2015, delivered to the Focus Bank board of directors by Sandler O'Neill that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the per share merger consideration (defined as the exchange ratio of 1.8235 Heritage shares) was fair, from a financial point of view, to holders of Focus Bank common stock;

  •
  the likelihood of receiving regulatory approvals in a timely fashion without unacceptable conditions and the likelihood that the merger would be completed;

  •
  the agreement of Heritage to provide indemnification for Focus Bank's directors and executive officers and to honor certain existing employee benefits; and

  •
  the expectation that the merger will constitute a tax-free "reorganization" under Section 368(a) of the Internal Revenue Code to Focus Bank shareholders with respect to the Heritage common stock received by them.

        In the course of its deliberations regarding the merger, the Focus Bank board of directors also considered the following factors and risks, which the board of directors determined did not outweigh the expected benefits to Focus Bank and its shareholders:

  •
  the challenges of combining the businesses, assets and employees of Focus Bank and Heritage which could affect the post-merger success and the ability to achieve anticipated cost savings and other potential synergies;

  •
  the branch location operated by Focus Bank overlaps with Heritage Bank of Commerce in San Jose, California and, due to the cost efficiencies made possible by the consolidation of offices, Heritage Bank of Commerce is not likely to continue the branch location currently being operated by Focus Bank, nor is it likely that Heritage and Heritage Bank of Commerce will be able to retain all officers and employees of Focus Bank after the merger;

  •
  the fixed exchange ratio component of the merger consideration will not adjust to compensate for potential changes in the price of Heritage common stock or Focus Bank common stock prior to completion of the merger;

  •
  the interests of Focus Bank executive officers and directors with respect to the merger apart from their interests as holders of Focus Bank common stock, and the risk that these interests might influence their decision with respect to the merger, as described below in "The Merger—Interests of Focus Bank Directors and Executive Officers in the Merger";

  •
  the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Heritage as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Focus Bank from proposing such a transaction;

  •
  the restrictions contained in the merger agreement on the operation of Focus Bank's business during the period between the signing of the merger agreement and completion of the merger which may delay or prevent Focus Bank from pursuing business opportunities that could arise before completion of the merger;

  •
  the possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of Focus Bank common stock and Focus Bank operating results, particularly in light of the costs incurred in connection with the transaction; and

  •
  the Focus Bank board of directors also considered other factors described under the section of this joint proxy statement/prospectus entitled "Risk Factors."

        The foregoing discussion of the information and factors considered by the Focus Bank board of directors is not intended to be exhaustive, but includes the material factors, both positive and negative, considered by the Focus Bank board of directors. In reaching its decision to approve the merger agreement, the Focus Bank board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Focus Bank board of directors considered all these factors as a whole, including discussions with, and questioning of, Focus Bank's management team, its legal counsel and financial advisor. The Focus Bank board of directors determined that overall, the totality of information and factors (positive and negative) considered by the Focus Bank board of directors, was favorable to, and supported, its determination.

        This explanation of Focus Bank's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary

Statement Regarding Forward-Looking Statements" beginning on page[*] of this joint proxy statement/prospectus.

        For the reasons set forth above, the Focus Bank board of directors has approved the merger agreement and the transactions contemplated thereby and unanimously recommends that Focus Bank shareholders vote "FOR" the Focus Bank Merger proposal and "FOR" the Focus Bank Adjournment proposal (if necessary or appropriate).

        Each of the directors of Focus Bank has entered into a shareholder agreement with Heritage and Focus Bank, pursuant to which they have agreed to vote "FOR" the Focus Bank Merger proposal and "FOR" the Focus Bank Adjournment proposal (if necessary or appropriate). For more information regarding the shareholder agreements, please see the section entitled "The Merger Agreement—Shareholder Agreements" beginning on page [*].

Opinion of Financial Advisor to Focus Bank

        By letter, dated January 8, 2015, Focus Bank retained Sandler O'Neill to act as financial advisor to Focus Bank's board of directors in connection with the board of directors consideration of a potential business combination involving a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to the Focus Bank board of directors in connection with the proposed transaction with Heritage and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 23, 2015 meeting at which the Focus Bank board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the Focus Bank board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to the holders of Focus Bank common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Focus Bank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Focus Bank's board of directors and is directed only to the fairness of the exchange ratio to the holders of Focus Bank common stock from a financial point of view. It does not address the underlying business decision of Focus Bank to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Focus Bank common stock as to how such holder of Focus Bank common stock should vote at the special meeting with respect to the merger or any other matter. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Focus Bank's officers, directors, or employees, or class of such persons, relative to the merger consideration to be received by Focus Bank's common shareholders.

        In connection with rendering its opinion, dated April 23, 2015, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the merger agreement, dated April 23, 2015;

  •
  certain publicly available financial statements and other historical financial information of Focus Bank that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Heritage that Sandler O'Neill deemed relevant;

  •
  internal financial projections for Focus Bank for the years ending December 31, 2015 through December 31, 2019, as provided by senior management of Focus Bank;

  •
  publicly available mean analyst earnings per share estimates for Heritage for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term earnings per share growth rate for the years thereafter, as provided by senior management of Heritage;

  •
  the pro forma financial impact of the merger on Heritage based on projections of Focus Bank net income for the years ending December 31, 2015 through December 31, 2019, as well as assumptions relating to transaction expenses, purchase accounting and mark-to-market adjustments, expected cost savings and other synergies, as provided by the senior management of Heritage;

  •
  the relative contribution of assets, liabilities, equity and earnings of Focus Bank and Heritage to the combined entity;

  •
  a comparison of certain stock trading, financial and other information for Focus Bank and Heritage with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  •
  the terms and structures of other recent mergers and acquisition transactions in the banking sector;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Focus Bank the business, financial condition, results of operations and prospects of Focus Bank and held similar discussions with the senior management of Heritage regarding the business, financial condition, results of operations and prospects of Heritage.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by the respective managements of Focus Bank and Heritage or that was otherwise reviewed by Sandler O'Neill and assumed such accuracy and completeness for purposes of preparing its opinion letter. Sandler O'Neill further relied on the assurances of the respective managements of Focus Bank and Heritage that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Focus Bank and Heritage or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Focus Bank, Heritage or the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to Focus Bank and Heritage. Sandler O'Neill assumed, with Focus Bank's consent, that the respective allowances for loan losses for both Focus Bank and Heritage were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        With respect to Sandler O'Neill's analysis, Sandler O'Neill used internal financial projections as provided by the senior management of Focus Bank and publicly available mean analyst earnings per share estimates for Heritage for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term earnings per share growth rate for the years thereafter as provided by senior management of Heritage. Sandler O'Neill also received and used in its pro forma analysis projections of Focus Bank net income for the years ending December 31, 2015 through December 31, 2019, as well as assumptions relating to transaction costs, purchase accounting and mark-to-market adjustments, expected cost savings and other synergies, as provided by the senior management of Heritage. The respective senior managements of Focus Bank and Heritage confirmed to Sandler O'Neill that those estimates and projections reflected the best currently available estimates and projections and judgments of such respective managements of the respective future financial performances of Focus Bank and Heritage, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Focus Bank and Heritage since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill also assumed in all respects material to its analysis that Focus Bank and Heritage would remain as a going concern for all periods relevant to its analyses. Sandler O'Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

        Sandler O'Neill also assumed, with Focus Bank's consent, that each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements would not be waived, and that in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Focus Bank, Heritage or the merger and that the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

        Sandler O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill expressed no opinion as to the trading values of either the common stock of Focus Bank or Heritage at any time.

        In rendering its opinion, dated April 23, 2015, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Focus Bank or Heritage and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Focus Bank and Heritage and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Focus Bank, Heritage and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Focus Bank board of directors at the board of directors' April 23, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Focus Bank's common stock or the prices at which Focus Bank's common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by Focus Bank's board of directors in making its determination to approve of Focus Bank's entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision of Focus Bank's board of directors or management with respect to the fairness of the merger.

        In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

  Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction. At the effective time, each share of Focus Bank common stock will be converted into the right to receive 1.8235 shares of Heritage common stock. In addition, cash will be paid in lieu of the issuance of any fractional shares of Heritage common stock.

  Contribution Analysis

        Sandler O'Neill reviewed the relative contributions to be made by Focus Bank and Heritage to the combined entity based on financial information of both companies as of December 31, 2014. This analysis indicated that the implied contributions to the combined entity were as follows:

(dollars in thousands)	Heritage		Focus Bank
Assets	$1,617,103	81%	$391,283	19%
Net Loans	1,071,436	86%	179,731	14%
Total Deposits	1,388,386	79%	361,310	21%
Core Deposits	1,152,168	77%	341,668	23%
Non-Interest Bearing Deposits	517,662	85%	94,901	15%
Tangible Common Equity	148,519	84%	28,493	16%
Tangible Equity	168,038	86%	28,493	14%
Total Equity	184,358	87%	28,493	13%
2014 FY Net Income	13,427	92%	1,157	8%

On a pro forma basis, Sandler O'Neill's analysis indicated that Heritage would own approximately 85% of the combined entity with Focus Bank owning the remaining 15%.(1)

(1)
Based on 2,929,282 common shares, 72,440 unvested RSAs, and 753,623 options with a weighted average strike price of $9.06 for Focus Bank and 31,123,739 shares outstanding for Heritage.

  Focus Bank—Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for Focus Bank and a group of financial institutions, as selected by Sandler O'Neill. The Focus Bank peer group consisted of publicly traded California banks with assets between $300 million and $500 million, excluding merger targets and mutual holding companies.

Avidbank Holdings, Inc.	TFC Holding Company
1st Capital Bank	San Diego Private Bank(1)
Valley Republic Bank(1)	CommerceWest Bank(1)
Santa Cruz County Bank	Mission Bancorp
Summit State Bank	Valley Commerce Bancorp
California Bank of Commerce	AltaPacific Bancorp

(1)
Financial information as of March 31, 2015

        The analysis compared publicly available financial information for Focus Bank and the mean and median financial and market trading data for the Focus Bank peer group as of or for the period ended December 31, 2014, unless otherwise noted above, with pricing data as of April 22, 2015. The table below sets forth the data for Focus Bank and the data for the Focus Bank peer group.

Comparable Company Analysis	Focus Bank	Comparable Group Mean	Comparable Group Median
Total Assets ($ millions)	391	438	446
Market Capitalization ($ millions)	30	54	54
Price / Tangible Book Value Per Share	105%	113%	109%
Price / LTM Earnings Per Share(1)	27.5x	16.1x	14.5x
Dividend Yield	0.00%	0.54%	0.00%
LTM Price Change	12.4%	11.3%	7.9%
Leverage Ratio	7.1%	11.5%	11.0%
Total Risk Based Capital Ratio	14.7%	16.1%	15.4%
Tangible Common Equity / Tangible Assets	7.3%	11.1%	10.9%
NPAs / Assets	0.15%	0.77%	0.67%
Loans / Deposits	50.5%	78.5%	79.7%
Return on Average Assets	0.29%	0.85%	0.86%
Return on Average Equity	3.88%	7.34%	6.99%
Net Interest Margin	2.61%	3.91%	3.88%
Efficiency Ratio	81%	66%	68%

(1)
LTM EPS adjusted to exclude the impact from nonrecurring revenue, negative loan loss provision, nonrecurring expense and DTA allowance

  Heritage—Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for Heritage and a group of financial institutions, as selected by Sandler O'Neill. The Heritage peer group consisted of exchange-traded Western US Banks, excluding Alaska and Hawaii, with total assets between $1.0 billion and $4.0 billion, excluding merger targets.

TriCo Bancshares	Sierra Bancorp(1)
Heritage Financial Corporation	Heritage Oaks Bancorp
Pacific Premier Bancorp, Inc.(1)	Pacific Continental Corporation
Cascade Bancorp	First Foundation Inc.
CU Bancorp	Central Valley Community Bancorp(1)
Bank of Marin Bancorp(1)	Pacific Mercantile Bancorp

(1)
Financial information as of March 31, 2015

        The analysis compared publicly available financial information for Heritage and the mean and median financial and market trading data for the Heritage peer group as of or for the period ended December 31, 2014, unless otherwise noted above, with pricing data as of April 22, 2015. The table below sets forth the data for Heritage and the data for the Heritage peer group.

Comparable Company Analysis	Heritage(2)	Comparable Group Mean	Comparable Group Median
Total Assets ($ millions)	1,617	2,097	1,780
Market Capitalization ($ millions)	239	300	291
Price / Tangible Book Value Per Share	172%	151%	156%
Price / LTM Earnings Per Share(1)	20.5x	21.8x	16.0x
Price / 2015E Earnings Per Share	16.7x	17.5x	13.8x
Price / 2016E Earnings Per Share	14.7x	14.4x	12.6x
Dividend Yield	3.56%	1.30%	1.77%
LTM Price Change	9.1%	2.5%	3.0%
Leverage Ratio	10.6%	10.4%	10.4%
Total Risk Based Capital Ratio	13.9%	14.4%	14.4%
Tangible Common Equity / Tangible Assets	9.3%	9.5%	9.8%
Loans / Deposits	78.4%	84.1%	84.2%
Return on Average Assets	0.77%	0.77%	0.91%
Return on Average Equity	7.72%	6.87%	8.32%
Net Interest Margin	4.10%	3.97%	4.05%
Efficiency Ratio	64%	69%	68%

(1)
LTM EPS adjusted to exclude the impact from nonrecurring revenue, negative loan loss provision, nonrecurring expense and DTA allowance

(2)
LTM EPS and Tangible Book Value per share assumes 5,601,000 shares of Series C preferred stock converted into common stock on a 1:1 basis

  Focus Bank—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of Focus Bank's common stock for the one-year and three-year period ended April 22, 2015. Sandler O'Neill then compared the relationship between the movements in the price of Focus Bank's common stock against the movements in the prices of Focus Bank's peer group (as described on page [*]), S&P 500 Index and Nasdaq Bank Index.

Focus Bank's One Year Stock Performance	Beginning Index Value April 22, 2014	Ending Index Value April 22, 2015
Focus Bank	100.0%	112.4%
Focus Bank Peer Group	100.0%	107.6%
S&P 500 Index	100.0%	112.2%
Nasdaq Bank Index	100.0%	105.0%

Focus Bank's Three Year Stock Performance	Beginning Index Value April 22, 2012	Ending Index Value April 22, 2015
Focus Bank	100.0%	131.2%
Focus Bank Peer Group	100.0%	137.2%
S&P 500 Index	100.0%	153.6%
Nasdaq Bank Index	100.0%	150.5%

  Heritage—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of Heritage's common stock for the one-year and three-year period ended April 22, 2015. Sandler O'Neill then compared the relationship between the movements in the price of Heritage's common stock against the movements in the prices of Heritage's peer group (as described on page [*]), S&P 500 Index and Nasdaq Bank Index.

Heritage's One Year Stock Performance	Beginning Index Value April 22, 2014	Ending Index Value April 22, 2015
Heritage	100.0%	109.1%
Heritage Peer Group	100.0%	105.0%
S&P 500 Index	100.0%	112.2%
Nasdaq Bank Index	100.0%	104.7%

Heritage's Three Year Stock Performance	Beginning Index Value April 22, 2012	Ending Index Value April 22, 2015
Heritage	100.0%	138.7%
Heritage Peer Group	100.0%	151.8%
S&P 500 Index	100.0%	153.6%
Nasdaq Bank Index	100.0%	150.5%

  Focus Bank—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value per share of Focus Bank common stock under various circumstances. The analysis assumed that Focus Bank performed in accordance to internal financial projections provided by Focus Bank's senior management for the years ending December 31, 2015 through December 31, 2019. To approximate the terminal value of Focus Bank common stock at December 31, 2019, Sandler O'Neill applied price to earnings multiples ranging from 12.5x to 20.0x and multiples of tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Focus Bank common stock.

        During the Focus Bank board of directors meeting on April 23, 2015, Sandler O'Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Focus Bank common stock of $7.74 to $15.93 when applying multiples of earnings to the applicable amounts indicated in the Focus Bank projections and $6.16 to $12.34 when applying multiples of tangible book value to the applicable amounts indicated in the Focus Bank projections.

  Earnings Per Share Multiples

Discount Rate	12.5x	14.0x	15.5x	17.0x	18.5x	20.0x
10%	9.96	11.15	12.35	13.54	14.74	15.93
11%	9.54	10.68	11.83	12.97	14.12	15.26
12%	9.14	10.24	11.33	12.43	13.53	14.62
13%	8.76	9.81	10.87	11.92	12.97	14.02
14%	8.40	9.41	10.42	11.43	12.44	13.44
15%	8.06	9.03	10.00	10.96	11.93	12.90
16%	7.74	8.67	9.59	10.52	11.45	12.38

  Tangible Book Value Multiples

Discount Rate	90%	100%	110%	120%	130%	140%
10%	7.93	8.81	9.69	10.58	11.46	12.34
11%	7.60	8.44	9.29	10.13	10.98	11.82
12%	7.28	8.09	8.90	9.71	10.52	11.33
13%	6.98	7.76	8.53	9.31	10.08	10.86
14%	6.69	7.44	8.18	8.93	9.67	10.41
15%	6.42	7.14	7.85	8.56	9.28	9.99
16%	6.16	6.85	7.53	8.22	8.90	9.59

        Sandler O'Neill also considered and discussed with the Focus Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Focus Bank's net income varied from 25% above projections to 25% below projections. This analysis indicates the following range of per share values for Focus Bank common stock, using the same price to earnings multiples of 12.5x to 20.0x and a discount rate of 12.87%.

  Earnings Per Share Multiples

Annual Net Income Variance	12.5x	14.0x	15.5x	17.0x	18.5x	20.0x
–25%	6.61	7.40	8.19	8.99	9.78	10.57
–20%	7.05	7.89	8.74	9.59	10.43	11.28
–15%	7.49	8.39	9.29	10.18	11.08	11.98
–10%	7.93	8.88	9.83	10.78	11.74	12.69
–5%	8.37	9.37	10.38	11.38	12.39	13.39
0%	8.81	9.87	10.92	11.98	13.04	14.10
5%	9.25	10.36	11.47	12.58	13.69	14.80
10%	9.69	10.85	12.02	13.18	14.34	15.51
15%	10.13	11.35	12.56	13.78	15.00	16.21
20%	10.57	11.84	13.11	14.38	15.65	16.92
25%	11.01	12.33	13.66	14.98	16.30	17.62

        The following table describes the discount rate calculation for Focus Bank common stock prepared by Sandler O'Neill. The discount rate equals the sum of the risk free rate, the equity risk premium and the size premium.

Risk Free Rate	4.00%	Based on Normalized 20yr US Treasury
Equity Risk Premium	5.00%	Per Duff & Phelps 2014 Valuation Handbook
Size Premium	3.87%	Per Duff & Phelps 2014 Valuation Handbook

Discount Rate	12.87%

  Heritage—Net Present Value Analysis

        Sandler O'Neill also performed an analysis that estimated the net present value per share of Heritage common stock under various circumstances. The analysis assumed that Heritage performed in accordance with publicly available mean analyst earnings per share estimates for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term earnings per share growth rate for the years ending December 31, 2017 through December 31, 2019 as provided by the senior management of Heritage.

        To approximate the terminal value of Heritage common stock at December 31, 2019, Sandler O'Neill applied price to earnings multiples ranging from 14.0x to 19.0x and multiples of tangible book value ranging from 120% to 195%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Heritage common stock.

        At the April 23, 2015 Focus Bank board of directors meeting, Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis performed by Sandler O'Neill indicated an imputed range of values per share of Heritage common stock of $6.85 to $11.23 when applying multiples of earnings to the applicable amounts indicated in the projections provided by the senior management of Heritage and $5.22 to $9.74 when applying multiples of tangible book value to the applicable amounts indicated in the projections provided by the senior management of Heritage.

  Earnings Per Share Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
10%	8.66	9.17	9.69	10.20	10.71	11.23
11%	8.32	8.81	9.30	9.79	10.29	10.78
12%	7.99	8.47	8.94	9.41	9.88	10.35
13%	7.69	8.14	8.59	9.04	9.50	9.95
14%	7.39	7.83	8.26	8.70	9.13	9.56
15%	7.12	7.53	7.95	8.36	8.78	9.20
16%	6.85	7.25	7.65	8.05	8.45	8.85

  Tangible Book Value Multiples

Discount Rate	120%	135%	150%	165%	180%	195%
10%	6.56	7.19	7.83	8.47	9.10	9.74
11%	6.30	6.91	7.52	8.13	8.74	9.35
12%	6.07	6.65	7.23	7.82	8.40	8.99
13%	5.84	6.40	6.96	7.52	8.08	8.64
14%	5.62	6.16	6.70	7.23	7.77	8.31
15%	5.41	5.93	6.45	6.96	7.48	7.99
16%	5.22	5.71	6.21	6.70	7.20	7.69

        Sandler O'Neill also considered and discussed with the Focus Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings per share. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Heritage net income varied from 25% above projections to 25% below projections. This analysis indicates the following range of per share values for Heritage common stock, using the same price to earnings multiples of 14.0x to 19.0x and a discount rate of 12.87%:

  Earnings Per Share Multiples

Annual Net Income Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
–25%	6.14	6.48	6.82	7.16	7.50	7.84
–20%	6.45	6.82	7.18	7.54	7.91	8.27
–15%	6.77	7.16	7.54	7.93	8.32	8.70
–10%	7.09	7.50	7.91	8.32	8.73	9.14
–5%	7.41	7.84	8.27	8.70	9.14	9.57
0%	7.73	8.18	8.64	9.09	9.54	10.00
5%	8.04	8.52	9.00	9.48	9.95	10.43
10%	8.36	8.86	9.36	9.86	10.36	10.86
15%	8.68	9.20	9.73	10.25	10.77	11.30
20%	9.00	9.54	10.09	10.64	11.18	11.73
25%	9.32	9.89	10.45	11.02	11.59	12.16

        The following table describes the discount rate calculation for Heritage common stock prepared by Sandler O'Neill. The discount rate equals the sum of the risk free rate, the equity risk premium and the size premium.

Risk Free Rate	4.00%	Based on Normalized 20yr US Treasury
Equity Risk Premium	5.00%	Per Duff & Phelps 2014 Valuation Handbook
Size Premium	3.87%	Per Duff & Phelps 2014 Valuation Handbook

Discount Rate	12.87%

  Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed two groups of comparable merger and acquisition transactions. The first group, referred to as the Nationwide transaction group, included 22 transactions announced between January 1, 2014 and April 22, 2015 with a deal value between $35 million and $75 million with target NPAs less than 2.5%. The second group, referred to as the Western US transaction group, included 6 transactions announced between January 1, 2014 and April 22, 2015 with a deal value between $35 million and $75 million with target NPAs less than 5.0%.

        The Nationwide transaction group was composed of the following transactions:

Acquirer / Target
Wintrust Financial Corp. / Community Financial Shares Inc.
Horizon Bancorp / Peoples Bancorp Inc.
Ameris Bancorp / Merchant & Southern Banks of FL Inc.
United Community Banks Inc. / MoneyTree Corp.
Farmers National Banc Corp. / National Bancshares Corp.
First NBC Bank Holding Co. / State Investors Bancorp Inc.
Stupp Bros. Inc. / Southern Bancshares Corp.
ESB Bancorp MHC / Citizens National Bancorp Inc.
Pacific Continental Corp. / Capital Pacific Bancorp
Durant Bancorp Inc. / Consolidated Equity Corp.
Heartland Financial USA Inc. / Community Banc-Corp Sheboygan Inc.
Pacific Premier Bancorp / Independence Bank
ServisFirst Bancshares Inc. / Metro Bancshares Inc.
SKBHC Holdings LLC / Greater Sacramento Bancorp
Wintrust Financial Corp. / Delavan Bancshares Inc.
BNC Bancorp / Harbor Bank Group Inc.
Independent Bk Group Inc. / Houston City Bancshares Inc.
Home BancShares Inc. / Florida Traditions Bank
Peoples Bancorp Inc. / Ohio Heritage Bancorp Inc.
Simmons First National Corp. / Delta Trust & Banking Corp.
CBFH Inc. / MC Bancshares Inc.
CVB Financial Corp. / American Security Bank
IBERIABANK Corp. / First Private Holdings Inc.

	Mean	Median	Heritage/ Focus Bank Valuation Multiples
Transaction Value Per Share / Tangible Book Value Per Share	155%	149%	173%
Transaction Value Per Share / Last Twelve Months Earnings Per Share	25.0x	21.4x	42.1x
Transaction Value Per Share / Tangible Book Premium to Core Deposits	7.4%	7.8%	7.7%

Selected multiples and ratios adjusted for one-time items and tax reversals, where applicable.

        The Western US transaction group was composed of the following transactions:

Acquirer / Target
Pacific Continental Corp. / Capital Pacific Bancorp
Pacific Premier Bancorp / Independence Bank
SKBHC Holdings LLC / Greater Sacramento Bancorp
Banner Corp. / Siuslaw Financial Group
CVB Financial Corp. / American Security Bank
First Interstate BancSystem / Mountain West Financial Corp.

	Mean	Median	Heritage/Focus Bank Valuation Multiples
Transaction Value Per Share / Tangible Book Value Per Share	145%	145%	173%
Transaction Value Per Share / Last Twelve Months Earnings Per Share	20.6x	19.7x	42.1x
Transaction Value Per Share / Tangible Book Premium to Core Deposits	6.8%	7.2%	7.7%
One-Day Market Premium	38.7%	27.4%	64.1%

Selected multiples and ratios adjusted for one-time items and tax reversals, where applicable.

  Pro Forma Results and Capital Ratios

        Sandler O'Neill analyzed certain potential pro forma effects of the merger on Heritage, assuming the following, as provided by the senior management of Heritage: (i) Focus Bank projected net income for the years ending December 31, 2015 through December 31, 2019; (ii) the merger closes in the third quarter of 2015; (iii) an aggregate transaction value of $54.8 million, based on Heritage's closing stock price on April 22, 2015 of $9.00 per share; (iv) Heritage would be able to achieve cost savings on Focus Bank's projected non-interest expense; (v) Heritage would be able to achieve certain synergies; (vi) a core deposit intangible asset; (vii) various purchase accounting and mark-to-market adjustments; and (viii) all vested and exercisable options of Focus Bank are cashed out at the deal price per share. The analyses indicated that for the year ending December 31, 2016, the merger (excluding transaction expenses) would be accretive to Heritage's projected earnings per share and, at closing, the merger would be dilutive to Heritage's tangible book value per share. The analyses also indicated that at closing the merger would maintain Heritage's regulatory capital ratios above the regulatory guidelines for "well capitalized" status. The actual results achieved by the combined entity, however, may vary from projected results and the variations may be material.

  Analysis of Trading Liquidity of Heritage Common Stock

        Sandler O'Neill used publicly available information to review Heritage's average daily common stock trading activity for the 5 day, 30 day and 90 day periods ending April 22, 2015. During those periods, Heritage's daily average common stock trading activity ranged from approximately 26 thousand shares to approximately 56 thousand shares per day and Focus Bank's daily average common stock trading activity ranged from approximately 2 thousand shares to approximately 10 thousand shares per day. Based on an estimated 5.5 million shares of Heritage common stock to be issued in aggregate to Focus Bank's common shareholders, the analysis indicated that it would take between approximately 81 and 199 trading days to trade all of the shares issued to Focus Bank's common shareholders on a combined basis, assuming 5,601,000 shares of Heritage Series C preferred stock are included on an as converted basis.

  Sandler O'Neill's Relationship

        Sandler O'Neill acted as the financial advisor to Focus Bank's board of directors in connection with the merger and will receive an aggregate transaction fee in an amount equal to 1.5% of the aggregate purchase price (as defined in the engagement letter between Sandler O'Neill and Focus Bank), the majority of which is subject to the closing of the merger. Sandler O'Neill received a fee of $150,000 in connection with the rendering of its fairness opinion which fee will be credited towards any transaction fee becoming due and payable to Sandler O'Neill upon the closing of the merger. Focus Bank has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses (up to $25,000) incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law. Except as described here, Focus Bank has paid Sandler O'Neill no other fees or commissions for other services during the last two years.

        In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Focus Bank and Heritage and their respective affiliates. Sandler O'Neill may also actively trade the debt securities of Focus Bank and Heritage or their respective affiliates for its own account and for the accounts of its customers and, accordingly may at any time hold a long or short position in such securities. In addition, Sandler O'Neill advised Focus Bank's board of directors that Sandler O'Neill has in the past provided certain investment banking services to Heritage unrelated to the merger and has received compensation for such services and that Sandler O'Neill may provide, and receive compensation for, such services in the future.

Reasons for the Merger and Recommendation of the Heritage Board of Directors

        Heritage considers Focus Bank to be a strategic acquisition as it believes that the acquisition will provide significant value to the shareholders of both organizations. In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the Heritage Merger proposal, the Heritage board of directors consulted with Heritage management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of Heritage's and Focus Bank's business, operations, financial condition, asset quality, earnings and prospects, and its belief in the anticipated pro forma impact of the merger on the profitability, earnings per share and other financial metrics;

  •
  the location of the Focus Bank branch has the potential to reduce Heritage's total operating costs once all potential synergies have been realized;

  •
  the opportunity of the combined company to continue as the sole independent bank in San Jose, California;

  •
  the board of directors familiarity with the management team at Focus Bank;

  •
  the board of director's belief with respect to the compatibility of the business cultures of Focus Bank and Heritage, including the strategic focus of each company on local businesses and professionals;

  •
  its understanding of the current and prospective environment in which Heritage and Focus Bank operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Heritage both with and without the proposed transaction;

  •
  its review and discussions with Heritage's management concerning the due diligence examination of Focus Bank;

  •
  the complementary nature of the customers and markets of the two companies;

  •
  management's expectation that Heritage will retain or enhance its strong capital position upon completion of the transaction;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Focus Bank's business, operations and workforce with those of Heritage, including the costs and risks of successfully integrating the differing business models of the two companies;

  •
  the financial and other terms of the merger agreement, including merger consideration, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

  •
  the nature and amount of payments and other benefits to be received by Focus Bank management in connection with the merger pursuant to existing Focus Bank plans and compensation arrangements and the merger agreement;

  •
  the potential risk of diverting management attention and resources from the operation of Heritage's business and towards the completion of the merger and the integration of the two companies;

  •
  the opinion of KBW, Heritage's financial advisor, dated April 22, 2015, delivered to the Heritage board of directors that, as of such date, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Heritage; and

  •
  the regulatory and other approvals required in connection with the merger and the potential to receive such regulatory approvals in a reasonably timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the information and factors considered by the Heritage board of directors is not intended to be exhaustive, but includes the material factors considered by the Heritage board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Heritage board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Heritage board of directors considered all these factors as a whole, including discussions with, and questioning of, Heritage's management and Heritage's financial and legal advisors, and overall considered the factors to be favorable to, and to support its determination to approve entry into the merger agreement.

        This explanation of Heritage's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page[*] of this joint proxy statement/prospectus.

        For the reasons set forth above, the Heritage board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Heritage common stock in connection with the merger, are advisable and in the best interests of Heritage and its shareholders, and approved the merger agreement and the transactions contemplated by it. The Heritage board of directors unanimously recommends that the Heritage shareholders vote "FOR" the Heritage Merger proposal and "FOR" the Heritage Adjournment proposal (if necessary or appropriate).

Opinion of Financial Advisor to Heritage

        Heritage engaged KBW to render financial advisory and investment banking services to Heritage, including an opinion to the Heritage board of directors as to the fairness, from a financial point of view, to Heritage of the exchange ratio (defined as 1.8235 shares of Heritage common stock for each share of Focus Bank common stock) in the merger. Heritage selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

        At the meeting of the Heritage board of directors held on April 22, 2015 at which the Heritage board of directors evaluated the merger, KBW reviewed the financial aspects of the merger and rendered an oral opinion, which was subsequently confirmed in writing, that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Heritage. The Heritage board of directors approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. Heritage shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Heritage board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to Heritage. It did not address the underlying business decision of Heritage to proceed with the merger or enter into the merger agreement or constitute a recommendation to the Heritage board of directors as to how it should vote on the merger, and it did not and does not constitute a recommendation to any holder of Heritage common stock or any shareholder of any other entity as to how such shareholder should vote in connection with the merger or whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Heritage, Heritage Bank, Focus Bank and the merger, including, among other things:

  •
  a draft of the merger agreement, dated April 21, 2015 (the most recent draft then made available to KBW);

  •
  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of Heritage;

  •
  the audited financial statements for the three fiscal years ended December 31, 2014 of Focus Bank;

  •
  the Quarterly Filings with the Federal Reserve and/or the FDIC for the five quarters ended December 31, 2014 of Heritage and Focus Bank;

  •
  certain other interim reports and other communications of Heritage and Focus Bank to their respective stockholders; and

  •
  other financial information concerning the businesses and operations of Heritage and Focus Bank furnished to KBW by Heritage and Focus Bank or which KBW was otherwise directed to use for purposes of its analysis.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others:

  •
  the historical and current financial position and results of operations of Heritage and Focus Bank;

  •
  the assets and liabilities of Heritage and Focus Bank;

  •
  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information of Heritage and certain financial information of Focus Bank with similar information for certain other companies the securities of which are publicly traded;

  •
  financial and operating forecasts and projections of Focus Bank that were reviewed by Heritage management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Heritage board of directors;

  •
  the publicly available consensus "street estimates" of Heritage for 2015 and 2016, as well as assumed long term growth rates reflected therein, all of which information was discussed with KBW by Heritage management and used and relied upon at the direction of such management with the consent of the Heritage board of directors; and

  •
  estimates regarding certain pro forma financial effects of the merger on Heritage (including the cost savings and related expenses expected to result from the merger) that were prepared by Heritage management, provided to and discussed with KBW by such management, and used and relied upon at the direction of such management with the consent of the Heritage board of directors.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Heritage and Focus Bank regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Heritage as to the reasonableness and achievability of the financial and operating forecasts and projections of Heritage and Focus Bank and the estimates regarding certain pro forma financial effects of the merger on Heritage (and the assumptions and bases for such forecasts, projections and estimates, including but not limited to, in the case of Heritage, the cost savings and related expenses expected to result from the merger and other pro forma effects assumed or estimated with respect to the merger) which were prepared or reviewed by Heritage management and provided to KBW or that, in the case of the publicly available consensus "street estimates" of Heritage referred to above, KBW was directed by Heritage to use. KBW assumed, at the direction of Heritage, that all such forecasts and projections of HBTK and Focus Bank reflect, or in the case of the Heritage publically available "street estimates" referred to above are consistent with, the best currently available estimates and judgments of the management of Heritage. KBW also assumed, at the direction of Heritage, in all respects material to KBW's analyses and for purposes of KBW's opinion, the conversion of all issued and outstanding shares of Heritage Series C Convertible Perpetual Preferred Stock, no par value per share, into 5,601,000 shares of Heritage common stock, which is referred to in this summary of KBW's opinion as the Heritage preferred stock conversion. Additionally, the forecasts, projections and estimates of Focus Bank that were provided to KBW and that KBW was directed by Heritage management to use reflect differences from, and adjustments to, the information prepared by Focus Bank and provided to Heritage. Accordingly, with the consent of the Heritage board of directors, in rendering KBW's opinion KBW's reliance upon Heritage management as to the reasonableness and achievability of the Focus Bank forecasts, projections and estimates used by KBW includes reliance upon the judgments and assessments of Heritage with respect to such differences and such adjustments.

        It is understood that the forecasts, projections and estimates of Heritage and Focus Bank prepared or reviewed by Heritage management and provided to and discussed with KBW were not prepared with the expectation of public disclosure, that all such information, together with the publically available consensus "street estimates" of Heritage referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with management of Heritage and at the direction of such management and with the consent of the Heritage board of directors, that all such information (together with any assumptions that KBW was directed by Heritage to make for purposes of its opinion and its analysis) provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Heritage or Focus Bank since the date of the last financial statements of each such entity were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and it assumed, without independent verification and with Heritage's consent that the aggregate allowances for loan and lease losses for Heritage and Focus Bank were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Heritage or Focus Bank, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did KBW evaluate the solvency, financial capability or fair value of Heritage or Focus Bank under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed that, in all respects material to its analysis:

  •
  the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the version reviewed by KBW) with no additional payments or adjustments to the exchange ratio;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and related transactions and that all conditions to the completion of the merger and related transactions would be satisfied without any waivers or modifications to the merger agreement; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Heritage, Focus Bank or the pro forma entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

        KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Heritage that Heritage relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Heritage, Focus Bank, Heritage Bank of Commerce, the merger and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Heritage. KBW expressed no view or opinion as to any other terms or aspects of the merger, including without limitation, the form or structure of the merger, any transactions that may be related to the merger, any consequences of the merger to Heritage, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction, or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Heritage to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Heritage or the Heritage board of directors;

  •
  the fairness of the amount or nature of any compensation to any of Heritage's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Heritage common stock or Focus Bank common stock or relative to the exchange ratio;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Heritage or Focus Bank, or any other party to any other transaction contemplated by the merger agreement;

  •
  the actual value of Heritage common stock to be issued in the merger;

  •
  the prices, trading range or volume at which Heritage common stock would trade following the public announcement of the merger or following the consummation of the merger;

  •
  the Heritage preferred stock conversion;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Heritage, Heritage Bank of Commerce, Focus Bank, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Heritage, and Focus Bank. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Heritage board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Heritage board of directors with respect to the fairness of the exchange ratio. The exchange ratio (including both form and amount) payable in the merger was determined through negotiation between Heritage and Focus Bank and the decision to enter into the merger agreement was solely that of the Heritage board of directors.

        The following is a summary of the material financial analyses presented by KBW to the Heritage board of directors. The summary is not a complete description of the financial analysis underlying the opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

        For purposes of the financial analyses described below, based on the closing price of Heritage common stock on April 21, 2015 of $8.99, the exchange ratio represented an implied value of $16.39 per share of Focus Bank common stock. Additionally, at the direction of Heritage management, KBW assumed the Heritage preferred stock conversion for purposes of the financial analyses described below. Except as otherwise noted, the information utilized by KBW in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before April 22, 2015 and is not necessarily indicative of current market conditions. Certain financial data, referenced in the tables presented below, may not correspond to the data presented in Heritage's and Focus Bank's historical financial statements, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

  Selected Companies Analysis for Heritage

        Using publicly available information, KBW compared the market performance of Heritage to 17 banks that are publicly traded on major exchanges and are headquartered in the Western United States (defined as Arkansas, Arizona, California, Colorado, Hawaii, Idaho, Montana, New Mexico, Nevada, Oregon, Utah, Washington and Wyoming) with assets between $1 billion and $5 billion, excluding thrifts, ethnically-focused banks and merger targets. While KBW believes that the group of banks listed below are similar to Heritage, none of these banks have the same management, composition, size, operations, or financial profile as Heritage:

Central Pacific Financial Corp.	Bank of Marin Bancorp
National Bank Holdings Corporation	Heritage Oaks Bancorp
TriCo Bancshares	Sierra Bancorp
Heritage Financial Corporation	Pacific Continental Corporation
CoBiz Financial Inc.	Northrim BanCorp, Inc.
Cascade Bancorp	First Foundation Inc.
CU Bancorp	Central Valley Community Bancorp
Guaranty Bancorp	Pacific Mercantile Bancorp
Pacific Premier Bancorp, Inc.

        To perform this analysis, KBW used financial information for the quarter ended December 31, 2014, if available, and otherwise call reports and FR Y-9C reports from SNL Financial for the most recent available quarter. KBW used publicly available consensus "street estimates" for 2015 and 2016 estimated earnings per share.

        KBW's analysis showed, to the extent publicly available, the following concerning the market performance of Heritage and the selected companies:

	Heritage	Group 25th Percentile	Group 75th Percentile	Group Average	Group Median
Stock Price / Book Value per Share	1.57x	1.15x	1.44x	1.33x	1.32x
Stock Price / Tangible Book Value per Share	1.72x	1.32x	1.61x	1.51x	1.56x
LTM Price / Earnings	21.4x	15.6x	21.7x	18.8x	17.7x
2015 Estimated Price / Earnings	16.7x	13.5x	16.3x	15.1x	14.0x
2016 Estimated Price / Earnings	14.7x	11.9x	15.3x	14.7x	13.2x

  Selected Companies Analysis for Focus Bank

        Using publicly available information, KBW compared the market performance of Focus Bank to 25 banks that are publicly traded on major exchanges and are headquartered in the California with assets between $250 million and $1 billion, excluding thrifts, ethnically-focused banks and merger targets. While KBW believes that the group of banks listed below are similar to Focus Bank, none of these banks have the same management, composition, size, operations, or financial profile as Focus Bank:

Bank of Commerce Holdings	1st Capital Bank
First Northern Community Bancorp	Summit State Bank
FNB Bancorp	Santa Cruz County Bank
Oak Valley Bancorp	California Bank of Commerce
United Security Bancshares	San Diego Private Bank
Premier Valley Bank	CommerceWest Bank
First Choice Bank	Valley Republic Bank
American River Bankshares	Bank of Southern California, N.A.
Community West Bancshares	Bank of Santa Clara
Plaza Bank	Pacific Valley Bank
Presidio Bank	County Commerce Bank
Plumas Bancorp	Capital Bank
Bay Commercial Bank

        To perform this analysis, KBW used financial information for the quarter ended December 31, 2014, if available, and otherwise call reports and FR Y-9C reports from SNL Financial for the most recent available quarter. KBW used publicly available consensus "street estimates" for 2015 and 2016 estimated earnings per share.

        KBW's analysis showed, to the extent publicly available, the following concerning the market performance of Focus Bank and the selected companies:

	Focus Bank	Group 25th Percentile	Group 75th Percentile	Group Average	Group Median
Stock Price / Book Value per Share	1.05x	0.97x	1.24x	1.10x	1.06x
Stock Price / Tangible Book Value per Share	1.05x	0.99x	1.27x	1.13x	1.06x
LTM Price / Earnings	25.6x	11.4x	18.5x	15.3x	13.6x
2015 Estimated Price / Earnings	—	10.6x	15.3x	13.4x	11.7x
2016 Estimated Price / Earnings	—	8.5x	13.0x	11.1x	9.5x

  Selected Transactions Analysis

        KBW reviewed publicly available information related to 17 selected bank transactions where the target was headquartered in the top 20 Large Metropolitan Statistical Areas (defined as all Metropolitan Statistical Areas in the United States with 2014 population greater than 1.5 million) that were announced after December 31, 2013, with target assets between $100 million and $1 billion and a target nonperforming assets to assets ratio of less than 2%, excluding thrifts, terminated transactions and transactions with no reported deal value (as defined by SNL Financial). The selected transactions included:

Acquiror	Acquired Company
First Financial Bankshares, Inc.	FBC Bancshares, Inc.
Wintrust Financial Corporation	Community Financial Shares, Inc.
Cathay General Bancorp	Asia Bancshares, Inc.
Bridge Bancorp, Inc.	Community National Bank
Pacific Continental Corporation	Capital Pacific Bancorp
Pacific Premier Bancorp, Inc.	Independence Bank
SKBHC Holdings LLC	Greater Sacramento Bancorp
Independent Bank Corp.	Peoples Federal Bancshares, Inc.
Univest Corporation of Pennsylvania	Valley Green Bank
Eagle Bancorp, Inc.	Virginia Heritage Bank
National Penn Bancshares, Inc.	TF Financial Corporation
CU Bancorp	1st Enterprise Bank
Independent Bank Group, Inc.	Houston City Bancshares, Inc.
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
Green Bancorp, Inc.	SP Bancorp, Inc.
F.N.B. Corporation	OBA Financial Services, Inc.
IBERIABANK Corporation	First Private Holdings, Inc.

        To perform this analysis, KBW used information from SNL Financial and company reports as of April 21, 2015.

        To the extent publicly available, KBW derived, among other things, the following implied ratios for the selected transactions:

  •
  price per share paid for the acquired company to last twelve months EPS based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition;

  •
  price per share paid for the acquired company to book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

  •
  price per share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

  •
  transaction value for the acquired company minus tangible common equity premium as a percentage of core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

  •
  price per share paid for the acquired company to the closing price of the acquired company one day and one month prior to the announcement of the acquisition (expressed as a percentage and referred to as the 1-day market premium and 1-month market premium).

        These ratios were compared with corresponding transaction ratios for the merger based on the implied value of $16.39 per share of Focus Bank common stock. The results of the analysis are set forth in the following table:

Transaction Multiples:	Heritage/ Focus Bank Merger	Group 25th Percentile	Group 75th Percentile	Group Average	Group Median
LTM EPS	42.0x	17.7x	32.6x	25.7x	20.2x
Book Value	1.73x	1.45x	1.89x	1.80x	1.73x
Tangible Book Value	1.73x	1.48x	1.97x	1.81x	1.73x
Core Deposit Premium	5.1%	7.8%	14.9%	11.9%	10.3%
1-Day Market Premium	63.9%	14.1%	35.2%	29.0%	27.7%
1-Month Market Premium	68.1%	19.8%	36.4%	31.1%	29.0%

        No company or transaction used as a comparison in the selected companies or selected transactions analyses is identical to Heritage, Focus Bank or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

  Relative Contribution Analysis

        KBW prepared an analysis comparing the relative standalone percentage contributions of Heritage and Focus Bank to the pro forma market capitalization, balance sheet and income statement items of the combined entity, including pro forma ownership, assets, gross loans held for deposit, deposits, tangible common equity, last twelve months net income available to common shareholders as of December 31, 2014, and projected 2015 and 2016 net income available to common shareholders. This analysis excluded any purchase accounting adjustments and synergies.

        To perform this analysis, KBW used (i) balance sheet data for Heritage and Focus Bank as of December 31, 2014, (ii) net income for the twelve months ended December 31, 2014 for Heritage and Focus Bank, and (iii) publicly available consensus "street estimates" of net income of Heritage for 2015 and 2016 and net income estimates for Focus Bank for 2015 and 2016 assumed per Heritage management.

        The results of KBW's analysis are set forth in the following table:

	Heritage as a % of Total		Focus Bank as a % of Total
Ownership
Ownership at 100% Stock	85.4%		14.6%
Balance Sheet
Assets	80.5%		19.5%
Gross Loans Held for Investment	85.7%		14.3%
Deposits	79.4%		20.6%
Tangible Common Equity	85.5%		14.5%
Income Statement
LTM Net Income to Common Shareholders as of 12/31/2014	91.5	%(1)	8.5%
2015 Estimated Net Income	90.6%		9.4%
2016 Estimated Net Income	88.1%		11.9%

(1)
Net Income available to common shareholders prior to undistributed earnings allocated to Series C preferred shares.

  Financial Impact Analysis

        KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Heritage and Focus Bank. Using closing balance sheet estimates as of September 30, 2015 for Heritage and Focus Bank, publicly available consensus "street estimates" for Heritage's 2015 and 2016 earnings, estimates for Focus Bank's 2015 and 2016 earnings provided to KBW by Heritage management, assumed growth rates provided to KBW by Heritage management, and pro forma assumptions (including purchase accounting assumptions and cost savings) provided to KBW by Heritage management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Heritage. This analysis indicated the merger could be accretive to Heritage's 2016 and 2017 estimated EPS and dilutive to Heritage's estimated tangible book value per share as of September 30, 2015. Furthermore, the analysis indicated that, pro forma for the merger, each of Heritage's tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Capital Ratio and Total Risk-Based Capital Ratio as of September 30, 2015 could be lower. For all of the above, the actual results achieved by Heritage following the merger may vary from the projected results, and the variations may be material.

  Discounted Cash Flow Analysis

        KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Focus Bank. In this analysis, at the direction of Heritage management, KBW used assumptions provided by Heritage management for Focus Bank asset growth, earnings, cost savings and purchase accounting adjustments, and that Focus Bank would maintain a tangible common equity / tangible asset ratio within a range of 7.00% to 9.00%. KBW assumed discount rates ranging from 11.0% to 16.0% and the range of values was determined by adding (1) the present value of projected cash flows to Focus Bank shareholders from the stub period for fiscal year 2015 to fiscal year 2019 and (2) the present value of the terminal value of Focus Bank cash flows. In calculating the terminal value of Focus Bank, KBW applied multiples ranging from 12.0 times to 16.0 times 2020 estimated earnings. This analysis resulted in a range of implied values per share of Focus Bank common stock of $12.92 per share to $22.88 per share.

  KBW's Relationship

        KBW acted as financial advisor to Heritage in connection with the merger, and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, or sell securities to, Heritage and Focus Bank. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Heritage and Focus Bank for its own account and for the accounts of its customers.

        Pursuant to KBW's engagement agreement, Heritage agreed to pay KBW a cash fee equal to $400,000, of which $100,000 became payable to KBW upon the rendering of the opinion, and the balance of which is contingent upon the consummation of the merger. In addition, Heritage agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention, provided, however, that such expenses shall not exceed in the aggregate $25,000, without Heritage's consent, and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws. In addition to the present engagement, in the two years preceding the date of this opinion, KBW has provided investment banking and financial advisory services to Heritage and received compensation for such services. In September 2014, KBW acted as financial advisor to

Heritage in connection with its purchase of all of the outstanding common shares of Bay View Funding. In the two years preceding the date of the opinion, KBW has not provided investment banking and financial advisory services to Focus Bank. KBW may in the future provide investment banking and financial advisory services to Heritage, Heritage Bank and Focus Bank and receive compensation for such services.

Management and Board of Directors of Heritage After the Merger

        Upon completion of the merger, the composition of the board of directors of the combined company will be different than the current boards of Heritage and Focus Bank. The Heritage board of directors currently consists of eleven directors and, upon the completion of the merger, two directors of Focus Bank mutually acceptable to Focus Bank and Heritage will be appointed by Heritage to join the Heritage board of directors. The two individuals have tentatively been designated as J. Philip DiNapoli and Julianne Biagini-Komas. The appointment of each of these individuals has been tentatively approved by the Nominating and Corporate Governance Committee of the board of directors of Heritage. In addition, Heritage anticipates that Robert Gionfriddo and Teresa Powell, Focus Bank Executive Vice Presidents, will join Heritage as Executive Vice Presidents.

        The current directors and senior officers of Heritage will continue in their current positions. Information about the current Heritage directors and executive officers can be found in the documents listed under the section entitled "Where You Can Find More Information" beginning on page i.

Interests of Heritage Directors and Executive Officers in the Merger

        Heritage has not entered into any agreement or understanding, whether written or unwritten, with any director or executive officer, pursuant to which any such person would be entitled to receive compensation, whether present, deferred or contingent, that is based on or otherwise relates to the merger.

Interests of Focus Bank Directors and Executive Officers in the Merger

        In considering the recommendation of the Focus Bank board of directors with respect to the merger, Focus Bank shareholders should be aware that the executive officers and directors of Focus Bank have certain interests in the merger that may be different from, or in addition to, the interests of Focus Bank shareholders generally. The Focus Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that Focus Bank shareholders vote to approve the Focus Bank Merger proposal. These interests are described in further detail below.

  Two Focus Bank Directors Appointed to Heritage Board

        Under the terms of the merger agreement, two individuals who are currently directors of Focus Bank will be mutually selected by Heritage and Focus Bank to be appointed to the board of directors of Heritage. The two Focus Bank directors to be appointed to the Heritage Board have tentatively been designated as J. Philip DiNapoli and Julianne Biagini-Komas. The appointment of each of these individuals has been approved by the Nominating and Corporate Governance Committee of the board of directors of Heritage.

  Stock Ownership

        The directors and executive officers of Focus Bank beneficially owned (excluding options) as of the record date, a total of 738,899 shares of Focus Bank common stock, representing approximately 25% of the total outstanding shares of Focus Bank common stock. Each of the directors of Focus Bank has entered into a Shareholder Agreement pursuant to which, among other things, the directors and executive officers have agreed to vote any shares they beneficially own in favor of the Focus Bank Merger proposal and the Focus Bank Adjournment Proposal. The directors and executive officers of Focus Bank will receive the same per share merger consideration as the other shareholders of Focus Bank.

  Stock Options

        Immediately prior to the effective time of the merger, each outstanding option to purchase shares of Focus Bank common stock, including options held by executive officers and directors, whether or not then vested and whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, from Focus Bank equal to the product of the total number of shares of Focus Bank common stock subject to the option, times the excess, if any, of the product of 1.8235 multiplied by the volume weighted average of the closing prices for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on the fifth trading day immediately before the closing date over the exercise price per share under such option, which we to as the stock option consideration.

        The directors and executive officers of Focus Bank hold options to purchase an aggregate of 513,000 shares of common stock of Focus Bank which are exercisable or will become exercisable at the effective time of the merger. Each of these option holders has executed an option holder agreement with Focus Bank pursuant to which the option holders have agreed not to exercise their options prior to the effective time of the merger and providing that their options will terminate at the effective time of the merger in consideration for payment at the effective time of the merger of an amount in cash equal to the option consideration.

        The following table sets forth the option consideration to be received for the in-the-money options held by the executive officers of Focus Bank assuming the closing share price of Heritage common stock of $9.00 on April 22, 2015, the last trading day before the announcement of the merger.

Executive Officer	Options Vested At April 23, 2015	Options that Will Vest as a Result of Merger	Total Options	Total Cash Payment Upon Merger
Richard Conniff	137,550	0	137,550	$937,403
Robert Gionfriddo	30,773	16,477	47,250	$375,756
Michael Ong	5,004	24,996	30,000	$211,845
Michael Namba	34,650	0	34,650	$234,659
Teresa Powell	15,750	0	15,750	$198,482

        The following table sets forth the option consideration to be received for the in-the-money options held by the non-employee directors of Focus Bank assuming the closing share price of Heritage common stock of $9.00 on April 22, 2015, the last trading day before the announcement of the merger.

Director	Options Vested At April 23, 2015	Options that Will Vest as a Result of Merger	Total Options	Total Cash Payment Upon Merger
Ray S. Akamine	35,700	0	35,700	$269,142
Stanford H. Atwood, Jr.	35,700	0	35,700	$269,142
Julianne Biagini-Komas	1,050	0	1,050	$7,232
J. Philip DiNapoli	34,650	0	34,650	$261,909
Anneke Dury	35,700	0	35,700	$269,142
Richard Garrett	35,700	0	35,700	$269,142
Cynthia Lazares	34,650	0	34,650	$261,909
Philip Mahoney	34,650	0	34,650	$261,909

  Restricted Stock

        Certain executive officers of Focus Bank hold Focus Bank shares of restricted common stock that as of the date of this joint proxy statement/prospectus have not vested. Under the terms of their restricted stock agreements and the Focus Bank equity plan, these shares of restricted common stock will become fully vested as a result of the merger, subject to any tax withholding, and the holders of the restricted stock will receive the same consideration as the other shareholders of Focus Bank. The following table sets forth the number of unvested shares of restricted stock held by executive officers that will become vested as a result of the merger.

Executive Officer	No. of Shares of Unvested Restricted Common stock
Richard Conniff	10,000
Robert Gionfriddo	3,150
Michael Ong	17,500
Michael Namba	5,000
Teresa Powell	5,000

  Change in Control Payments under Employment Agreements

        Focus Bank is party to an employment agreement with each of its executive officers. Each employment agreement provides for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change in control.

        Pursuant to the employment agreement dated as of August 11, 2004, between Focus Bank and Richard Conniff, Chairman and Chief Executive Officer of Focus Bank, upon a material change in duties or his termination without cause prior to or within 12 months of a change in control, Mr. Conniff is entitled to receive (i) a lump sum payment equal to 24 months of his current base salary plus two times the most recent annual bonus, and (ii) COBRA payments for 24 months (less amounts paid by him for such benefits).

        Pursuant to the employment agreement dated as of February 22, 2013, between Focus Bank and Robert Gionfriddo, Executive Vice President and Business Banking Officer of Focus Bank, upon a material change in duties or his termination without cause prior to or within 12 months of a change in control, Mr. Gionfriddo is entitled to receive a lump sum payment equal to 18 months of his current base salary plus the prior year's bonus.

        Pursuant to the employment agreement dated as of August 5, 2014, between Focus Bank and Michael Ong, the Chief Credit Officer of Focus Bank, upon a material change in duties or his termination without cause 30 days prior to or within 12 months of a change of control, Mr. Ong is entitled to receive (i) a lump sum payment equal to 21 months of his current base salary plus 1.75 times the most recent annual bonus, and (ii) COBRA payments for 24 months (less amounts paid by him for such benefits).

        Pursuant to the employment agreement dated as of August 1, 2011, between Focus Bank and Michael Namba, the Chief Financial Officer of Focus Bank, upon a material change in duties or his termination without cause prior to or within 12 months of a change of control, Mr. Namba is entitled to receive (i) a lump sum payment equal to 24 months of his current base salary plus two times the most recent annual bonus, and (ii) COBRA payments for 24 months (less amounts paid by him for such benefits).

        Pursuant to the employment agreement dated as of August 1, 2011, between Focus Bank and Teresa Powell, the Executive Vice President and Community Banking Officer of Focus Bank, upon a material change in duties or her termination without cause prior to or within 12 months of a change of control, Ms. Powell is entitled to receive (i) a lump sum payment equal to 18 months of her current base salary plus 1.50 times the most recent annual bonus, and (ii) COBRA payments for 18 months (less amounts paid by her for benefits and if she does not participate in a Heritage health insurance plan).

  Focus Bank 2015 Bonus Program

        Historically, a portion of the compensation of all Focus Bank employees, including executive management, has been performance based. These performance based payments are generally paid after the end of each year and are dependent on the financial performance of Focus Bank and other quantitative and qualitative measures including the performance of the individual employee as measured against pre-determined goals and objectives. Focus Bank has established the Focus Business Bank 2015 Bonus Program to take into account the Focus Bank's operations during the pending announced merger with Heritage and that the merger may close before the end of the fiscal year.

        The payment of a bonus under the Focus Business Bank 2015 Bonus Program is dependent upon Focus Bank achieving all conditions required to complete the merger. In addition, the bonus payment will be conditioned on the Focus Bank achieving pre-tax net income after accrual for bonuses and before merger expense over and above that required to complete the merger plus qualitative and individual goals. Accrual of a bonus pool for the payment of bonuses at completion of the merger will be dependent on achieving the following levels of pre-tax net income after accrual for bonuses and before merger expense adjusted for the closing date:

Pre-tax YTD Income After Accrual for Bonuses and Before Merger Expense

Closing Date	8/31/15	9/30/15	10/31/15	11/30/15	12/31/15	Bonus Pool
Threshold	$400,000	$550,000	$700,000	$850,000	$1,000,000	$250,000
Target	$800,000	$975,000	$1,150,000	$1,325,000	$1,500,000	$430,000
Maximum	$1,300,000	$1,600,000	$1,900,000	$2,200,000	$2,500,000	$600,000

        Under the Focus Business Bank 2015 Bonus Program, the maximum bonus that could be paid to executive officers as a percentage of 2015 base salary paid to the closing date is as follows:

	As a percentage of base salary paid in 2015
Executive Officer	Threshold	Target	Maximum
Richard L. Conniff	9.33%	26.67%	40.00%
Robert Gionfriddo	9.33%	23.33%	30.00%
Michael Namba	9.33%	23.33%	30.00%
Michael Ong	9.33%	23.33%	30.00%
Teresa Powell	9.33%	23.33%	30.00%

        Prior to the closing date, management will recommend the bonuses to be paid under the Focus Business Bank 2015 Bonus Program to the Focus Bank board of directors, who must approve the payments.

  Summary of Payments to Certain Executive Officers.

        The following table summarizes certain payments to be received by the executive officer of Focus Bank as a result of the consummation of the transactions under the merger agreement. The amounts are calculated as of April 22, 2015, the day before the merger was publicly announced. These estimated amounts are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ from the amounts set forth below.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Tax Reimbursement	Total
Richard Conniff	$525,578	$1,101,518	$2,540	0	$1,629,636
Robert Gionfriddo	$305,053	$427,452	$0	0	$732,504
Michael Ong	$431,025	$499,046	$40,095	0	$970,167
Michael Namba	$441,100	$316,716	$25,119	0	$782,935
Teresa Powell	$360,825	$280,539	$13,225	0	$654,589

(1)
Represents amount payable under employment agreements with respect to change in control provisions.

(2)
Represents amount payable to the officer with respect to options and restricted stock that will be accelerated as a result of the merger.

(3)
Represents estimated amount payable on behalf of employee with respect to COBRA payments under employment agreement in connection with a change of control.

  Summary of Payments of Merger-Related Compensation

        The cash amounts to be paid to the executive officers described in the table and footnotes above will be paid in lump sum by Focus Bank immediately prior to the effective time of the merger.

        The equity amounts for stock options to the executive officers described in the table and footnotes above will be paid in lump sum by Focus Bank immediately prior to the effective time of the merger conditioned upon the cancellation of option agreements held by the executive officers.

  Insurance

        Pursuant to the merger agreement, Heritage is required to maintain in effect the current policies of directors' and officers' liability insurance maintained by Focus Bank (or comparable coverage) for a period of six years from the effective date of the merger with respect to possible claims against directors and/or executive officers of Focus Bank arising from facts or events which occurred prior the effective time of the merger.

  Indemnification

        Heritage agreed to indemnify the directors and officers of Focus Bank, against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Focus Bank or a subsidiary thereof to the fullest extent that the indemnified party would be entitled under the articles of incorporation and bylaws of Focus Bank as in effect on the date of the merger agreement and to the extent permitted by applicable law.

  Non-Solicitation and Confidentiality Agreements

        As a condition to consummation of the merger, each of the directors of Focus Bank has signed and delivered to Heritage a non-solicitation and confidentiality agreement which may not be revoked prior to the effective time of the merger. The agreement will remain in effect for twenty-four months following the effective time of the merger. The agreement includes provisions permitting Heritage to seek remedies for breach, including injunctive relief and specific performance.

Regulatory Approvals Required for the Merger

        Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the Federal Reserve and the Department of Business Oversight and the expiration of any applicable statutory waiting periods in each case subject to the condition that none of the approvals shall contain any "burdensome condition". The merger agreement defines a "burdensome condition" to mean any condition that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that a party would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of execution of the merger agreement. Each of Heritage and Focus Bank have agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals, and have agreed to fully cooperate with the other in the preparation and filing of the applications and other documents necessary to complete the transactions contemplated by the merger. Heritage, Heritage Bank of Commerce and Focus Bank have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

        Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger or will contain a burdensome condition.

  Federal Reserve Application Under the Bank Merger Act

        Because Heritage Bank of Commerce is a state member bank, prior approval to the merger of Focus Bank with and into Heritage Bank of Commerce is required from the Federal Reserve, pursuant to Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the Federal Reserve is required to take into consideration (i) the competitive impact of the proposed transactions, (ii) financial and managerial resources and future prospects of the banks party to the merger, (iii) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act, (iv) the banks' effectiveness in combating money-laundering activities, and (v) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the Federal Reserve provides an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Transactions approved by the Federal Reserve under the Bank Merger Act generally may not be completed until thirty days after the approval of the Federal Reserve is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve does regarding the merger's effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

  California Department of Business Oversight Applications

        The prior approval of the Department of Business Oversight will be required under Section 4880 et seq. of the California Financial Code to merge Focus Bank with and into Heritage Bank of Commerce.

        In reviewing the merger of Focus Bank with and into Heritage Bank of Commerce, the Department of Business Oversight will consider (i) the competitive impact of the merger, (ii) the adequacy of the surviving depository corporation's shareholders' equity and financial condition, (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory, (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws, and (v) whether the merger is fair, just and equitable to the disappearing depository corporations and the surviving depository corporations. The Commissioner will approve or deny the application within sixty days of filing. Such period may be extended with the consent of Heritage

  Additional Regulatory Approvals, Notices and Filings

        Additional notifications, filings and/or applications will be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.

        Although Heritage and Focus Bank expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

        There can likewise be no assurances that federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

        In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (i) the recorded assets and liabilities of Heritage will be carried forward at their recorded amounts, (ii) Heritage's historical operating results will be unchanged for the prior periods being reported, and (iii) the assets and liabilities of Focus Bank will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of Heritage common stock to be issued to former Focus Bank shareholders and cash to be paid in lieu of fractional shares and to former option holders, exceeds the fair value of the net assets including identifiable intangibles of Focus Bank at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Focus Bank being included in the operating results of Heritage beginning from the date of completion of the merger.

Public Trading Markets

        Heritage common stock is listed on the NASDAQ Global Select Market under the symbol "HTBK." Focus Bank common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "FCSB." Upon completion of the merger, Focus Bank common stock will cease trading. The Heritage common stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Exchange of Shares in the Merger

        Heritage will appoint Wells Fargo Shareholder Services as exchange agent to handle the exchange of shares of Focus Bank common stock for shares of Heritage common stock. As promptly as practicable after the effective time (and not less than five business days), the exchange agent will send to each holder of record of Focus Bank common stock at the effective time who holds shares of Focus Bank common stock in certificated form a letter of transmittal and instructions for effecting the exchange of Focus Bank common stock certificates for the per share merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, a Focus Bank shareholder will receive any whole shares of Heritage common stock such holder is entitled to receive based on the exchange ratio and cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without interest. After the effective time, Focus Bank will not register any transfers of shares of Focus Bank common stock.

        Upon consummation of the merger, uncertificated shares of Focus Bank common stock held in book-entry form will be automatically converted into whole shares of Heritage common stock in book-entry form, based on the exchange ratio, and the exchange agent will deliver to holders of book-entry shares cash in lieu of any fractional shares of Heritage common stock such holder is entitled to receive, without intent.

        Heritage shareholders need not take any action with respect to their stock certificates or book-entry shares of Heritage common stock.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully in its entirety before making any decisions regarding the merger.

Effects of the Merger

        The merger agreement provides for the merger of Focus Bank with and into Heritage Bank of Commerce, a wholly-owned subsidiary of Heritage, with Heritage Bank of Commerce surviving the merger. The merger agreement provides that the articles of incorporation and the bylaws of Heritage Bank of Commerce as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation.

        As a result of the merger, there will no longer be any publicly held shares of Focus Bank common stock. Focus Bank shareholders will only participate in the surviving corporation's future earnings and potential growth through their ownership of Heritage common stock. All of the other incidents of direct ownership of Focus Bank common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Focus Bank, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of Heritage Bank of Commerce and Focus Bank will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of Heritage Bank of Commerce and Focus Bank will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Effective Time of the Merger

        The merger agreement provides that the merger will be consummated no later than five business days after the satisfaction or waiver of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of Heritage and Focus Bank. The merger will be consummated legally at the time the agreement of merger has been duly filed with the Department of Business Oversight and the Secretary of State of the State of California or at such later time as may be specified in the agreement of merger. As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be effective in the third or early fourth quarter of 2015. However, there can be no assurance as to when or if the merger will occur.

        If the merger is not completed by the close of business on March 31, 2016, the merger agreement may be terminated by either Focus Bank or Heritage, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

        For a description of the transaction structure, merger consideration and treatment of Focus Bank stock options, please see the section entitled "The Merger—Terms of the Merger" beginning on page [*].

Covenants and Agreements

  Conduct of Businesses Prior to the Completion of the Merger

        Focus Bank has agreed that, prior to the effective time of the merger, it will generally conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business consistent with past practices. In addition, Focus Bank has agreed, and to cause its subsidiaries to, perform its material obligations under all of its material contracts, use reasonable best efforts to preserve it business organization intact, keep available the services of its current officers and employees, and maintain its relations and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Focus Bank and each of its subsidiaries, respectively, maintain and keep its properties in as good repair and condition as presently maintained (except due to ordinary wear and tear), maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, maintain its allowance for loan loss in accordance with past practices and methodologies and generally accepted accounting principles, charge off all loans and other assets, or portions thereof, deemed uncollectible or classified as "loss" in accordance with generally accepted accounting principles and applicable law or as directed by a governmental entity, and maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice. Further, Focus Bank agreed it will take no action that would adversely affect or delay the ability of Heritage or Focus Bank to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement.

        In addition to the general covenants above, Focus Bank has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the written consent of Heritage (at its sole and absolute discretion):

  •
  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests;

  •
  split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests;

  •
  purchase, redeem, or otherwise acquire (except upon the forfeiture of outstanding restricted stock or the exercise or fulfillment of Focus Bank stock options) any shares of capital stock or any other securities of Focus Bank or any of its subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities;

  •
  take any action that would result in any change of any term of any debt security of Focus Bank or any of its subsidiaries;

  •
  issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Focus Bank common stock or the value of Focus Bank or any part thereof other than the issuance of shares of Focus Bank common stock upon the exercise of an outstanding Focus Bank stock option;

  •
  enter into any contract with respect to the voting of its capital stock;

  •
  amend or propose to amend its articles of incorporation or bylaws;

  •
  permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Focus Bank or any of its subsidiaries;

  •
  terminate any lease or sublease of real property or fail to exercise any right to renew any lease or sublease of real property;

  •
  acquire direct or indirect control over any other business entity or make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business and with respect to loans made to third parties who are not affiliates of Focus Bank;

  •
  make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, not in excess of $50,000 individually or $150,000 in the aggregate;

  •
  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or other assets, except sales of loans, loan participations and sales of investment securities in the ordinary course of business to third parties who are not affiliates of Focus Bank, the disposition of assets which are inoperable or that are replaced in the ordinary course of business, or sales of other real estate owned at a price that is not less than its carrying value;

  •
  make material changes to the credit policies and collateral eligibility requirements and standards, except as required by law or any governmental entity;

  •
  create or incur any indebtedness for borrowed money other than acceptance of deposits, sales, certificates of deposit, issuance of commercial paper and entering into repurchase agreements each in the ordinary course of business;

  •
  assume, guarantee, or endorse the obligations of any other individual or business entity, in connection with presentation of items for collection in the ordinary course of business;

  •
  enter into any derivatives contract or any structured finance transaction;

  •
  pay, discharge, settle, or satisfy any material claim or legal action of any amount exceeding $100,000 individually or $300,000 in the aggregate or that would impose any material restriction on the business of Focus Bank or any of its subsidiaries, waive, release, grant, or transfer any right of material value, commence any legal action, except in the ordinary course of business or, agree or consent to the issuance of any order restricting or otherwise affecting its business in any material respect;

  •
  implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks, or fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk;

  •
  enter into a new material line of business;

  •
  change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, except in each case as required by any applicable law or a governmental entity;

  •
  change its investment securities portfolio in any material respect other than in the ordinary course of business;

  •
  purchase, modify or originate any loans except in accordance with existing Focus Bank's lending policies, and lending limits and authorities, or loans that are criticized or classified, except that Focus Bank must provide notice of any aggregate loan commitments over $3.0 million to any one borrowing relationship to Heritage, and Heritage shall have two business days to give notice of objection to such loan, acting reasonably and providing in reasonable detail the basis for such objection (the failure to so object within two business days shall be deemed a waiver of any such objection);

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

  •
  make or commit to make any loan to, or enter into any transaction with, a director, officer, employee or any affiliate of Focus Bank or any of its subsidiaries;

  •
  make, acquire a participation in, reacquire an interest in a participation sold or sell any loan that is not in compliance with Focus Bank's credit underwriting standards, policies and procedures;

  •
  reduce any material accrual or reserve (including the allowance for loan loss), other than as required by general accepted accounting principles or change the methodology by which such accounts generally have been maintained in accordance with past practices;

  •
  materially amend, modify, change, or terminate any Focus Bank material contract, or waive, release, or assign any rights or claims thereunder, or enter into or materially amend or materially modify any contract, which following execution, amendment or modification would have been a material contract if in existence as of the date of the merger agreement;

  •
  adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Focus Bank or any of its subsidiaries;

  •
  hire any new employee at the level of having title of vice president or more senior, hire any new employee at an annual rate of compensation in excess of $80,000, promote any employee except in order to fill a position vacated after the date of the merger agreement, or engage any independent contractor whose engagement may not be terminated by Focus Bank or any of its subsidiaries without penalty on thirty days' notice or less, except that Focus Bank and its subsidiaries may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business;

  •
  except as disclosed to Heritage at the time of the merger agreement or as required under applicable law or any contract or Focus Bank employee plan, (i) pay to any employee, officer, director, or independent contractor of Focus Bank or any of its subsidiaries any compensation bonus or benefit not provided for under any outstanding contract or Focus Bank employee plan, (ii) grant any awards under any Focus Bank employee plan (iii) take any action to fund any future payment of or in any other way secure the payment of compensation or benefits under any contract or Focus Bank employee plan, (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any contract, stock option, share of restricted stock, or Focus Bank employee plan (except as permitted under the terms of the merger agreement), or (v) adopt, enter into, or amend any employment contract or Focus Bank employee plan other than offer letters entered into with new employees in the ordinary course of business that provide for "at will employment" with no severance benefits;

  •
  fail to accrue a material reserve in its books and records and financial statements in accordance with past practice for taxes, settle or compromise any legal action relating to any tax, make, change, or revoke any tax election, file or amend any tax return, or prepare any tax return in a manner materially inconsistent with the past practices, or take any action which would materially adversely affect the tax position of Focus Bank and its subsidiaries, Heritage or Heritage Bank of Commerce after the merger;

  •
  change its fiscal year, revalue any of its assets, or make any changes in financial or tax accounting methods, principles, or practices or systems of internal controls, except as required by generally accepted accounting principles;

  •
  take any action, or knowingly fail to take any action, which action or failure to act that would or is reasonably likely to prevent or impede the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  take any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied or a material violation of any provision of the merger agreement; or

  •
  authorize, commit, resolve, or agree to take any of the foregoing actions.

        Heritage has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the written consent of Focus Bank:

  •
  amend, repeal or otherwise modify any provision of its articles of incorporation or bylaws other than those that would not be adverse in any material respect to Focus Bank or its shareholders or those that would not impede the ability of Heritage or Heritage Bank of Commerce to consummate the merger;

  •
  declare, set aside or pay any distributions on or in respect of any of its capital stock other than ordinary quarterly cash dividends in conformity with past practice;

  •
  split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the grant of awards pursuant to Heritage equity plans, and upon the exercise or fulfillment of Heritage stock options;

  •
  repurchase, redeem or otherwise acquire shares of its capital stock (except upon the forfeiture of any outstanding shares of restricted stock), other than (i) shares of the capital stock of Heritage or any of its subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of Heritage or any of its subsidiaries and shares of Heritage common stock on behalf of the Heritage employee stock ownership plan; and (ii) shares delivered by holders of Heritage stock options in connection with the exercise of such options,

  •
  issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Heritage stock options and other awards pursuant to the Heritage equity plans and Heritage common stock pursuant to Heritage stock options, other awards granted pursuant to the Heritage equity plans, issuance of Heritage common stock upon conversion of the Heritage Series C preferred stock or exchange of Heritage common stock for the shares of Heritage Series C preferred stock,

  •
  take any action that is intended to, or would or would be reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied, except, in every case, as may be required by applicable law;

  •
  take any action, or knowingly fail to take any action, which action or failure to act that would or is reasonably likely to prevent or impede the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or

  •
  authorize, commit, resolve, or agree to take any of the foregoing actions.

  Regulatory Matters

        Heritage and Focus Bank have agreed to promptly prepare this joint proxy statement/prospectus and Heritage agreed to promptly file with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part. Heritage and Focus Bank have each agreed to use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Heritage and Focus Bank have each agreed to furnish all information concerning themselves, their affiliates and the holders of their capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and this joint proxy statement/prospectus.

        Heritage and Focus Bank have each agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and any governmental entity that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

  Shareholder Approval

        The Focus Bank board of directors has unanimously resolved to recommend to the Focus Bank shareholders that they adopt and approve the merger agreement (subject to certain exceptions if, following the receipt of a Superior Proposal (as defined below), such recommendation would result in a violation of the board of directors fiduciary duties under applicable law), and to submit to the Focus Bank shareholders the merger agreement, to include the recommendation that Focus Bank shareholders adopt and approve the merger agreement attached to this joint proxy statement/prospectus, and use reasonable best efforts to obtain from its shareholders a vote adopting the merger agreement. Focus Bank has an unqualified obligation to submit the approval of the merger agreement to its shareholders at its shareholder meeting unless the merger agreement is validly terminated.

        The Heritage board of directors has unanimously resolved to recommend to the Heritage shareholders that they approve the issuance of shares of Heritage common stock, and to submit to the Heritage shareholders the merger agreement, to include the recommendation that Heritage shareholders approve the issuance of shares of Heritage common stock in this joint proxy statement/prospectus, and use reasonable best efforts to obtain from its shareholders a vote adopting and approving the merger and the issuance of shares of Heritage common stock.

        Heritage and Focus Bank have each agreed to cooperate to schedule and convene their respective shareholders' meetings on the same date and as soon as practicable after the date of the merger agreement.

  NASDAQ Listing

        Heritage has agreed to use its reasonable commercial efforts to cause the shares of Heritage common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to or at the effective time of the merger.

  Employee Matters

        Employees of Focus Bank who become employees of Heritage or Heritage Bank of Commerce, referred to as continuing employees, will be offered salary or wage levels at least equal to the salary or wage levels to which such employees were entitled to immediately prior to the merger closing date. After the effective time of the merger, Heritage Bank of Commerce will provide a severance benefit to each person who was an employee of Focus Bank immediately before the effective time (except for any employee who is a party to any written agreement relating to severance) and whose employment is terminated involuntarily, other than for "Cause" (as defined below), by Heritage Bank of Commerce as of the effective time or with regard to a continuing employee within twelve months after the effective time. The severance benefit will consist of a lump sum payment equal to such employee's regularly scheduled base salary or base wages at the time of termination of employment for a period equal to (i) thirty days multiplied by (ii) the number of full years of continuous service completed by such employee with Focus Bank (but not less than sixty days or more than 365 days), subject to applicable tax withholding. "Cause" means the employee's personal dishonesty or misconduct, breach of fiduciary duty involving personal profit, failure to comply with any legal directive of Heritage or Heritage Bank of Commerce, as applicable, failure to perform required duties, the violation of any law (other than traffic violations or similar minor offenses that do not harm the reputation of Heritage or Heritage Bank of Commerce) or any legal order issued by a governmental entity.

        Focus Bank and Heritage agreed to offer a "retention" program to identified Focus Bank employees who remain with Focus Bank and then continue with Heritage Bank of Commerce through the conversion process following completion of the merger. Under the retention program eligible employees will receive an amount equal to two months base salary in addition to the severance benefits otherwise available to the employee.

        As soon as administratively practicable after the effective time of the merger, Heritage will take all reasonable action so that continuing employees will be entitled to participate in each employee benefit plan, program or arrangement of Heritage and Heritage Bank of Commerce of general applicability, referred to as the Heritage benefit plans, to the same extent as similarly-situated employees of Heritage and Heritage Bank of Commerce, except that coverage will be continued under corresponding benefit plans of Focus Bank (to the extent such Focus Bank plans have not been terminated) until such employees are permitted to participate in the Heritage benefit plans. Continuing employees will not have the opportunity to participate in the Heritage Bank of Commerce 2005 amended and restated supplemental executive retirement plan, referred to as the SERP. Heritage and Heritage Bank of Commerce will use reasonable efforts to ensure that from the merger closing date through the next open enrollment date for a Heritage or Heritage Bank of Commerce group health, dental, and vision, continuing employees will continue to be covered by Focus Bank's group health, dental, and vision. The prior service of a continuing employee with Focus Banks will be recognized for purposes of eligibility, participation, vesting and benefit accrual under Heritage employee benefit plans to the same extent that such service was recognized immediately prior to the effective time of the merger under a corresponding Focus Bank benefit plan in which such continuing employee was eligible to participate, except that that such recognition of service shall not (i) operate to duplicate any benefits of a continuing employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, (iii) apply for purposes of the Heritage employee stock ownership plan, (iv) apply for any benefit accrual under the SERP, or (vi) apply for purposes of any plan, program or arrangement under which similarly situated employees of Heritage and Heritage Bank of Commerce do not receive credit for prior service or that is grandfathered or frozen, either with respect to the level of benefits or participation.

        If any continuing employee becomes eligible to participate in any health or dental benefit plan, Heritage or Heritage Bank of Commerce, as applicable, will request from the appropriate sponsor or provider that (i) any pre-existing condition limitations or eligibility waiting periods under such plan be waived with respect to such continuing employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under a Focus Bank employee benefit plan in which such continuing employee participated immediately prior to the effective time of the merger, and (ii) recognize any health expenses incurred by such continuing employee and his or her covered dependents in the year that includes the merger closing date (or, if later, the year in which such continuing employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such plan.

        On or after the effective time of the merger, Heritage, in its sole discretion, may elect to terminate the Focus Bank 401(k) Plan or to discontinue contributions to the Focus Bank 401(k), to cause Focus Bank to terminate the 401(k) Plan, or to merge the Focus Bank 401(k) Plan with and into the Heritage Bank of Commerce 401(k) Plan.

        The merger agreement specifies that none of its provisions should be interpreted or construed to confer upon any employee of Focus Bank or any of its subsidiaries who continues to be employed by the surviving corporation or any of its subsidiaries after the effective time with any right with respect to continuance of employment by or other service with the surviving corporation or any of its subsidiaries. Nor does the merger agreement interfere in any way with the right of the surviving corporation and its subsidiaries to terminate the employment or other association of any person at any time. The terms of the merger agreement do not constitute an amendment of, or interfere in any way with the right of the surviving corporation and its subsidiaries to amend, terminate or otherwise discontinue, any or all Heritage employee plans and any other plans, practices or policies of the surviving corporation or any of its subsidiaries in effect from time to time.

        No provision in the merger agreement creates any right to employment or continued employment or to a particular term or condition of employment with the surviving corporation or any of its subsidiaries nor does the merger agreement create any third party beneficiary right in any person.

  Indemnification and Directors' and Officers' Insurance

        From and after the effective time of the merger, Heritage has agreed to indemnify and hold harmless each person who, prior to the effective time, is or was a director or officer of Focus Bank against any losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior written consent of Heritage) in connection with any claim, action, suit, proceeding, investigation or other legal proceeding (civil, criminal, administrative or investigative), in which such officer or director is or was threatened to be made a party or witness, arising out of the fact that he or she is an officer or director of Focus Bank, if such claim pertains to any matter arising, existing or occurring on or before the effective time of the merger, whether such claim is asserted or claimed before or after the effective time to the fullest extent under the Focus Bank articles of incorporation or bylaws or applicable law.

        Heritage and Focus Bank agreed to use their commercially reasonable efforts to cause the persons serving as officers and directors of Focus Bank and the Focus Bank subsidiaries immediately prior to the effective time of the merger to be covered by a directors' and officers' liability insurance tail policy obtained from Focus Bank's current insurance carrier of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Focus Bank's current policy with respect to acts or omissions occurring prior to the effective time that were committed by such officers and directors in their capacity as such for a period of six years. The cost of such policy is limited to 200% of the amount currently paid for such insurance annually. If Focus Bank cannot obtain the insurance, Heritage agreed to use its commercially reasonable efforts to obtain as much comparable insurance as is available.

  No Solicitation and Change in Recommendation

        Focus Bank and its subsidiaries have agreed (and to cause its representatives to), cease and terminate any existing activities, discussions or negotiations with any person (other than Heritage) with respect to an Acquisition Proposal (as defined below). Focus Bank has also agreed not, and to cause each of its subsidiaries and its and their representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may reasonably be expected to lead to an Acquisition Proposal;

  •
  furnish any information regarding Focus Bank or any of its subsidiaries or provide any access to the properties, books and records of Focus Bank or its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may reasonably be expected to lead to an Acquisition Proposal;

  •
  initiate, engage or participate in discussions or negotiations with any person with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal; or

  •
  approve, endorse, or recommend, or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal constituting or related to or intended to, or that may reasonably be expected to lead to, an Acquisition Proposal, or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the merger (except a confidentiality agreement).

        However, if at any time prior to the obtaining the approval of the shareholders of Focus Bank to adopt the merger agreement, Focus Bank receives a bona fide, unsolicited written Acquisition Proposal, Focus Bank may furnish nonpublic information regarding Focus Bank and its subsidiaries or enter into negotiations or discussions if and only if:

  •
  the Focus Bank board of directors concludes in good faith (after consultation with its financial advisor and its outside legal counsel) that the Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal (as defined below);

  •
  neither Focus Bank nor any of its representatives has violated any its obligations under the merger agreement; and

  •
  the Focus Bank board of directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) that such action is required or is reasonably likely to be required in order for the Focus Bank board of directors to comply with its fiduciary obligations under applicable law.

        Prior to furnishing any material nonpublic information to a person who has made an Acquisition Proposal, Focus Bank must receive from such person an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Heritage and Focus Bank is on Heritage. Focus Bank has agreed to notify Heritage within 24 hours after receipt of (i) any inquiry or indication of interest that may lead to an Acquisition Proposal, (ii) an Acquisition Proposal (including any modification of or any amendment to an Acquisition Proposal), or (iii) any request for nonpublic information relating to Focus Bank or any of its subsidiaries by any person that has made, or to the knowledge of Focus Bank, may be considering making, an Acquisition Proposal, and provide details about the person submitting any of the foregoing, and the terms of any such Acquisition Proposal, inquiry, indication or request. Focus Bank also agreed to keep Heritage fully informed on a current basis of any additional information requested or provided by Focus Bank and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

        Under the merger agreement the Focus Bank board of directors may not:

  •
  withdraw, modify, amend or qualify in a manner adverse to Heritage the recommendation that the Focus Bank shareholders approve and adopt the merger agreement;

  •
  adopt or propose a resolution to withdraw, amend or qualify its recommendation in a manner adverse to Heritage;

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  take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Focus Bank board of directors (or any committee thereof) does not support the merger and the merger agreement or does not believe that the merger and the merger agreement are in the best interests of the Focus Bank shareholders;

  •
  publicly announce its intention to withdraw, modify, amend or qualify its recommendation in a manner adverse to Heritage;

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  fail to reaffirm without qualification its recommendation, or fail to state publicly without qualification that the merger and the merger agreement are in the best interests of the Focus Bank shareholders, within five business days after Heritage requests in writing that such action be taken;

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  fail to announce publicly, within ten business days after a tender offer or exchange offer relating to securities of Focus Bank shall have been commenced, that the Focus Bank board of directors recommends rejection of such tender offer or exchange offer;

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  fail to issue, within ten business days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or

  •
  approve, endorse or recommend any Acquisition Proposal.

        Prior to its shareholders adopting the merger agreement, Focus Bank may change its recommendation that its shareholders vote in favor of adopting the merger agreement if (i) Focus Bank has complied with the obligations with respect to the Focus Bank shareholders' meeting and the non-solicitation of competing Acquisition Proposals described in the merger agreement, (ii) the Focus Bank board of directors receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn, and (iii) a majority of the entire Focus Bank board of directors determine in good faith (after consultation with its independent financial advisors and legal counsel), that such Acquisition Proposal constitutes a Superior Proposal.

        However, Focus Bank may only change its recommendation to shareholders if:

  •
  the Focus Bank board of directors determines in good faith (after consultation with its outside legal counsel) that the failure of the Focus Bank board of directors to take such action would be or would reasonably likely to be a violation of its fiduciary duties to the shareholders of Focus Bank under applicable law;

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  Focus Bank provides Heritage prior written notice at least five business days prior to taking such action, which notice states that the Focus Bank board of directors has received a Superior Proposal and, absent any revision to the terms and conditions of the merger agreement, the Focus Bank board of directors has resolved to change its recommendation to shareholders to vote to adopt the merger agreement, which notice must specify the basis for the change of recommendation, including the material terms of the Superior Proposal (including the proposed documents and agreements);

  •
  during such five business day period, Focus Bank negotiates in good faith with Heritage (if it desires to negotiate) to enable Heritage to make an offer that is at least as favorable to the shareholders of Focus Bank so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

  •
  at the end of such five business day period, a majority of the entire Focus Bank board of directors, after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Heritage, continues to believe (after consultation with its financial and legal advisors) that such Acquisition Proposal constitutes a Superior Proposal and the failure to accept the Acquisition Proposal would or would reasonably likely to result in a violation of its fiduciary duties to the shareholders of Focus Bank under applicable law.

        The merger agreement provides that any amendment or modification to the financial or other material terms of such Acquisition Proposal will constitute a new Acquisition Proposal giving rise to a new three business day response period for Heritage, consequently extending the periods referenced above.

        Nothing in the merger agreement will prohibit Focus Bank from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing to its shareholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act (as if Focus Bank was subject to the Exchange Act), provided that any such disclosure will be deemed to be a change of recommendation unless the Focus Bank board of directors expressly and concurrently reaffirms its recommendation that Focus Bank shareholders vote to adopt and approve the merger agreement.

        "Acquisition Proposal" means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (i) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of Focus Bank, (ii) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of Focus Bank and its subsidiaries representing 10% or more of the consolidated assets of Focus Bank and its subsidiaries (including equity securities of the subsidiaries), measured either by book value or fair market value, (iii) issuance, sale or other disposition by Focus Bank of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of Focus Bank, (iv) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Focus Bank common stock or any class of equity securities of Focus Bank, (v) recapitalization, liquidation, dissolution or other similar type of transaction with respect to Focus Bank which would result in any person or group acquiring 10% or more of the fair market value of the assets (including capital stock of its subsidiaries) of Focus Bank and its subsidiaries taken as a whole, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

        "Superior Proposal" means bona fide, unsolicited written Acquisition Proposal that (i) is obtained not in breach of this Agreement, on terms that the Focus Bank Board determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and the merger agreement (including any proposal by Heritage to adjust the terms and conditions of this Agreement)), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement are more favorable from a financial point of view to its shareholders than the merger, (ii) is reasonably likely to receive all necessary regulatory approvals and be consummated, and (iii) does not contain any condition to closing or similar contingency related to the ability of the person making such proposal to obtain financing and any financing required to consummate the transaction contemplated by such offer is committed and is reasonably capable of being obtained by such person. For purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 10% shall be deemed references to 100%.

Representations and Warranties

        The merger agreement contains representations and warranties made by Focus Bank to Heritage relating to a number of matters, including the following:

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  corporate organization, qualification to do business, corporate power, and subsidiaries;

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  capitalization;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

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  required regulatory consents necessary in connection with the merger;

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  conformity with generally accepted accounting principles of Focus Bank's financial statements;

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  internal controls;

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  absence of undisclosed liabilities;

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  allowance for loan losses;

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  off-balance sheet arrangements;

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  absence of certain changes or events since December 31, 2013;

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  taxes and tax returns;

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  government authorizations;

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  compliance with applicable law;

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  regulatory matters;

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  existing or contemplated cease-and-desist order or other orders, written agreements, memoranda of understanding or similar communications, commitment letters, directives, extraordinary supervisory letters, or board resolutions with or required by regulators or other government entities;

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  legal proceedings;

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  employee compensation and benefits matters;

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  labor and employment matters;

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  environmental matters;

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  loan portfolio;

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  risk management instruments;

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  title to securities held by Focus Bank and its subsidiaries;

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  properties and assets;

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  intellectual property;

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  information technology, security and privacy matters;

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  material contracts;

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  insurance;

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  fairness opinion from financial advisor;

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  broker's fees payable in connection with the merger;

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  affiliate transactions;

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  accuracy of Focus Bank information provided in this joint proxy statement/prospectus; and

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  inapplicability of takeover laws.

        The merger agreement also contains representations and warranties made by Heritage to Focus Bank relating to a number of matters, including the following:

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  corporate organization, qualification to do business, corporate power, and subsidiaries;

  •
  capitalization;

  •
  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

  •
  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

  •
  required regulatory consents necessary in connection with the merger;

  •
  proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

  •
  conformity with generally accepted accounting principles and SEC requirements of Heritage's financial statements filed with the SEC;

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  internal controls;

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  absence of undisclosed liabilities;

  •
  allowance for loan losses;

  •
  off-balance sheet arrangements;

  •
  taxes and tax returns;

  •
  compliance with applicable law;

  •
  regulatory matters;

  •
  legal proceedings;

  •
  labor matters;

  •
  broker's fees payable in connection with the merger; and

  •
  accuracy of Heritage information provided in this joint proxy statement/prospectus.

        Certain of these representations and warranties by Focus Bank and Heritage are qualified as to "materiality" or "material adverse effect."

        "Material Adverse Effect" means for Focus Bank or Heritage any effect, event, fact, development, condition, change, occurrence or circumstance that, individually or in the aggregate, is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of such party and its subsidiaries, taken as a whole, or prevents or materially delays, or its reasonably likely to prevent or materially delay the ability of such party and its subsidiaries to perform their respective obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement on a timely basis; except that a material adverse effect on Focus Bank or Heritage and their respective subsidiaries shall not be deemed to include any effect, event, fact, development, condition, change, occurrence or circumstance arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the merger and the other transactions contemplated by the merger agreement, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, or (iv) general conditions in the financial industry, including changes in laws, regulations rules, generally accepted accounting principles or regulatory accounting requirements; provided further, however, that any effect, event, fact, development, condition, change, occurrence or circumstance referred to in clauses (i), (iii) or (iv) above shall be taken into account in determining whether a material adverse effect has occurred or is reasonably be expected to occur to the extent that any effect, event, fact, development, condition, change, occurrence or circumstance has a disproportionate effect on such party and its subsidiaries, taken as a whole, compared to other participants in the financial industries in which such party and its subsidiaries conduct their businesses.

        The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under the section entitled "The Merger Agreement—Termination; Termination Fee" beginning on page [*], if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Heritage or Focus Bank, or otherwise under the merger agreement, unless Heritage or Focus Bank willfully breached the merger agreement or committed fraud.

Conditions to the Merger

  Conditions to Each Party's Obligations

        The respective obligations of each of Heritage and Focus Bank to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  receipt of the requisite approvals of the merger agreement by the Focus Bank shareholders and the Heritage shareholders and the issuance of Heritage common stock to Focus Bank shareholders in connection with the merger;

  •
  the absence of any statute, rule, regulation, judgment, decree, injunction or other order that would prohibit or make illegal the completion of the merger;

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  the receipt of all regulatory approvals required from the Federal Reserve Board, and the Department of Business Oversight, in each case required to consummate the transactions contemplated by the merger agreement, including the merger, and all statutory waiting periods in respect thereof having expired; and, without any such item containing or having resulted in, or reasonably being expected to result in, the imposition of a burdensome condition;

  •
  the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order suspending effectiveness or proceeding initiated or threatened by the SEC for that purpose; and

  •
  approval for the listing on the NASDAQ Global Select Market of the Heritage common stock to be issued in the merger, subject to official notice of issuance.

  Conditions to Obligations of Heritage

        The obligation of Heritage to complete the merger is also subject to the satisfaction or waiver by Heritage of the following conditions:

  •
  the accuracy of the representations and warranties of Focus Bank as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Focus Bank;

  •
  Focus Bank shall have delivered the closing financial statements of Focus Bank;

  •
  Focus Bank's adjusted shareholders' equity as of the last business day of the month preceding closing being at least $28,493,392 million;

  •
  Focus Bank's "core deposits" as of the last business day of the month preceding closing being at eighty-five percent of the balance of core deposits at December 31, 2014;

  •
  performance in all material respects by Focus Bank of the obligations required to be performed by it at or prior to the closing date of the merger;

  •
  since the date of the merger agreement no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstance or events, has had or would reasonably be expected to have a material adverse effect on Focus Bank;

  •
  satisfaction in form and substance of all corporate and other proceedings in connection with the transactions and all documents incident thereto contemplated at the closing;

  •
  receipt of Shareholder Agreements from each of the Focus Bank directors;

  •
  receipt of Non-solicitation and Confidentiality Agreements from each of the Focus Bank directors;

  •
  receipt of resignations from each director of Focus Bank and each of its subsidiaries;

  •
  receipt of a properly executed statement from Focus Bank that meets the requirements of the Foreign Investment in Real Property Tax Act;

  •
  receipt of an opinion from KBW that the exchange ratio is fair to Heritage;

  •
  holders of not in excess of ten percent of the outstanding shares of Focus Bank common stock exercise their dissenters' rights; and

  •
  receipt by Heritage of an opinion of Buchalter Nemer, a professional corporation as to certain tax matters.

  Conditions to Obligations of Focus Bank

        The obligation of Focus Bank to complete the merger is also subject to the satisfaction or waiver by Focus Bank of the following conditions:

  •
  the accuracy of the representations and warranties of Heritage as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Heritage;

  •
  performance in all material respects by Heritage of the obligations required to be performed by it at or prior to the closing date of the merger;

  •
  satisfaction in form and substance of all corporate and other proceedings in connection with the transactions and all documents incident thereto contemplated at the closing;

  •
  since the date of the merger agreement no event shall have occurred or circumstance arisen that, individually or taken together with all other facts circumstance or events, has had or would reasonably be expected to have a material adverse effect on Heritage;

  •
  receipt of an opinion from Sandler O'Neill that the exchange ratio is fair to the holders of Focus Bank common stock; and

  •
  receipt by Focus Bank of an opinion of Manatt, Phelps & Phillips, LLP as to certain tax matters.

Termination; Termination Fee

        Heritage and Focus Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Focus Bank shareholders have approved the merger and approved and adopted the merger agreement and the Heritage shareholders have approved the issuance of Heritage common stock in connection with the merger.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

  •
  by either Heritage or Focus Bank, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order enjoining or otherwise prohibiting the closing of the merger, unless such denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

  •
  by Heritage, if any requisite regulatory approval includes, or will not be issued without, the imposition of a burdensome condition;

  •
  by either Heritage or Focus Bank, if the merger has not closed on or before March 31, 2016, except that a party that is then in material breach of any of its covenants or obligations under the merger agreement is not entitled to terminate the merger agreement for this reason;

  •
  by either Heritage or Focus Bank, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured before the earlier of March 31, 2016 and within thirty days following written notice of the breach;

  •
  by either Heritage or Focus Bank, if (i) the Focus Bank shareholders have not approved the merger at the Focus Bank special meeting (or any adjournment or postponement thereof), or (ii) the Heritage shareholders have not approved the issuance of Heritage common stock in connection with the merger at the Heritage special meeting (or any adjournment or postponement thereof), except that a party that fails to comply with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this joint proxy statement/prospectus, to include in this joint proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger is not entitled to terminate the merger agreement for this reason;

  •
  by Heritage, if the Focus Bank board of directors (i) withdraws, modifies, amends or qualifies its recommendation to approve the merger, (ii) publicly discloses action that can reasonably be interpreted as indicating that the Focus Bank board of directors does not support the merger, (iii) fails to publicly reaffirm its support for the merger within five business days after a request by Heritage, (iv) fails to recommend rejection of a tender offer or exchange offer or any other competing Acquisition Proposal within ten business days after it has been publicly disclosed or has otherwise commenced, (v) approves, endorses, or recommends any other competing Acquisition Proposal, (vi) fails to comply with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals, or (vii) fails to comply with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this joint proxy statement/prospectus, to include in this joint proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger, or to refrain from soliciting alternative Acquisition Proposals;

  •
  by Focus Bank, if prior to the receipt of the vote of the Focus Bank shareholders approving the merger and the merger agreement, Focus Bank (i) receives an unsolicited bona fide written competing Acquisition Proposal from any person that is not withdrawn, and a majority of the entire Focus Bank board of directors determines in good faith that such competing Acquisition Proposal constitutes a Superior Proposal and that failure to accept the competing Acquisition Proposal (and after consultation with its financial advisors and legal counsel) would be or would be reasonably likely to result in a violation of its fiduciary duties under applicable law, (ii) has complied with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals, (iii) has complied with its obligation to call a shareholders' meeting, to prepare and mail to its shareholders this joint proxy statement/prospectus, to include in this joint proxy statement/prospectus its recommendation that its shareholders vote in favor of the approval of the merger, or to refrain from soliciting alternative Acquisition Proposals, (iv) pays Heritage a termination fee and (v) simultaneously or substantially simultaneously with such termination Focus Bank enters into an agreement to effect the Superior Proposal; except that before Focus Bank can terminate the merger agreement under these circumstances it must:

  •
  give Heritage at least five business days prior notice providing details about the competing Superior Proposal and the person who has submitted the Superior Proposal;

  •
  during such five business day period negotiate in good faith with Heritage (if Heritage desires to negotiate) to enable Heritage to make an offer that is at least as favorable to the shareholders of Focus Bank so that such competing Acquisition Proposal would cease to constitute a Superior Proposal; and

    •
    at the end of such five business day period, a majority of the entire Focus Bank Board, after taking into account any modifications to the terms of the merger agreement and the merger, continues to believe (after consultation with its financial advisors and legal counsel) that such competing Acquisition Proposal constitutes a Superior Proposal and, that failure to accept the competing Acquisition Proposal would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

        Focus Bank must pay Heritage $2.74 million, which we refer to as the termination fee, if:

  •
  Heritage terminates the merger agreement because the Focus Bank board of directors (i) has withdrawn, modified, amended or qualified its recommendation to approve the merger, (ii) taken a publicly disclosed action reasonably indicating that the Focus Bank board of directors does not support the merger, (iii) within five days request by Heritage failed to publicly reaffirm its support for the merger, (iv) failed to recommend that Focus Bank shareholders reject a tender offer or exchange offer or any other Acquisition Proposal within ten business days after it has been publicly disclosed or otherwise commenced, (v) approved, endorsed, or recommended any Acquisition Proposal, (vi) failed to comply with its obligations and covenants relating to the call and holding of a shareholders' meeting, to prepare and mail its shareholders this joint proxy statement\prospectus, to include in this joint proxy statement\prospectus its recommendation that its shareholders vote in favor of the adoption of the merger agreement, or (vii) failed to comply with its obligations and covenants relating to the non-solicitation of competing Acquisition Proposals and in responding to unsolicited Acquisition Proposals;

  •
  Focus Bank terminates the merger agreement to enter into a Superior Proposal under the circumstances discussed above; or

  •
  Focus Bank or Heritage terminates the merger agreement because the merger was not consummated by March 31, 2016, or the Focus Bank shareholders do not approve the merger agreement or the Heritage shareholders do not approve the merger and the issuance of the Heritage common stock, or Heritage terminates the merger agreement because Focus Bank has breached the merger agreement in such a way as would prevent certain closing conditions from being obtained and would give Heritage the right to terminate the merger agreement; if (i) prior to termination any person has announced, disclosed or otherwise made known an Acquisition Proposal to the Focus Bank shareholders, senior management or board of directors, and (ii) within twelve months of such termination Focus Bank consummates or enters into a definitive agreement, letter of intent, agreement in principle or similar contract with respect to an Acquisition Proposal.

        The termination fee is to compensate Heritage for entering into the merger agreement, taking actions to consummate the transactions contemplated by the merger agreement and incurring the costs and expenses related to the merger and other losses and expenses, including foregoing the pursuit of other opportunities by Heritage. The payment of the termination fee is Heritage's sole and exclusive remedy with respect to termination of the merger agreement, subject to a willful material breach by Focus Bank or an action for fraud.

Effect of Termination

        If the merger agreement is validly terminated, the agreement will become void and have no effect without any liability on the part of Heritage or Focus Bank unless there is a willful material breach of the merger agreement by either party or either party commits fraud. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of matters presented in connection with the merger by the shareholders of Heritage and Focus Bank, except that after any approval of the transactions contemplated by the merger agreement by Focus Bank's or Heritage's shareholders, there may not be, without further approval of such shareholders, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to Focus Bank shareholders other than as contemplated by the merger agreement.

        At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

        Heritage has agreed to apply to have the shares of Heritage common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, which is the principal trading market for existing shares of Heritage common stock. It is a condition to both parties' obligation to complete the merger that such approval is obtained, subject to official notice of issuance. Following completion of the merger, Focus Bank common stock will cease trading and no longer be quoted on the Over-the-Counter Bulletin Board trading system.

Fees and Expenses

        The termination fee, as described elsewhere in this joint proxy statement/prospectus, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Shareholder Agreements

        In connection with entering into the merger agreement and as an inducement to the willingness of Heritage and Heritage Bank of Commerce to enter into the merger agreement, each of the Focus Bank directors executed and delivered to Heritage a shareholder agreement, which we refer to collectively as the shareholder agreements. Each director entered into the shareholder agreement in his or her capacity as the record or beneficial owner of shares of Focus Bank and not in his or her capacity as a director of Focus Bank or as a trustee of any benefit plan. The following summary of the shareholder agreements is subject to, and qualified in its entirety by reference to, the full text of the shareholder agreements attached to this joint proxy statement/prospectus as Appendix G.

        Pursuant to the shareholder agreements, each director agreed to vote his or her shares of Focus Bank common stock, as applicable:

  •
  in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement under the merger agreement; and

  •
  except with the prior written consent of Heritage or as otherwise contemplated in the merger agreement, against the following actions (other than the merger and the transactions contemplated by the merger agreement): (i) any extraordinary corporate transactions, such as a merger, consolidation or other business combination; (ii) any sale, lease or transfer of a material amount of the assets; (iii) any change in the majority of the board; (iv) any material change in the present capitalization; (v) any amendment of the articles of incorporation or bylaws; (vi) any other material change in the corporate structure or business; or (vii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the merger.

        Each director, in his or her capacity as a shareholder, also agreed not to enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the above clauses.

        Until the earlier of the termination of the merger agreement or the effective time of the merger, each director agreed not to, directly or indirectly:

  •
  sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with its respective company or any other person;

  •
  enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of, directly or indirectly, any of the shares or any securities convertible into or exercisable for shares, any other capital stock of Focus Bank or any interest in any of the foregoing with any person;

  •
  enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares; or

  •
  take any action that would make any of the shareholder's representations or warranties contained in the shareholder agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the shareholder from performing the shareholder's obligations under the shareholder agreement.

        Each director, in his or her capacity as a shareholder, has further agreed to not directly or indirectly initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or reasonably would be expected to lead to an Acquisition Proposal, or participate in any discussion or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Heritage) to any information or data with respect to Focus Bank or otherwise relating to an Acquisition Proposal.

        Each director also agreed to grant Heritage an irrevocable proxy to vote the director's shares in favor of the merger, however Heritage has waived this requirement.

        The obligations of the shareholders will terminate upon the earlier of the consummation of the merger, or if the merger is not consummated, upon the termination of the merger agreement.

Non-Solicitation and Confidentiality Agreements

        In order for Heritage and Heritage Bank of Commerce to have the full benefit of ownership of Focus Bank and the business it conducts, including its goodwill, following the effective time of the merger, each Focus Bank director (including director Richard Conniff, chairman and chief executive officer) has entered into a Non-Solicitation and Confidentiality Agreement with Heritage which provided that, for a period of twenty-four months after the closing date, he or she would not:

  •
  take any affirmative action, directly or indirectly, to hire, attempt to hire, contact or solicit with respect to hiring, any person who was an employee of Focus Bank or any subsidiary of Focus Bank prior to the effective time of the merger and who becomes an employee of Heritage, Heritage Bank of Commerce or any of their respective subsidiaries in connection with the merger, or induce or otherwise counsel, advise or knowingly encourage any such person to leave the employ of Heritage, Heritage Bank of Commerce or any of their respective subsidiaries, and

  •
  not directly or indirectly (i) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with Heritage, Heritage Bank of Commerce, any of their respective subsidiaries, to discontinue, reduce or restrict such relationship, or (ii) solicit or target the deposits, loans or other products and services from or to persons who were depositors, borrowers or customers of Focus Bank, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of Focus Bank.

        The foregoing does not apply to any person whose employment with Heritage, Heritage Bank of Commerce or any of their respective affiliates or subsidiaries was involuntarily terminated or whose employment terminated more than six months before the time the key employee/director first solicited such person for employment following the closing date. General advertising or general solicitation through newspapers or other media of general circulation that is not specifically directed at employees of Focus Bank, Heritage, Heritage Bank of Commerce or their respective affiliates or subsidiaries is not prohibited by the agreement.

        The Non-Solicitation and Confidentiality Agreements also provide that, other than for the benefit of Focus Bank, Heritage, Heritage Bank of Commerce or their respective affiliates or subsidiaries, the Focus Bank directors shall (i) make no use of trade secrets, or any part of them, (ii) not disclose trade secrets, or any part of them, to any other person, and (iii) upon the request of Heritage or Heritage Bank of Commerce, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of trade secrets possessed at the time of the execution of the Non-Solicitation and Confidentiality Agreement or thereafter acquired by the director, to Heritage and Heritage Bank of Commerce.

        The Focus Bank board of directors also agreed to hold any and all information regarding the merger and the merger agreement in strict confidence, and not to divulge any information to any third person, until such time as the merger had been publicly announced by Focus Bank, Heritage and Heritage Bank of Commerce, at which time he or she could divulge only such information as has been publicly disclosed.

        The term of the Non-Solicitation and Confidentiality Agreements ends on the second anniversary of the effective time of the merger.

        Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: REPRESENTATIONS, WARRANTIES AND COVENANTS IN THE MERGER AGREEMENT ARE NOT INTENDED TO FUNCTION AS PUBLIC DISCLOSURES

        The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Heritage, Focus Bank or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by Heritage and Focus Bank only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Heritage and Focus Bank in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Shareholders of Focus Bank and Heritage are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Heritage or Focus Bank. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this joint proxy/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Heritage or Focus Bank.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Heritage or Focus Bank or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page i.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Federal Income Tax Consequences of the Merger

        The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Focus Bank common stock who exchange their shares of Focus Bank common stock for shares of Heritage common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion addresses only those holders of Focus Bank common stock who hold their shares of Focus Bank common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a financial institution;

  •
  regulated investment companies;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer or broker in stocks and securities;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of Focus Bank common stock who received Focus Bank common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a person that is not a U.S. holder (as defined below);

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a person exercising dissenters' rights;

  •
  a holder of Focus Bank common stock that holds Focus Bank common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  a United States expatriate.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Heritage or Focus Bank. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

        Heritage and Focus Bank have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Heritage to complete the merger is conditioned upon the receipt of an opinion from Buchalter Nemer, a professional corporation, counsel to Heritage, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Focus Bank to complete the merger is conditioned upon the receipt of an opinion from Manatt, Phelps & Phillips, LLP, counsel to Focus Bank, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, each of Buchalter Nemer, a professional corporation, and Manatt, Phelps & Phillips, LLP has delivered an opinion to Heritage and Focus Bank, respectively, to the same effect as the opinions described above. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by Heritage and Focus Bank. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. Heritage and Focus Bank have not requested and do not intend to request an advance ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and as a result, there can be no assurances that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

U.S. Holders

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Focus Bank stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Focus Bank common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Focus Bank common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

        As a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code, upon exchanging your Focus Bank stock for Heritage stock (other than cash received in lieu of a fractional share discussed below), you generally will not recognize any gain or loss in the exchange. The aggregate tax basis in the shares of Heritage stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the Focus Bank stock you surrender. Your holding period for the shares of Heritage stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Focus Bank stock that you surrender in the exchange.

Cash Instead of a Fractional Share

        If you receive cash instead of a fractional share of Heritage common stock, you will be treated as having received the fractional share of Heritage common stock pursuant to the merger and then as having sold that fractional share of Heritage common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Heritage common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Focus Bank common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Reporting and Recordkeeping

        If you receive Heritage common stock in the merger and are considered a "significant holder" of Focus Bank, you are required to retain records of the merger transaction, and to attach to the U.S. holder's federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the non-recognition of gain or loss upon the exchange, including your basis in, and the fair market value of, the Focus Bank common stock surrendered by you. A "significant holder" is any Focus Bank shareholder that, immediately before the merger, owned at least 1% (by vote or value) of the outstanding common stock of Focus Bank or owned Focus Bank common stock with a tax basis of $1.0 million or more.

Cash Due to Exercise of Dissenters' Rights

        Upon the proper exercise of dissenters' rights, the exchange of Focus Bank common stock solely for cash generally will result in recognition of gain or loss by you in an amount equal to the difference between the amount of cash received and your tax basis in the Focus Bank common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the Focus Bank common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if you actually or constructively own Heritage common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case you may have dividend income up to the amount of the cash received. In such cases, Focus Bank shareholders that are corporations should consult their tax advisors regarding the potential applicability of the "extraordinary dividend" provisions of the Internal Revenue Code.

Backup Withholding

        If you are a non-corporate holder of Focus Bank stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

  •
  provide proof that you are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

        You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

 DISSENTERS' RIGHTS OF FOCUS BANK SHAREHOLDERS

        Any Focus Bank shareholder wishing to exercise dissenters' rights is urged to consult legal counsel before attempting to exercise dissenters' rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the California General Corporation Code, which we refer to as the Code, which consists of Sections 1300-1313, may result in the loss of a shareholder's statutory dissenters' rights. In such case, such shareholder will be entitled to receive the merger consideration under the merger agreement.

        The following discussion is a summary of Chapter 13 of the Code, which sets forth the procedures for Focus Bank shareholders to dissent from the proposed merger and to demand statutory dissenters' rights of appraisal of their shares under the Code. The following discussion is not a complete statement of the provisions of the Code relating to the rights of Focus Bank shareholders to receive payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Chapter 13 of the Code, which are provided in their entirety as Appendix D to this joint proxy statement/prospectus.

        All references in Chapter 13 of the Code and in this section to a "shareholder" are to the holder of record of the shares of Focus Bank common stock as to which dissenters' rights are asserted. A person having a beneficial interest in the shares of Focus Bank common stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

        If dissenters' rights are perfected and exercised with respect to more than ten percent of Focus Bank outstanding shares of common stock, then Heritage have the option to terminate the merger agreement.

        Even though a shareholder who wishes to exercise dissenters' rights may be required to take certain actions following receipt of this joint proxy statement/prospectus to perfect their dissenters' rights, if the merger agreement is later terminated and the merger is abandoned, no Focus Bank shareholder will have the right to any payment from Focus Bank, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys' fees, by reason of having taken that action.

Not Vote "For" the Merger

        Any Focus Bank shareholder who desires to exercise dissenters' rights must not vote "FOR" the approval of the merger and the merger agreement. If a Focus Bank shareholder returns a signed written consent without indicating a decision on the proposal, or returns a signed proxy card approving the proposal, his, her or its shares will be counted as votes in favor of the merger and such shareholder will lose any dissenters' rights. Thus, if you wish to dissent and you execute and return your proxy card in the accompanying form, you must specify that you either disapprove of the proposal or abstain from voting on the proposal.

Notice of Approval by Focus Bank

        If the merger is approved by the Focus Bank shareholders, Focus Bank is required within ten days after the approval to send to those Focus Bank shareholders who did not vote "FOR" the approval of the merger a written notice of the Focus Bank shareholder approval, accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the Code, a statement of the price determined by Focus Bank to represent the fair market value of the dissenting shares as of April 22, 2015, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' right under the Code. The statement of price determined by Focus Bank to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Focus Bank to purchase the dissenting shares at the stated price if the merger is completed and the dissenting shares do not otherwise lose their status as such. Within thirty days after the date of the mailing of the notice of shareholder approval, a dissenting shareholder must submit to Focus Bank or its transfer agent for endorsement as dissenting shares, the stock certificates representing the Focus Bank shares as to which such shareholder is exercising dissenter's rights. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Focus Bank purchase within thirty days after the date of the mailing of the notice of shareholder approval.

Written Demand for Payment

        In addition, to preserve dissenters' rights, a Focus Bank shareholder must make a written demand for the purchase of the shareholder's dissenting shares and payment to the shareholder of their fair market value within thirty days after the date on which the notice of approval is mailed. Simply failing to return a proxy card, or indicating on your proxy card your disapproval of the merger does not constitute a proper written demand under the Code. To comply with the requirements under the Code, the written demand must:

  •
  specify the shareholder's name and mailing address and the number and class of shares of Focus Bank stock held of record which the shareholder demands that Focus Bank purchase;

  •
  state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

  •
  state the price which the shareholder claims to be the fair market value of the shares as of April 22, 2015. The statement of fair market value constitutes an offer by the shareholder to sell the shares to Focus Bank at that price.

        Any written demands for payment should be sent to Focus Bank, Attention: Richard Conniff, Chief Executive Officer, 10 Almaden Boulevard, San Jose, California 95113. Shares of Focus Bank stock held by shareholders who have perfected their dissenters' rights in accordance with Chapter 13 of the Code and have not withdrawn their demands or otherwise lost their dissenters' rights are referred to in this summary as dissenting shares.

Payment of Agreed Upon Price

        If Focus Bank and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed upon price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within thirty days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value

        If Focus Bank denies that shares are dissenting shares or the shareholder fails to agree with Focus Bank as to the fair market value of the shares, then, within six months after notice of approval of the merger is sent by Focus Bank to its shareholders, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the Superior Court in the proper California county asking the court to determine whether the shares are dissenting shares or to determine the fair market value of the shareholder's shares, or both, or may intervene in any action pending on such complaint. If a complaint is not filed or intervention in a pending action is not made within the specified six month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

Maintenance of Dissenting Share Status

        Except as expressly limited by Chapter 13 of the Code, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Focus Bank consents to the withdrawal.

        Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require Focus Bank to purchase their shares, upon any of the following:

  •
  the merger is abandoned;

  •
  the shares are transferred before their submission to Focus Bank for the required endorsement;

  •
  the dissenting shareholder and Focus Bank do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Focus Bank nor the shareholder files a complaint or intervenes in a pending action within six months after Focus Bank mails a notice that its shareholders have approved the merger; or

  •
  with Focus Bank's consent, the dissenting shareholder withdraws the shareholder's demand for purchase of the dissenting shares.

        To the extent that the provisions of Chapter 5 of the Code (which place conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of Focus Bank for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of Focus Bank in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the Code.

COMPARISON OF SHAREHOLDERS' RIGHTS

General

        Focus Bank is incorporated under the laws of the State of California, and the rights of Focus Bank shareholders are governed by the laws of the State of California, Focus Bank's articles of incorporation and Focus Bank's bylaws. As a result of the merger, Focus Bank shareholders will receive shares of Heritage common stock and will become Heritage shareholders. Heritage is incorporated under the laws of the State of California, and the rights of Heritage shareholders are governed by the laws of the State of California, Heritage's articles of incorporation and Heritage's bylaws. Thus, following the merger, the rights of Focus Bank shareholders who become Heritage shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by Focus Bank's articles of incorporation and Focus Bank's bylaws, and instead will be governed by the Heritage articles of incorporation and the Heritage bylaws.

Comparison of Shareholders' Rights

        Set forth below is a summary comparison of material differences between the rights of Heritage shareholders under the Heritage articles of incorporation and the Heritage bylaws (right column), and the rights of Focus Bank shareholders under the Focus Bank articles of incorporation and Focus Bank bylaws (left column). The summary set forth below discusses all material differences between the rights of Heritage shareholders and Focus Bank shareholders under such documents. Copies of the full text of the Heritage articles of incorporation and Heritage bylaws currently in effect, are available without charge by following the instructions in the section titled "Where You Can Find More Information" beginning on page i.

Focus Bank	Heritage
Authorized Capital Stock

Focus Bank's articles of incorporation states that the authorized capital stock of Focus Bank consists of 40,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. As of April 23, 2015 there were 3,001,722 shares of Focus Bank common stock outstanding. No shares of Focus Bank preferred stock are currently issued and outstanding. Subject to compliance with the California Corporations Code, Focus Bank's articles of incorporation and bylaws, the Focus Bank board of directors may authorize the issuance of additional shares of authorized common stock and preferred stock.
Heritage's restated articles of incorporation states that the authorized capital stock of Heritage consists of 60,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. As of April 23, 2015 there were 26,522,739 shares of Heritage common stock outstanding, and 21,004 shares of Series C Convertible Perpetual Preferred Stock, no par value, which we refer to a Series C Preferred Stock, outstanding, and 5,601,000 shares of Heritage Common Stock reserved for issuance upon conversion of the Series C Perpetual Stock. The Series C Stock is convertible into Heritage common stock at a conversion price of $3.75 per share on a subsequent transfer to third parties not affiliated with the holder in a widely dispersed offering. The Series C Preferred Stock is non-voting except in case of certain transactions that would affect the rights of the Series C Preferred Stock or applicable law. Subject to compliance with the California Corporations Code, Heritage's articles of incorporation and bylaws, the Heritage board of directors may authorize the issuance of additional shares of authorized common stock and preferred stock.

Focus Bank	Heritage
Voting Rights

Each Focus Bank shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit.
Each Heritage shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.
No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.
In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.	In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.
Number of Directors

Focus Bank's bylaws state that the number of directors constituting the board of directors will be from 7 to 13, with the exact number to be determined from time to time by (i) a resolution of the board of directors or (ii) the shareholders. The number of directors is fixed by the board of directors at 9 and there are currently 9 members on the Focus Bank board of directors.
Heritage's amended and restated bylaws state that the number of directors constituting the board of directors will be from 9 to 15, with the exact number within said range to be determined from time to time by a resolution of the board of directors. The number of directors is fixed by the board of directors at 11 and there are currently 11 members on the Heritage board of directors.

Focus Bank	Heritage
Election of Directors

Focus Bank's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.
Heritage's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.
Classification of Board of Directors
Focus Bank's bylaws do not provide for a classified board of directors.	Heritage's amended and restated bylaws do not provide for a classified board of directors.
Vacancies

Focus Bank's bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director's successor is elected at an annual or special shareholders' meeting. The shareholders may elect a director at any time to fill any vacancy not filled by the board of directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.
Heritage's amended and restated bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director's successor is elected at an annual or special shareholders' meeting. The shareholders may elect a director at any time at meeting of shareholders to fill any vacancy not filled by the board of directors.

Focus Bank	Heritage
Removal of Directors

Focus Bank's bylaws provide that a director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

Heritage's amended and restated bylaws provide that a director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board of directors is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

Nomination of Director Candidates by Shareholders

Focus Bank's bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the president of the corporation not less than 21 or more than 60 days prior to any meeting of shareholders called for election of directors. If less than 21 day notice of the meeting is given to shareholders, such notice of intention to nominate must be mailed or delivered to the president of the corporation not later than the close of business on the 10th day following the day on which the notice of meeting was mailed.
Heritage's amended and restated bylaws permit shareholders of record who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the corporate secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting).

Focus Bank	Heritage
Advance Notice of Shareholder Proposals
Focus Bank does not have an advance notice provision for the submission of shareholder proposals at its annual meeting of shareholders.
Heritage's amended and restated bylaws permit shareholders who are entitled to vote in the annual meeting of shareholders to submit a proposal for consideration at the meeting if written notice is delivered to the corporate secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting).
Shareholder Action Without a Meeting

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for the election of directors to non-vacant positions.
Heritage's amended articles of incorporation require that any action that requires shareholder approval must be taken at an annual or special meeting of shareholders and may not be taken by written consent.
Special Meetings of Shareholders

Focus Bank may call a special shareholders' meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the Focus Bank shareholders entitled to cast not less than 10% of the votes at such a meeting.
Heritage may call a special shareholders meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the Heritage shareholders entitled to cast not less than 10% of the votes at such a meeting.

Focus Bank	Heritage
Indemnification of Directors and Officers

Focus Bank's articles of incorporation authorizes Focus Bank to indemnify its directors, officers, and agents, through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.
Heritage's amended articles of incorporation authorizes Heritage to indemnify its agents, as defined in Section 317, through bylaw provisions, agreements with such agents, vote of shareholders or disinterested directors or otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 with respect to actions for breach of duty to the corporation and its shareholders.

Focus Bank's bylaws provide that Focus Bank will indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Focus Bank or is or was serving at the request of Focus Bank as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law. Focus Bank has entered into separate indemnification agreements with its directors and officers for such purpose.
Heritage's amended and restated bylaws provide that Heritage will indemnify its directors, officers and employees, and of its subsidiaries, who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that any such person is or was an agent of the corporation. Heritage has entered into separate indemnification agreements with its directors and executive officers for such purpose.
Amendments to Articles of Incorporation and Bylaws

Focus Bank's articles of incorporation may be amended by the affirmative vote or written consent of a majority of the issued and outstanding shares entitled to vote. Focus Bank's bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. An amendment reducing the number of directors on a fixed-number board or the minimum number of directors on a variable-number board to a number less than 5 cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting, in the case of action by written consent, are equal to more than 16-2/3% of the outstanding shares entitled to vote.
Heritage's articles of incorporation may be amended by the affirmative vote of a majority of the issued and outstanding shares entitled to vote. Heritage's bylaws may be amended or repealed by the affirmative vote of a majority of the issued and outstanding shares entitled to vote. An amendment reducing the number of directors on a fixed-number board or the minimum number of directors on a variable-number board to a number less than 5 cannot be adopted if the votes cast against its adoption at a meeting, are equal to more than 16-2/3% of the outstanding shares entitled to vote.

FOCUS BUSINESS BANK BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information as of the Focus Bank record date, pertaining to beneficial ownership of the Focus Bank's common stock by persons known to Focus Bank to own five percent or more of Focus Bank's common stock, members of the board of directors and the Focus Bank executive officers and all directors and executive officers of Focus Bank as a group. This information has been obtained from the Focus Bank's, or from information furnished directly by the individual or entity to Focus Bank.

        For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of the record date are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

Name of Beneficial Owner(1)	Position	Shares Beneficially Owned(2)		Exercisable Options(3)	Percent of Class(2)
Ray S. Akamine	Director	71,505	(4)	35,700	2.35%
Stanford H. Atwood, Jr.	Director	162,749	(5)	35,700	5.36%
Julianne Biagini-Komas	Director	22,050	(6)	1,050	0.73%
Richard L. Conniff	Chairman, President and CEO	206,297	(7)	137,550	6.57%
J. Philip DiNapoli	Director	299,485	(8)	34,650	9.86%
Anneke Dury	Director	92,400	(9)	35,700	3.04%
Richard Garrett	Director	68,775	(10)	35,700	2.26%
Cynthia Lazares	Director	80,850		34,650	2.66%
Philip Mahoney	Director	71,400	(11)	34,650	2.35%
Executive Officers
Robert P. Gionfriddo	EVP, Chief Business Banking Officer	42,487		35,148	1.40%
Michael Ong	EVP, Chief Credit Officer	26,878		6,878	0.89%
Michael Namba	EVP, Chief Financial Officer	49,421	(12)	34,650	1.63%
Teresa Powell	EVP, Community Banking	22,378		15,750	0.74%
All directors and executive officers as a group (13 in total)		1,216,675		477,776	32.86%

(1)
The address for all persons is c/o Focus Business Bank, 10 Almaden Blvd., Suite 150, San Jose, CA 95113.

(2)
Includes shares beneficially owned (including options exercisable within 60 days of the Focus Bank record date, as shown in the "Exercisable Options" column) both directly and indirectly together with associates. Subject to applicable community property laws.

(3)
Indicates number of shares subject to options currently exercisable or exercisable within 60 days of the Focus Bank record date.

(4)
Includes 31,500 shares held in the name of a family partnership.

(5)
Includes 124,425 shares held in trust.

(6)
Includes 2,625 shares held in trust.

(7)
Includes 11,497 shares held in trust and 5,250 shares held by spouse in an IRA account.

(8)
Includes 9,450 shares held in trust and 198,445 shares held in various family partnerships.

(9)
Includes 52,500 shares held in trust.

(10)
Includes 28,875 shares held in trust.

(11)
Includes 32,550 shares held in trust and 4,200 shares owned by minor children of Mr. Mahoney.

(12)
Includes 987 shares held by spouse in an IRA account.

 FOCUS BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in Focus Business Bank's (Focus Bank or Focus) financial statements and accompanying notes. Focus Bank's management believes that the judgments, estimates and assumptions used in preparation of Focus Bank's financial statements are appropriate given the factual circumstances as of March 31, 2015. The results of operations for interim periods are not necessarily indicative of results for the full year.

        Various elements of Focus Bank's accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Critical accounting policies are those that involve the most complex and subjective decisions and assessments and have the greatest potential impact on Focus Bank's results of operation. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of investment securities. Focus Bank's management has identified the accounting policies related to these three areas as critical to an understanding of Focus Bank's financial statements due to judgments, estimates and assumptions inherent in these policies, and the sensitivity of Focus Bank's financial statements to those judgments, estimates and assumptions.

  Allowance for Loan Losses

        The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb probable losses inherent in the portfolio at the date of the financial statements. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to results of operations. Loan losses are charged against the allowance when management believes the collection of a loan balance will not occur. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis, but not less than quarterly, by management and the estimate is based upon management's periodic review of the collectability of the loans that considers historical loss experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific and general components. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Although Focus Bank's management believes the level of the allowance at March 31, 2015 is adequate to absorb losses inherent in the loan portfolio, a further decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time. For further information regarding the allowance for loan losses and related methodology see Note 5 to the Focus Bank audited financial statements for the year ended December 31, 2014.

  Investment Securities

        Focus Bank currently classifies its investment securities under both available-for-sale and held-to-maturity classifications. Securities that Focus Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Securities not classified as held-to-maturity securities are classified as "available-for-sale investment securities" and reported at fair value, with unrealized gains and losses excluded from results of operations and reported as a separate component of accumulated other comprehensive income included in shareholders' equity. Under the available-for-sale classification, securities can be sold due to changing conditions. Focus Bank does not have any investment securities classified as trading securities. Investment transactions are recorded on the settlement date. Gains and losses on investment securities are recognized at the time of sale based upon the specific identification method. Focus Bank's management performs regular impairment analyses on the securities portfolio. If it is probable that Focus Bank will be unable to collect all amounts due according to the contractual terms of the debt security, an other-than-temporary impairment ("OTTI") is considered to have occurred. When an other-than-temporary impairment occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write-down is accounted for as a realized loss if it is credit related. In assessing whether impairment represents other-than-temporary impairment ("OTTI"), Focus Bank must consider whether it intends to sell a security or if it is likely that they would be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. If Focus Bank intends to sell the security or it is likely that a sale of the security may be required before recovering the cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If Focus Bank does not intend to sell the security and it is not likely the sale of the security is required by Focus Bank, and Focus Bank does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows to be expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to other factors, the difference between the present value of cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income ("OCI"). Impairment losses related to all other factors are presented as separate categories within OCI. Purchase premiums and discounts are recognized in interest income using the interest method over the expected life of the security. For certain securities such as mortgage-backed securities, the average life can fluctuate based on the amount of prepayments received on the collateral underlying the securities.

As of and for the Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

  Summary of Performance

        Focus Bank recognized net income of $1.2 million in 2014, compared to $869,000 in 2013. The $287,000 or 33% increase in net income in 2014 compared to 2013 was mostly the result of a 29% or $1.9 million increase in net interest income, while noninterest expense grew by 22% or approximately $1.5 million. Noninterest income increased year over year by approximately $345,000 due to $116,000 in higher gains on sale of securities. The following are some of the significant factors impacting Focus Bank's results of operations:

  •
  Net interest income increased by $1.9 million or 29% in 2014.    The increase in net interest income over the last year has been the result of significant growth in average earning assets of $95 million in 2014.

  •
  Focus Bank's loan loss provision was $300,000 in 2014, compared to no loan loss provision in 2013.    The increase in 2014 over the prior year was the result of an increase in net loan charge-offs in comparison to 2013 and $42 million growth in loans from 2013. The decrease in the allowance as a percentage of loans is due to positive migration trends within Focus Bank's loan risk rating categories.

  •
  Noninterest income increased by $346,000 or 22% in 2014 compared to 2013.    The increase in noninterest income in 2014 was impacted by an increase in gain-on-sale of investment securities and servicing income in comparison to 2013 of $116,000 and $153,000, respectively.

  •
  Noninterest expense grew by $1.5 million or 22% in 2014 compared to 2013.    The growth in operating expenses was mostly due to continued investment in resources to grow Focus Bank through customer acquisition and to service the growing number of customer relationships. Focus Bank improved its efficiency to 80.1% in 2014, compared to 83.7% in 2013. Salary and employee benefit costs were the main drivers of higher noninterest expense in both years.

  •
  Income tax expense increased by $168,000 or 34% in 2014 compared to 2013.    Focus Bank's effective tax rate increased modestly to 37% in 2014 from 36% in 2013.

        As of December 31, 2014, Focus Bank had total assets of $391.3 million, compared to $312.7 million at December 31, 2013. Focus Bank had significant growth in outstanding loans from the end of 2013 to December 31, 2014. The annual loan growth for 2014 and 2013 was $42.1 million or 30%. The following are some of the significant factors impacting Focus Bank's changes in financial condition:

  •
  Total assets increased by $78.6 million or 25% in 2014 compared to 2013.    Net loans grew by $42.1 million or 30% in 2014 compared to 2013. Investment securities, including certificates of deposits at other banks, increased by $20.2 million or 27% in 2014, compared to 2013.

  •
  Total deposits grew by $76.3 million or 27% in 2014 compared to 2013.    Interest bearing demand deposits grew by $66.6 million or 59% in 2014 compared to 2013.

  •
  Total shareholders' equity increased by $1.8 million or 7% in 2014 compared to 2013.    As of December 31, 2014 Focus Bank's total risk-based capital ratio was 14.7% and Tier 1 leverage ratio was 7.1%.

  Results of Operations

  Net Interest Income and Net Interest Margin

        Net interest income was $8.7 million in 2014, compared to $6.8 million in 2013. Focus Bank's level of net interest income depends on several factors in combination, including growth in earning assets, the mix of earning assets by loan type and by security type, the cost of interest-bearing liabilities and the mix of noninterest earning deposits to total deposits. The 29% or $1.9 million increase in 2014 was primarily due to increases in interest income earned on Focus Bank's loan portfolio of $1.3 million. The increase in interest earned on Focus Bank's loan portfolio in 2014, was the net result of an approximate $32.0 million increase in average loans outstanding in 2014. In both years the increase in interest income from loan growth was offset by a decline in Focus Bank's loan yield. In both 2014 and 2013 the loan yield declined by 25 basis points. The low rate environment and competitive marketplace affected loan yields in both 2014 and 2013. In 2014 and 2013 interest earned on Focus Bank's security portfolio increased. The increase in interest income from the security portfolio, on a tax equivalent basis, was $672,000 in 2014. The yields on investment securities were negatively impacted by the shortening of the portfolio's duration. There was essentially no change in Focus Bank's interest expense from 2013 to 2014. The net interest margin decreased from 2.80% in 2013 to 2.61% in 2014 primarily due to a decrease in average outstanding loans as a percentage of earnings assets. For 2014, loans were 46% of average earning assets, which compares to 51% in 2013.

        The following table shows, for each of the past three years, the annual average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category. This table also shows the yields earned on each major component of Focus Bank's investment and loan portfolio, the average rates paid on each key segment of Focus Bank's interest bearing liabilities, and the net interest margin.

Distribution, Yield and Rate Analysis of Net Income

	Year Ended December 31,
	2014			2013
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Assets:
Loans, gross(1)	156,229	7,859	5.03%	124,230	6,555	5.28%
Securities—taxable	64,710	1,022	1.58%	29,468	579	1.96%
Securities—tax exempt(2)	19,052	349	1.83%	13,145	120	0.91%
Federal funds sold and interest-bearing deposits in other financial institutions	99,198	324	0.33%	77,411	233	0.30%

Total interest earning assets(2)	339,189	9,554	2.82%	244,254	7,487	3.07%

Cash and due from banks	19,309			12,203
Premises and equipment, net	243			247
Goodwill and other intangible assets	973			623
Other assets	4,550			4,073

Total assets	$364,264			$261,400

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$91,526			$70,753
Demand, interest-bearing	158,766	356	0.22%	97,075	318	0.33%
Savings and money market	60,245	203	0.34%	42,942	181	0.42%
Time deposits—under $100	3,590	14	0.39%	2,672	14	0.52%
Time deposits—$100 and Over	21,159	113	0.53%	20,473	129	0.63%

Total interest-bearing deposits	243,760	686	0.28%	163,162	642	0.39%

Total deposits	335,286	686	0.20%	233,915	642	0.27%
Borrowings	—	—	N/A	—	—	N/A

Total interest-bearing liabilities	243,760	686	0.28%	163,162	642	0.39%

Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	335,286	686	0.20%	233,915	642	0.27%
Other liabilities	1,184			989

Total liabilities	336,470			234,904
Shareholders' equity	27,794			26,496

Total liabilities and shareholders' equity	$364,264			$261,400

Net interest income(2) / margin		8,868	2.61%		6,845	2.80%
Less tax equivalent adjustment(2)		(122)			(42)

Net interest income		$8,746			$6,803

(1)
Loan fees have been included in the calculation of interest income. Loan fees were approximately $91,000 and $36,000 for the years ended December 31, 2014 and 2013, respectively. Loans are net of deferred fees and related direct costs.

(2)
Yields on tax-exempt income have been computed on a tax equivalent basis assuming a tax rate of 35%.

        The Volume and Rate Variances table below sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate times prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the volume variance.

Rate/Volume Analysis of Net Interest Income

	2014 vs. 2013
	Increase (Decrease) Due to Change in:
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Income from the interest earning assets:
Loans, gross	$1,610	$(306)	$1,304
Securities—taxable	556	(113)	443
Securities—tax exempt(1)	108	121	229
Federal funds sold and interest-bearing deposits in other financial institutions	69	22	91

Total interest income on interest earning assets(1)	2,343	(276)	2,067

Expense from the interest-bearing liabilities:
Demand, interest-bearing	$142	$(104)	$38
Savings and money market	57	(35)	22
Time deposits-under $100	4	(4)	—
Time deposits—$100 and over	4	(20)	(16)

Total interest expense on interest-bearing liabilities	207	(163)	44

Net interest income(1)	$2,136	$(113)	2,023

Less tax equivalent adjustment(1)			(80)

Net interest income			$1,943

(1)
Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

        Interest income increased by $1.6 million in 2014 compared to 2013 due to volume growth associated with loans. In addition to the increase from greater loan volume in 2014, interest income on a tax equivalent basis increased by $664,000 as a result of higher volume levels in investment securities. Declining yields on loans resulted in lower interest revenue of approximately $306,000 in 2014. The decline in loan yields resulted from substantial growth in the loan portfolio in 2014, at a time when interest rates on new loans were greatly impacted by the low rate environment. Yields on taxable investment securities declined as well, in 2014, with a total impact to interest income of approximately $113,000. The declining investment yields reflect a combination of factors related to the low interest rate environment experienced throughout 2014 and 2013 and shortening of the portfolio's overall duration. Interest expense only increased by $44,000 in 2014 as the additional interest cost on an $80.6 million increase in interest bearing liabilities was mostly offset by a seven basis point decline in the average rate on these liabilities.

  Provision for Loan Losses

        The provision for loan losses was $300,000 in 2014 and no provision for loan losses was recorded in 2013. Focus Bank's provision was replenished to reflect net charge-offs of $169,000 in 2014. The charge-off was related to a single commercial lending relationship. The allowance for loan loss as a percent of outstanding loans declined from 1.82% at December 31, 2013 to 1.47% at the end of 2014. These successive declines were the result of improved levels of criticized and classified loans. Focus Bank's loan loss provisions have been sufficient to maintain an allowance for loan losses at a level that, in management's judgment, is sufficient to absorb probable losses related to specifically identified impairment loans, as well as the probable incurred losses on the remaining loan portfolio. The process to establish an appropriate allowance for loan loss is discussed further below under "Allowance for Loan Losses."

  Noninterest Income

        The following table sets forth the various components of Focus Bank's noninterest income for the periods indicated:

Noninterest Income

	Year Ended December 31,		Increase (Decrease) 2014 versus 2013
	2014	2013	Amount	Percent
	(Dollars in thousands)
Service charges and fees on deposit accounts	$350	$224	$126	56%
Increase in cash surrender value of life insurance	103	109	(6)	–6%
Servicing income	203	50	153	306%
Gain on sales of SBA loans	1,082	1,158	(76)	–7%
Gain on sales of securities	125	9	116	1,289%
Other	60	28	32	114%

Total	$1,923	$1,578	$345	22%

        In 2014, noninterest income increased by $345,000 or 22%, as gain-on-sale of investments, service charges and servicing income increased by $116,000, $126,000 and $153,000, respectively. However, these increases were partially offset by a $76,000 decline in gain on sales of SBA loans.

  Noninterest Expense

        The following table sets forth Focus Bank's non-interest expenses for the periods indicated:

Noninterest Expense

	Year Ended December 31,		Increase (Decrease) 2014 versus 2013
	2014	2013	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$4,507	$3,748	$759	20%
Occupancy and equipment	884	704	180	26%
Professional fees	946	679	267	39%
Share-based compensation	94	82	12	15%
Office expenses	178	171	7	4%
Data processing	444	361	83	23%
Advertising and marketing	204	242	(38)	–16%
Regulatory assessments and insurance	268	254	14	6%
Business development	567	533	34	6%
Other	454	240	214	89%

Total	$8,546	$7,014	$1,532	22%

        Noninterest expense grew by $1.5 million in 2014, compared to 2013. The largest component of noninterest expense is salaries and benefit expense, which increased by approximately $759,000 or 20% in 2014. The number of full-time equivalent staff grew from 32 as of December 31, 2013 to 44 at the end of 2014. Although Focus Bank continued to invest in staff to support new customer acquisition and service the larger customer base, non-interest expense as a percentage of average earnings assets declined from 2.87% in 2013 to 2.52% in 2014. Occupancy and equipment cost increased by $180,000 in 2014, as Focus Bank added space to its headquarters office. Professional fees increased by $267,000 in 2014 due to loan workout expenses and full year impact of hosted technology infrastructure costs.

  Provision for Income Taxes

        Income tax expense was $666,000 for the year ending December 31, 2014, an increase of $168,000 over the tax provision for 2013. For 2014 and 2013, Focus Bank's effective tax rates were 36.6% and 36.4%, respectively. Focus Bank's effective tax rate in 2014 and 2013 was lower than the statutory rates, due partially to tax exempt earnings generated from municipal bonds and bank owned life insurance. In addition, Focus Bank received tax credits and deductions related to California Enterprise Zones in 2014 and 2013.

  Financial Condition

  Summary

        Assets grew by $78.6 million to $391.3 million as of December 31, 2014, compared to $312.7 million as of December 31, 2013. The increase in assets was primarily due to loan growth, which was $41.9 million or 30% in 2014 compared to 2013. In addition, investment securities and interest-earning deposits at banks increased by $20.4 million in 2014. Substantially all of Focus Bank's funding comes from deposits maintained by core business customer relationships. In 2014, deposits grew by $76.3 million or 27%, of which $66.6 million was interest-bearing demand accounts. Focus Bank had no borrowings in 2014 and 2013. Focus Bank's capital grew by $1.8 million in 2014, as retained earnings grew by $1.2 million. As a result of a change in the unrealized gains and losses on available-for-sale investments, accumulated other comprehensive income increased by approximately $328,000.

  Loan Portfolio

        Focus Bank's loan portfolio consists primarily of loans to customers who have a full banking relationship with Focus Bank. The loan portfolio is evenly split between commercial and industrial loans and commercial real estate loans. A substantial percentage of the commercial real estate loans are considered owner-occupied loans. Focus Bank's loans are generated by its relationship managers and executives. Focus Bank's senior management is actively involved in its lending, underwriting, and collateral valuation processes. Higher dollar loans or loan commitments are also approved through a bank loan committee comprised of executives and outside board members.

        The following tables set forth the composition of Focus Bank's loan portfolio as of the dates indicated:

Loan Portfolio Composition

	2014	2013	2012
	(Dollars in thousands)
Loans:
Commercial	$90,899	$67,558	$54,322
Real estate—construction	1,534	642	667
Real estate—mortgage	89,266	71,589	63,966
Consumer and other	592	554	424

Loans	182,291	140,343	119,379
Deferred loan (fees) costs, net	118	(1)	37

Loans, net of deferred fees and costs	182,409	140,342	119,416
Allowance for loan losses	(2,679)	(2,548)	(2,545)

Loans, net	$179,730	$137,794	$116,871

  Loan Maturities

        The following table shows the maturity distribution for total loans outstanding as of December 31, 2014. The maturity distribution is grouped by remaining scheduled principal payments that are due within one year, after one but within five years, or after five years. The principal balance of loans are indicated by both fixed and floating rate categories.

Loan Maturities and Re-pricing Schedule

	Due in One Year Or Less	Over One Year But Less than Five Years	Over Five Years	Total	Loans with Fixed Rates(1)	Loans with Variable Rates
	(Dollars in thousands)
Commercial	$27,341	$20,664	$42,894	$90,899	$27,403	$63,496
Real estate—construction	1,284	250	—	1,534	1,039	495
Real estate—mortgage	3,862	35,301	50,103	89,266	83,512	5,754
Consumer and other	54	538	—	592	449	143

Loans	$32,541	$56,753	$92,997	$182,291	$112,403	$69,888

(1)
Excludes variable rate loans on floors.

  Off-Balance Sheet Arrangements

        In the normal course of business, Focus Bank makes commitments to extend credit to its customers as long as there are no violations of any conditions established in contractual arrangements. These commitments are obligations that represent a potential credit risk to Focus Bank, and a $65,000 reserve for unfunded commitments is reflected as a liability in Focus Bank's balance sheet at December 31, 2014. Total unused commitments to extend credit were $51 million at December 31, 2014, as compared to $47 million at December 31, 2013. Unused commitments represented 28% and 34% of gross loans outstanding at December 31, 2014 and 2013, respectively. Focus Bank also had $276,000 in standby letters of credit and commercial letters of credit at December 31, 2014 and $871,000 in standby letters of credit at December 31, 2013.

        The effect on Focus Bank's revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted, because there is no certainty that lines of credit will ever be fully utilized. For more information regarding Focus Bank's off-balance sheet arrangements, see Note 10 to the financial statements.

  Contractual Obligations

        At the end of 2014, Focus Bank had contractual obligations for the following payments, by type and period due:

	2015	2016	Total
	(Dollars in thousands)
Operating leases	$514	$565	$1,079

  Nonperforming Assets

        Nonperforming assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, and other real estate owned. Focus Bank had no loans 90 days or more past due and still accruing interest as of December 31, 2014. A loan is placed in non-accrual status if there is concern that principal and interest may not be fully collected or if the loan has been past due for a period of 90 days or more, unless the obligation is both well secured and in process of legal collection. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Loans are returned to accrual status when they are brought current with respect to principal and interest payments and future payments are reasonably assured. Other real estate owned is acquired in satisfaction of loans through foreclosure or other means and is carried on an individual asset basis at the lower of the recorded investment in the related loan or the estimated fair value of the property, less selling expenses. At December 31, 2014 the other real estate owned balance was $574,000. Loans in which the borrower is encountering financial difficulties and Focus Bank has modified the terms of the original loan are evaluated for impairment and classified as troubled debt restructured loans ("TDR").

        The following table presents information concerning Focus Bank's nonperforming and restructured loans as of the dates indicated:

Nonperforming and Restructured Loans

	December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Nonaccrual loans	$—	$1,122	$—	$—	$—
Loans 90 days past due and still accruing	—		—	83	86

Total nonperforming loans	—	1,122	—	83	86
Foreclosed assets	574	—	—	—	—

Total nonperforming assets	$574	$1,122	$—	$83	$86

Performing TDRs	$—	$—	$1,125	$261	$—

  Allowance for Loan Losses

        Focus Bank establishes an allowance for loan loss, through a provision for loan losses, for both specific losses on impaired loans and the inherent risk of probable loss for non-impaired loans based on loan grades, loan characteristics, and economic trends. The allowance consists of specific and general components. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management's periodic review of the collectability of the loans that considers historical loss experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Focus Bank's allowance for loan loss was $2.7 million at December 31, 2014, compared to $2.5 million balance at December 31, 2013, was the result of a provision for loan losses of $300,000 less $169,000 in net charge-offs. The allowance for loan loss as a percent of outstanding loans declined from 1.82% at December 31, 2013 to 1.47% at the end of 2014. The $300,000 provision for loan losses in 2014 was to offset the net loan charge-offs and general loan portfolio growth. A loan is considered impaired when, based on current information and events, that it is probable that Focus Bank will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments. Measurement of impairment is based on the present value of expected future cash flows of the impaired loan, which are discounted at the loan's effective interest rate. For collateral-dependent loans, Focus Bank uses the fair value of the collateral for the impaired loan to measure impairment. An impairment allowance is established to record the difference between the carrying amount of the loan and the present value, or in the case of a collateral-dependent loan, the fair value of the collateral. There were no impaired loans, including performing TDRs, as of December 31, 2014, compared to $1.1 million at the end of 2013. The $1.1 million decrease in impaired loans was due to two commercial loans, one of which was fully charged-off and the second of which was partially charged-off and transferred to other real estate owned. The lower ratio of allowance for loan losses to total loans is the result of the growth in total outstanding loans, partially offset by a decrease in the specific reserves related to favorable migration trends by loans within Focus Bank's loan risk rating categories. Focus Bank also experienced favorable migration trends within loan risk rating categories in 2013. The allowance for loan loss is maintained at a level that management believes is adequate to provide for loan losses based on currently available information. A comprehensive discussion concerning Focus Bank's allowance for loan loss is included in Note 5 of the accompanying Financial Statements for the year ended December 31, 2014.

        The following table summarizes the activity in the allowance for loan losses for the periods indicated:

Allowance for Loan Losses

	2014	2013	2012	2011	2010
	(Dollars in thousands)
Balance, beginning of year	$2,548	$2,545	$2,541	$2,541	$2,417
Charge-offs:
Commercial	(172)	—	—	—	(68)
Real estate—construction	—	—	—	—	—
Real estate—mortgage	—	—	—	—
Consumer and other	—	—	—	—

Total charge-offs	(172)	—	—	—	(68)
Recoveries:
Commercial	3	3	4	—	7
Real estate—construction	—	—	—	—	385
Real estate—mortgage	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total recoveries	3	3	4	—	392

Net recoveries (charge-offs)	(169)	3	4	—	324
Provision (credit) for loan losses	300	—	—	—	(200)

Balance, end of year	$2,679	$2,548	$2,545	$2,541	$2,541

RATIOS:
Net (recoveries) charge-offs to average loans	0.11%	0.00%	0.00%	0.00%	–0.47%
Allowance for loan losses to total loans	1.47%	1.82%	2.13%	2.61%	3.82%
Allowance for loan losses to nonperforming loans	NM	227.09%	NM	3061.45%	2954.65%

  Allocation of Allowance for Loan Losses

        Provided below is a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be viewed as an indication that charges to the allowance will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

	December 31,
	2014		2013		2012		2011		2010
	Allowance	Percent of Loans in each category to total loans	Allowance	Percent of Loans in each category to total loans	Allowance	Percent of Loans in each category to total loans	Allowance	Percent of Loans in each category to total loans	Allowance	Percent of Loans in each category to total loans
	(Dollars in thousands)
Commercial	$1,573	50%	$1,496	48%	$1,158	45%	$1,172	46%	$1,553	45%
Real estate—construction	13	1%	10	1%	21	1%	69	1%	140	2%
Real estate—mortgage	1,036	49%	872	51%	1,202	54%	1,094	53%	687	53%
Consumer	9	0%	16	0%	1	0%	2	0%	4	0%
Unallocated	48	N/A	154	N/A	163	N/A	204	N/A	157	N/A

Total	$2,679	100%	$2,548	100%	$2,545	100%	$2,541	100%	$2,541	100%

  Investment Portfolio

        Focus Bank's investment portfolio is comprised of debt securities. Focus Bank uses two classifications for its investment portfolio: available-for-sale (AFS) and held-to-maturity (HTM). Securities that Focus Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Securities not classified as held-to-maturity securities are classified as "investment securities available-for-sale" and reported at fair value. At December 31, 2014 and 2013, Focus Bank's held-to-maturity investments totaled $23.2 million and $5.9 million, respectively. Available-for sale securities had a total fair value of $47.9 million and $57.4 million at the end of 2014 and 2013, respectively. Focus Bank also maintains surplus liquidity in interest earning accounts at banks and at the Federal Reserve Bank (FRB). As of December 31, 2014 and 2013, these assets totaled approximately $102.6 million and $90.0 million, respectively. Focus Bank's investments provide a substantial source of liquidity as they can be pledged to support borrowed funds or can be liquidated to generate cash proceeds. The investment portfolio is also a significant resource to Focus Bank in managing interest rate risk, as the maturity and interest rate characteristics of this asset class can be readily changed to match changes in the loan and deposit portfolios. The majority of Focus Bank's available-for-sale investment portfolio is comprised of mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs) that are either issued or guaranteed by U.S. government agencies or government-sponsored enterprises (GSEs). In addition, the portfolio has an allocation of highly rated municipal securities. During 2014, Focus Bank decreased its investment portfolio to reduce the portfolio duration. The MBS portfolio was reduced to fund loan growth, as well as increase the predictability of cash flows from the security portfolio. During 2014, Focus Bank purchased $37 million in AFS securities and sold $40 million, realizing gains of $125,000 on those sales. For 2013 AFS security purchases totaled $40 million, while sales totaled $4 million. Sales of AFS securities in 2013 resulted in realized gains of $9,000. The unrealized loss, before tax basis, on the available-for-sale portfolio was $666,000 at December 31, 2013. As result of lower long term rates during 2014, an unrealized loss of approximately $120,000 existed as of December 31, 2014. The HTM portfolio is comprised mostly of highly rated municipal securities and other securities either issued or guaranteed by U.S. government agencies or GSEs. The municipal portfolio is comprised of general obligation bonds and includes more than 40 issuers.

        The following Investment Portfolio table reflects the amortized cost and fair market values for the total portfolio for each category of investments for the past two years:

	December 31,
	2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$2,038	$2,036	$—	$—
U.S. government-sponsored agencies	3,004	2,979	4,750	4,718
Mortgage-backed securities—residential	26,061	26,004	26,067	26,201
Mortgage-backed securities—commercial	2,096	2,069	7,816	7,490
Municipal securities	14,797	14,788	19,399	18,957

Total	$47,996	$47,876	$58,032	$57,366

Securities held-to-maturity:
U.S. Treasury securities	$2,030	$2,031	$—	$—
U.S. government-sponsored agencies	7,863	7,974	1,082	1,056
Mortgage-backed securities—residential	2,894	2,871	—	—
Mortgage-backed securities—commercial	5,997	6,058	3,008	3,000
Municipal securities	4,426	4,454	1,837	1,824

	$23,210	$23,388	$5,927	$5,880

        The investment maturities table below summarizes contractual maturities for Focus Bank's investment securities and their weighted average yields at December 31, 2014. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to repay certain obligations with or without penalties.

Investment Maturities and Repricing Schedule

	Within One Year or Less		After One and Within Five Years		After Five and Within Ten Years		Securities Not Due at a Single Maturity Date		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale (at fair value):
U.S. Treasury securities	$—	0.00%	$2,036	0.39%	$—	0.00%	$—	0.00%	$2,036	0.39%
U.S. government-sponsored agencies	—	0.00%	2,979	0.95%	—	0.00%	—	0.00%	2,979	0.95%
Mortgage-backed securities—residential	—	0.00%	—	0.00%	—	0.00%	26,004	1.29%	26,004	1.29%
Mortgage-backed securities—commercial	—	0.00%	—	0.00%	—	0.00%	2,069	2.13%	2,069	2.13%
Municipal securities	3,039	0.46%	10,915	0.96%	834	1.97%	—	0.00%	14,788	0.82%

Total	$3,039	0.46%	$15,930	0.89%	$834	1.97%	$28,073	1.35%	$47,876	1.12%

Securities held-to-maturity:
U.S. Treasury securities	$—	0.00%	$2,030	0.54%	$—	0.00%	$—	0.00%	$2,030	0.54%
U.S. government-sponsored agencies	—	0.00%	3,960	1.11%	3,903	2.72%	—	0.00%	7,863	1.91%
Mortgage-backed securities—residential	—	0.00%	—	0.00%	—	0.00%	2,894	1.71%	2,894	1.71%
Mortgage-backed securities—commercial	—	0.00%	—	0.00%	—	0.00%	5,997	2.10%	5,997	2.10%
Municipal securities	—	0.00%	1,961	1.35%	2,465	1.91%	—	0.00%	4,426	1.66%

Total	$—	0.00%	$7,951	1.02%	$6,368	2.41%	$8,891	1.97%	$23,210	1.77%

  Deposits

        Focus Bank's deposits are generated through core customer relationships, related predominantly to business relationships. Many of Focus Bank's business customers maintain high levels of liquid balances in their demand deposit accounts and use Focus Bank's treasury management services extensively.

Approximately 26% of Focus Bank's deposits are in noninterest-bearing demand deposits. More than 67% of the interest-bearing deposits are held in interest-bearing demand deposit accounts which provide Focus Bank's business owners with interest and liquidity. Interest bearing demand deposits grew by $66.6 million or 59% in 2014 and by $43.7 million or 63% in 2013. Savings and money market account deposits grew by $10.3 million or 19% and $19.6 million or 58% in 2014 and 2013, respectively.

        Information concerning average balances and rates paid on deposits by deposit type for the past three fiscal years is contained in the Distribution, Yield and Rate Analysis of Net Income table located in the previous section on Results of Operations—Net Interest Income and Net Interest Margin. The following table provides a comparative distribution of Focus Bank's deposits by outstanding balance as well as by percentage of total deposits at the dates indicated:

Deposit Distribution

	Year Ended December 31,
	2014		2013
	Balance	% to Total	Balance	% to Total
	(Dollars in thousands)
Demand, noninterest-bearing	$94,901	26%	$94,661	33%
Demand, interest-bearing	179,192	50%	112,563	40%
Savings and money market	63,878	18%	53,573	19%
Time deposits—under $100	19,642	5%	21,015	7%
Time deposits—$100 and over	3,697	1%	3,203	1%
Time deposits—brokered	—	0%	—	0%
CDARS—money market and time deposits	—	0%	—	0%

Total deposits	$361,310	100%	$285,015	100%

        The scheduled maturity distribution of Focus Bank's time deposits at the end of 2014 was as follows:

Maturities of Time Deposits

	Balance	% of Total
	(Dollars in thousands)
2015	$22,414	96%
2016	925	4%

Total	$23,339	100%

  Liquidity and Market Risk Management

  Liquidity

        Focus Bank's primary source of funding is deposits from its core banking relationships. The majority of Focus Bank's deposits are transaction accounts or money market accounts that are payable on demand. A small number of customers represent a large portion of Focus Bank's deposits, as evidenced by the fact that 14% of Focus Bank's deposits were represented by the largest depositor as of December 31, 2014. Focus Bank manages its liquidity in a manner that enables it to meet expected and unexpected liquidity needs under both normal and adverse conditions. Focus Bank maintains significant on-balance sheet and off-balance liquidity sources, including a relatively large marketable securities portfolio and borrowing capacity through various secured and unsecured sources. Focus Bank maintains fed funds borrowing lines of $14 million. As of December 31, 2014, Focus Bank had no borrowings. The board reviews Focus Bank's liquidity position and key liquidity measurements on a quarterly basis. As of December 31, 2014, Focus Bank's primary liquidity ratio was 23% and its overall liquidity ratio was 34%.

  Interest Rate Risk Management

        Market risk can arise from changes in interest rates, exchange rates, commodity prices, or equity prices. Focus Bank does not engage in any trading of financial instruments and does not have any exposure to currency exchange rates, or price changes for commodities or equities. Interest rate risk arises from the maturity and re-pricing characteristics of its loans and deposits. Focus Bank is able to balance its interest rate sensitivity through the composition of its security portfolio. Focus Bank does not use derivative instruments to manage interest rate risk. Focus Bank measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model also captures the estimated impacts of optionality and duration and their expected change due to changes in interest rates and the shape of the yield curve. Focus Bank manages its interest rate risk through established policies and procedures. Focus Bank measures both the potential short term change in earnings and the long term change in market value of equity on a quarterly basis. Both measurements use immediate rate shocks that assume parallel shifts in interest rates up and down the yield curve in 100 basis point increments. There are eight scenarios comprised of rate changes up or down to 400 basis points. Focus Bank has established policy thresholds for each of these eight scenarios. In the current interest rate environment, however, Focus Bank does not consider a decrease in interest rates that is greater than 100 basis points to be realistic and therefore only evaluates rate decline of 25 basis points. The impact on earnings for one year and the change in market value of equity are limited to a change of no more than 7.5% for rate changes of 100 basis points, no more than 15% for changes of 200 basis points, and no more than 22.5% for rate changes of 300 basis points, and no more than 30% for rate change of 400 basis points. The objective of these various simulation scenarios is to optimize the risk/reward equation for Focus Bank's future earnings and capital. Based upon the results of these various simulations and evaluations, Focus Bank is positioned to be moderately asset sensitive, with earnings increasing in a rising rate environment. If interest rates were to increase by 100 basis points on an immediate, parallel and sustained basis, Focus Bank's net interest income would increase by $72,000 or 0.7% over the next 12 months. The following reflects Focus Bank's estimated net interest income sensitivity as of December 31, 2014:

	Increase/(Decrease) In Estimated Net Interest Income
	Amount	Percent
	(Dollars in thousands)
Change in Interest Rates (basis points)
+400	$305	3.1%
+300	$227	2.1%
+200	$150	1.5%
+100	$72	0.7%
0	$—	0.0%
–25	$(13)	–0.1%

        In an effort to measure the long-term impact of interest rate risk, Focus Bank uses a technique called the market value of equity (MVE), which calculates the net present value of Focus Bank's assets and liabilities, based on a discount rate derived from current replacement rates. The market value of equity is obtained by subtracting the market value of liabilities from the market value of assets. The change in market value of equity will differ based on the characteristics of each financial instrument and type of deposit. The longer the duration of a financial instrument, the greater the impact a rate change will have on its market value. As Focus Bank has minimal deposits with contractual maturities, the decay rate assumptions used for non-maturity deposits can have a significant impact on the market value of equity. The following reflects Focus Bank's estimated changes in MVE as of December 31, 2014:

	Increase/(Decrease) in Estimated Market Value of Equity
	Amount	Percent
	(Dollars in thousands)
Change in Interest Rates (basis points)
+400	$10,030	35.2%
+300	$7,807	27.4%
+200	$5,414	19.0%
+100	$3,020	10.6%
0	$—	0.0%
–100	$(2,080)	–7.3%

  Capital Resources

        As of December 31, 2014 Focus Bank had total shareholders' equity of $28.5 million, compared to $26.7 million at the end of 2013. Focus Bank uses a variety of measures to evaluate capital adequacy. Management reviews various capital measurements on a quarterly basis and takes appropriate action to ensure that such measurements are within established internal and external guidelines. The external guidelines, which are issued by the FDIC, establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are two categories of capital under the FDIC guidelines: Tier 1 and Tier 2 Capital. Tier 1 Capital includes common shareholders' equity less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on securities available for sale, which are carried at fair market value. Tier 2 Capital includes the allowance for loan losses, subject to certain limitations.

        Focus Bank's current capital position exceeds all current guidelines established by the FDIC. By the current regulatory definitions, we were "well capitalized," the highest rating of the five capital categories defined under FDIC regulations, at December 31, 2014 and 2013. At December 31, 2014, we had a Tier 1 risk-based capital ratio of 13.5%, a total capital to risk-weighted assets ratio of 14.7%, and a leverage ratio of 7.1%. At December 31, 2013, we had a Tier 1 risk based capital ratio of 13.6%, a total capital to risk-weighted assets ratio of 14.8%, and a leverage ratio of 8.5%.

For the Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014; and as of March 31, 2015 Compared to December 31, 2014 and March 31, 2014

  Summary of Performance—Results of Operations

  First Quarter 2015 compared to First Quarter 2014

        Net income was $403,000 for the quarter ended March 31, 2015, compared to $253,000 for the quarter ended March 31, 2014. The $150,000 or 59% increase in net income was primarily driven by a $450,000 or 22% increase in net interest income and $668,000 or 127% increase in non-interest income. Noninterest expense increased $886,000 or 43% over the same period. The increase in net interest income was due to higher average earning assets and greater volume of loans as a percent of earning assets. Non-interest income growth was primarily due to increase in gain on sales of SBA loans. The increase in non-interest expense was significantly impacted by higher level employees which resulted in a $604,000 or 58% increase in salary and employee benefit costs.

  •
  Net interest income increased by $450,000 or 22% during the first quarter of 2015. The increase in net interest income was the result of growth in average earning assets of $53.2 million or 18% and expansion of Focus Bank's net interest margin to 2.86%.

  •
  Focus Bank's loan loss provision decreased by $50,000 during the first quarter of 2015 compared to the first quarter of 2014. The decline was due to favorable migration in loan risk rating categories.

  •
  Noninterest income grew by $668,000 or 127% during the first quarter of 2015. Gain on sales of SBA loans increased $598,000 from $312,000 for the first quarter of 2014 to $910,000 for the first quarter of 2015.

  •
  Noninterest expense grew by $886,000 or 43% during the first quarter of 2015. The growth in noninterest expense was due to salary and employee benefit costs that grew by $604,000 or 58%. Full time equivalent employees were 42 and 34 at March 31, 2015 and March 31, 2014, respectively.

  Summary of Performance—Financial Condition

  March 31, 2015 relative to December 31, 2014

  •
  Total assets were $397.1 million at March 31, 2015, an increase of $5.8 million or 2% compared to $391.3 million at December 31, 2014. Net loans declined by $1.8 million or 1% to $178.0 million. Interest-earning deposits at banks increased $13.7 million or 13%.

  •
  Total deposits grew by $5.9 million or 2% to $367.2 million. Noninterest bearing deposits grew by $12.7 million or 13%. Interest-bearing demand deposits increased by $3.1 million or 2%.

  •
  Total shareholders' equity increased by $599,000 or 2%. As of March 31, 2015, Focus Bank's total risk-based capital ratio was 15.4% and Tier 1 leverage ratio was 7.5%.

  Results of Operations

  Net Interest Income and Net Interest Margin

        Net interest income increased from $2.0 million for the first quarter of 2014 to $2.5 million for the first quarter of 2015. The 22% increase in the first quarter of 2015 was the result of higher average earning assets, a $53.2 million increase or 18% compared to the same period in 2014, as well as an increase in Focus Bank's net interest margin of 0.10% to 2.86%. The increase in net interest margin for the period was driven by an increase in the percentage of earning assets represented by loans, which has grown from 48% in the first quarter of 2014 to 52% in the first quarter of 2015.

        The following table shows, for the quarters ended March 31, 2015 and 2014, the annual average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category. The table also shows the yields earned on each major component of our investment and loan portfolio, the average rates paid on each key segment of our interest bearing liabilities, and the net interest margin.

Net Interest Income and Net Interest Margin

	For the Three Months Ended March 31, 2015			For the Three Months Ended March 31, 2014
	Average Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets:
Loans, gross(2)	$184,925	$2,314	5.07%	$145,920	$1,833	5.09%
Securities—taxable	51,930	176	1.37%	51,794	252	1.97%
Securities—tax exempt(3)	16,476	69	1.70%	16,916	80	1.92%
Federal funds sold and interest-bearing deposits in other financial institutions	101,322	90	0.36%	86,867	69	0.32%

Total interest earning assets(3)	354,653	2,649	3.03%	301,497	2,234	3.01%

Cash and due from banks	22,653			16,020
Premises and equipment, net	234			252
Intangible assets	1,134			863
Other assets	7,199			3,915

Total assets	$385,873			$322,547

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$93,554			$85,107
Demand, interest-bearing	184,151	83	0.18%	128,504	94	0.30%
Savings and money market	54,544	42	0.31%	56,565	55	0.39%
Time deposits—under $100	3,750	3	0.32%	3,367	4	0.48%
Time deposits—$100 and over	19,657	24	0.50%	21,047	30	0.58%

Total interest-bearing deposits	262,102	152	0.24%	209,483	183	0.35%

Total deposits	355,656	152	0.17%	294,590	183	0.25%
Borrowings	—	—	N/A	—	—	N/A

Total interest-bearing liabilities	262,102	152	0.24%	209,483	183	0.35%

Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	355,656	152	0.17%	294,590	183	0.25%
Other liabilities	1,329			905

Total liabilities	356,985			295,495
Shareholders' equity	28,888			27,052

Total liabilities and shareholders' equity	$385,873			$322,547

Net interest income(3) / margin		2,497	2.86%		2,051	2.76%
Less tax equivalent adjustment(3)		(24)			(28)

Net interest income		$2,473			$2,023

(1)
Annualized

(2)
Loan fees have been included in the calculation of interest income. Loan fees were approximately $106 and ($4) for the three months ended March 31, 2015 and 2014, respectively. Loans are net of deferred fees and related costs.

(3)
Yields on tax-exempt income have been computed on a tax equivalent basis assuming a tax rate of 35%.

        The following table sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate times prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the volume variance.

	Three Months Ended March 31, 2015 vs. 2014 Increase (Decrease) Due to Change In:
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Income from interest earning assets:
Loans, gross	$490	$(97)	$481
Securities—taxable	1	(7)	(76)
Securities—tax exempt(1)	(2)	(9)	(11)
Federal funds sold and interest-bearing deposits in other financial institutions	13	8	21

Total interest income from interest earnings assets(1)	502	(87)	415

Expense on interest-bearing liabilities:
Demand, interest-bearing	$26	$(37)	$(11)
Savings and money market	(1)	(12)	(13)
Time deposits—under $100	—	(1)	(1)
Time deposits—$100 and over	(2)	(4)	(6)

Total interest expense on interest-bearing liabilities	23	(54)	(31)

Net interest income(1)	$479	$(33)	446

Less tax equivalent adjustment(1)			4

Net interest income			$450

(1)
Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

        Interest income on a tax equivalent basis increased by $415,000 in the first quarter of 2015 compared to the same period in 2014, due to volume growth associated with loans. The overall volume of taxable investment securities remained consistent between the two periods, however, average yield declined 0.60% in the first quarter of 2015, in comparison to the same period in 2014, resulting in a decline in interest income on a tax equivalent basis of $76,000. The declining investment yields reflect a combination of factors related to the low interest rate environment experienced throughout 2014 and shortening of the portfolio's overall duration. While average interest-bearing deposits increased $52.6 million, interest expense decreased by $31,000 in the first quarter of 2015 from the comparative period in 2014.

  Provision for Loan Losses

        Focus Bank made provisions for loan losses of $50,000 and $100,000 for the three months ended March 31, 2015 and 2014, respectively. The allowance for loan loss as a percent of outstanding loans declined from 1.68% at March 31, 2014 to 1.51% at the March 31, 2015. Favorable migration trends for loans within Focus Bank's loan risk rating categories resulted in lower coverage ratio even as outstanding loans increased over the same period. Focus Bank's recorded net loan charge-offs of $124,000 in the first quarter of 2014 compared to no net charge-offs during the first quarter of 2015.

  Noninterest Income

        The following table sets forth the various components of our noninterest income for the periods indicated:

	For the Three Months Ended March 31,		Increase (Decrease) 2015 versus 2014
	2015	2014	Amount	Percent
	(Dollars in thousands)
Service charges and fees on deposit accounts	$102	$82	$20	24%
Increase in cash surrender value of life insurance	11	26	(15)	–58%
Servicing income	(12)	51	(63)	–124%
Gain on sales of SBA loans	910	312	598	192%
Gain on sales of securities	2	13	(11)	–85%
Other	180	41	139	339%

Total noninterest income	$1,193	$525	$668	127%

        Noninterest income grew by $668,000 or 127% in the first quarter of 2015, compared to the same quarter in 2014. Gain on sales of SBA loans increased $598,000 or 192%, compared to the prior period. Other noninterest income increased $139,000 or 339% from the prior period due to higher loan referral fee income and gain on sale of other real estate owned.

  Noninterest Expense

        The following table sets forth our noninterest expenses for the periods indicated:

	For the Three Months Ended March 31,		Increase (Decrease) 2015 versus 2014
	2015	2014	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$1,654	$1,050	$604	58%
Occupancy and equipment	176	181	(5)	–3%
Software subscriptions	70	36	34	94%
Data processing	137	112	25	22%
Insurance expense	19	12	7	58%
FDIC deposit insurance premiums	64	50	14	28%
Correspondent bank charges	7	7	—	0%
Advertising and promotion	86	64	22	34%
Professional fees	331	255	76	30%
Foreclosed assets	—	22	(22)	–100%
Other	390	259	131	51%

Total noninterest expense	$2,934	$2,048	$886	43%

        Noninterest expense as a percentage of average earnings assets increased from the prior year. It grew from 2.75% in the first quarter of 2014 to 3.36% in the first quarter of 2015. Much of the growth in non-interest expense in 2015 was the result of increases in employee and benefit costs. Focus Bank continued to invest in staff throughout 2014 to support new customer acquisition and support the larger customer base, resulting in increased salary and benefit expense totaling $604,000 or 58% for the first quarter of 2015, when compared to the same period in 2014. Focus Bank's efficiency ratio was 80% for both periods.

  Provision for Income Taxes

        Income tax expense was $279,000 in the first quarter of 2015, which represented a $132,000 or 90% increase over the same period in 2014. Focus Bank's effective tax rate increased from 37% for the first quarter of 2014 to 41% for the first quarter of 2015.

  Financial Condition

  Summary

        Total assets grew by $5.8 million or 2% to $397.1 million during the three months ended March 31, 2015 compared to $391.3 million at December 31, 2014. The increase in assets was primarily due to cash and cash equivalents growth of $12.0 million or 11% from December 31, 2014. The investment portfolio declined by $3.1 million or 4%. Total liabilities grew by $5.2 million or 1% from December 31, 2014. Substantially all of Focus Bank's funding comes from deposits maintained by core business customer relationships.

  Loan Portfolio

        Focus Bank's loan portfolio consists almost entirely of loans to customers who have a full banking relationship with Focus Bank. Net loan balances decreased by $1.7 million or 1% from December 31, 2014 to March 31, 2015 and increased by $30.6 million or 21% from March 31, 2014 to March 31, 2015. The loan portfolio is evenly split between commercial and industrial loans and commercial real estate loans. A substantial percentage of the commercial real estate loans are considered owner-occupied loans. Focus Bank's loans are generated by its relationship managers and executives. Focus Bank's senior management is actively involved in its lending, underwriting, and collateral valuation processes. Higher dollar loans or loan commitments are also approved through a bank loan committee comprised of executives and outside board members.

        The following tables set forth the composition of Focus Bank's loan portfolio as of the dates indicated:

Loan Portfolio Composition

	March 31,
			December 31, 2014
	2015	2014
	(Dollars in thousands)
Loans:
Commercial	$88,967	$71,324	$90,899
Real estate—construction	1,749	666	1,534
Real estate—mortgage	89,315	73,743	89,266
Consumer and other	550	4,168	592

Loans	180,581	149,901	182,291
Deferred loan (fees) costs, net	126	(1)	118

Loans, net of deferred fees and costs	180,708	149,900	182,409
Allowance for loan losses	(2,730)	(2,524)	(2,679)

Loans, net	$177,977	$147,376	$179,730

  Loan Maturities

        The following table shows the maturity distribution for total loans outstanding as of March 31, 2015. The maturity distribution is grouped by remaining scheduled principal payments that are due within one year, after one but within five years, or after five years. The principal balances of loans are indicated by both fixed and floating rate categories.

Loan Maturities and Re-pricing Schedule

	Due in One Year or Less	Over One Year But Less than Five Years	Over Five Years	Total	Loans with Fixed Rates(1)	Loans with Variable Rates
	(Dollars in thousands)
Commercial	$26,141	$28,727	$34,099	$88,967	$29,152	$59,815
Real estate—construction	1,500	249	—	1,749	1,517	232
Real estate—mortgage	3,838	41,318	44,159	89,315	84,058	5,257
Consumer and other	34	516	—	550	403	147

Loans	$31,513	$70,810	$78,258	$180,581	$115,130	$65,451

(1)
Excludes variable rate loans on floors.

        In the normal course of business, Focus Bank makes commitments to extend credit to its customers as long as there are no violations of any conditions established in contractual arrangements. These commitments are obligations that represent a potential credit risk to Focus Bank, and a $65,000 reserve for unfunded commitments is reflected as a liability in Focus Bank's balance sheet at March 31, 2015. Total unused commitments to extend credit were $53 million at March 31, 2015 compared to $51 million as of December 31, 2014. Unused commitments represented 29% and 28% of gross loans outstanding at March 31, 2015 and December 31, 2014, respectively. Focus Bank also had $276,000 in standby letters of credit and commercial letters of credit at March 31, 2015 and December 31, 2014.

        The effect on Focus Bank's revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted, because there is no certainty that lines of credit will ever be fully utilized.

  Nonperforming Assets

        Nonperforming assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, and other real estate owned. Focus Bank had no loans 90 days or more past due and still accruing interest and no other real estate owned at March 31, 2015. A loan is placed in non-accrual status if there is concern that principal and interest may not be fully collected or if the loan has been past due for a period of 90 days or more, unless the obligation is both well secured and in process of legal collection. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Loans are returned to accrual status when they are brought current with respect to principal and interest payments and future payments are reasonably assured. Loans in which the borrower is encountering financial difficulties and Focus Bank has modified the terms of the original loan are evaluated for impairment and classified as TDR loans.

        The following table presents information concerning Focus Bank's nonperforming and restructured loans as of the dates indicated:

Nonperforming and Restructured Loans

	March 31,		December 31,
	2015	2014	2014
	(Dollars in thousands)
Nonaccrual loans	$—	$215	$—
Loans over 90 days past due and still accruing	—	—	—

Total nonperforming loans	—	215	—
Other real estate owned	—	—	574

Total nonperforming assets	$—	$215	$574

Performing TDRs	$—	$—	$—

  Allowance for Loan Losses

        Focus Bank establishes an allowance for loan losses through a provision for loan losses, for both specific losses on impaired loans and the inherent risk of probable loss for non-impaired loans based on loan grades, loan characteristics, and economic trends. The allowance consists of specific, general, and qualitative components. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management's periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Focus Bank's allowance for loan loss was $2.7 million as of March 31, 2015, compared to $2.7 million as of December 31, 2014. A provision for loan losses of $50,000 was recorded in the first quarter of 2015. The allowance for loan loss as a percent of outstanding loans increased from 1.47% at December 31, 2014 to 1.51% at March 31, 2015. The

increase was due to a recording of a $50,000 provision for loan losses and a slight decline in outstanding loans. A loan is considered impaired when, based on current information and events, that it is probable that Focus Bank will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments. Measurement of impairment is based on the present value of expected future cash flows of the impaired loan, which are discounted at the loan's effective interest rate. For collateral-dependent loans, Focus Bank uses the fair value of the collateral for the impaired loan to measure impairment. An impairment allowance is established to record the difference between the carrying amount of the loan and the present value, or in the case of a collateral-dependent loan, the fair value of the collateral. There were no impaired loans, including performing TDRs, as of March 31, 2015 and December 31, 2014. The allowance for loan loss is maintained at a level that management believes is adequate to provide for loan losses based on currently available information. A comprehensive discussion concerning Focus Bank's allowance for loan loss is included in Note 5 of the accompanying interim Financial Statements.

        The following table summarizes the activity in the allowance for loan losses for the periods indicated:

Allowance for Loan Losses

	March 31,
			December 31, 2014
	2015	2014
	(Dollars in thousands)
Balance, beginning of year	$2,679	$2,548	$2,548
Charge-offs:
Commercial	—	(125)	(172)
Real estate—construction	—	—	—
Real estate—mortgage	—	—	—
Consumer and other	—	—	—

Total charge-offs	—	(125)	(172)
Recoveries:
Commercial	1	1	3
Real estate—construction	—	—	—
Real estate—mortgage	—	—	—
Consumer and other	—	—	—

Total recoveries	—	1	3

Net recoveries (charge-offs)	—	(124)	(169)
Provision (credit) for loan losses	50	100	300

Balance, end of year	$2,730	$2,524	$2,679

RATIOS:
Annualized net (recoveries) charge-offs to average loans	0.00%	0.34%	0.11%
Allowance for loan losses to total loans	1.51%	1.68%	1.47%
Allowance for loan losses to nonperforming loans	NM	1173.95%	NM

  Allocation of Allowance for Loan Losses

        Provided below is a summary of the allocation of the allowance for loan and lease losses for specific loan categories at the dates indicated. The allocation presented should not be viewed as an indication that charges to the allowance will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

Allocation of Allowance for Loan Losses

	March 31,				December 31,
	2015		2014		2014
	Allowance	Percent of Loans in each category to total loans	Allowance	Percent of Loans in each category to total loans	Allowance	Percent of Loans in each category to total loans
	(Dollars in thousands)
Commercial	$1,418	49%	$1,386	48%	$1,573	50%
Real estate—construction	8	1%	14	0%	13	1%
Real estate—mortgage	825	50%	876	49%	1,035	49%
Consumer	13	0%	15	3%	10	0%
Unallocated	466	N/A	233	N/A	48	N/A

Total ALLLR	$2,730	100%	$2,524	100%	$2,679	100%

  Investment Portfolio

        Focus Bank's investment portfolio is comprised of debt securities. Focus Bank uses two classifications for its investment portfolio: available-for-sale (AFS) and held-to-maturity (HTM). Securities that Focus Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Securities not classified as held-to-maturity securities are classified as "investment securities available-for-sale" and reported at fair value. At March 31, 2015, Focus Bank's held-to-maturity investments totaled $23.1 million, which compares to $23.2 million at December 31, 2014 and $14.8 million at March 31, 2014. Available-for-sale securities had a total fair value of $44.9 million as of March 31, 2015. Available-for-sale securities have declined through security sales and principal repayments over both the last three and twelve months. At March 31, 2015, available-for-sale securities decreased by $3.0 million or 6% and by $12.6 million or 22% from March 31, 2014 and December 31, 2014, respectively. The decline in AFS securities was associated with the sale and principal repayment of investment securities over the two periods and the objective to reduce overall portfolio duration. Focus Bank's investments provide a substantial source of liquidity as they can be pledged to support borrowed funds or can be liquidated to generate cash proceeds. The investment portfolio is also a significant resource to Focus Bank in managing interest rate risk, as the maturity and interest rate characteristics of this asset class can be readily changed to match changes in the loan and deposit portfolios. The majority of Focus Bank's available-for-sale investment portfolio is comprised of mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs) that are either issued or guaranteed by U.S. government agencies or government-sponsored enterprises (GSEs) and tax. In addition, the portfolio has an allocation of highly rated municipal securities. The municipal portfolio is comprised of general obligation and revenue bonds and includes more than 40 issuers.

        The following Investment Portfolio table reflects the amortized cost and fair market values for the total portfolio for each of the categories of investments for the following periods:

	March 31, 2015		March 31, 2014		December 31, 2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$2,032	$2,032	$—	$—	$2,038	$2,036
U.S. government-sponsored agencies	3,004	2,993	5,708	5,670	3,004	2,979
Mortgage-backed securities—residential	25,179	25,183	24,861	24,820	26,061	26,004
Mortgage-backed securities—commercial	—	—	4,228	4,083	2,096	2,069
Municipal securities	14,610	14,654	23,100	22,854	14,797	14,788

Total	$44,825	$44,862	$57,897	$57,427	$47,996	$47,876

Securities held-to-maturity:
U.S. Treasury securities	$2,025	$2,027	$—	$—	$2,030	$2,030
U.S. government-sponsored agencies	7,870	8,061	7,842	7,857	7,863	7,974
Mortgage-backed securities—residential	2,805	2,800	—	—	2,894	2,871
Mortgage-backed securities—commercial	5,996	6,116	4,031	4,042	5,997	6,058
Municipal securities	4,415	4,474	2,953	2,946	4,426	4,455

	$23,111	$23,478	$14,826	$14,845	$23,210	$23,388

        The investment maturities table below summarizes contractual maturities for Focus Bank's investment securities and their weighted average yields at March 31, 2015. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to repay certain obligations with or without penalties.

	Contractual Maturity
	Within One Year or Less		After One and Within Five Years		After Five and Within Ten Years		Securities Not Due at a Single Maturity Date		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale (at fair value):
U.S. Treasury securities	$—	0.00%	$2,032	0.39%	$—	0.00%	$—	0.00%	$2,032	0.39%
U.S. government-sponsored agencies	—	0.00%	2,993	0.95%	—	0.00%	—	0.00%	2,993	0.95%
Mortgage-backed securities—residential	—	0.00%	—	0.00%	—	0.00%	25,183	1.28%	25,183	1.28%
Municipal securities	3,798	0.50%	9,768	1.01%	1,088	2.00%	—	0.00%	14,654	0.82%

Total	$3,798	0.50%	$14,793	0.91%	$1,088	2.00%	$25,183	1.28%	$44,862	1.07%

Securities held-to-maturity (at amortized cost):
U.S. Treasury securities	$—	0.00%	$2,025	0.54%	$—	0.00%	$—	0.00%	$2,025	0.54%
U.S. government-sponsored agencies	—	0.00%	1,993	0.82%	5,877	2.28%	—	0.00%	7,870	1.91%
Mortgage-backed securities—residential	—	0.00%	—	0.00%	—	0.00%	2,805	1.81%	2,805	1.81%
Mortgage-backed securities—commercial	—	0.00%	—	0.00%	—	0.00%	5,996	2.10%	5,996	2.10%
Municipal securities	—	0.00%	1,957	1.35%	2,458	1.91%	—	0.00%	4,415	1.66%

Total	$—	0.00%	$5,975	0.90%	$8,335	2.17%	$8,801	2.01%	$23,111	1.78%

  Deposits

        Focus Bank's deposits are generated through core customer relationships, related predominantly to business relationships. Many of Focus Bank's business customers maintain high levels of liquid balances in their demand deposit accounts and use our treasury management services extensively. As a result, approximately 29% of Focus Bank's deposits are in non-interest bearing demand deposits. More than 51% of the interest-bearing deposits are held in interest-bearing demand deposit accounts which provide our business owners with interest and liquidity. At March 31, 2015, non-interest bearing demand deposits grew by $12.7 million, or 13%, from December 31, 2014 and by $18 million, or 21%, from March 31, 2014. Interest-bearing demand deposits grew by $3.1 million, or 2%, from December 31, 2014 to March 31, 2015 and by $45.0 million, or 33%, from March 31, 2014 to March 31, 2015.

        Information concerning average balances and rates paid on deposits by deposit type for the past three fiscal years is contained in the Distribution, Yield and Rate Analysis of Net Income table located in the previous section on Results of Operations—Net Interest Income and Net Interest Margin. The

following table provides a comparative distribution of Focus Bank's deposits by outstanding balance as well as by percentage of total deposits at the dates indicated:

Deposit Distribution

	March 31,
	2015		2014		December 31, 2014
	Balance	% of Total	Balance	% of Total	Balance	% of Total
	(Dollars in thousands)
Demand, noninterest-bearing	$107,562	29%	$88,720	29%	$94,901	26%
Demand, interest-bearing	185,257	51%	137,223	44%	179,191	50%
Savings and money market	50,891	14%	57,035	19%	63,878	18%
Time deposits—under $100	3,706	1%	3,422	1%	19,642	5%
Time deposits—$100 and over	19,744	5%	21,481	7%	3,698	1%

Total deposits	$367,160	100%	$307,881	100%	$361,310	100%

  Liquidity and Market Risk Management

  Liquidity

        Focus Bank's primary source of funding is deposits from its core banking relationships. The majority of our deposits are transaction accounts or money market accounts that are payable on demand. A small number of customers represent a large portion of our deposits, as evidenced by the fact that 14% of our deposits were represented by the largest depositor as of March 31, 2015. Focus Bank manages its liquidity in a manner that enables it to meet expected and unexpected liquidity needs under both normal and adverse conditions. We maintain significant on-balance sheet and off-balance liquidity sources, including a relatively large marketable securities portfolio and borrowing capacity through various unsecured sources. Focus Bank maintains Fed funds borrowing lines of $14 million. The board reviews Focus Bank's liquidity position and key liquidity measurements on a quarterly basis. As of March 31, 2015, Focus Bank's primary liquidity ratio was 25% and its overall liquidity ratio was 36%.

  Interest Rate Risk Management

        Focus Bank measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model also captures the estimated impacts of optionality and duration and their expected change due to changes in interest rates and the shape of the yield curve. Focus Bank manages its interest rate risk through established policies and procedures. Focus Bank measures both the potential short term change in earnings and the long term change in market value of equity on a quarterly basis. Both measurements use immediate rate shocks that assume parallel shifts in interest rates up and down the yield curve in 100 basis point increments. There are eight scenarios comprised of rate changes up or down to 400 basis points. Focus Bank has established policy thresholds for each of these eight scenarios. In the current interest rate environment, however, Focus Bank does not consider a decrease in interest rates that is greater than 25 basis points. The impact on earnings for one year and the change in market value of equity are limited to a change of no more than 7.5% for rate changes of 100 basis points, no more than 15% for changes of 200 basis points, and no more than 22.5% for rate changes of 300 basis points, and no more than 30% for rate change of 400 basis points. The objective of these various simulation scenarios is to optimize the risk/reward equation for Focus Bank's future earnings and capital. Based upon the results of these various simulations and evaluations, Focus Bank is positioned to be moderately asset sensitive, with earnings increasing in a rising rate environment. If interest rates were to increase by 100 basis points on an immediate, parallel and sustained basis, Focus Bank's net interest income would increase by approximately $260,000 or 2.6% over the next 12 months.

        The following reflects Focus Bank's estimated net interest income sensitivity as of March 31, 2015:

	Increase/ (Decrease) in Estimated Net Interest Income
	Amount	Percent
	(Dollars in thousands)
Change in Interest Rates (basis points)
+400	$1,064	10.7%
+300	$796	8.0%
+200	$528	5.3%
+100	$260	2.6%
0	$—	0.0%
–25	$(55)	–10.5%

        In an effort to measure the long-term impact of interest rate risk, Focus Bank uses a technique called the market value of equity (MVE), which calculates the net present value of Focus Bank's assets and liabilities, based on a discount rate derived from current replacement rates. The market value of equity is obtained by subtracting the market value of liabilities from the market value of assets. The change in market value of equity will differ based on the characteristics of each financial instrument and type of deposit. The longer the duration of a financial instrument, the greater the impact a rate change will have on its market value. As Focus Bank has minimal deposits with contractual maturities, the decay rate assumptions used for non-maturity deposits can have a significant impact on the market value of equity. The following reflects Focus Bank's estimated changes in MVE as of March 31, 2015:

	Increase/(Decrease) In Estimated Market Value of Equity
	Amount	Percent
	(Dollars in thousands)
Change in Interest Rates (basis points)
+400	$11,230	38.6%
+300	$8,728	30.0%
+200	$6,022	20.7%
+100	$3,346	11.5%
0	$—	0.0%
–100	$(2,095)	–7.2%

  Capital Resources

        As of March 31, 2015, Focus Bank had total shareholders' equity of $29.1 million, compared to $27.1 million at March 31, 2014. Focus Bank uses a variety of measures to evaluate capital adequacy. Management reviews various capital measurements on a quarterly basis and takes appropriate action to ensure that such measurements are within established internal and external guidelines. The external guidelines, which are issued by the FDIC, establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are three categories of capital under the FDIC guidelines: Common Equity Tier 1, Tier 1 and Tier 2 Capital. Common Equity Tier 1 Capital currently consists of total common shareholders' equity (excluding accumulated other comprehensive income or loss), less intangible assets and disallowed deferred tax assets. Tier 1 Capital includes common shareholders' equity less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on securities available for sale, which are carried at fair market value. Tier 2 Capital includes the allowance for loan losses, subject to certain limitations. Our current capital position exceeds all current guidelines established by the FDIC. By the current regulatory definitions, we were "well capitalized," the highest rating of the five capital categories defined under FDIC regulations, at March 31, 2015. At March 31, 2015, we had a Common Equity Tier 1 capital ratio of 14.1%, Tier 1 risk based capital ratio of 14.1%, a total capital to risk-weighted assets ratio of 15.4%, and a leverage ratio of 7.5%.

LEGAL AND TAX OPINIONS

        Buchalter Nemer, a professional corporation, and Manatt, Phelps & Phillips, LLP will deliver prior to the effective time of the merger their opinions to Heritage and Focus Bank, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page [*]. The validity of the Heritage common stock to be issued in connection with the merger will be passed upon for Heritage by Buchalter Nemer, a professional corporation.

EXPERTS

        The consolidated financial statements of Heritage and its subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and the effectiveness of Heritage's internal control over financial reporting as of December 31, 2014 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in Heritage's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Focus Bank as of December 31, 2014 and 2013 and for the years then ended have been audited by Crowe Horwath LLP, an independent auditor, as set forth in their report included in this joint proxy statement/prospectus. Such financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the Heritage nor the Focus Bank boards of directors know of any matters that will be presented for consideration at their respective shareholders' meetings other than as described in this joint proxy statement/prospectus. However, if any other matter shall properly come before either the Heritage special meeting or the Focus Bank special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of shareholders' meetings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows Heritage to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about Heritage and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Heritage:

  •
  Annual Report on Form 10-K for the year ended December 31, 2014 filed March 6, 2015;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 8, 2015;

  •
  Current Reports on Form 8-K filed April 1, 2015, April 23, 2015 (two reports filed) and May 22, 2015; and

  •
  The description of Heritage common stock contained in the Registration Statement on Form 8-A, dated March 5, 1998, which registers its common stock under Section 12 of the Securities Exchange Act of 1934, together with any amendments or report filed with the SEC for the purpose of updating the description.

        In addition, Heritage is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the respective shareholders' meetings of the Heritage shareholders and the Focus Bank shareholders, provided, however, that Heritage is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        Heritage files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Heritage files with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page i of this joint proxy statement/prospectus.

        Neither Heritage nor Focus Bank has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

HERITAGE COMMERCE CORP

HERITAGE BANK OF COMMERCE

and

FOCUS BUSINESS BANK

dated as of

April 23, 2015

A-i

A-ii

EXHIBITS

A—Agreement of Merger
B—Form of Shareholder Agreement
C—Form of Non-Solicitation and Confidentiality Agreement
D—In-the-Money Stock Option Holder Agreement

A-iii

Index of Defined Terms

Defined Term	Section
"Acceptable Confidentiality Agreement"	8.14
"Acquisition Proposal"	8.14
"Advisors"	5.16
"Adjusted Shareholders' Equity"	6.02(g)
"Affiliate"	8.14
"Agreement"	Preamble
"Agreement of Merger"	1.01
"ALLL"	3.04(d)
"Book-Entry Shares"	2.01(f)
"Burdensome Condition"	5.07(c)
"business day"	8.14
"Certificate"	2.01(f)
"CFC"	1.03
"CGCL"	1.03
"Change In Control Payments"	8.14
"Change in Recommendation"	5.06(e)
"Charter Documents"	8.14
"Claim"	5.12(a)
"Closing"	1.02
"Closing Balance Sheet Date"	5.17
"Closing Date"	1.02
"Closing Financial Statements"	5.17
"COBRA"	8.14
"Code"	2.06
"Confidentiality Agreement"	8.14
"Contemplated Transactions"	3.03(a)
"Continuing Employees"	5.11(a)
"Contract"	8.14
"Core Deposits"	6.02(h)
"CRA"	3.08(a)
"Derivatives Contract"	3.17
"DIF"	3.01(a)
"Dissenting Shares"	2.04
"Dissenting Shareholder"	2.04
"DBO"	1.01
"Effect"	8.14
"Effective Time"	1.02
"EDGAR"	4.04(a)
"End Date"	7.01(b)
"Environmental Laws"	8.14
"ERISA"	8.14
"Exchange Act"	3.04(e)
"Exchange Agent"	2.02
"Exchange Agent Agreement"	2.02
"Exchange Fund"	2.02
"Exchange Ratio"	2.01(d)
"Expense Reimbursement"	7.03(c)
"FDIC"	3.01(a)
"Fee Schedule"	5.16
"Focus"	Preamble

A-iv

Defined Term	Section
"Focus Balance Sheet"	3.04(a)
"Focus Board"	3.03(a)
"Focus Board Recommendation"	5.06(b)
"Focus Collective Bargaining Agreement"	3.13(b)
"Focus Common Stock"	3.02(a)
"Focus Disclosure Schedule"	8.14
"Focus Employee"	3.12(a)
"Focus Employee Plans"	3.12(a)
"Focus Equity Plans"	8.14
"Focus ERISA Affiliate"	8.14
"Focus Financial Statements"	3.04(a)
"Focus Insurance Policies"	3.22
"Focus IP"	8.14
"Focus Licensed IP"	8.14
"Focus Material Adverse Effect"	8.14
"Focus Material Contract"	3.21(a)
"Focus Meeting"	3.03(c)
"Focus Owned IP"	8.14
"Focus Preferred Stock"	3.02(a)
"Focus Reports"	3.04(b)
"Focus Stock-Based Right"	3.02(c)
"Focus Stock Option"	2.05
"Focus Subsidiary"	3.01(d)
"FRB"	3.03(c)
"GAAP"	8.14
"Governmental Authorization"	8.14
"Governmental Entity"	8.14
"Hazardous Substance"	8.14
"HBC"	Preamble
"HCC"	Preamble
"HCC Average Closing Price"	8.14
"HCC Benefit Plans"	5.11(a)
"HCC Board"	4.03(a)
"HCC Common Stock"	4.02
"HCC Disclosure Schedule"	8.14
"HCC Equity Plans"	8.14
"HCC Material Adverse Effect"	8.14
"HCC Meeting"	3.02(c)
"HCC Preferred Stock"	4.02
"HCC Reports"	4.05(b)
"HCC SEC Reports"	4.04(a)
"HCC Series C Preferred Stock"	4.02
"HCC Stock Options"	4.02
"In-the-Money Stock Option Holder Agreement"	2.05(c)
"Indemnified Party" and "Indemnified Parties"	5.12
"Intellectual Property"	8.14
"IRS"	8.14
"IT Systems"	8.14
"Joint Proxy Statement/Prospectus"	3.03(c)
"KBW"	4.11
"knowledge"	8.14
"Law" or "Laws"	8.14

A-v

Defined Term	Section
"Leased Real Estate"	8.14
"Legal Action"	8.14
"Letter of Transmittal"	2.03(a)
"liability" (or "liabilities")	8.14
"License Agreement"	8.14
"Lien"	8.14
"Loan"	8.14
"Loan Data"	3.15(i)
"Loan Documentation"	3.15(b)
"Loan Property"	8.14
"Merger"	1.01
"Merger Consideration"	2.01(d)
"NASDAQ"	3.03(c)
"Non-Solicitation and Confidentiality Agreement"	Recitals
"Notice of Superior Proposal"	5.06(f)
"Obligor"	3.15(b)
"Option Consideration"	2.05(a)
"Order"	8.14
"OREO"	3.18(a)
"ordinary course of business"	8.14
"party" ("parties")	Preamble
"Permitted Liens"	8.14
"person"	8.14
"Pre-Closing Period"	5.01(a)
"Professional Fees"	5.16
"Real Property Lease"	8.14
"Registration Statement"	3.03(c)
"Representatives"	8.14
"Requisite Focus Vote"	3.03(a)
"Requisite HCC Vote"	4.03(a)(i)
"Requisite Regulatory Approvals"	6.01(b)
"Revised HCC Proposal"	7.01(h)(iii)(B)
"Retiree Welfare Benefits"	3.12(e)
"Sandler"	3.24
"SEC"	3.03(c)
"Securities Act"	3.03(c)
"Series C Preferred Stock"	4.02
"SERP"	5.11(a)
"Shareholder Agreements"	Recitals
"Shareholders Equity Measuring Date"	6.02(g)
"Subsidiary" (or "Subsidiaries")	8.14
"Superior Proposal"	8.14
"Surviving Corporation"	1.01
"Tail Insurance Policy"	5.12(c)
"Takeover Provisions"	3.29
"Taxes"	8.14
"Tax Returns"	8.14
"Termination Fee"	7.03(b)
"Trade Secrets"	8.14
"Treasury Department"	8.14
"Treasury Regulations"	8.14
"WARN Act"	8.14

A-vi

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This Agreement and Plan of Merger and Reorganization (this "Agreement"), is entered into as of April 23, 2015, by and among FOCUS BUSINESS BANK, a California banking corporation ("Focus"), HERITAGE COMMERCE CORP, a California corporation ("HCC"), and HERITAGE BANK OF COMMERCE, a California banking corporation ("HBC") (each a "party" and collectively the "parties").

RECITALS

        A.    Focus is a California chartered bank having its principal place of business in San Jose, California.

        B.    HCC is a bank holding company organized under the laws of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in San Jose, California.

        C.    HBC is a California chartered bank having its principal place of business in San Jose, California.

        D.    The respective Boards of Directors of Focus, HCC and HBC have approved, and declared it to be advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for in this Agreement in which Focus would merge with and into HBC.

        E.    It is the intention of the parties that the merger of Focus and HBC shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        F.     In connection with the execution and delivery of this Agreement and as a material inducement for HCC and HBC to enter into this Agreement, each of the directors of Focus is concurrently executing and delivering to HCC a shareholder agreement (each a "Shareholder Agreement") in the form attached hereto as Exhibit B and a non-solicitation and confidentiality agreement in the form attached hereto as Exhibit C ("Non-Solicitation and Confidentiality Agreement"), to be effective as of the Effective Time.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    The Merger.     On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Focus shall merge with and into HBC (the "Merger") and the separate corporate existence of Focus shall cease. HBC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. An agreement of merger (the "Agreement of Merger"), substantially in the form of Exhibit A hereto, shall be filed with the California Department of Business Oversight ("DBO") and the Secretary of State of the State of California.

        Section 1.02    Effective Time.     Subject to the satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the consummation of the Merger (the "Closing"), but subject to the fulfillment or waiver of those conditions, the parties shall cause the filings contemplated by Section 1.01 to be made (i) no later than the fifth (5th) business day after such satisfaction or waiver or (ii) on such other date to which HCC and Focus may agree in writing (the "Closing Date"). The Merger shall become effective (the "Effective Time") upon such filing with DBO and the Secretary of State of the State of California or on such date as may be specified in the Agreement of Merger.

        Section 1.03    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in Section 1108 of the California General Corporation Law ("CGCL") and Section 4887 of the California Financial Code ("CFC"), including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Focus and HBC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Focus and HBC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        Section 1.04    Articles of Incorporation; By-laws.     The Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

        Section 1.05    Directors and Executive Officers.     Subject to Section 5.19, all the directors and officers of HCC and HBC immediately prior to the Effective Time shall be the directors of HCC and HBC after the Merger, in each case until their respective successors are duly elected or appointed and qualified.

        Section 1.06    Possible Alternative Structures.     Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time HCC shall be entitled, after consultation with Focus, to revise the structure of effecting the acquisition of Focus, provided, however, that (a) there are no adverse federal or state income tax consequences to Focus's shareholders as a result of the modification (including no impact upon the opinions of counsel related to tax matters to be delivered pursuant to this Agreement), (b) the consideration to be paid to the holders of Focus Common Stock and Focus Stock Options under this Agreement is not thereby changed in kind, value or reduced in amount and the delivery of such consideration will not be delayed, (c) the benefits to be received by Focus's directors, officers and employees under this Agreement are not diminished, and (d) such modification will not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled. The parties agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

        Section 1.07    Additional Actions.     If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of Focus, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Focus or its Subsidiaries all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Focus, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of Focus and otherwise to carry out the purposes of this Agreement.

 ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

        Section 2.01    Effect of the Merger on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of HCC, HBC or Focus or the holder of any capital stock of HCC, HBC or Focus:

        (a)    Cancellation of Certain Focus Common Stock.     Each share of Focus Common Stock that is owned by HCC or Focus (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        (b)    HCC Capital Stock.     (i) Each share of HCC Common Stock and (ii) each share of HCC Series C Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

        (c)    HBC Capital Stock.     Each share of HBC common stock, no par value, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

        (d)    Conversion of Focus Common Stock.     Each share of Focus Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive the number of shares of HCC Common Stock equal to 1.8235 shares of HCC Common Stock (the "Exchange Ratio"), together with any cash in lieu of fractional shares as specified in Section 2.01(g), (the "Merger Consideration").

        (e)    Dilution.     If HCC changes (or the HCC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of HCC Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items, such as the amounts payable to holders of Focus Stock Options) will be adjusted proportionately to account for such change to provide to the holders of HCC Common Stock (and holders of Focus Stock Options) the same economic effect contemplated by this Agreement prior to such change.

        (f)    Cancellation of Shares and Closing of Focus's Transfer Books.     At the Effective Time (i) none of the shares of Focus Common Stock shall be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a valid certificate (each a "Certificate") previously representing any such shares of Focus Common Stock or owner designated by a book entry previously representing a non-certificated share of Focus Common Stock (a "Book-Entry Share") shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.03(e), and (iii) any cash to be paid in lieu of any fractional share of HCC Common Stock in accordance with Section 2.01(g). The stock transfer books of Focus shall be closed with respect to all shares of Focus Common Stock outstanding immediately prior to the Effective Time, and no further transfer of any such shares of Focus Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, Focus Certificates or Book-Entry Shares representing such shares of Focus Common Stock are presented for transfer to the Exchange Agent or to the Surviving Corporation or HCC, they shall be cancelled and shall be exchanged as provided in Section 2.03.

        (g)    No Fractional Shares.     No fractional shares of HCC Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares. Any holder of Focus Common Stock who would otherwise be entitled to receive a fraction of a share of HCC Common Stock (after aggregating all fractional shares of HCC Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder's Certificates or Book-Entry Shares to the Exchange Agent, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction of a share of HCC Common Stock multiplied by the HCC Average Closing Price.

        Section 2.02    Exchange Agent; Deposit of Merger Consideration.     Prior to the Closing Date, HCC shall select a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent") and provide the Exchange Agent with appropriate instructions regarding the matters described in this Article II in form and substance reasonably acceptable to HCC and Focus, all in accordance with the provisions of an agreement executed between HCC and the Exchange Agent. HCC shall deposit, or cause to be deposited, with the Exchange Agent (by instruction to HCC's transfer agent) prior to the Effective Time (a) certificates representing the shares of HCC Common Stock issuable pursuant to Section 2.01(d) (or make appropriate alternative arrangements if uncertificated shares of HCC Common Stock represented by a book entry will be issued), and (b) cash sufficient in lieu of fractional shares to be paid in accordance with Section 2.01(g). The shares of HCC Common Stock and cash amounts so deposited with the Exchange Agent are referred to collectively as the "Exchange Fund."

        Section 2.03    Exchange of Certificates and Book-Entry Shares.

        (a)   HCC shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to holders of Focus Common Stock of record immediately prior to the Effective Time (i) a letter of transmittal in customary form that is reasonably acceptable to Focus and containing such customary provisions as HCC may specify (which shall specify that delivery shall be effected and risk of loss and title to shall pass only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal, and instructions for use in effecting the surrender of such holder's Certificates and Book-Entry Shares) ("Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of such holder's Certificates and Book-Entry Shares in exchange for certificates representing HCC Common Stock (or appropriate alternative arrangements if uncertificated shares of HCC Common Stock represented by a book entry will be issued).

        (b)   Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or HCC, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of HCC Common Stock (or uncertificated shares of HCC Common Stock represented by a book entry) to which such holders of Focus Common Stock shall have become entitled in accordance with Section 2.01(d), and (ii) a check representing the amount of cash in lieu of any fractional share of HCC Common Stock, if any, which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to Section 2.01(g). No interest will be paid or accrued on the cash in lieu of fractional shares. The Certificates or Book-Entry Shares so surrendered shall be canceled.

        (c)   If any Certificate shall have been lost, stolen, or destroyed, HCC or the Exchange Agent may in its sole discretion require the owner of such lost, stolen, or destroyed Certificate to make and deliver to HCC or the Exchange Agent an affidavit of that fact and an agreement in form reasonably satisfactory to HCC indemnifying HCC and the Surviving Corporation against any claim that may be made against HCC or the Surviving Corporation and to deliver a bond (in such sum as HCC or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, HCC, or the Surviving Corporation with respect to such Certificate.

        (d)   If any portion of the HCC Common Stock that a person has the right to receive pursuant to the provisions of Section 2.01(d) is to be issued in a name other than that in which the Certificate or Book-Entry Share surrendered is registered, it shall be a condition to such issuance thereof that the

Certificate or Book-Entry Shares surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Tax required by reason of a certificate or uncertificated book entry share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (e)   No dividends or other distributions declared after the Effective Time with respect to HCC Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder thereof shall surrender such Certificate or Book-Entry Share in accordance with this Article II. After the surrender of a Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of HCC Common Stock represented by such Certificate or Book-Entry Share.

        (f)    Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the date twelve (12) months after the Effective Time shall be delivered to HCC upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.03 shall thereafter look only to HCC for satisfaction of their claims for the Merger Consideration, cash in lieu of fractional shares of HCC Common Stock, and any dividends or distributions with respect to HCC Common Stock, in each case without interest thereon. Notwithstanding the foregoing, none of HCC, the Surviving Corporation, Focus or the Exchange Agent or any other person shall be liable to any former holder of shares of Focus Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

        (g)   Each of the Exchange Agent, HCC, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Focus Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (h)   Any portion of the HCC Common Stock made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to HCC upon demand.

        Section 2.04    Dissenting Shares.     Notwithstanding any provision of this Agreement to the contrary, shares of Focus Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, "Dissenting Shares" means any shares of Focus Common Stock as to which a Dissenting Shareholder has properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL. At the Effective Time all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration. Focus shall give HCC (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law relating to shareholders' demands for fair market value, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL. Focus shall not, except with the prior written consent of HCC, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands.

        Section 2.05    Treatment of Stock Options.

        (a)   Prior to and effective as of the Effective Time, Focus shall have taken all such action as is necessary to terminate, subject to compliance with this Section 2.05, the Focus Equity Plans and shall have provided written notice to each holder of an option to acquire shares of Focus Common Stock (each, a "Focus Stock Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, that such Focus Stock Option shall terminate at the Effective Time and that, if such Focus Stock Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of each Focus Stock Option a cash payment in an amount, without interest, equal to the product of (i) the total number of shares of Focus Common Stock subject to the Focus Stock Option times (ii) the excess, if any, of the product of the Exchange Ratio multiplied by the HCC Average Closing Price over the exercise price per share under such Focus Stock Option ("Option Consideration"). HCC or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section 2.05 on account of Focus Stock Options such amounts as HCC or the Exchange Agent is required to deduct and withhold from such payment under the Code or any similar Law. At the Effective Time the Focus Equity Plans and all Focus Stock Options issued thereunder that have not previously been exercised, whether or not then vested and whether or not then exercisable, shall terminate and be of no further effect. Any payments pursuant to this Section 2.05 shall be made only after the satisfaction or waiver of the conditions set forth in Article VI.

        (b)   At least thirty (30) business days prior to the Closing Date and prior to any such payment, Focus shall use its reasonable best efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to HCC) from each holder of a Focus Stock Option (i) confirming the number of Focus Stock Options held, (ii) confirming that the treatment of such Focus Stock Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated, (iii) acknowledging that in consideration for the cancellation of such Focus Stock Option, the holder agrees to accept the Option Consideration, and (iv) containing waivers for such other matters as reasonably determined by HCC. Focus shall provide a copy of each such acknowledgement and waiver to obtain to HCC at least five (5) business days prior to the Closing Date.

        (c)   Each holder of in-the-money Focus Stock Option listed on Schedule D-1 shall have entered into an In-the-Money Option Holder Agreement in the form of Exhibit D attached to this Agreement (the "In-the-Money Stock Option Holder Agreement") dated the date of this Agreement providing for the termination of such holder's Focus Stock Options and restricting the exercise of in-the-money Focus Stock Options (whether vested or not vested). Each holder of such terminated Focus Stock Options that are in-the-money shall be entitled to receive, in lieu of each share of Focus Common Stock that would otherwise have been issuable upon exercise thereof the Option Consideration.

        (d)   Focus shall take all actions necessary to ensure that from and after the Effective Time neither HCC nor the Surviving Corporation will be required to deliver shares of HCC Common Stock or Focus Common Stock or other capital stock to any person pursuant to or in settlement of Focus Stock Options after the Effective Time.

        (e)   At or prior to the Closing Date, Focus and the Focus Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.05(a), (b) and (d).

        Section 2.06    Tax Consequences.     For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FOCUS

        Except as set forth in the Focus Disclosure Schedule, Focus hereby represents and warrants to HCC and HBC that the following is true and correct:

        Section 3.01    Organization; Qualification and Subsidiaries.

        (a)    Corporate Organization.     Focus is a corporation and a California chartered bank duly organized, validly existing in good standing in California. Focus is authorized by the DBO in accordance with the CFC to conduct a commercial banking business. The deposits of Focus are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund ("DIF") as administered by Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due. No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of Focus, has any such termination or revocation been threatened. Focus has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted. Focus is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Focus Material Adverse Effect.

        (b)    Charter Documents.     Focus has delivered or made available to HCC a correct and complete copy of the Charter Documents of Focus, as amended and currently in effect. Focus is not in violation of any of the provisions of its Charter Documents.

        (c)    Minute Books.     The minute books of Focus and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, their respective Boards of Directors and all standing committees of their respective Boards of Directors.

        (d)    Subsidiaries.     Section 3.01(d) of the Focus Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Focus (each, a "Focus Subsidiary" and collectively the "Focus Subsidiaries"). Section 3.01(d) of the Focus Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each Focus Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such Contracts. All of the outstanding shares of capital stock or other securities evidencing ownership of the Focus Subsidiaries are validly issued, fully paid and non-assessable and such shares or other securities are owned by Focus or another of the Focus Subsidiaries free and clear of any Liens (other than Permitted Liens). Each of the Focus Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Focus Material Adverse Effect), and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A correct and complete copy of the Charter Documents of each of the Focus Subsidiaries, as amended and currently in effect, has been delivered and made available to HCC. None of the Focus Subsidiaries are in violation of their respective Charter Documents. Focus does not possess directly or indirectly any material equity interest in any person, except for (i) the Focus Subsidiaries, (ii) equity interests held in the investment portfolios of Focus, (iii) equity interests held by Focus in a fiduciary capacity, and (iv) equity interests held in connection with the lending activities of Focus. Neither Focus nor any of its Subsidiaries is or has ever been a general partner of any general or limited partnership. There are no restrictions on the ability of any Focus Subsidiary to pay dividends or distributions to Focus.

        Section 3.02    Capital Structure.

        (a)    Capital Stock.     The authorized shares of stock of Focus consist of 40,000,000 shares of Common Stock, no par value ("Focus Common Stock") and 10,000,000 shares of preferred stock, no par value ("Focus Preferred Stock"). As of the date of this Agreement (i) 3,001,722 shares of Focus Common Stock are issued and outstanding (and no shares of Focus Common Stock are held by Focus in its treasury), of which 72,440 shares are restricted shares subject to risk of forfeiture during certain periods of vesting, (ii) 753,623 shares of Focus Common Stock have been reserved for issuance pursuant to the Focus Equity Plans in respect of Focus Stock Options outstanding as of the date of this Agreement, subject to adjustment on the terms set forth in Focus Equity Plans, and (iii) 191,607 shares of Focus Common Stock have been reserved for future issuance pursuant to awards under Focus Equity Plans not granted on the date of this Agreement. Except as set forth in this Section 3.02(a), as of the date of this Agreement, Focus had no Focus Common Stock, Focus Preferred Stock or any other securities reserved for issuance or required to be reserved for issuance. All such issued and outstanding shares of Focus Common Stock are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of or subject to any preemptive rights, Lien, voting restriction, purchase option, call option, right of first refusal, subscription agreement, or any other similar right, and were issued in accordance with applicable Law.

        (b)    Voting Securities.     Neither Focus nor any of its Subsidiaries have any authorized, issued or outstanding any bonds, debentures, notes, or other indebtedness which the holders thereof have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Focus may vote.

        (c)    Focus Stock-Based Rights.     Section 3.02(c) of the Focus Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of each Focus Stock Option, award of restricted shares of Focus Common Stock, Contract relating to the issued or unissued capital stock of Focus or any of its Subsidiaries, or obligating Focus or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of or other equity interests in or securities convertible into equity interests in Focus or any of its Subsidiaries (each, a "Focus Stock-Based Right"), setting forth with respect to each such Focus Stock-Based Right (i) the name, (ii) the holder thereof, (iii) the plan under which such Focus Stock-Based Right was granted, if any, (iv) the number of shares of Focus Common Stock subject to such Focus Stock-Based Right, (v) the per-share price at which such Focus Stock-Based Right may be exercised or the shares of Focus Common Stock subject to such Focus Stock-Based Right were sold or issued, (vi) the grant and expiration dates, and (vii) the terms of vesting, including whether (and to what extent) the vesting will be accelerated in any way by this Agreement or by termination of employment or change in position following consummation of the Merger (whether alone or upon the occurrence of any additional or subsequent events). With respect to each grant of a Focus Stock-Based Right, (i) each such grant was made in accordance with the terms of the applicable Focus Equity Plan and applicable Law, and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Focus. All Focus Stock Options have been granted with a per share exercise at least equal to the fair market value of the underlying stock on the date the option was granted within the meaning of Section 409A of the Code and associated Treasury Department guidance. Each Focus Stock Option intended to qualify as an "incentive stock option" under Section 422 of the Code has been structured to so qualify. Each grant of a Focus Stock Option was duly authorized no later than the date on which the grant of such Focus Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Focus Board (or a duly constituted and authorized committee thereof), and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto. Focus has not granted, and there is no and has been no Focus policy or practice to grant, any Focus Stock Options prior to, or otherwise coordinated the grant of Focus Stock Options with, the release or other public announcement of material information regarding Focus or its financial results or prospects. The treatment of the Focus Stock Options provided for under this Agreement, including but not limited to Section 2.05, is consistent in all material respects with and not in violation of any document or agreement pertaining to a Focus Stock Option or a Focus Equity Plan or applicable Law. From January 1, 2015 through the date of this Agreement, neither Focus nor any of its Subsidiaries has accelerated the vesting or lapsing of restrictions with respect to any Focus Stock-Based Right, or adopted or amended any Focus Equity Plan. All shares of Focus Common Stock subject to issuance pursuant to a Focus Stock-Based Right will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable. Except for Focus Stock-Based Rights set forth on Section 3.02(c) of the Focus Disclosure Schedule, there are no outstanding options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities, stock appreciation rights, phantom stock rights, any other rights, awards or Contracts (contingent or otherwise) that obligate Focus to issue, transfer or sell any Focus Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

        (d)    Contracts.     There are no Contracts of Focus or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Focus or any equity security of Focus or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Focus or its Subsidiaries, or (ii) pursuant to which Focus or any of its Subsidiaries is or could be required to register shares of Focus capital stock or other securities under the Securities Act. Except for the Shareholder Agreements, there are no voting trusts, proxy, rights agreement, "poison pill" antitakeover plan or other Contract to which Focus, any of its Subsidiaries or, to the knowledge of Focus, any of their respective officers or directors, is a party with respect to any equity security of any class of Focus or with respect to any equity security, partnership interest or similar ownership interest of any class of nay of its Subsidiaries.

        (e)    Debt.     Neither Focus nor any of its Subsidiaries have authorized, issued or outstanding any bonds, debentures, notes, trust preferred securities or other similar obligations.

        Section 3.03    Authority; Non-contravention; Governmental Consents.

        (a)    Authority.     Focus has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate the transactions contemplated under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated under this Agreement (collectively, the "Contemplated Transactions") have been duly and validly approved by the Board of Directors of Focus (the "Focus Board"). The Focus Board, at a meeting duly called and held, has determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the Focus shareholders and resolved to recommend that the holders of the Focus Common Stock vote in favor of approval and adoption of this Agreement and the Contemplated Transactions, including the Merger. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Focus Common Stock (the "Requisite Focus Vote"), no

further corporate proceedings on the part of the Focus Board or the Focus shareholders (except for matters related to setting the date, time, place and record date for said meeting) are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions including the Merger. This Agreement has been duly and validly executed and delivered by Focus and (assuming due authorization, execution and delivery by HCC and HBC of this Agreement) this Agreement constitutes a valid and binding obligation of Focus, enforceable against Focus in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). All corporate proceedings on the part of Focus necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

        (b)    Non-Contravention.     Subject to the receipt of the Requisite Focus Vote, the execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by Focus, do not and will not (i) violate any provision of the Charter Documents of Focus or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.03(c) are duly obtained or made, (A) violate in any material respect any Law applicable to Focus or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate or conflict with, or result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Focus or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Focus Material Contract or other instrument or obligation to which Focus or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

        (c)    Regulatory Filings and Approvals.     Except for (i) the filings of applications or notices with, and approvals or waivers by, the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC and the DBO, (ii) the filing with the Securities and Exchange Commission ("SEC") and declaration of effectiveness of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") including the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") relating to the meetings, including any adjournments or postponements thereof, of Focus shareholders and HCC shareholders to be held in connection with this Agreement and the Merger (the "Focus Meeting" and the "HCC Meeting," as the case may be), (iii) approval of the listing on the NASDAQ Global Select Market ("NASDAQ") of the HCC Common Stock to be issued in connection with the Merger, (iv) the Requisite Focus Vote and the Requisite HCC Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with, (A) the execution and delivery by Focus of this Agreement, (B) the consummation by Focus of the Merger and the other Contemplated Transactions, or (C) the execution and delivery by Focus of the Agreement of Merger.

        Section 3.04    Financial Statements; Internal Controls.

        (a)    Financial Statements.     Focus has furnished to HCC correct and complete copies of (i) the audited balance sheets of Focus as of December 31, 2012, 2013 and 2014, and the related audited statements of income, shareholders' equity and cash flows for the years ended December 31, 2012, 2013 and 2014, (ii) an unaudited balance sheet of Focus as of March 31, 2015, and the related unaudited statement of income for the period ended March 31, 2015 (such balance sheets and the related statements of income and shareholders' equity are collectively referred to herein as the "Focus

Financial Statements"). The balance sheet for the period ended March 31, 2015 is referred to herein as the "Focus Balance Sheet". The Focus Financial Statements (i) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the statements of cash flow or footnote disclosures required by GAAP (the effect of which will not, individually or in the aggregate, be material) and complied in all material respects with applicable accounting requirements, (ii) fairly presented in all material respects the financial position of Focus and its Subsidiaries at the respective dates thereof and the results of Focus's operations and, to the extent applicable, cash flows for the periods indicated therein, subject in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP, and (iii) are consistent with the books and records of Focus in all material respects. Focus maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirement.

        (b)    Reports and Assessments.     Since December 31, 2011, Focus and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("Focus Reports"), that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over Focus or any of its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each Focus Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material violations or exceptions in any Focus Report that are unresolved as of the date of this Agreement.

        (c)    Internal Controls.

            (i)  Focus has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Focus and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Focus and its Subsidiaries are being made only in accordance with authorizations of management and directors of Focus and its Subsidiaries, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Focus's assets that could have a material effect on its financial statements. Since December 31, 2011, Focus has not experienced or effected any material change in internal control over financial reporting.

           (ii)  Since December 31, 2011, neither Focus nor any of its Subsidiaries or, to the knowledge of Focus, any director, officer, employee, auditor, accountant, or representative of Focus or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Focus or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Focus or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

          (iii)  To the knowledge of Focus, (A) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect Focus's ability to record, process, summarize and report financial information and (B) since December 31, 2011, there is no fraud whether or not material that involves management or other employees who have a significant role in Focus's internal control over financial reporting. Focus has made available to HCC (A) a summary of any such disclosure made by management to Focus's auditors and audit committee since December 31, 2011 and (B) any material communication since December 31, 2011 made by management or Focus's auditors to the audit committee required or contemplated by the audit committee's charter or professional standards of the Public Company Accounting Oversight Board.

        (d)    Allowance for Loan Losses.     All allowances for loan and lease losses ("ALLL") of Focus and its Subsidiaries, including any reserves for unfunded commitments, are, and as of the Effective Time will be, to the knowledge of Focus, made in compliance with all applicable Law, Focus's methodology for determining the adequacy of its allowance for losses and the standards established by the Financial Accounting Standards Board in all material respects. Neither Focus nor any of its Subsidiaries has been notified by any Governmental Entity or by Focus's independent auditor, in writing or otherwise, that (i) such allowances are inadequate, (ii) the practices and policies of Focus or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Focus or its Subsidiaries.

        (e)    Off-balance Sheet Arrangements.     Neither Focus nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Focus and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of Focus or any of its Subsidiaries in the Focus Financial Statements, the Focus Balance Sheet, the Closing Financial Statements, or the Focus Reports.

        (f)    Undisclosed Liabilities.     Except for (i) those liabilities that are set forth on Focus Balance Sheet, (ii) those liabilities and expenses incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities incurred since the date of the Focus Balance Sheet in the ordinary course of business and that are not and would not be, individually or in the aggregate, material to the financial condition of Focus and its Subsidiaries, taken as a whole, neither Focus nor any of the Focus Subsidiaries has any liabilities, which were required to be reflected on the Focus Balance Sheet under GAAP if it had existed on the date of the Focus Balance Sheet.

        Section 3.05    Absence of Certain Changes or Events.

        (a)    Ordinary Course of Business.     Since December 31, 2013, Focus and its Subsidiaries have conducted their respective businesses in the ordinary course of business, and no event has occurred or circumstances exists, that individually or in the aggregate, would reasonably be expected to result in a Focus Material Adverse Effect.

        (b)    No Changes or Events.     Since December 31, 2013, neither Focus nor any of its Subsidiaries engaged in any of the following:

            (i)  incurred any obligation or liability, except deposits taken, Federal funds purchased and Federal Home Loan Bank, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, were material to the financial condition of Focus and its Subsidiaries;

           (ii)  declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

          (iii)  issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof (except for the issuance of stock options and restricted stock under the Focus Equity Plans in the ordinary course of business);

          (iv)  acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (A) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

           (v)  mortgaged, pledged or subjected to a Lien or restriction any of its property, business or assets, tangible or intangible, except for Permitted Liens;

          (vi)  sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

         (vii)  terminated, canceled or surrendered, or received any notice or threat of termination or cancellation of any Focus Material Contract;

        (viii)  Since December 31, 2014, made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any plan, arrangement, program or agreement that would constitute a Focus Employer Plan, except periodic increases consistent with past practices, or as disclosed in the Focus Disclosure Schedule or specifically permitted by this Agreement;

          (ix)  made any capital expenditures in excess of an aggregate of $100,000;

           (x)  instituted, had instituted against them, settled or agreed to settle any Legal Action relating to their property other than routine collection suits instituted to collect amounts owed or suits in which the amount in controversy is less than $100,000;

          (xi)  experienced any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Focus or any of its Subsidiaries, whether or not covered by insurance;

         (xii)  experienced any material adverse change in relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), depositors, loan customers, or correspondent banks;

        (xiii)  except for the transactions contemplated by this Agreement or as otherwise permitted under this Agreement, entered into any transaction, or entered into, modified or amended any Focus Material Contract;

        (xiv)  made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

         (xv)  entered into a Contract to do any of the foregoing.

        Section 3.06    Taxes.

        (a)    Tax Returns.     Focus and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by or with respect to Focus and its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected and shall accurately reflect all liability for Taxes of Focus and each of its Subsidiaries for the periods covered thereby. Neither Focus nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

        (b)    Liability for Taxes.     All Taxes of Focus and its Subsidiaries (whether or not shown on any tax return) have been timely paid except for Taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements and Focus Balance Sheet. Focus does not have any liability for taxes in excess of the amount reserved or provided for in the Financial Statements or Focus Balance Sheet (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

        (c)    Availability of Tax Returns.     Focus has made available to HCC (i) complete and accurate copies of all federal, state, local and foreign income, franchise and other Tax Returns filed by or on behalf of Focus or its Subsidiaries for any Tax period ending after December 31, 2012, and (ii) any audit report issued relating to any Taxes due from or with respect to Focus with respect to its income, assets or operations.

        (d)    Withholding.     All Taxes required to be withheld, collected or deposited by or with respect to Focus and each of the Focus Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Focus and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

        (e)    Tax Reporting.     Focus and its Subsidiaries have disclosed on their federal income tax returns and state income tax returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under applicable state tax law.

        (f)    Liens.     There are no Liens for Taxes with respect to any of the assets of Focus or any of its Subsidiaries other than for statutory Liens for Taxes not yet due and payable.

        (g)    Tax Deficiencies and Audits.     No deficiency for any Taxes which has been proposed, asserted or assessed in writing against Focus or any of its Subsidiaries has not been resolved. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Focus and any of its Subsidiaries, which waiver or extension is in effect. Focus is not contesting any Tax liability. To the knowledge of Focus, no Tax Return of Focus nor any of its Subsidiaries is under audit or examination by any Governmental Entity. No written or, to the knowledge of Focus, unwritten notice of such an audit or examination by any Governmental Entity has been received by Focus or any of its Subsidiaries. Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. Since December 31, 2008, Focus has not amended any Tax Return or entered into any settlement or compromise of any Tax. No issue has been raised by any Governmental Entity in any pending Tax audit that could be material and adverse to Focus or the Surviving Corporation for any period after the Effective Time.

        (h)    Tax Jurisdictions.     No claim has been made by any Governmental Entity authority in a jurisdiction where Focus and its Subsidiaries do not file Tax Returns that Focus or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

        (i)    Tax Rulings.     Neither Focus nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Entity with respect to any Taxes, and no such request pending.

        (j)    Consolidated Groups, Transferee Liability and Tax Agreements.     Neither Focus nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any liability for Taxes of any person (other than Focus or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law) as a transferee or successor by Contract or otherwise, or (iii) is a party to or bound by or has any liability under any Tax sharing, allocation or indemnification Contract with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract) relating to Taxes with any Governmental Entity.

        (k)    Change in Accounting Method.     Neither Focus nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable Tax Law by reason of a change in accounting method and the IRS has not initiated or proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of Focus or any of its Subsidiaries.

        (l)    Post-Closing Tax Items.     Focus and its Subsidiaries will not be required to include any material item of income in or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any comparable or provision of Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) election under Section 108(i) of the Code. Focus is not currently receiving any material Tax benefit, credit, or other favorable material tax treatment that will not be extended and available to the Surviving Corporation after the Closing Date.

        (m)    Ownership Changes.     Without regard to this Agreement, neither Focus nor any of its Subsidiaries has undergone an "ownership change" within the meaning of Section 382(g) of the Code.

        (n)    Section 355.     Neither Focus nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

        (o)    Reportable Transactions.     Neither Focus nor any of its Subsidiaries has been a party to or a promoter of a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

        (p)    Listed Transactions.     Neither Focus nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011 4(b)(2).

        (q)    Real Estate Holding Company.     Neither Focus nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of the Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (r)    Inter-Company Transactions.     (i) There are no deferred intercompany transactions between Focus and any of its Subsidiaries or between its Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the capital stock of Focus or any of its Subsidiaries) which will or may result in the recognition of income upon the consummation of the Contemplated Transactions, and (ii) there are no other transactions or facts existing with respect to Focus or its Subsidiaries which by reason of the consummation of the Contemplated Transactions will result in Focus or its Subsidiaries recognizing income.

        (s)    Loss Carryforwards.     Section 3.06(s) of the Focus Disclosure Schedule sets forth a complete and correct list and description of any United States federal and state net operating and capital loss carryforwards for Focus and any of its Subsidiaries (including any limitations of such net operating or capital loss carryforwards under Sections 382, 383 or 384 of the Code and related the Treasury Regulations), if any, as of December 31, 2014, and the expiration dates thereof. Without limiting the generality of the foregoing, the audited consolidated statement of financial condition of Focus at December 31, 2014 included in the Financial Statements reflects a net deferred tax asset with a balance of $1,696,000, and such entries are true, accurate and correct as of such date and have been prepared by Focus in accordance with GAAP.

        (t)    Qualifying Reorganization.     Neither Focus nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 3.07    Government Authorizations.     Focus and its Subsidiaries hold all material Government Authorizations required for the lawful conduct of their respective business as presently conducted or the ownership or use of any of their respective properties, rights, assets, and deposits under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith). Focus and each of its Subsidiaries is in compliance in all material respects with the terms of all Government Authorizations. Neither Focus nor any of its Subsidiaries has received, any notice or other communication (whether oral or written) from any Governmental Entity regarding any failure to comply with any Governmental Authorization. No such Governmental Authorization is subject to a suspension or cancellation, and to the knowledge of Focus, no suspension or cancellation of any such Governmental Authorization is threatened, the suspension or cancellation of which would have a Focus Material Adverse Effect.

        Section 3.08    Compliance with Law.

        (a)    Compliance.     Focus and each of its Subsidiaries has conducted its business and is in compliance (after giving effect to any non-compliance and cure) in all material respects with each Law that is or was applicable to any of them or to the conduct or operation of their respective business as presently conduced, or the ownership or use of any of their respective properties, rights, assets and deposits, including (i) the Bank Secrecy Act, Title III of the U.S. Patriot Act or related state or federal anti-money-laundering laws, regulations and guidelines, (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act, the Truth in Lending Act, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans, (iii) extensions of credit to and transactions with officers, directors and affiliates, and (iv) the Community Reinvestment Act (the "CRA"). Neither Focus nor any of its Subsidiaries has received any notice from any Governmental Entity or any other person regarding any failure to comply with any material alleged or threatened liability under such Law that has not heretofore been cured and for which there is any remaining liability. Without limiting the generality of the foregoing, Focus has not been advised of any material regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Focus has adopted such procedures and policies as are necessary or appropriate, in the reasonable judgment of Focus management, to comply with Title III of the U.S. Patriot Act. No matter described in Section 3.08(a) of the Focus Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Focus Material Adverse Effect.

        (b)    Community Reinvestment Act.     Focus had a rating of "satisfactory" or better as of its most recent CRA compliance examination and it has no knowledge of any facts that may result in not receiving a rating of "satisfactory" or better at its next CRA compliance examination or have any basis to believe that any Governmental Entity may seek to restrain, delay or prohibit the Contemplated Transactions as a result of any act or omission of Focus under the Community Reinvestment Act.

        (c)    Fiduciary Accounts.     Focus and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. Neither Focus nor any of its Subsidiaries, or any director, officer or employee of Focus or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are correct and complete and accurately reflect the assets of such fiduciary account.

        Section 3.09    Regulatory Matters.     Neither Focus nor any of its Subsidiaries or any of their respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business, imposes any requirements or procedures, or in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business. Neither Focus nor any of its Subsidiaries has received at any time since December 31, 2013, any notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order. To the knowledge of Focus, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to Focus or any of its Subsidiary, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of Focus and its Subsidiaries, there is no pending Legal Action before, or, to the knowledge of Focus, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of Focus or any of its Subsidiaries. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examination of Focus or any of its Subsidiaries. Focus meets or exceeds the criteria to be deemed "well-capitalized" (as that term is defined by 12 C.F.R. 325.103), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s)). Focus has not been informed that its status as "well-capitalized," or "well managed" will change within the next 12 months. No matter described in Section 3.09 the Focus Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Focus Material Adverse Effect.

        Section 3.10    Litigation.     There is no Legal Action pending, or to the knowledge of Focus, threatened against Focus or any of its Subsidiaries or any of their respective properties or assets (or for which Focus or any of its Subsidiaries is obligated to indemnify a third party) or, to the knowledge of Focus, against any executive officer or director of Focus or any of its Subsidiaries in their capacities as such. To the knowledge of Focus, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against Focus or any of its Subsidiaries. No matter described in Section 3.10 of the Focus Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Focus Material Adverse Effect.

        Section 3.11    Trust Administration.     Neither Focus nor any of its Subsidiaries presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers prior to the date of this Agreement. The term "trusts" includes (a) any and all common law or other trusts between an individual, corporation or other entities and Focus or any of its Subsidiaries, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures, (b) any and all decedents' estates where Focus or any of its Subsidiaries is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where Focus or any of its Subsidiaries is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (d) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Focus or any of its Subsidiaries is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

        Section 3.12    Employee Matters.

        (a)    Schedule.     Section 3.12(a) of the Focus Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, supplemental executive retirement, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, retention, change of control, split dollar insurance, supplemental life insurance benefits, contribution plan, death, disability or medical benefits or other employee benefits or remuneration of any kind, in each case whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Focus or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of Focus or any of its Subsidiaries (each, a "Focus Employee"), or with respect to which Focus or any of its Subsidiaries has or may have any material liability (each a "Focus Employee Plan" and collectively, the "Focus Employee Plans"). Neither Focus nor any of its Subsidiaries has any commitment to create any additional Focus Employee Plan or to materially modify, change or renew any existing Focus Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

        (b)    Documents.     Focus has made available to HCC correct and complete copies (or, if a plan is not written, a written description) of all Focus Employee Plans and amendments thereto in each case that are in effect as of the date of this Agreement, and, to the extent applicable (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter received regarding the tax-qualified status of each Focus Employee Plan, (iii) the most recent financial statements for each Focus Employee Plan, (iv) any Form 5310 or Form 5330 filed with the IRS within the previous three (3) years, (v) the Form 5500 Annual Returns/Reports for the most recent plan year for each Focus Employee Plan, (vi) the current summary plan description for each Focus Employee Plan, and (vii) all actuarial valuation reports related to any Focus Employee Plans.

        (c)    Employee Plan Compliance.     Each Focus Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Law, including ERISA and the Code. All Focus Employee Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the IRS and, as of the date of this Agreement, no such determination letter has been revoked nor, to the knowledge of Focus, has any such revocation been threatened, and to the knowledge of Focus, as of the date of this Agreement, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code. Focus and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Focus Employee Plan and applicable Law, and all benefits accrued under any unfunded Focus Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP. Except to the extent limited by applicable Law, each Focus Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without material liability to HCC, the Surviving Corporation, Focus or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder). There are no Legal Actions pending or, to the knowledge of Focus, threatened against Focus or any of its Subsidiaries with respect to any Focus Employee Plan (in each case, other than routine claims for benefits). To the knowledge of Focus, neither Focus nor any of its Subsidiaries has engaged in a transaction that reasonably likely to subject Focus or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Focus nor any of its Subsidiaries has incurred or reasonably expects to incur either directly or indirectly any material liability under Title I or Title IV of ERISA, or related provisions of the Code or any other applicable Law relating to employee benefit plans.

        (d)    Certain Focus Employee Plans.     With respect to each Focus Employee Plan (i) no such plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code, and neither Focus nor any Focus ERISA Affiliate has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan, (ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan, (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and (iv) no "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any such plan.

        (e)    Post-Employment Obligations.     No Focus Employee Plan provides post-termination or retiree welfare benefits to any Focus Employee or other person (including health insurance, disability insurance or death benefits) ("Retiree Welfare Benefits") for any reason, except as may be required by COBRA or other applicable Law, and neither Focus nor any Focus ERISA Affiliate has any liability (or made any representations to any Focus Employee) to provide post-termination or Retiree Welfare Benefits to any Focus Employee or other person, except to the extent required by COBRA or other applicable Law.

        (f)    Audits.     No Focus Employee Plan has within the three (3) years prior to the date of this Agreement, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

        (g)    Section 409A Compliance.     Each Focus Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

        (h)    Health Care Compliance.     Each of Focus and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Focus Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

        (i)    Effect of Transaction.     Except as set forth in Section 3.12(i) of the Focus Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions, will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of Focus to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Focus to merge, amend or terminate any Focus Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Focus Employee Plan, or (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

        (j)    Qualifying Reorganization.     Neither Focus nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 3.13    Labor and Employment Matters.

        (a)    Employees.     Section 3.13(a) of the Focus Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of Focus and its Subsidiaries and a summary of all Contracts or commitments by Focus or any of its Subsidiaries to increase the compensation or to modify the conditions or terms of employment. All persons who have been treated as independent contractors by Focus or any of its Subsidiaries for tax purposes have met the criteria to be so treated under applicable Law. No executive or group of employees has informed Focus or any of its Subsidiaries of his, her or their intent to terminate employment with Focus or its Subsidiaries.

        (b)    Labor Organizations.     There is no collective bargaining or other labor union contract applicable to any person employed by Focus or any of its Subsidiaries to which Focus or any of its Subsidiaries is a party (each a "Focus Collective Bargaining Agreement") and, to the knowledge of Focus, no labor union, or other collective bargaining representative represents any person employed by Focus or any of its Subsidiaries in connection with such employment. No Focus Collective Bargaining Agreement is being negotiated by Focus or any of its Subsidiaries. There is no pending, or to the knowledge of Focus, threatened strike, work stoppage, or other material labor dispute against Focus or any of its Subsidiaries and no such disputes have occurred within the past three (3) years. To the knowledge of Focus, no labor union or labor organization is organizing or seeking to organize any employees of Focus or any of its Subsidiaries and no such organizing activities have occurred within the past three (3) years.

        (c)    Compliance.     Focus and its Subsidiaries have complied and are in compliance in all material respects with applicable Law with respect to employment, termination of employment, and terms, practices, conditions and classification of employment (including applicable Law regarding family and medical leave, disability, labor relations, workers compensation, wage and hour requirements, immigration, discrimination, employee health and safety, employee scheduling, occupational safety and health and the WARN Act), and have not engaged in any unfair labor practices or similar prohibited practices that would reasonably be expected to have a Focus Material Adverse Effect. There are no Legal Actions pending or, to the knowledge of Focus threatened against Focus or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any

Governmental Entity, relating to any applicable Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

        (d)    Agreements and Trade Secrets.     To the knowledge of Focus, no employee of Focus or its Subsidiaries is a party to or is otherwise bound by any Contact, including any confidentiality, non-competition, or proprietary rights agreement, between such person and any other person that could reasonably be expected to prohibit the performance by such person of his or her duties for or on behalf of Focus or any of its Subsidiaries; or adversely affect the ability of Focus or any of its Subsidiaries to conduct its or their primary business. No person has claimed, or to the knowledge of Focus, has valid reason to claim that any employee or former employee of Focus (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such person, (ii) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such person in connection with employment with Focus or its Subsidiaries, or (iii) has interfered in the employment relationship with such person and any of its present or former employees in violation of any Law or Contract between such person and the applicable employee.

        (e)    Policies.     Focus has made available to HCC prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of Focus and its Subsidiaries and a written description of all material unwritten policies and procedures related to the employees of Focus and its Subsidiaries.

        Section 3.14    Environmental Matters.

        (a)    Compliance.     Each of Focus and its Subsidiaries and any property which Focus or any of its Subsidiary owns or leases, and to the knowledge of Focus, any Loan Property are in compliance with all Environmental Laws in all material respects.

        (b)    Authorizations.     Focus and its Subsidiaries possess and have obtained and are in compliance with all material Governmental Authorizations required under Environmental Laws for the operation of their respective businesses or the occupation of their facilities as currently conducted and occupied.

        (c)    Notifications.     Neither Focus nor any of its Subsidiaries has received any written notice or report regarding any material violation of or liability under any Environmental Law other than those that have been fully and finally resolved with no future or continuing obligations.

        (d)    Legal Actions; Orders.     There is no Legal Action pending or, to the knowledge of Focus, threatened against Focus or any of its Subsidiaries or any Loan Property under applicable Environmental Laws or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance (whether or not occurring at or on a site owned, leased or operated by Focus or any of its Subsidiaries) under applicable Environmental Laws. Neither Focus nor any of its Subsidiaries nor any Loan Property is subject to any Order or Contract by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To the knowledge of Focus, there is no reasonable basis for and no event has occurred or circumstances exist that would reasonably be expected to give rise to any such action.

        (e)    Contamination.     To the knowledge of Focus, during the period of Focus's or any of its Subsidiaries' ownership or operation of any of their respective properties or Focus's or any of its Subsidiaries' participation in the management of any Loan Property, there has been no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws. To the knowledge of Focus, prior to the period of Focus's or any of its Subsidiaries' ownership or operation of any of their respective current properties, or Focus or any of its

Subsidiaries' participation in the management of any Loan Property, there was no contamination by or release of Hazardous Materials affecting such properties (including soil, ground water or surface water on, or under the properties, and buildings thereon) other than in amounts permitted under applicable Environmental Laws.

        (f)    Reports.     Focus has provided to HCC all material reports, assessments, audits, citations, notices, surveys, studies and investigations in the possession, custody or control of Focus or any of its Subsidiaries concerning compliance with or liability or obligation under Environmental Laws or the release or threatened release of Hazardous Materials, including those concerning any property in which Focus or any of its Subsidiaries owns or leases, or any Loan Property. There has been no written environmental site assessment assessing the presence, potential presence, release or threatened release of Hazardous Materials located on, under or affecting any property owned or leased or, to Focus's knowledge, any Loan Property that is within the possession or control of Focus or any of its Subsidiaries as of the date of this Agreement, which has not been delivered to HCC prior to the date of this Agreement.

        (g)    Foreclosed Properties.     Focus has not foreclosed upon or taken a deed or title to any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon or taken a deed or title to any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset's value.

        Section 3.15    Loan Portfolio.

        (a)   Section 3.15 of the Focus Disclosure Schedule sets forth a complete and correct list of (i) each Loan of Focus and its Subsidiaries that as of March 31, 2015 (A) contractually past due 90 days or more in the payment of principal or interest, (B) on non-accrual status, (C) classified as "substandard," "doubtful," "loss," "classified," "criticized," "credit risk assets," "concerned loans," "watch list," "impaired" or "special mention" (or words of similar import) by Focus, any of its Subsidiaries or any Governmental Entity, (D) as to which a reasonable doubt exists as to the timely future collectability of principal or interest, whether or not interest is still accruing or the Loans are less than 90 days past due, (E) where the interest rate terms have been reduced or the maturity dates have been extended subsequent to the Loan Documentation under which the Loan was originally advanced due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) which is required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of Focus or any of its Subsidiaries that as of March 31, 2015 was classified as "other real estate owned," "other repossessed assets" or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.15 of the Focus Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2015.

        (b)   Each Loan of Focus and its Subsidiaries (i) arose out of bona-fide arm's-length transaction in the ordinary course of business, (ii) is evidenced by Loan Documentation that is correct and complete in all material respects, and (iii) represents the legal, valid and binding obligation of the maker, co-maker, guarantor, endorser or debtor (such persons referred to as an "Obligor") thereunder and is enforceable against the Obligor named therein, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors' rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law). The Loan Documentation with respect to each outstanding Loan was in compliance in all material respects with applicable Law or governmental programs at the time of origination or purchase by Focus or its Subsidiaries. For the purposes of this Agreement, "Loan

Documentation" means all Loan files and all documents included in Focus's or any of its Subsidiaries' file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, inter-creditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

        (c)   Each Loan of Focus or its Subsidiaries (i) was originated or purchased by Focus or any of its Subsidiaries and its principal balance as shown on Focus's books and records is correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor, and (iii) complies, and at the time the Loan was originated or purchased by Focus or any of its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with applicable Law or governmental programs.

        (d)   Each outstanding Loan (including Loans held for resale to investors) of Focus or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Focus or any of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by Focus or any of its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with Focus's or its Subsidiaries' underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with applicable Law or governmental programs. All such Loans are and at the Effective Time will be free and clear of any Lien other than Permitted Liens. There are no oral modifications or amendments or additional material Loan Documentation related to the Loans that are not reflected in the Focus or its Subsidiaries' records. To the knowledge of Focus, no claim of defense as to the enforcement of any Loan has been asserted, and there are no acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

        (e)   With respect to each Loan of Focus or any of its Subsidiaries that is secured, Focus or the relevant Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors' rights generally, and subject to general principals of equity (whether considered in a proceeding whether in equity or at law)).

        (f)    None of the Contracts pursuant to which Focus or any of its Subsidiaries has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitle the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other person to pursue any other form of recourse against Focus or any of its Subsidiaries. There has not been any claim made by any such buyer or other person for repurchase or other similar form of recourse against Focus or any of its Subsidiaries.

        (g)   Section 3.15(g) of the Focus Disclosure Schedule sets forth a complete and correct list of all Loans as of the date of this Agreement by Focus or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Focus or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with applicable Law.

        (h)   All guarantees of indebtedness owed to Focus, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable in accordance with its terms.

        (i)    The information with respect to each Loan set forth in the data storage disk produced by Focus from its management information systems regarding the Loans and delivered to HCC prior to the date of this Agreement (the "Loan Data"), and, to the knowledge of Focus, any third-party information set forth in the Loan Data is complete and correct in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of March 31, 2015.

        Section 3.16    Investment Portfolio.     Each of Focus and its Subsidiaries has good and marketable title to all securities held by it free and clear of any Lien (other than Permitted Liens), except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Focus or any of its Subsidiaries. Such securities are valued on Focus Balance Sheet and classified as "held to maturity" and "available for sale" in accordance with GAAP.

        Section 3.17    Risk Management Instruments.     Neither Focus nor any of its Subsidiaries is a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Focus Balance Sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (a) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives," or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

        Section 3.18    Properties.

        (a)    Schedule.     Section 3.18(a) of the Focus Disclosure Schedule lists as of the date of this Agreement, all real property leased by Focus or any of its Subsidiaries. Focus has delivered to HCC correct and complete copies of all Real Property Leases. Neither Focus nor any of its Subsidiaries owns any real property except real property that is "other real estate owned" ("OREO") set forth on the Focus Balance Sheet.

        (b)    Title and Use.     Focus or one of its Subsidiaries has good and marketable leasehold interests in all parcels of real property leased to the Leased Real Estate, free and clear of all Liens of any nature created by Focus or any of its Subsidiaries or, to the knowledge of Focus, any other person, except for Permitted Liens. Focus and its Subsidiaries have the right to occupy, use, and possess the Leased Real Estate, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. None of the Leased Real Estate, in whole or in part, has been condemned or otherwise taken by eminent domain, or to Focus's knowledge is the subject of a pending, threatened or contemplated condemnation or taking which has not been consummated. The Leased Real Estate is not subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by Focus or any of its Subsidiaries, as applicable. No person other than Focus and its Subsidiaries has (or will have, at Closing) any right to use or occupy any portion of the Leased Real Estate. Neither Focus nor any of its Subsidiaries has received any notice that the owner of the Leased Real Estate has made any assignment, mortgage, pledge or hypothecation of such Leased Real Estate or the rents due thereunder.

        (c)    Condition.     The Leased Real Estate, including all buildings, structures, fixtures and appurtenances comprising part of the Leased Real Estate and all systems located thereon (including, without limitation, the mechanical, electrical and HVAC systems) are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the business of Focus or its Subsidiaries, as applicable. Focus and its Subsidiaries do not use in its business any real property other than the Leased Real Estate.

        (d)    Deposits.     All rents, deposits and additional rents due pursuant to the Real Property Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under the Real Property Leases that has not been re-deposited in full.

        (e)    Operation.     Focus and its Subsidiaries have operated the Leased Real Estate, and the continued operation of the Leased Premises in the manner it is used in Focus's and its Subsidiaries business will be, in accordance in all material respects with all applicable Law. None of the Leased Real Estate, or the leasing, occupancy or use of the Leased Premises, is in material violation of any Law, including, without limitation, any building, zoning, Environmental Law or other Law. Focus or its Subsidiaries, as applicable, has obtained all Governmental Authorizations necessary its operation and use of the Leased Real Estate.

        (f)    Personal Property.     Focus and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all of the tangible personal property or assets of Focus and its Subsidiaries used in the conduct of its business (including, without limitation, trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies), excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Focus and its Subsidiaries, free and clear of all Liens other than Permitted Liens, and (ii) each of the leases under which Focus or its Subsidiaries lease such personal property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of Focus, the lessor. All material items of equipment and other tangible assets owned by or leased to Focus and its Subsidiaries are sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of Focus and its Subsidiaries in the manner in which such business is currently being conducted.

        Section 3.19    Intellectual Property.

        (a)    Focus Owned IP.     Section 3.19(a) of the Focus Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all Focus Owned IP, and for each of the foregoing, the official registration number, the legal owner, the jurisdiction in which such Intellectual Property subsists, has been issued or registered or in which any application for such issuance and registration has been filed, and any actions, annuities, maintenance fees, or proceedings that must be paid or undertaken within the first ninety (90) days after the Closing Date in order to preserve, perfect, or maintain such Intellectual Property.

        (b)    Right to Use; Title.     Focus and its Subsidiaries own all right, title, and interest in or have the valid right to use all of the Focus IP, free and clear of all Liens other than Permitted Liens, and there are no material obligations or covenants to, or restrictions from any other persons affecting the use, enforcement, transfer, or licensing of the Focus Owned IP by Focus and its Subsidiaries. Focus and its Subsidiaries are the sole and exclusive beneficial owners, and, with respect to applications and registrations, record owners, of all the Focus Owned IP. Focus IP constitute all the Intellectual Property necessary to conduct the businesses of Focus and its Subsidiaries. The Focus Owned IP and, to the knowledge of Focus, the Focus Licensed IP, is valid, subsisting, and enforceable. None of Focus IP is being licensed, enforced, or otherwise used in a manner that would result in the abandonment, cancellation, or unenforceability of such Intellectual Property.

        (c)    Non-Infringement.     Use by Focus and its Subsidiaries of any material Focus IP and the conduct of their respective businesses does not infringe, misappropriate, or otherwise violate any rights of any person, and no proceeding is pending or, to the knowledge of Focus, has been threatened or asserted against Focus or any its Subsidiaries with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Focus IP. To the knowledge of Focus, neither Focus nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. To the knowledge of Focus, no person is infringing, misappropriating, or otherwise violating any rights of Focus or any of its Subsidiaries in or to any Focus IP. No Legal Action is pending or, has been threatened or asserted by Focus or any of its Subsidiaries against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Focus IP.

        (d)    Protection of Trade Secrets.     Focus and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information. All material use, disclosure or appropriation of Trade Secrets owned by Focus by or to a third party has been pursuant to the terms of an agreement or other legal obligation between Focus and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets. Neither Focus nor, to the knowledge of Focus, any person under the control of Focus or any of its Subsidiaries has materially breached any confidentiality agreements that such person is subject to, and, to the knowledge of Focus, no other party to any such confidentiality agreement is in material breach thereof.

        (e)    No Adverse Effect.     The consummation of the Contemplated Transactions, and compliance by Focus with the provisions of this Agreement, will not result in the termination, cancellation, loss, or impairment of, nor require the payment of additional material amounts or the consent of any person in respect of, or result in the creation of any Lien (other than Permitted Liens) in or upon, any material Focus IP.

        Section 3.20    Information Technology; Security and Privacy.

        (a)    IT Systems.     To the knowledge of Focus, all IT Systems have been properly maintained by technically competent personnel in all material respects, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. Focus and its Subsidiaries has reasonable disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the IT Systems. The IT Systems are in good working condition to effectively perform all information technology operations reasonably necessary to the business of Focus and its Subsidiaries. Neither Focus nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to or material interruption in its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Focus and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to or material interruption in the conduct of their respective businesses. Neither Focus nor any of its Subsidiaries is in material breach of any Contract related to any IT Systems.

        (b)    Security and Privacy.     Focus has at all times complied in all material respects with applicable Law relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of Focus and its Subsidiaries. Focus has at all times complied in all material respects with all rules, policies and procedures established by Focus and its Subsidiaries with respect to the foregoing. No claims are pending and, to the knowledge of Focus, no claims have been asserted or threatened against Focus or its Subsidiaries and no basis exists for the assertion against Focus or its Subsidiaries by any person alleging a violation of such person's privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the

Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, policies or procedures. With respect to all personal information described in this Section 3.20(b), Focus and its Subsidiaries have taken steps consistent with industry standards (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner materially consistent with such Laws, rules, policies or procedures. To the knowledge of Focus, there has been no unauthorized access to or other misuse of that information.

        Section 3.21    Material Contracts.

        (a)    Material Contracts.     For purposes of this Agreement, "Focus Material Contract" shall mean the following to which Focus or any of its Subsidiaries is a party or any of the respective assets are bound:

            (i)  any employment or consulting Contract providing for annual base compensation payments in excess of $50,000 per annum or $50,000 in the aggregate over the term of the Contract;

           (ii)  any Contract pursuant to which Focus or any of its Subsidiaries is or may become obligated to make any retirement, severance, termination, bonus or similar payment to any current or former officer, director or employee;

          (iii)  any Contract, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due upon a change of control to any director, officer or employee of Focus or any of its Subsidiaries upon execution of this Agreement or upon or following consummation of the Contemplated Transactions (either alone or in connection with the occurrence of any additional acts or events);

          (iv)  any Contract that would restrict HCC, HBC or any of its Subsidiaries after the Effective Time from engaging or competing in any line of business or competing with any person or prohibiting Focus or any of its Subsidiaries from soliciting customers, clients or employees or using or employing the services of any person;

           (v)  any lease of personal property providing for annual lease payments in excess of $50,000 per annum or aggregate payments over the term of the lease in excess of $50,000;

          (vi)  any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar Contract with respect to any interest of Focus or any of its Subsidiaries (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of business) in personal property having a value of $50,000 or more;

         (vii)  any Contract to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

        (viii)  any Contract for the sale of any property or assets in which Focus or any of its Subsidiaries has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (ix)  any Contract (including any trust indenture, mortgage, promissory note, loan agreement) for the borrowing of any money, any currency exchange, hedging arrangement, or any leasing arrangement of the type required to be capitalized in accordance with GAAP (other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers' acceptances, and transactions in "Federal funds" in each case established in the ordinary course of business);

           (x)  any Contract of guarantee, support or indemnification by Focus or any of its Subsidiaries, assumption or endorsement by Focus or any of its Subsidiaries of, or any similar commitment by Focus or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person other than letters of credit issued in the ordinary course of business;

          (xi)  any Real Property Lease;

         (xii)  any Contract of participation with any other bank in any loan entered into by Focus or any of its Subsidiaries subsequent to December 31, 2011 in excess of $25,000, or any sales of assets of Focus or any of its Subsidiaries with recourse of any kind to Focus or any of its Subsidiaries, or any Contract providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

        (xiii)  any Contract for data processing, software programming and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payments of $50,000 or more by Focus or any of its Subsidiaries;

        (xiv)  any License Agreement;

         (xv)  any supply, maintenance or landscape Contract not terminable by Focus or any of its Subsidiaries without penalty on thirty (30) days or less notice and which provides for payments in excess of $25,000 per annum;

        (xvi)  any partnership, joint venture, limited liability company or similar Contract;

       (xvii)  any advertising, brokerage, licensing, dealership representative or agency relationship Contract;

      (xviii)  and Contract providing for the indemnification of any officer or director;

        (xix)  any Contract with any Affiliate of Focus or any of its Subsidiaries;

         (xx)  any other Contract under which Focus or any of its Subsidiaries is obligated to make payment or incur costs in excess of $25,000 in any year and which is not otherwise described in clauses (i)-(xix) above; or

        (xxi)  any Contract which is not otherwise described in clauses (i)-(xx) above that is material to Focus and its Subsidiaries, taken as a whole, and listed on Section 3.21(b) of the Focus Disclosure Schedule.

        (b)    Schedule of Material Contracts; Documents.     Section 3.21(b) of the Focus Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all Focus Material Contracts. Focus has made available to HCC correct and complete copies of all Focus Material Contracts, including any material amendments, modifications, supplements, waivers and side letters thereof.

        (c)    Enforceability; No Breach.     Each Focus Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). To the knowledge of Focus, neither Focus nor any of its Subsidiaries has violated or breached in any material respect or committed any material default under any Focus Material Contract. To the knowledge of Focus, no other person has violated or breached in any material respect, or committed any material default under, any Focus Material Contract. To the knowledge of Focus, no event has occurred and no circumstance exists, that (with or without notice or lapse of time) has or would reasonably be expected to (i) result in a violation or breach, in any material respect, of any of the provisions of any Focus Material Contract, (ii) give any person the right to declare a default or exercise any remedy under any Focus Material Contract, (iii) give any person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any Focus Material Contract, (iv) give any person the right to accelerate the maturity or performance of any Focus Material Contract, or (v) give any person the right to cancel, terminate, or modify in any material respect any Focus Material Contract. Neither Focus nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Focus Material Contract. No party to any Focus Material Contract will have the right to terminate any or all of the provisions of any such Focus Material Contract as a result of this Agreement or the Contemplated Transactions.

        Section 3.22    Insurance.     Focus and its Subsidiaries have in effect policies of insurance underwritten by insurers of recognized financial responsibility with respect to their assets and business against such casualties and contingencies and in such types and in the amounts (with deductibles as are customary for companies in the same or similar businesses) that Focus and its Subsidiaries reasonably believe are adequate for their respective business, operations, properties and assets, and is sufficient for compliance with all material requirements of any Governmental Entity or Contracts to which Focus or its Subsidiaries is a party (with deductibles as are customary for companies in the same or similar businesses). Focus has made available to HCC copies of all policies of insurance and bonds carried and owned by Focus and its Subsidiaries as of the date of this Agreement, which copies are complete and accurate in all material respects (collectively, "Focus Insurance Policies") and all written correspondence relating to any material claims made since December 31, 2010). All of Focus Insurance Policies are in full force and effect, and the premiums due and payable thereon have been or will be timely paid through the Closing Date. There is no material breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by Focus or any of its Subsidiaries under any of Focus Insurance Policies or, to the knowledge of Focus, by any other party to Focus Insurance Policies. Neither Focus nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Focus Insurance Policy nor, to the knowledge of Focus, has the termination of any such policies been threatened.

        Section 3.23    Governmental Approvals and Other Conditions.     Neither Focus nor any of its Subsidiaries has taken or intend to take any action, nor does Focus have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement. To the knowledge of Focus, no event has occurred and no circumstances exists related to Focus that is or are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not to be granted, (b) cause such Governmental Entity approvals would to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of Focus and its Subsidiaries to consummate the Contemplated Transactions are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        Section 3.24    Opinion of Financial Advisor.     The Focus Board has received the verbal opinion of Sandler O'Neill & Partners, L.P. ("Sandler"), to be confirmed in writing as of such date, to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the Exchange Ratio to be received by the holders of Focus Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. As of the date of this Agreement such opinion has not been withdrawn, revoked or modified.

        Section 3.25    Brokers.     Except for Sandler, no broker, finder, investment banker, or other person is or may be entitled to any brokerage, finder's, or other fee or commission in connection with the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of Focus or any of its Subsidiaries. Focus has heretofore furnished to HCC copies of all Contracts between Focus and Sandler pursuant to which such firm would or may be entitled to any payment relating to the Contemplated Transactions.

        Section 3.26    Focus Information.     The information provided by Focus relating to Focus and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 3.26, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other Laws, as applicable. The representations and warranties contained in this Article III, and no statement by Focus in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

        Section 3.27    Regulatory Reports and Filings.     Focus agrees that through the Effective Time, the Focus Reports and other filings and the reports and filings of its Subsidiaries required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the Focus Reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of Focus and its Subsidiaries (on a consolidated basis) will fairly present in all material respects the financial position of Focus and its Subsidiaries (on a consolidated basis), and will be prepared in accordance with GAAP. Notwithstanding anything to the contrary set forth in this Section 3.27, Focus makes no representation or warranty with respect to any information supplied by HCC or HBC for inclusion in such reports.

        Section 3.28    Related Party Transactions.

        (a)   No relationship direct or indirect exists between or among Focus and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Focus, its Subsidiaries or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act (as if applicable to Focus). No shareholder or Affiliate of Focus or its Subsidiaries has any interest in any property or asset used in the conduct of the business of Focus and its Subsidiaries.

        Section 3.29    Takeover Laws.     The Focus Board has approved this Agreement and the Contemplated Transactions as required to render inapplicable to such agreements and transactions any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law (such laws, collectively "Takeover Provisions").

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HCC

        Subject to the disclosures set forth on the HCC Disclosure Schedule, HCC hereby represents and warrants to Focus that the following are true and correct:

        Section 4.01    Organization; Qualification and Subsidiaries.

        (a)    HCC.     HCC is a corporation duly incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. HCC has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted. HCC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a HCC Material Adverse Effect.

        (b)    HBC.     HBC is a corporation and a California chartered bank duly organized, validly existing in good standing in California. HBC is authorized by the DBO in accordance with the CFC to conduct a commercial banking business. The deposits of HBC are insured up to the applicable limits (or fully insured if there is no limit) through the DIF as administered by FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid have been paid when due. No Legal Action for the termination or revocation of such insurance is pending, or to the knowledge of HCC, has any such termination or revocation been threatened. HBC is a member bank in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.

        (c)    Charter Documents.     HCC has delivered or made available to Focus a correct and complete copy of the Charter Documents, as amended and currently in effect, of HCC and HBC. Neither HCC nor HBC is in violation of any of the provisions of its Charter Documents.

        Section 4.02    Capitalization.     The authorized capital stock of HCC consists of 60,000,000 shares of HCC common stock, no par value ("HCC Common Stock") and 10,000,000 shares of preferred stock, no par value ("HCC Preferred Stock"). As of the date of this Agreement (a) 26,522,739 shares of HCC Common Stock are issued and outstanding (and no shares of HCC Common Stock are held in treasury), of which 86,250 are restricted shares, subject to risk of forfeiture during certain periods of vesting, (b) 21,004 shares of Series C Convertible Perpetual Preferred Stock, no par value ("HCC Series C Preferred Stock"), are issued and outstanding, (c) 5,601,000 shares of HCC Common Stock are reserved for issuance upon conversion of the HCC Series C Preferred Stock, (d) 1,651,555 shares of HCC Common Stock are reserved for issuance upon the exercise of outstanding stock options ("HCC Stock Options") granted pursuant to the HCC Equity Plans, and (e) 1,273,816 shares of HCC Common Stock are reserved for issuance pursuant to equity awards authorized under the HCC Equity Plans, but not currently granted. Except for the HCC Series C Preferred Stock and the HCC Stock Options, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements, or commitments of any character relating to the issued or unissued capital stock of HCC, or obligating HCC to issue, grant, or sell any shares of capital stock of or other equity interests in or securities convertible into equity interests in HCC. All of the issued and outstanding shares of HCC Common Stock and HCC Series C Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and have been issued in in compliance with applicable Law.

        Section 4.03    Authority; Non-contravention; Governmental Consents.

        (a)    Authority.

            (i)  HCC has full corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to perform its obligations and consummate Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Contemplated Transactions have been duly and validly approved by the Board of Directors of HCC (the "HCC Board"). The HCC Board, at a meeting duly called and held, has determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the HCC shareholders and resolved to recommend that the holders of the HCC Common Stock vote in favor of the issuance of the HCC Common Stock to be issued in connection with the Merger for purposes of NASDAQ Listing Rule 5635 and Section 1201(b) of the CGCL. Except for such shareholder approval by the affirmative vote of the holders of a majority of shares of HCC Common Stock represented at the HCC Meeting and entitled to vote thereon (the "Requisite HCC Vote"), no further corporate proceedings on the part of the HCC Board, or the HCC shareholders (except for matters related to setting the date, time, place and record date for said meeting) are necessary in order to authorize or approve this Agreement or to consummate the Contemplated Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by HCC and (assuming due authorization, execution and delivery by Focus) this Agreement constitutes a valid and binding obligation of HCC, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law). All corporate proceedings on the part of HCC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time.

           (ii)  HBC has full corporate or other power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and, subject to the receipt of regulatory and shareholder approvals, to consummate the Contemplated Transactions. The execution and delivery of the this Agreement and the consummation of the Contemplated Transactions has been duly and validly approved by the Board of Directors of HBC and by HCC as the sole shareholder of HBC. All corporate proceedings on the part of HBC and by HCC as sole shareholder of HBC necessary to consummate the Contemplated Transactions will have been taken prior to the Effective Time. This Agreement has been duly and validly executed and delivered by HBC (assuming due authorization, execution and delivery by Focus) constitutes a valid and binding obligation of HBC, enforceable against HBC in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors' rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

        (b)    Non-Contravention.     Subject to the receipt of the Requisite HCC Vote, the execution, delivery and performance under this Agreement and the consummation of the Contemplated Transactions by HCC and HBC, do not and will not (i) violate any provision of the Charter Documents of HCC, HBC or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.03(c) are duly obtained or made, (A) violate any Law applicable to HCC, HBC or any of their Subsidiaries or any of their respective properties or assets, or (B) violate or conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of HCC, HBC or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material contract or other instrument or obligation to which the HCC or HBC or its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

        (c)    Regulatory Filings and Approvals.     Except for (i) the filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DBO, (ii) the filing with the SEC and declaration of effectiveness of the Registration Statement under the Securities Act, including the Joint Proxy Statement/Prospectus related to the HCC Meeting, (iii) approval of the listing on the NASDAQ of the HCC Common Stock to be issued in connection with the Merger, (iv) the Requisite Focus Vote and the Requisite HCC Vote, (v) the filing of the Agreement of Merger pursuant to the CGCL and the CFC, and (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws in connection with the issuance of the shares of HCC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (A) the execution and delivery by HCC of this Agreement, (B) the consummation by HCC of the Merger and the other Contemplated Transactions, (C) the execution and delivery by HCC and HBC of the Agreement of Merger.

        Section 4.04    HCC SEC Reports; NASDAQ.

        (a)    SEC Reports.     HCC has on a timely basis filed all forms, reports, and documents required to be filed by it with the SEC since December 31, 2011. Except to the extent available in full without redaction on the SEC's website through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two (2) business days prior to the date of this Agreement, HCC has delivered to Focus copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all forms, reports, registration statements, and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Focus pursuant to this Section 4.04) filed by HCC with the SEC since December 31, 2011 (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the "HCC SEC Reports").

        (b)    Compliance.     Each of the HCC SEC Reports (i) as of the date of the filing of such report complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (c)    NASDAQ.     HCC is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

        Section 4.05    Financial Statement Reports; Internal Controls.

        (a)    Financial Statements.     Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the HCC SEC Reports complied with the rules and regulations of the SEC in all material respects as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents in all material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flow of HCC and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (a) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the HCC SEC Reports since HCC's most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report), and (b) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). The financial statements referred to in this Section 4.05(a) are consistent with the books and records of HCC in all material respects. HCC maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with GAAP and any other applicable Law and accounting requirement.

        (b)    Reports and Assessments.     Since December 31, 2011, HCC and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("HCC Reports"), that they were required to file (or furnish, as applicable) with any Governmental Entity having jurisdiction over HCC or any of its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each HCC Report (including the financial statements, exhibits, and schedules thereto), complied in all material respects with applicable Law, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material violations or exceptions in any HCC Report that are unresolved as of the date of this Agreement.

        (c)    Internal Controls.

            (i)  HCC has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of HCC and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of HCC and its Subsidiaries are being made only in accordance with authorizations of management and directors of HCC and its Subsidiaries, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of HCC's assets that could have a material effect on its financial statements. Since December 31, 2011, HCC has not experienced or effected any material change in internal control over financial reporting.

           (ii)  Since December 31, 2011, neither HCC nor any of its Subsidiaries or, to the knowledge of HCC, any director, officer, employee, auditor, accountant, or representative of HCC or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of HCC or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that HCC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

          (iii)  To the knowledge of HCC, (A) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect HCC's ability to record, process, summarize and report financial information, and (B) since December 31, 2011, there is no fraud whether or not material that involves management or other employees who have a significant role in HCC's internal control over financial reporting. HCC has made available to HCC (A) a summary of any such disclosure made by management to HCC's auditors and audit committee since December 31, 2011 and (B) any material communication since December 31, 2011 made by management or HCC's auditors to the audit committee required or contemplated by the audit committee's charter or professional standards of the Public Company Accounting Oversight Board.

        (d)    Allowance for Loan Losses.     All ALLL of HCC and its Subsidiaries, including any reserves for unfunded commitments, are, and as of the Effective Time will be, to the knowledge of HCC, made in compliance with all applicable Law, HCC's methodology for determining the adequacy of its allowance for losses and the standards established by the Financial Accounting Standards Board in all material respects. Neither HCC nor any of its Subsidiaries has been notified by any Governmental Entity or by HCC's independent auditor, in writing or otherwise, that (i) such allowances are inadequate, (ii) the practices and policies of HCC or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of HCC or its Subsidiaries.

        (e)    Off-balance Sheet Arrangements.     Neither HCC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among HCC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (for reference, as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of HCC or any of its Subsidiaries in the financial statements included in the HCC SEC Reports, or the HCC Reports.

        (f)    Undisclosed Liabilities.     Except for (i) those liabilities that are disclosed in the HCC Reports, (ii) those liabilities and expenses incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities incurred since the date of the balance sheet included in HCC's most recent annual report on Form 10-K in the ordinary course of business and that are not and would not be, individually or in the aggregate, material to the financial condition of HCC and its Subsidiaries, taken as a whole, neither HCC nor any of the its Subsidiaries has any liabilities, which were required to be reflected on such balance sheet under GAAP if it had existed on the date of such balance sheet.

        Section 4.06    Taxes.

        (a)    Tax Returns.     HCC and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by or with respect to HCC and its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected and shall accurately reflect all liability for Taxes of HCC and each of its Subsidiaries for the periods covered thereby. Neither HCC nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

        (b)    Liability for Taxes.     All Taxes of HCC and its Subsidiaries (whether or not shown on any tax return) have been timely paid except for Taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements and HCC Balance Sheet. HCC does not have any liability for taxes in excess of the amount reserved or provided for in the Financial Statements or HCC Balance Sheet (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

        (c)    Withholding.     All Taxes required to be withheld, collected or deposited by or with respect to HCC and each of the HCC Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. HCC and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

        (d)    Tax Reporting.     HCC and its Subsidiaries have disclosed on their federal income tax returns and state income tax returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under applicable state tax law.

        (e)    Liens.     There are no Liens for Taxes with respect to any of the assets of HCC or any of its Subsidiaries other than for statutory Liens for Taxes not yet due and payable.

        (f)    Tax Deficiencies and Audits.     No deficiency for any Taxes which has been proposed, asserted or assessed in writing against HCC or any of its Subsidiaries has not been resolved. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to HCC and any of its Subsidiaries, which waiver or extension is in effect. HCC is not contesting any Tax liability. To the knowledge of HCC, no Tax Return of HCC nor any of its Subsidiaries is under audit or examination by any Governmental Entity. No written or, to the knowledge of HCC, unwritten notice of such an audit or examination by any Governmental Entity has been received by HCC or any of its Subsidiaries. Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. Since December 31, 2008, HCC has not amended any Tax Return or entered into any settlement or compromise of any Tax. No issue has been raised by any Governmental Entity in any pending Tax audit that could be material and adverse to HCC or the Surviving Corporation for any period after the Effective Time.

        (g)    Tax Jurisdictions.     No claim has been made by any Governmental Entity authority in a jurisdiction where HCC and its Subsidiaries do not file Tax Returns that HCC or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

        (h)    Consolidated Groups, Transferee Liability and Tax Agreements.     Neither HCC nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a consolidated group of which HCC is the common parent), (ii) has any liability for Taxes of any person (other than HCC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law) as a transferee or successor by Contract or otherwise, or (iii) is a party to or bound by or has any liability under any Tax sharing, allocation or indemnification Contract with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract) relating to Taxes with any Governmental Entity.

        (i)    Reportable Transactions.     Neither HCC nor any of its Subsidiaries has been a party to or a promoter of a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

        (j)    Listed Transactions.     Neither HCC nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011 4(b)(2).

        (k)    Qualifying Reorganization.     Neither HCC nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.07    Compliance.     HCC and each of its Subsidiaries has conducted its business and is in compliance (after giving effect to any non-compliance and cure) in all material respects with each Law that is applicable to any of them or to the conduct or operation of their respective business as presently conducted, or the ownership or use of any of any of their respective properties, rights, assets and deposits, including (i) the Bank Secrecy Act, Title III of the U.S. Patriot Act or related state or federal anti-money-laundering laws, regulations and guidelines, (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act, the Truth in Lending Act, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans, (iii) extensions of credit to and transactions with officers, directors and affiliates, and (iv) the CRA. Neither HCC nor any of its Subsidiaries has received any notice from any Governmental Entity or any other person regarding any failure to comply with any material alleged or threatened liability under such Law that has not heretofore been cured and for which there is any remaining liability. Without limiting the generality of the foregoing, HCC has not been advised of any material regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. HCC has adopted such procedures and policies as are necessary or appropriate, in the reasonably judgment of HCC management, to comply with Title III of the U.S. Patriot Act. No matter described in Section 4.07 of the HCC Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a HCC Material Adverse Effect.

        Section 4.08    Regulatory Matters.     Neither HCC nor any of its Subsidiaries nor any of their respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business as currently conducted, imposes any requirements or procedures, or in any manner that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business. Neither HCC nor any of its Subsidiaries has received at any time since December 31, 2013, any notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order. To the knowledge of HCC, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to HCC or any of its Subsidiaries, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of HCC and its Subsidiaries, there is no pending Legal Action before, or, to the knowledge of HCC, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of HCC or any of its Subsidiaries. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examination of HCC or any of its Subsidiaries. HBC meets or exceeds the criteria to be deemed "well-capitalized" (as that term is defined by 12 C.F.R. 225.2(r), and HBC and HCC are "well managed" (as that term is defined at 12 C.F.R. 225.2(s)). HBC has not been informed that its status as "well-capitalized," or "well managed" will change within the next 12 months. No matter described in Section 4.08 the HCC Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a HCC Material Adverse Effect.

        Section 4.09    Community Reinvestment Act.     HBC had a rating of "satisfactory" or better as of its most recent CRA compliance examination and it has no knowledge of any facts that may result in not receiving a rating of "satisfactory" or better at its next CRA compliance examination or have any basis to believe that any Governmental Entity may seek to restrain, delay or prohibit the Contemplated Transactions as a result of any act or omission of HBC under the CRA.

        Section 4.10    Litigation.     There is no Legal Action pending, or to the knowledge of the HCC, threatened against HCC or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of HCC, against any executive officer or director of HCC or any of its Subsidiaries in their capacities as such. To the knowledge of HCC, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any material Legal Action against HCC or any of its Subsidiaries. No matter described in Section 4.10 of the HCC Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a HCC Material Adverse Effect.

        Section 4.11    Opinion of HCC Financial Advisor.     The HCC Board has received an opinion (which, if initially rendered verbally, has been on will be confirmed by a written opinion, dated the same date) from Keefee, Bruyette & Woods, Inc. ("KBW") to the effect that, as of the date of such opinion, and based on and subject to the factors, assumptions, qualifications, and limitations contained therein, the Exchange Ratio is fair, from a financial point of view, to HCC.

        Section 4.12    HCC Information.     The information provided by HCC relating to HCC, HBC and their Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the matters set forth in this Section 4.12, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other Laws, as applicable. The representations and warranties contained in this Article IV, and no statement by HCC or HBC in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the Contemplated Transactions, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

        Section 4.13    Regulatory Reports and Filings.     HCC agrees that through the Effective Time, each of its reports and other filings and the reports and filing of HBC and its Subsidiaries required to be filed with any Governmental Entity will comply in all material respects with all of the applicable Law of such Governmental Entity with which it will be filed and none of the reports or other filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of HCC or HBC and its Subsidiaries (or as on a consolidated basis) will fairly present in all material respects the financial position of HCC and HBC and their Subsidiaries (or as on a consolidated basis) and will be prepared in accordance with GAAP. Notwithstanding anything to the contrary set forth in this Section 4.13. HCC makes no representation or warranty with respect to any information supplied by Focus for inclusion in any such reports.

        Section 4.14    Governmental Approvals And Other Conditions.     Neither HCC nor any of its Subsidiaries has taken or intend to take any action, nor does HCC have knowledge of any fact or circumstance that would materially impede or delay the consummation of the Contemplated Transactions, or the ability of the parties to obtain any approval of any Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement. To the knowledge of HCC, no event has occurred and no circumstances exists that are reasonably likely to (a) cause the approvals that are required to be obtained from any Governmental Entity having approval authority in connection with the Contemplated Transactions not be granted, (b) cause such Governmental Entity approvals to be subject to a condition which would differ from conditions customarily imposed by a Governmental Entity in orders approving acquisitions of the type contemplated by this Agreement, or (c) make any of the conditions precedent to the obligations of HCC and its Subsidiaries to consummate the Contemplated Transactions unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        Section 4.15    Labor.     HCC and its Subsidiaries have complied and are in compliance in all material respects with applicable Law with respect to employment, termination of employment, and terms, practices, conditions and classification of employment (including applicable Law regarding family and medical leave, disability, labor relations, workers compensation, wage and hour requirements, immigration, discrimination, employee health and safety, employee scheduling, occupational safety and health and the WARN Act), and have not engaged in any unfair labor practices or similar prohibited practices that would reasonably be expected to have a HCC Material Adverse Effect.

 ARTICLE V
COVENANTS

        Section 5.01    Operation of Focus's Business.

        (a)   During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with Article VII (the "Pre-Closing Period") (except with the prior written consent of HCC) Focus shall and cause each of its Subsidiaries, respectively to (i) conduct its business in the ordinary course of business, (ii) comply in all material respects with all applicable Law, (iii) perform its material obligations under all Focus Material Contracts, (iv) use reasonable best efforts to preserve their business organization intact, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees, and other persons having business relationships with Focus and each of its Subsidiaries, respectively, (v) maintain and keep their properties in as good repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear, (vi) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (vii) maintain the ALLL in accordance with past practices and methodologies and GAAP (providing however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity), (viii) charge off all Loans and other assets, or portions thereof, deemed uncollectible or classified as "loss" in accordance with GAAP and applicable Law or as directed by a Governmental Entity, and (ix) maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice.

        (b)   During the Pre-Closing Period (except with the prior written consent of HCC at its sole and absolute discretion), Focus shall not, and shall not permit any of its Subsidiaries to:

            (i)  (A) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem, or otherwise acquire (except upon the forfeiture of outstanding restricted stock or the exercise or fulfillment of Focus Stock Options) any shares of capital stock or any other securities of Focus or any of its Subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities, or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of Focus or any of its Subsidiaries;

           (ii)  (A) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Focus Common Stock or the value of Focus or any part thereof other than the issuance of shares of Focus Common Stock upon the exercise of a Focus Stock Option that is outstanding as of the date of this Agreement, or (B) enter into any Contract with respect to the voting of its capital stock;

          (iii)  amend or propose to amend its Charter Documents;

          (iv)  (A) permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Focus or any of its Subsidiaries, or (B) terminate any lease or sublease of real property (whether as lessor, sub lessor, lessee, or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

           (v)  (A) acquire direct or indirect control over any other person, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business and with respect to Loans made to third parties who are not Affiliates of Focus;

          (vi)  make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to Contracts existing of the date of this Agreement not in excess of $50,000 individually or $150,000 in the aggregate;

         (vii)  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, including any capital stock of any of its Subsidiaries to any person other than a direct or indirect wholly owned Subsidiary, except (A) sales of Loans, Loan participations and sales of investment securities in the ordinary course of business to third parties who are not Affiliates of Focus), (B) the disposition of assets which are inoperable or that are replaced in the ordinary course of business, or (C) sales of OREO at a price that is no less than its carrying value;

        (viii)  make material changes to the credit policies and collateral eligibility requirements and standards of Focus and its Subsidiaries, except as required by Law or any Governmental Entity;

          (ix)  (A) create or incur any indebtedness for borrowed money (other than acceptance of deposits, Federal Home Loan Bank advances for a term less than one year, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business, including with respect to prices, terms and conditions), or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (B), in connection with presentation of items for collection in the ordinary course of business;

           (x)  enter into any Derivatives Contract or any structured finance transaction;

          (xi)  (A) pay, discharge, settle, or satisfy any material claim or Legal Action (subject to Section 5.18 relating to any shareholder litigation relating to this Agreement, the Contemplated Transactions, including the Merger and subject to clause xxv(B)) of any amount exceeding $100,000 individually or $300,000 in the aggregate or that would impose any material restriction on the business of Focus or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Focus or its Subsidiaries (unless such claim, action or proceeding is not disclosed on the Focus Disclosure Schedule delivered to HCC as of the date of this Agreement, in which case prior to committing to any such settlement Focus shall provide HCC with a copy of the proposed settlement agreement and all relevant related documentation and information and shall consult with HCC respecting such settlement and the basis for Focus's decision to settle and shall consider any comments raised by HCC within ten (10) business days of receipt of such information), (B) waive, release, grant, or transfer any right of material value, (C) commence any Legal Action, except in the ordinary course of business or, or (D) agree or consent to the issuance of any Order restricting or otherwise affecting its business in any material respect;

         (xii)  (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks,

  (C) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk, (D) enter into a new material line of business, or (E) change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, except in each cause (A) through (E) as required by any applicable Law or a Governmental Entity;

        (xiii)  materially change its investment securities portfolio other than in the ordinary course of business;

        (xiv)  purchase, modify or originate any (A) Loans except in accordance with existing Focus's lending policies, and lending limits and authorities; (B) Loans that are criticized or classified, provided, however, that Focus shall provide notice of any aggregate Loan commitments over $3.0 million to any one borrowing relationship, describing the pertinent terms of the Loan (and for purposes of this clause (xiv) such notice shall include all necessary credit write-ups, and may be given by electronic transmission or facsimile), and HCC shall have two (2) business days to give notice of objection to such Loan, acting reasonably, and for purposes of this clause (xiv) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile and such notice of objection shall provide in reasonable detail the basis for such objection, and the failure to so object within two (2) business days shall be deemed a waiver of any such objection;

         (xv)  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

        (xvi)  make or commit to make any Loan to, or enter into any transaction with, a director, officer, employee or any Affiliate of Focus or any of its Subsidiaries;

       (xvii)  make, acquire a participation in, reacquire an interest in a participation sold or sell any Loan that is not in compliance with its credit underwriting standards, policies and procedures as in effect on date of this Agreement;

      (xviii)  other than as required by GAAP, reduce any material accrual or reserve, including ALLL, any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices;

        (xix)  (A) materially amend, modify, change, or terminate any Focus Material Contract, or waive, release, or assign any rights or claims thereunder or (B) enter into or materially amend or materially modify any Contract, which following execution, amendment or modification would have been a Focus Material Contract if in existence as of the date of this Agreement;

         (xx)  adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of Focus or any of its Subsidiaries;

        (xxi)  (A) hire any new employee at the level of having title of vice president or more senior, (B) hire any new employee at an annual rate of compensation in excess of $80,000, (C) promote any employee except in order to fill a position vacated after the date of this Agreement, or (D) engage any independent contractor whose engagement may not be terminated by Focus or any of its Subsidiaries without penalty on thirty (30) days' notice or less, provided, however, that Focus and its Subsidiaries may hire at-will, employees to fill vacancies that may from time to time arise in the ordinary course of business;

       (xxii)  except as set forth in Section 5.01(b)(xxii) of the Focus Disclosure Schedule or as required under applicable Law or any Contract or Focus Employee Plan in effect on the date of this Agreement (and disclosed in Section 3.12 or Section 3.21 of the Focus Disclosure Schedule), (A) pay to any employee, officer, director, or independent contractor of Focus or any of its Subsidiaries any compensation bonus or benefit not provided for under any Contract or Focus Employee Plan in effect on the date of this Agreement, (B) grant any awards under any Focus Employee Plan (including the grant of any Focus Stock-Based Right or the removal of existing restrictions in any Contract or Focus Employee Plan or awards made thereunder), (C) take any action to fund any future payment of or in any other way secure the payment of compensation or benefits under any Contract or Focus Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Focus Stock-Based Right, or Focus Employee Plan (except as permitted under the terms this Agreement), or (E) adopt, enter into, or amend any employment Contract or Focus Employee Plan other than offer letters entered into with new employees in the ordinary course of business that provide for "at will employment" with no severance benefits;

      (xxiii)  (A) fail to accrue a material reserve in its books and records and financial statements in accordance with past practice for Taxes payable by Focus or any of its Subsidiaries, (B) settle or compromise any Legal Action relating to any Tax, (C) make, change, or revoke any Tax election, (D) file or amend any Tax Return, or (E) prepare any Tax Return in a manner materially inconsistent with the past practices of Focus with respect to treatment of items on such Tax Returns, or (F) take any action which would materially adversely affect the tax position of Focus and its Subsidiaries, HCC or HBC after the Merger;

       (xxiv)  change its fiscal year, revalue any of its assets, or make any changes in financial or Tax accounting methods, principles, or practices or systems of internal controls, except as required by GAAP;

        (xxv)  (A) take any action, or knowingly fail to take any action, which action or failure to act that would or is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, or (B) take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VI not being satisfied or (2) a material violation of any provision of this Agreement;

       (xxvi)  authorize, commit, resolve, or agree to take any of the foregoing actions.

        HCC and Focus intend that prior to the Effective Time, Focus and its Subsidiaries shall exercise, consistent with the terms and conditions this Agreement, complete control and supervision over their respective businesses, assets and operations, and nothing contained in this Agreement shall give HCC or HBC directly or indirectly the right to control or direct the operation of Focus or any of its Subsidiaries operations prior to the Effective Time.

        Section 5.02    Operation of HCC's Business.     During the Pre-Closing Period, HCC shall not, and shall not permit HBC or any of its Subsidiaries to, (without the prior written consent of Focus) (a) amend, repeal or otherwise modify any provision of its Charter Documents other than those that would not be adverse in any material respect to Focus or its shareholders or those that would not impede the ability of HCC or HBC to consummate the Contemplated Transactions, (b) declare or pay any distributions on or in respect of any of its capital stock other than ordinary quarterly cash dividends in conformity with past practice, (c) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the grant of awards pursuant to the HCC Equity Plans, and upon the exercise or fulfillment of HCC Stock Options, (d) repurchase, redeem or otherwise acquire shares of its capital stock (except upon the forfeiture of any outstanding shares of restricted stock), other than (x) shares of the capital stock of HCC or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of HCC or any of its Subsidiaries and shares of HCC Common Stock on behalf of the HCC Employee Stock Ownership Plan; and (y) shares delivered by holders of HCC Stock Options in connection with the exercise of such options, (e) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of HCC Stock Options and other awards pursuant to the HCC Equity Plans and HCC Common Stock pursuant to HCC Stock Options, other awards granted pursuant to the HCC Equity Plans, issuance of HCC Common Stock upon conversion of the HCC Series C Preferred Stock or exchange of HCC Common Stock for the HCC Series C Preferred Stock, (f) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VI not being satisfied, except, in every case, as may be required by applicable Law, (g) take any action, or knowingly fail to take any action, which action or failure to act that would or is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, or (h) authorize, commit, resolve, or agree to take any of the foregoing actions.

        Section 5.03    Access to Information; Confidentiality.

        (a)   During the Pre-Closing Period, Focus shall, and cause its Subsidiaries to, authorize and permit HCC, its Representatives, to have access during normal business hours, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as HCC may from time to time reasonably request. Focus further agrees to continue to respond to and cooperate with HCC and its advisers with respect to the due diligence requests of HCC. Focus and its Subsidiaries shall permit HCC, its Representatives to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Focus and its Subsidiaries with such third persons, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of Focus and its Subsidiaries, obtaining any necessary Orders, consents or approvals of the Contemplated Transactions by any Governmental Entity and conducting an evaluation of the assets and liabilities of Focus and its Subsidiaries. Upon reasonable request by HCC, Focus shall make its chief financial officer and controller available to discuss with HCC and its Representatives HCC's ongoing due diligence of Focus and its Subsidiaries operations. Focus will cause its independent outside auditors to make available to HCC, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Focus and its Subsidiaries as may be requested by HCC in connection with its review of the foregoing matters. Neither Focus nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law, or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Focus's representations and warranties contained herein, or limit or otherwise affect the remedies available to HCC pursuant to this Agreement.

        (b)   HCC and Focus shall, and cause their respective Representatives to, comply with all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        Section 5.04    No Solicitation.

        (a)   Subject to Section 5.04(b) and Section 5.04(f), Focus shall not, and shall cause each of its Subsidiaries and its and their Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding Focus or any of its Subsidiaries or provide any access to the properties, books and records of Focus or its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may reasonably be expected to lead to an Acquisition Proposal, (iii) initiate, engage or participate in discussions (except for the limited purposes of notifying such person of the existence of the provisions of this Section 5.04(a) or negotiations with any person with respect to any Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal, or (iv) approve, endorse, or recommend, or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, letter of interest, term sheet, agreement in principle, memorandum of understanding, merger agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement (whether binding or not) constituting or related to or intended to, or that may reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 5.04(b)), or that is intended or that may reasonably be expected to result in the abandonment, termination or failure to consummate the Merger. Without limiting the generality of the foregoing, Focus acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of Focus or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of Focus or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 5.04 by Focus.

        (b)   Prior to the adoption of this Agreement by the Requisite Focus Vote, Section 5.04(a) shall not prohibit Focus from furnishing nonpublic information regarding Focus and its Subsidiaries to or entering into negotiations or discussions with any person in response to a bona fide, unsolicited written Acquisition Proposal that the Focus Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes or is more likely than not to result in a Superior Proposal that is submitted to Focus by such person (and not withdrawn prior to the furnishing of such information or such discussions) if (i) neither Focus nor any Representative of Focus or any of its Subsidiaries shall have violated any of the restrictions set forth in Section 5.04, (ii) the Focus Board concludes in good faith, after having obtained and taken into account the advice of its outside legal counsel, that such action is required or is reasonably likely to be required in order for the Focus Board to comply with its fiduciary obligations to Focus's shareholders under applicable Law, (iii) at least two (2) business days prior to furnishing any such nonpublic information to or entering into discussions with such person Focus gives HCC written notice of the identity of such person and of Focus's intention to furnish nonpublic information to or enter into discussions with such person, and Focus receives from such person an executed Acceptable Confidentiality Agreement, and (iv) upon furnishing any such nonpublic information to such person Focus simultaneously furnishes such nonpublic information to HCC (to the extent such nonpublic information has not been previously furnished by Focus to HCC).

        (c)   Focus shall notify HCC promptly (but in no event later than twenty-four (24) hours) after receipt of (i) any inquiry or indication of interest that may lead to an Acquisition Proposal, (ii) an Acquisition Proposal (including or any modification of or an amendment to any Acquisition Proposal), or (iii) any request for nonpublic information relating to Focus or any of the Focus Subsidiaries (including access to the properties, books or records of Focus or any of its Subsidiaries) by any person that has made, or to the knowledge of Focus, may be considering making, an Acquisition Proposal. Such notice to HCC shall be made orally and in writing, and shall indicate the identity of the person submitting any of the foregoing, and the terms of any such Acquisition Proposal (or modification or amendment), inquiry, indication or request. Focus shall keep HCC fully informed on a current basis of any additional information requested or provided by Focus and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

        (d)   Focus shall and cause its Subsidiaries to, and shall instruct and cause its Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any persons (other than HCC) conducted prior to the date of this Agreement with respect to an Acquisition Proposal. Focus shall use reasonable best efforts to request all persons other than HCC and its Representatives and Focus's Representatives who have been furnished confidential information regarding Focus in connection with the solicitation of or discussions regarding an Acquisition Proposal within the eighteen (18) months prior to the date of this Agreement to promptly return or destroy such information (and provide certification thereof).

        (e)   Focus shall not, and shall cause its Subsidiaries not to, (i) release any person from, and agrees to use reasonable efforts to enforce, the confidentiality, standstill non-solicitation or similar provisions of any agreement to which Focus or any of its Subsidiaries is a party with respect to an Acquisition Proposal that remains in effect as of the date of this Agreement, and (ii) shall immediately take all steps necessary to terminate any approval that may have been given prior to the date of this Agreement under any such provisions authorizing any person to make an Acquisition Proposal.

        (f)    Nothing set forth in this Section 5.04 shall prohibit the Focus Board from taking and disclosing to Focus's shareholders a position contemplated by Rule 14e-2(a)(2)-(3) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (as if Focus Common Stock were registered under the Exchange Act), if the Focus Board determines in good faith after consultation with outside legal counsel that failure to do so would violate any applicable Law (as if Focus Common Stock were registered under the Exchange Act); provided, however, that compliance by Focus with such obligations shall not relieve Focus of any of its obligations under this Section 5.04 and shall not be deemed to permit the Focus Board to make a Change in Recommendation or take any of the actions referred to in Section 5.06(e), except to the extent permitted by Section 5.06(f).

        Section 5.05    Registration Statement; Joint Proxy Statement/Prospectus; NASDAQ Listing.

        (a)   As promptly as practicable, by in any event no later than forty-five (45) days from the date of this Agreement, Focus and HCC shall jointly cause the Registration Statement to be prepared, and HCC shall cause the Registration Statement (in which Joint Proxy Statement/Prospectus will be included with respect to the issuance of HCC Common Stock in the Merger) to be filed with the SEC. Focus and HCC shall each furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement and any amendment thereto. HCC and Focus shall each use their respective reasonable commercial efforts to cause the Registration Statement and Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. HCC and Focus shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to Registration Statement or the Merger. HCC shall also file and use reasonable commercial efforts to cause to become effective as promptly as possible any amendment to the Registration Statement, including the Joint Proxy Statement/Prospectus and, if required, Focus shall mail to its shareholders any such amendment that becomes necessary after the date the Registration Statement is declared effective. If at any time prior to the Effective Time either Focus or HCC becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement/Prospectus, it shall promptly inform the other party. Each of HCC and Focus will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Registration Statement or Joint Proxy Statement/Prospectus or comments thereon or responses thereto.

        (b)   Each of HCC and Focus shall use reasonable commercial efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

        (c)   Prior to the Effective Time, HCC shall use reasonable commercial efforts to qualify the HCC Common Stock under the securities or the "blue sky" laws of such jurisdictions as may be required; provided, however, that HCC shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified, (ii) file a general consent to service of process in any jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it is not so subject.

        (d)   HCC shall use reasonable commercial efforts to have the shares of HCC Common Stock to be issued in the Merger listed on the NASDAQ Global Select Market as of the Closing Date upon notice of issuance.

        Section 5.06    Shareholder Meetings.

        (a)   Each of HCC and Focus shall take all action necessary in accordance with applicable Law and their respective Articles of Incorporation, Bylaws or similar organizational documents to duly call, give notice of, convene and, as soon as practicable but not later than forty-five (45) days after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided in this Section 5.06, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite HCC Vote, in the case of HCC, and the Requisite Focus Vote. Focus and HCC shall cooperate to schedule and convene the Focus Meeting and the HCC Meeting on the same date. Focus (in consultation with HCC) shall set a single date for persons entitled to notice of and to vote at the Focus Meeting and shall not change such record date (whether in connection with the Focus Meeting or any adjournment or postponement thereof) without the prior consent of HCC.

        (b)   Except in the case of a Change in Recommendation permitted by Section 5.06(f), Focus shall solicit, and use its reasonable best efforts to obtain, the Requisite Focus Vote at the Focus Meeting. Subject to Section 5.06(f), Focus shall (i) through the Focus Board, recommend to its shareholders adoption of this Agreement (the "Focus Board Recommendation"), (ii) include such recommendation in the Joint Proxy Statement/Prospectus and (iii) use reasonable best efforts to obtain the Focus Requisite Vote from its shareholders. Focus hereby acknowledges its obligation to submit this Agreement to its shareholders at the Focus Meeting as provided in this Section 5.06.

        (c)   HCC shall solicit, and use its reasonable best efforts to obtain, the Requisite HCC Vote at the HCC Meeting. HCC shall (i) through its Board of Directors, recommend to its shareholders approve the issuance of the HCC Common Stock in connection with the Merger for purposes of NASDAQ Listing Rule 5635 and Section 1201(b) of the CGCL, and (ii) include such recommendation in the Joint Proxy Statement/Prospectus.

        (d)   Focus and HCC shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of Focus and HCC. If at any time following the dissemination of the Joint Proxy Statement/Prospectus (i) Focus reasonably determines in good faith that the Requisite HCC Vote is unlikely to be obtained at the HCC Meeting, or (ii) HCC reasonably determines in good faith that the Requisite Focus Vote is unlikely to be obtained at the Focus Meeting, then prior to the vote contemplated having been taken such party may request that the other party adjourn or postpone its meeting for up to forty-five (45) days from then-scheduled date and the other party shall comply with such request; provided, however, that Focus or HCC, as applicable, shall be required to adjourn or postpone its meeting on only one occasion. During any such period of adjournment or postponement, Focus and HCC shall continue in all respects to comply with their obligations under this Section 5.06 and, subject to Section 5.06, shall in good faith use reasonable best efforts to obtain shareholder approval or negotiate a restructuring of the Contemplated Transactions, including the Merger (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and, subject to this Section 5.06, seek to obtain the Requisite HCC Vote or the Requisite Focus Vote, as applicable. Except as set forth in this Section 5.06, no party shall have the obligation to postpone or adjourn its shareholder meeting.

        (e)   Subject to Section 5.06(f), neither the Focus Board nor any committee thereof shall (i) withdraw, modify, amend or qualify the Focus Board Recommendation in a manner adverse to HCC (it being understood that the failure of the Focus Board Recommendation to be unanimous shall constitute a withdrawal, modification, amendment or qualification that is adverse to HCC), (ii) adopt or propose a resolution to withdraw, amend or qualify the Focus Board Recommendation in a manner adverse to HCC, (iii) take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Focus Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of Focus's shareholders (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall constitute an adverse modification), (iv) publicly announce its intention to withdraw, modify, amend or qualify the Focus Board Recommendation in a manner adverse to HCC, (v) fail to reaffirm without qualification the Focus Board Recommendation, or fail to state publicly without qualification that the Merger and this Agreement are in the best interests of Focus's shareholders, within five (5) business days after HCC requests in writing that such action be taken, (vi) fail to announce publicly, within ten (10) business days after a tender offer or exchange offer relating to securities of Focus shall have been commenced, that the Focus Board recommends rejection of such tender or exchange offer, (vii) fail to issue, within ten (10) business days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal, (viii) approve, endorse, or recommend any Acquisition Proposal, or (ix) resolve or propose to take any action described in clauses (i) through (viii)  of this sentence (each of the foregoing actions described in clauses (i) through (viii) of this sentence being referred to as a "Change in Recommendation").

        (f)    Notwithstanding anything to the contrary in Section 5.06(e) or elsewhere in this Agreement, at any time prior to obtaining the Requisite Focus Vote, the Focus Board may effect a Change of Recommendation with respect to an Acquisition Proposal, if (i) Focus has complied with its obligations under Section 5.04 and 5.06(a), (b) and (d), (ii) the Focus Board receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn, and (iii) a majority of the entire Focus Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (A) a majority of the entire Focus Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Focus Board to take such action would be or would reasonably likely to be a violation of its fiduciary duties to the shareholders of Focus under applicable Law, and (B) (1) Focus provides HCC prior written notice at least five (5) business days (or such longer period as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below) prior to taking such action, which notice shall state that the Focus Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Focus Board has resolved to effect a Change of Recommendation, which notice shall specify the basis for such Change of Recommendation, including the material terms of the Superior Proposal and the proposed documents and agreements to effect the Superior Proposal (a "Notice of Superior Proposal") (it being understood that such Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation); (2) during such five (5) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below), Focus negotiates in good faith (including by making its officers, directors and its financial and legal advisors reasonably available to negotiate) with HCC (to the extent that HCC wishes to negotiate) to enable HCC to make an offer that is at least as favorable to the shareholders of Focus so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (3) at the end of such five (5) business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that HCC advises Focus in writing that it no longer wishes to negotiate to amend this Agreement), a majority of the entire Focus Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by HCC after receipt of such notice, continues to believe (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, that the failure to accept the Acquisition Proposal would or would reasonably likely to result in a violation of its fiduciary duties to Focus shareholders under applicable Law. In the event of any revisions to the terms of an Acquisition Proposal giving rise to the Notice of Superior Proposal that are material to such Acquisition Proposal after the Notice of Superior Proposal has been given to HCC, such revisions shall be deemed a new Acquisition Proposal and Focus shall be required to deliver a new Notice of Superior Proposal to HCC and to comply with the requirements of this Section 5.06(f) with respect to such new Acquisition Proposal, provided, however, that the notice period of clause (f)(iii)(B)(1) shall be reduced to three (3) business days.

        (g)   Nothing in Section 5.06(f) shall be interpreted to excuse Focus and the Focus Board from complying with its unqualified obligation to submit this Agreement to its shareholders at the Focus Meeting and Focus shall not submit to the vote of its shareholders at or prior to the Focus Meeting any Acquisition Proposal other than the Merger. Without limiting the foregoing, if the Focus Board has withdrawn or modified the Focus Board Recommendation as permitted by Section 5.06(f), then, unless this Agreement has been terminated in accordance with Section 7.01, the Focus Board shall submit this Agreement to Focus's shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Focus Board may communicate the basis for its lack of a recommendation to Focus's shareholders in Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law.

        Section 5.07    Approvals.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.07), each of HCC and Focus shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to the Contemplated Transactions, including (i) obtaining all necessary Governmental Authorizations, and the making all necessary registrations and filings (including filings with Governmental Entities, which shall be made within thirty (30) days of the date of this Agreement (other than the Registration Statement, which shall be within the time stated in Section 5.05(a)) and the taking of all steps as may be necessary or advisable to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity,

(ii) obtaining all necessary consents or waivers from or providing notice to third parties (including actions required in order to continue any Focus Material Contract (including any Contract entered into following the date of this Agreement that would have been a Focus Material Contract at the time this Agreement was entered into) following the Closing or to avoid any penalty or other fee under such Focus Material Contract, in each case arising in connection with the Contemplated Transactions, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Subject to applicable Law, Focus and HCC shall promptly cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the Contemplated Transactions. If Focus or HCC receives a request for additional information or documentary material from any Governmental Entity with respect to Contemplated Transactions, then it shall use reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither HCC nor Focus shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Law without the prior written consent of the other. In the event that any party shall fail to obtain any such third party consent as required in clause (ii), that party shall use reasonable commercial efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on the consummation of the Merger on the Surviving Corporation businesses and financial condition resulting, or that would be reasonably likely to result after the Effective Time, from the failure to obtain such consent.

        (b)   Subject to applicable Law relating to the exchange of information, HCC and Focus shall upon request furnish each other with all information concerning HCC, HBC, Focus and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of HCC, HBC, Focus or any of their respective Subsidiaries to any Governmental Entity in connection with the Contemplated Transactions. HCC and Focus shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Law relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions.

        (c)   Notwithstanding anything set forth in this Agreement, under no circumstances shall HCC, HBC or Focus or any of their respective Subsidiaries be required, and the other party and its Subsidiaries shall not be permitted (without the first party's written consent in its sole discretion), to take any action or commit to take any action, or agree to any condition, restriction or requirement, involving any of them pursuant to this Section 5.07 or otherwise in connection with obtaining the foregoing Government Authorizations, that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that the first party would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date of this Agreement (a "Burdensome Condition"); provided, however, that if requested by HCC, then Focus and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Focus and its Subsidiaries only in the event the Closing occurs.

        (d)   Subject to applicable Law (including applicable Law relating to the exchange of information), Focus and HCC shall keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions. Without limiting the generality of the foregoing (i) each of HCC, HBC and Focus shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries, respectively (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the Contemplated Transactions, (ii) each of HCC, HBC and Focus shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed non-confidential written communication to, including any filings with, any Governmental Entity, and (iii) Focus shall consider in good faith HCC's views with respect to and confer in good faith with HCC to resolve any disagreement as to strategy with respect to any communication by Focus or any of its Subsidiaries with any Governmental Entity or third party relating to the Contemplated Transactions.

        (e)   In the event that any Legal Action is instituted (or threatened to be instituted) by a Governmental Entity challenging the Contemplated Transactions, Focus shall cause its Subsidiaries to cooperate in all respects with HCC and shall use its reasonable commercial efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

        Section 5.08    Current Information and Reports.     During the Pre-Closing Period:

        (a)   Focus and HCC will cause one or more of its designated Representatives to confer on a regular and frequent basis (not less than monthly) with Representatives of the other party and to report the general status of its ongoing operations. Focus and HCC will promptly notify the other party of any material change in the normal course of business or in the operation of its business or properties or any of its Subsidiaries.

        (b)   Focus and HCC shall promptly notify the other party, and in any event not later than three (3) business days of (i) any Legal Action commenced, or to such party's knowledge threatened against it or any of its Subsidiaries, (ii) any event which may materially and adversely affect the ordinary course of business, and (iii) any event, change or effect during the Pre-Closing Period which causes or is reasonably likely to cause the failure of the conditions set forth in Article VI.

        (c)   Focus will furnish to HCC (i) a copy of any report submitted to the Focus Board and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Focus need not furnish HCC any privileged communications of, or memoranda prepared by, its legal counsel in connection with the Contemplated Transactions, and the rights and obligations of Focus under this Agreement, (ii) as soon as reasonably practicable after they become available, and in no event later than thirty (30) days after the end of each calendar month ending after the date of this Agreement (A) consolidated financial statements (including balance sheets, statements of operations and stockholders' equity) of Focus and its Subsidiaries prepared in accordance with current accounting practices, (B) internal management reports showing actual financial performance against plan, and (C) to the extent permitted by applicable Law, any reports provided to the Focus Board or any committee thereof relating to the financial performance and risk management, (iii) as soon as available, all letters and communications sent by Focus to its shareholders and all reports filed by Focus with the DBO and FDIC and any other Governmental Entity, and (iv) such other reports, financial data, and loan reports as HCC may reasonably request relating to Focus and its Subsidiaries.

        Section 5.09    Certain Loans and Other Extensions of Credit by Focus.     During the Pre Closing Period:

        (a)   Focus will furnish to HCC as soon as reasonably practical, and in any event not later than three (3) business days after receipt of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Focus or its Subsidiaries as "Substandard," "Doubtful," "Loss" or any comparable classification, providing with respect to each such credit the aggregate dollar amount, the classification category, credit type and office.

        (b)   Focus will furnish to HCC, as soon as reasonably practicable, and in any event not later than twenty (20) days after the end of each month schedules including a listing of (i) Loans charged off during the previous month showing with respect to each such Loan, the credit type and office, (ii) Loans subject to write down or change to risk rating during the previous month, including, with respect to each Loan, the original amount, the write-off amount, credit type and office, (iii) other real estate or assets owned, and (iv) a reconciliation of the ALLL, identifying specifically the amount and sources of all additions and reductions to the ALLL (which may be by reference to specific portions of another schedule furnished pursuant to this Section 5.09 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined). Focus will promptly provide to HCC (and not later than five (5) business days after delivery) reports and other documents provided to the Loan Committee and the ALCO Committee (or similar committee) of the Focus Board.

        Section 5.10    Supplemental Disclosure Schedules.     During the Pre-Closing Period, Focus and HCC will promptly supplement or amend its disclosure schedule the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.02(b) (in the case of HCC) or Section 6.03(a) or Section 6.03(b) (in the case of Focus) or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 5.11    Employees; Benefit Plans.

        (a)   HCC and HBC shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are Focus employees immediately before the Effective Time (employees of Focus who will be employed by HCC or HBC are referred to as "Continuing Employees". Focus will provide HCC with information regarding such persons' current employment arrangements with Focus and will otherwise assist HCC and HBC in making such offers. Continuing Employees shall be offered salary or wage levels at least equal to the salary or wage levels to which such employees were entitled to immediately prior to the Closing Date. Subject to the provisions of this Section 5.11, as soon as administratively practicable after the Effective Time, HCC shall take all reasonable action so that Continuing Employees shall be entitled to participate in each employee benefit plan, program or arrangement of HCC and HBC of general applicability (the "HCC Benefit Plans") to the same extent as similarly-situated employees of HCC and HBC (it being understood that inclusion of Continuing Employees in HCC Benefit Plans may occur at different times with respect to different plans), provided, however, that coverage shall be continued under corresponding benefit plans of Focus (to the extent such Focus plans have not been terminated) until such employees are permitted to participate in the HCC Benefit Plans and, provided further, that Continuing Employees shall not have the opportunity to participate in the HBC 2005 Amended and Restated Supplemental Executive Retirement Plan ("SERP"). Accordingly, HCC and HBC shall use reasonable efforts to ensure that from the Closing Date through the next open enrollment date for a HCC or HBC group health, dental, and vision, Continuing Employees shall continue to be covered by Focus's group health, dental, and vision.

        (b)   To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by HCC or HBC, HCC or HBC, as applicable, shall cause such employee benefit plan to recognize the service of such Continuing Employee with Focus or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of HCC or HBC, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Focus Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided, however, that such recognition of service shall not (i) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, (iii) apply for purposes of the HCC Employee Stock Ownership Plan, (iv) apply for any benefit accrual under the SERP or (vi) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of HCC and HBC do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.

        (c)   If any Continuing Employee becomes eligible to participate in any HCC Benefit Plan that provides medical, hospitalization or dental benefits, HCC or HBC, as applicable, shall request from the appropriate sponsor or provider that (i) any pre-existing condition limitations or eligibility waiting periods under such HCC Benefit Plan be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under a Focus employee benefit plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any health expenses incurred by such Continuing Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such HCC Benefit Plan.

        (d)   HCC in its sole discretion, may elect to terminate the Focus 401(k) Plan or to discontinue contributions to the Focus 401(k) Plan anytime following the Effective Time, to cause Focus to terminate the 401(k) Plan to be effective at the Effective Time, or to merge the Focus 401(k) Plan with and into the HBC 401(k) Plan after the Effective Time. In no event shall the Focus 401(k) Plan be merged with and into the HBC 401(k) Plan, unless HCC determines in its reasonable judgment that (i) the Focus 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the Focus 401(k) Plan and as to its operation, and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the Focus 401(k) Plan. If HCC determines in its sole discretion not to merge the Focus 401(k) Plan into the HBC 401(k) Plan and that the Focus 401(k) Plan should be terminated prior to the Effective Time, Focus agrees to take all action necessary to have the Focus 401(k) Plan terminated prior to the Effective Time.

        (e)   Following the date of this Agreement (but not later than thirty (30) days from the date of this Agreement), Focus and HCC shall mutually develop a retention plan providing that for the payment of retention bonuses to key employees of Focus (other than any employee who is party to an employment agreement with Focus) who continue to be employees of Focus immediately prior to the Effective Time upon the general terms set forth in Section 5.11(e) of the Focus Disclosure Schedule.

        (f)    After the Effective Time, HCC and HBC, will provide a severance benefit to each employee of Focus immediately before the Effective Time (except for any employee who is a party to any written agreement relating to severance which agreement has been provided to HCC) and whose employment is terminated involuntarily, other than for "Cause" (as defined below), by HCC or HBC as of the Effective Time or with regard to a Continuing Employee within twelve (12) months after the Effective Time. The severance benefit shall consist of a lump sum payment equal to such employee's regularly scheduled base salary or base wages at the time of termination of employment for a period equal to (i) thirty (30) days multiplied by (ii) the number of full years of continuous service completed by such employee with Focus, but not less than sixty (60) days or more than 365 days, subject to applicable tax withholding. For purposes of this Section 5.11(f) , "Cause" shall mean the employee's personal dishonesty or misconduct, breach of fiduciary duty involving personal profit, failure to comply with any legal directive of HCC or HBC, as applicable, failure to perform required duties, the violation of any Law (other than traffic violations or similar minor offenses that do not harm the reputation of HCC or

HBC) or any Order. After the Effective Time, HCC and HBC will honor and perform the obligations of Focus under any written agreement (previously provided to HCC) relating to employment or severance with Focus.

        (g)   Without limiting the generality of Section 8.09, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Focus Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by HCC, HBC, or Focus, (ii) alter or limit the ability of HCC or HBC to amend, modify or terminate any Focus Benefit Plan or HCC Benefit Plan), employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with HCC or HBC, or constitute or create an employment agreement with any employee.

        (h)   Focus will not send any written notices or other written communication materials to its employees without the prior written consent of HCC with respect to matters described in this Section 5.11.

        Section 5.12    Directors' and Officers' Indemnification and Insurance.

        (a)   From and after the Effective Time, HCC shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Focus (each an "Indemnified Party" and collectively, "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of HCC) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness, arising out of the fact that such person is or was a director or officer of Focus or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other Contemplated Transactions), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted under Focus's Charter Documents and applicable Law. HCC shall pay reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the extent permissible under applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 5.12.

        (b)   Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any Claim, shall promptly notify HCC thereof; provided, however, that failure to so notify will not affect the obligations of HCC under Section 5.12(a) unless and to the extent that HCC is actually prejudiced as a consequence. In the event of any such Legal Action (whether arising before or after the Effective Time), (i) HCC shall have the right to assume the defense thereof and HCC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if HCC elects not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and HCC shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that HCC shall be obligated pursuant to this Section 5.12(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) Indemnified Parties will cooperate in the defense of any such Claim, and (iii) HCC shall not be liable for any settlement effected without its prior written consent; and provided, further, that HCC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 5.12(a) is prohibited by applicable Law.

        (c)   HCC and Focus shall use commercially reasonable efforts to cause the persons serving as officers and directors of Focus immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance tail policy obtained from Focus's current insurance carrier (the "Tail Insurance Policy") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Focus's current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six (6) years; provided, however, that in no event shall the cost of the Tail Insurance Policy be more than two hundred percent (200%) of the current amount expended on an annual basis by Focus for its current policy; provided, further, that if the Tail Insurance Policy cannot be obtained as provided by this Section 5.12(c), HCC shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of Focus may be required to make application and provide customary representations and warranties to an insurance carrier for the purpose of obtaining the Tail Insurance Policy.

        (d)   This Section 5.12 shall survive the Effective Time and is intended to benefit each Indemnified Person (each of whom shall be entitled to enforce this Section 5.12 against HCC) and shall be binding on all successors and assigns of HCC.

        Section 5.13    Human Resources Issues.

        (a)    Communication with Employees.     Prior to making any written or oral communications to the directors, officers or employees of Focus or its Subsidiaries, Focus will consult in good faith with HCC regarding the nature and content of any formal presentation of the Merger to employees of Focus and its Subsidiaries and will include a HCC representative in any group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. Focus agrees to work in good faith with HCC to facilitate the timely and accurate dissemination of information to employees regarding matters related to the Merger in such a manner as to cause minimal disruption of the business of Focus and its Subsidiaries and of their respective relationships with their employees and to facilitate the transition of such relationships to HCC and HBC. In addition, Focus shall advise HCC of any material informal communications to Focus, its officers or employees, or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Contemplated Transactions; provided, however, that such communications must be consistent with pre-agreed to talking points prepared by Focus and HCC. Focus shall provide HCC with a copy of any intended communication, and will consult respecting the contents of any oral communications, in order to maintain a message consistent with the pre-agreed to talking points. HCC and Focus shall cooperate in providing any such mutually agreeable communication.

        (b)    Training.     HCC and HBC shall have the right, but not the obligation, within thirty (30)  business days prior to the Closing Date, to provide training to employees of Focus and its Subsidiaries who will become employees of HCC or HBC. Such training shall be at the expense of HCC and HBC and shall be conducted during normal business hours. At the request of Focus, HCC shall compensate employees, in accordance with Focus's customary policies and practices, for the employee's time being trained by HCC and HBC. Focus shall and cause its Subsidiaries to, cooperate with HCC to make such employees available for such training prior to Closing.

        (c)   Nothing in this Section 5.13 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than HCC, HBC or Focus and its Subsidiaries.

        Section 5.14    Transition.

        (a)   Commencing following the date of this Agreement, and in all cases subject to applicable Law, Focus shall and cause its Subsidiaries to, cooperate with HCC and HBC to facilitate the integration of the parties and their respective businesses. Without limiting the generality of the foregoing, during the Pre-Closing Period and consistent with the performance of their day-to-day operations and the continuous operation of Focus and its Subsidiaries in the ordinary course of business, Focus shall cause the employees and officers of Focus and its Subsidiaries to cooperate with HCC and HBC in performing tasks reasonably required in connection with such integration, including requesting reasonable support from its outside contractors and vendors. Focus shall and cause its Subsidiaries to, cooperate with HCC and HBC in minimizing the extent to which any contracts will continue in effect following the Effective Time.

        (b)   Without limiting the generality of Section 5.14(a), Focus shall and cause its Subsidiaries to, use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist HCC and HBC performing all tasks reasonably required to result in a successful conversion of the data and other files and records of Focus and its Subsidiaries to the production environment of HCC and HBC, when requested by HCC and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by HCC; provided, however, that if requested by HCC, Focus shall take all steps reasonably necessary to allow HCC and HBC to convert to Focus's existing production environment. Among other things, Focus shall cause its Subsidiaries to, (i) cooperate with HCC and HBC to establish a mutually agreeable project plan to effectuate the conversion, (ii) use its commercially reasonable efforts to have Focus and its Subsidiaries' outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established, (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by HCC or HBC for use in planning the conversion, as soon as reasonably practicable, (iv) provide reasonable access to the personnel and facilities of Focus and its Subsidiaries and, with the consent of its outside contractors, its outside contractors' personnel and facilities, to enable the conversion effort to be completed on schedule, and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 5.14, of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by HCC. HCC agrees that all actions taken pursuant to this Section 5.14 shall be taken in a manner intended to minimize disruption to the customary business activities of Focus and its Subsidiaries.

        Section 5.15    Pre-Closing Adjustments.     At or before the Closing Date, provided, however, that all of the conditions in Article VI are satisfied or waived, Focus shall (a) make such accounting entries or adjustments as HCC shall direct as a result of its on-going review of Focus and its Subsidiaries that are consistent with GAAP in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger, and (b) shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of any bank regulatory agency and applicable Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HCC. Unless the recording adjustments pursuant to Section 5.15(a) or modification or changes pursuant to this Section 5.15 would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles or GAAP, no such adjustment or modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by Focus that any such adjustment or modification or change is appropriate or required or that any financial statement or information previously provided by Focus was incorrect in any respect.

        Section 5.16    Fee Schedule and Estimate.     At least five (5) business days prior to the Closing Date, Focus shall provide to HCC a schedule (the "Fee Schedule") that sets forth (a) fees and expenses for all services rendered to Focus by its attorneys, accountants, investment bankers and other advisors and agents ("Advisors") solely in connection with the Contemplated Transactions ("Professional Fees") paid up to the date of the Fee Schedule and (b) an estimate, based on information Focus is able, in the exercise of its reasonable commercial efforts, to obtain from those Advisors, of the remaining Professional Fees Focus anticipates will be incurred by it up to the Effective Time. Focus shall use its reasonable commercial efforts to cause final bills or estimates of final bills for all Professional Fees indicated in clause (b) of the immediately preceding sentence to be submitted to Focus by its Advisors at least five (5) business days prior to the Closing Date and, based upon such final bills or estimates of such final bills, Focus shall pay all Professional Fees in full prior to the Effective Time and shall provide HCC with written evidence to such effect prior to the Effective Time. Focus agrees to provide HCC with the opportunity to review all invoices, bills and estimates relating to such Professional Fees prior to payment.

        Section 5.17    Closing Financial Statements.     At least five (5) business days prior to the Closing Date, Focus shall deliver the unaudited balance sheet of Focus and its Subsidiaries in form and substance satisfactory to HCC, as of the close of business on the last business day of the calendar month ended immediately preceding the Closing Date (the "Closing Balance Sheet Date") and Focus's unaudited consolidated statement of income for the period January 1, 2015 through the close of business on the Closing Balance Sheet Date (the "Closing Financial Statements"); provided, however, that if the Closing Date has been scheduled to occur on or before the fifth (5th) business day of a calendar month, Focus shall have provided such Closing Financial Statements as of and through the end of the second month immediately preceding the Closing Date and, in that event, the Closing Balance Sheet Date, shall be the last day of such second month immediately preceding the Closing Date and the related statement of income will be for the period from January 1, 2015 to the Closing Balance Sheet Date. The Closing Financial Statements shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of Focus and its Subsidiaries as of the date of the Closing Financial Statements, (b) be prepared in a manner consistent with the balance sheets included in Focus Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures, as applicable, consistently applied, and (c) be prepared from, and be in accordance with, the books and records of Focus and its Subsidiaries. The Closing Financial Statements shall be accompanied by a certificate of Focus's Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Focus in all material respects.

        Section 5.18    Shareholder Litigation.     Focus shall promptly advise HCC orally and in writing of any shareholder litigation against Focus or its directors relating to this Agreement, the Merger or the other Contemplated Transactions and shall keep HCC fully informed regarding any such shareholder litigation, including providing all relevant documentation. Focus shall consult with HCC and give good faith consideration of its comments and advice and give HCC the opportunity to participate in the defense or settlement of any such litigation at HCC's expense. No settlement shall be agreed to without HCC's prior written consent.

        Section 5.19    HCC and HBC Board of Directors.     Prior to the Effective Time, the Nominating and Corporate Governance Committee of HCC shall recommend to the HCC Board of Directors two (2) persons from the Focus Board to serve on the Board of Directors of HCC and HBC following the Effective Time. Such persons shall be mutually acceptable to Focus and HCC, an active member of the Focus Board as of the date of this Agreement through the Effective Time, with personal connections to the local HCC civic and business community, and shall be qualified as an "independent" director of HCC under applicable NASDAQ rules and otherwise meet any qualifications under the HCC Bylaws, HCC board policies, and applicable Law. Upon approval of such persons by the HCC Board of

Directors, such directors shall be invited to join and shall be appointed to the Boards of Directors of HCC and HBC as of the Effective Time. Such directors shall be entitled to compensation, indemnification and expense reimbursement in connection with his or her role as a director to the same extent as currently offered to other directors on the HCC and HBC Boards of Directors. Provided such directors continue to meet the standards for directors of HCC and HBC (including independence) such directors shall be nominated for reelection to the Boards of Directors of HCC and HBC at the two annual shareholder meetings of HCC immediately following the Effective Time, and HCC's proxy materials with respect to such annual meetings shall include the recommendation of the HCC Board that HCC's shareholder vote to reelect such director to the same extent as recommendations are made with respect to other directors on the HCC Board.

        Section 5.20    Third Party Consents; Estoppel.     Focus shall use its reasonable best efforts to obtain and deliver to HCC prior to the Effective Time:

        (a)   The consents, approvals or waivers required to be obtained from any third-parties in connection with the Merger and the other Contemplated Transactions (in such form and content as is approved in writing by HCC) promptly after the date of this Agreement, including, without limitation, the waiver, approval or consents to assignment for all the Real Estate Leases and any Focus Material Contracts. Focus shall cooperate with HCC in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with Section 5.01(a)(iii) and (b)(xix); and

        (b)   Lessor estoppel certificates in the form satisfactory to HCC relative to the Leased Real Estate dated not earlier than twenty (20) days prior to the Closing Date.

        Section 5.21    Assignment of Insurance Policies.

        (a)   Prior to the Effective Time, Focus shall, and cause its Subsidiaries to, use reasonable best efforts to obtain consents to the partial or complete assignments of any of its respective insurance policies if requested to do so by HCC, to the extent necessary to maintain the benefits to HCC and the Surviving Corporation of such policies as they apply to Focus and its Subsidiaries. Focus shall also inform HCC no later than five (5) business days prior to the Closing Date of any material unfiled insurance claims to the knowledge of Focus, and for which it believes coverage exists.

        (b)   Prior to the Effective Time, Focus and HCC shall cooperate to determine the most appropriate methodology to obtain "tail" insurance coverage at such limits, mutually agreeable to the parties, for Errors and Omissions, Bankers and Blanket Bond coverage and any other insurance policies of Focus and its Subsidiaries as mutually agreed.

        Section 5.22    Takeover Provisions.     No party shall take any action that would cause the Contemplated Transactions to be subject to requirements imposed by any Takeover Provisions, and each party shall, if any Takeover Provision becomes applicable to this Agreement and the Contemplated Transactions, take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from or if necessary challenge the validity or applicability of any applicable Takeover Provision as now or hereafter in effect.

        Section 5.23    Change in Control Payments.     Focus shall pay immediately prior to the Effective Time all Change in Control Payments due and owing to such executives as of the Effective Time.

        Section 5.24    Loan Documentation.     Focus shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance to the knowledge of Focus, that has resulted, or could reasonably be expected to result, in any Loan that (a) is not evidenced by Loan Documentation that is correct and complete, (b) does not represent the valid and legally binding obligation of the Obligor thereunder, or (c) is not enforceable against the Obligor in accordance with its terms, such that the applicable Loan or Loan Documentation fully complies with Section 3.15.

        Section 5.25    Customer Notices and Communications.     On and after the later of the date of receipt of all Requisite Regulatory Approvals (disregarding any statutory waiting periods) and the date that both the Requisite Focus Vote and the Requisite HCC Vote have been obtained, Focus shall permit HBC to provide one or more written notices (which may be joint notices from Focus) to customers of Focus describing the proposed Merger, the effect on customers, planned transition procedures and similar information. Focus shall have the right to review and approve the substance any such communications, provided however, that Focus shall not unreasonably withhold, delay or condition its approval. HBC shall consult with Focus, and Focus upon request shall assist HBC, with respect to sending necessary or appropriate customer notifications and communications as prepared by HBC, to advise such customers of the impending transaction and of HBC's plans following the Effective Time.

        Section 5.26    Tax Matters.     HCC and Focus shall not take any action prior to Effective Time that could reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. HCC and Focus shall use their respective reasonable commercial efforts to cause counsel to HCC and counsel to Focus, to deliver the tax opinions referred to in Section 6.02(e) and Section 6.03(f), respectively, and shall each execute and deliver to such counsel tax representation letters in customary form.

        Section 5.27    Resignation of Directors.     Focus shall obtain and deliver to HCC prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of Focus and each of its Subsidiaries (in each case, in their capacities as directors, and not as employees).

        Section 5.28    Rule 16b-3.     HCC and Focus shall take all such steps as may be required to cause the transactions contemplated by Article I and any other dispositions of equity securities of Focus (including derivative securities) or acquisitions of equity securities of HCC in connection with this Agreement by each individual who (a) is a director or officer of Focus subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director or officer of HCC subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.29    Public Announcement.     The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by Focus and HCC. Thereafter, each of Focus and HCC agree that no public release or announcement concerning the Contemplated Transactions shall be issued by any party without the prior written consent of the other party, except as required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

        Section 5.30    Further Assurances.     Each party covenants that it will use its reasonable efforts to bring about the Contemplated Transactions as soon as practicable. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions at the earliest practicable time.

ARTICLE VI
CONDITIONS

        Section 6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)    Shareholder Approval.     The Requisite Focus Vote and the Requisite HCC Vote shall have been obtained.

        (b)    Regulatory Approvals.     All regulatory Governmental Authorizations that are necessary or advisable to consummate the Contemplated Transactions (including the Merger), shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated ("Requisite Regulatory Approvals"), and no such Governmental Authorizations shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of, any Burdensome Condition.

        (c)    No Injunctions or Restraints; Illegality.     No Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other Contemplated Transactions shall be in effect. No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

        (d)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e)    NASDAQ.     The shares of HCC Common Stock to be issued in the Merger upon consummation of the Merger shall be approved for listing on the NASDAQ Global Select Market.

        Section 6.02    Conditions to Obligations of HCC and HBC.     The obligations of HCC and HBC to effect the Merger are also subject to the satisfaction or waiver by HCC and HBC on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties of Focus set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty is made only as of an earlier date, then as of such earlier date); provided, however, that for purposes of this Section 6.02(a) , no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Focus Material Adverse Effect (except the representations and warranties contained in Sections 3.02, 3.04, 3.06, 3.10, 3.15 and 3.21, which shall be true in all material respects), disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms "material, "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.01(a), (d), 3.02 (except to the extent de minimus or resulting from the exercise of Focus Stock Options outstanding on the date of this Agreement), 3.03, 3.24 and 3.25, shall be true and correct in all respects.

        (b)    Performance of Obligations of Focus.     Focus shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

        (c)    Focus Material Adverse Effect.     Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a Focus Material Adverse Effect.

        (d)    Officers Certificate.     HCC shall have received a certificate, signed on behalf of Focus by its Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

        (e)    Opinion of Tax Counsel.     HCC shall have received an opinion from Buchalter Nemer, a professional corporation, legal counsel to HCC, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Buchalter Nemer, a professional corporation, may require and rely upon representations contained in letters from each of HCC and Focus.

        (f)    Closing Date Financial Statements.     Focus shall have delivered to HCC the Closing Financial Statements in accordance with the terms and conditions of Section 5.17.

        (g)    Adjusted Shareholders' Equity.     As of the last business day of the month reflected in the Closing Financial Statements and prior to implementation of the adjustments and modifications described in Section 5.15 (the "Shareholders' Equity Measuring Date"), the Adjusted Shareholders' Equity of Focus shall not be less than $28,493,392. For purposes of this Section 6.02(g), "Adjusted Shareholders' Equity" means the consolidated equity of Focus as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in Focus's securities portfolio due to mark-to-market adjustments, excluding all the costs and expenses related to this Agreement and to the consummation of the Contemplated Transactions, including Professional Fees and the premium expense for the Tail Insurance Policy and the costs as mutually agreed to under Section 5.21(b), Change in Control Payments and the costs related to printing, mailing and distribution to Focus shareholders of the Joint Proxy Statement/Prospectus, as of the Shareholders' Equity Measuring Date.

        (h)    Total Deposits.     As of the date of the Closing Financial Statement, the total Core Deposits of Focus shall not be less than eighty-five percent (85%) of the balance of such Core Deposits on December 31, 2014. The term "Core Deposits" means all deposit liabilities of Focus as of such date, excluding any brokered deposits for purposes of Section 12 U.S.C. 1831f(g) and any certificates of deposit in excess of $25,000,000.

        (i)    Directors' Resignations.     HCC shall have received the written resignation of each director of Focus and each of its Subsidiaries (in such director's capacity as a director) effective as of the Effective Time.

        (j)    Dissenting Shareholders.     Holders of not in excess of 10% of the outstanding shares of Focus Common Stock shall have duly exercised their dissenters' rights under Chapter 13 of the CGCL.

        (k)    Shareholder Agreements and Non-Solicitation and Confidentiality Agreements.     On the date of this Agreement, HCC shall have received the Shareholder Agreements and the Non-Solicitation and Confidentiality Agreements from each of the Focus directors and no action shall have been taken by any such person to rescind such agreements.

        (l)    Fairness Opinion.     The HCC Board shall have received an opinion from KBW dated as of the date of the meeting of the HCC Board approving this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of HCC Common Stock.

        (m)    FIRPTA Certificate.     Focus shall have delivered to HCC a properly executed statement from Focus that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

        (n)    Closing Proceedings and Documents.     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to HCC and to HCC's counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) a copy of the resolutions of the Boards of Directors and the shareholders of Focus evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions and certified by the Secretary of Focus as true and correct copies thereof as of the Closing, which resolutions shall be in full effect.

        Section 6.03    Conditions to Obligation of Focus.     The obligation of Focus to effect the Merger is also subject to the satisfaction or waiver by Focus on or prior to the Closing Date of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties of HCC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation and warranty is made only as of an earlier date, then as of such earlier date); provided, however, that for purposes of this Section 6.03(a) , no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a HCC Material Adverse Effect (except the representations and warranties contained in Sections 4.05 and 4.06 shall be true in all material respects), disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing the representations and warranties contained in Sections 4.01(a), (b), 4.02 (except to the extent de minimus), 4.03 and 4.11, shall be true and correct in all respects.

        (b)    Performance of Obligations of HCC.     HCC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

        (c)    HCC Material Adverse Effect.     Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have an HCC Material Adverse Effect.

        (d)    Officer's Certificate.     Focus shall have received a certificate signed on behalf of HCC by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

        (e)    Fairness Opinion.     The Focus Board shall have received an opinion from Sandler dated the date of this Agreement to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Focus Common Stock.

        (f)    Opinion of Tax Counsel.     Focus shall have received an opinion from Manatt, Phelps & Phillips, LLP, legal counsel to Focus, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon representations contained in letters from each of HCC and Focus.

        (g)    Closing Proceedings and Documents.     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Focus and to Focus's counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following a copy of the resolutions of the Boards of Directors of HCC and HBC evidencing the requisite approval of this Agreement, the Merger, and the other Contemplated Transactions, certified by the Secretary of HCC as true and correct copies thereof as of the Closing.

ARTICLE VII
TERMINATION

        Section 7.01    Termination.     This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Focus's shareholders):

        (a)   by mutual written consent of HCC and Focus;

        (b)   by HCC or Focus if the Merger shall not have been consummated by 11:59 p.m. Pacific Time on or before March 31, 2016 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a party whose failure to perform any obligation required to be performed by such party was the primary cause of, or resulted in the failure of the Merger to be consummated on or before the End Date;

        (c)   (i) by either HCC or Focus if any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable, (ii) by either HCC or Focus if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, unless such denial or Order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, or (iii) by HCC if any Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition;

        (d)   by either HCC or Focus if (i) the HCC Meeting (including any postponements or adjournments thereof) shall have been held and the Requisite HCC Vote shall not have been obtained or (ii) the Focus Meeting (including any postponements or adjournments thereof) shall have been held and the Requisite Focus Vote shall have not been obtained; provided, however, that the party seeking to terminate this Agreement under this Section 7.01(d) shall have complied in all material respects with its obligations under Section 5.06 (including by complying with an adjournment or postponement request under Section 5.06(d)); provided further, however, that the right to terminate this Agreement under this Section 7.01(d) will not be available to a party where the failure to obtain the approval of its shareholders has been caused by (i) its material breach of this Agreement, or (ii) in the case of Focus a breach of the Shareholder Agreements entered into by one or more shareholders of Focus;

        (e)   by HCC if (i) the Focus Board effects a Change in Recommendation, (ii) Focus, or any of its Subsidiaries or any Representative of Focus or any of its Subsidiaries, shall have violated, breached, or taken any action inconsistent with any of the provisions set forth in Section 5.04 or Section 5.06(a), (c)-(g), or (iii) the Focus Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) and (ii) of this sentence;

        (f)    by HCC (i) if (A) any of Focus's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.02(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Focus prior to the earlier of the End Date and thirty (30) days after its receipt of written notice thereof, or (ii) if any of Focus's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.02(b) would not be satisfied and such breach is not curable or shall not have been cured within thirty (30) days following Focus's receipt of written notice from HCC of such breach or such breach by its nature is not capable of being cured prior to the Closing;

        (g)   by Focus (i) if (A) any of HCC's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.03(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by HCC, prior to the earlier of the End Date and thirty (30) days after its receipt of written notice thereof, or (iii) if any of HCC's or HBC's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.03(b) would not be satisfied and such breach is not curable or shall not have been cured within thirty (30) days following HCC's receipt of written notice from Focus of such breach or such breach by its nature is not capable of being cured prior to the Closing; or

        (h)   by Focus, if prior to the receipt of the Requisite Focus Vote, Focus (i) has complied with Sections 5.04 and 5.06 and is not otherwise in material breach of this Agreement, (ii) receives an unsolicited bona fide written Acquisition Proposal from any person that is not withdrawn, and a majority of the entire Focus Board determines in good faith (after consultation with its independent financial advisors and outside legal counsel), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, that failure of the Focus Board to accept the Acquisition Proposal would be or would be reasonably likely to result in a violation of its fiduciary duties to the shareholders of Focus under applicable Law, (iii) pays HCC the Termination Fee in immediately available funds and (iv) simultaneously or substantially simultaneously with such termination Focus enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; provided, however, that (A) Focus provides HCC prior written notice at least five (5) business days (or such longer period as it may be extended upon modification or amendment of the Acquisition Proposal as contemplated below) prior to taking such action, which notice shall state that the Focus Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Focus Board has resolved to effect a termination of this Agreement in accordance with this Section 7.01(h) and includes the material terms and conditions of such Superior Proposal (including copies of the proposed documents and agreements to effect the Superior Proposal) and the identity of the person making such Superior Proposal, (B) during such five (5) business day period (as it may be extended upon modification or amendment of the Acquisition Proposal as contemplated below), Focus negotiates in good faith (including by making its officers, directors and its financial and legal advisors reasonably available to negotiate) with HCC (to the extent HCC wishes to negotiate) to enable HCC to make an offer that is at least as favorable to the shareholders of Focus so that such Acquisition Proposal would cease to constitute a Superior Proposal ("Revised HCC Proposal"), (C) at the end of such five (5) business day period (as it may be extended upon modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that HCC advises Focus in writing it no longer wishes to negotiate to amend this Agreement), a majority of the entire Focus Board, after taking into account the Revised HCC Proposal continues to believe (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, that failure to accept the Acquisition Proposal would or would be reasonably likely to result in a violation of its fiduciary duties to the shareholders of Focus under applicable Law, provided, further that in the event of any revisions to the terms of an Acquisition Proposal that are material to such Acquisition Proposal after the start of the five (5) business day period of clause (iv)(A), such revisions shall be deemed a new Acquisition Proposal and Focus shall be required to deliver a new written notice as required by clause (iv)(A) to HCC and to comply with the requirements of this Section 7.01(h) with respect to such new Acquisition Proposal, except, that the notice period of clause (iv)(A) shall be reduced to three (3) business days.

        Any termination pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall be effected by written notice from the terminating party to the other party.

        Section 7.02    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.03(b), this Section 7.02, Section 7.03, and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for fraud, or any willful material inaccuracy in or willful material breach of any representation, or any willful material breach of any warranty, covenant, or other provision contained in this Agreement.

        Section 7.03    Expenses; Termination Fees.

        (a)   Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        (b)   Focus agrees to pay HCC an amount equal to $2,740,000 (the "Termination Fee") if this Agreement is terminated:

            (i)  by HCC pursuant to Section 7.01(e);

           (ii)  by Focus pursuant to Section 7.01(h); or

          (iii)  (A) by HCC or Focus pursuant to Section 7.01(b), (B) by HCC or Focus pursuant to Section 7.01(d)(ii) or (C) by HCC pursuant to Section 7.01(f) and, in any case of (A), (B) or (C), (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise made known to the Focus shareholders, the senior management of Focus or the Focus Board, and (y) Focus enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated or Focus enters into any letter of intent, agreement in principle, acquisition agreement or similar contract with respect to an Acquisition Proposal within twelve (12) months following termination of this Agreement.

        The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. The parties further acknowledge and agree that the remedies set forth in this Section 7.03(b) shall be the sole and exclusive remedies for any losses or damages incurred by HCC arising from the termination of this Agreement pursuant to any Section giving rise to Focus's obligation to pay such amount, except that payment of the fees described in this Section 7.03(b) shall not be in lieu of liability pursuant to Section 7.02(b).

        (c)   A Termination Fee required to be paid pursuant to Section 7.03(b)(i) shall be paid within two (2) business days after termination, and a Termination Fee required to be paid pursuant to Section 7.03(b)(ii) shall be paid on or prior to the date of termination and any Termination Fee payable pursuant to Section 7.03(b)(iii) shall be paid within two (2) business days after the event giving rise to such payment.

        (d)   If Focus fails to pay when due any amount payable under this Section 7.03, then (i) Focus shall reimburse HCC for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by HCC of its right to payment under this Section 7.03, along with (ii) interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to HCC in full) at a rate per annum equal to 3% over the "prime rate" (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

        Section 8.01    Amendment.     This Agreement may be amended at any time prior to the Effective Time by the parties (by action taken or authorized by their respective boards of directors), whether before or after adoption of this Agreement by the shareholders of Focus or HCC; provided, however, that after any such shareholder approval of this Agreement, no amendment shall be made to this Agreement that applicable Law requires further approval or authorization by the shareholders of Focus or HCC without such further approval or authorization. This Agreement may not be amended, except by a written instrument signed by or on behalf of each of the parties.

        Section 8.02    Remedies Cumulative; Waiver.

        (a)   The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        (b)   At any time prior to the Effective Time, HCC (with respect to Focus) and Focus (with respect to HCC), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement, and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        Section 8.03    No Survival.     The representations, warranties and covenants in this Agreement shall terminate at the Effective Time, provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or part, after the Effective Time, shall survive the consummation of the Merger until fully performed.

        Section 8.04    Entire Agreement.     This Agreement, together with the Confidentiality Agreement, the Focus Disclosure Statement, the HCC Disclosure Statement, the Shareholder Agreements and the Non-Solicitation and Confidentiality Agreements constitute the entire agreement among the parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter this Agreement and thereof.

        Section 8.05    Execution of Agreement; Counterparts.

        (a)   The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

        (b)   The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

        Section 8.06    Governing Law.     This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

        Section 8.07    Exclusive Jurisdiction; Venue.     In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State Court of the State of California or the United States District Court for the Central District of California, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.10 of this Agreement.

        Section 8.08    Assignments and Successors.     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns.

        Section 8.09    No Third-Party Rights.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than the provisions of Section 5.12(a) (which are intended to be for the benefit of those persons covered thereby, but whose consent shall not be required to amend any provision of this Agreement).

        Section 8.10    Notices.     All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

        Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

Focus:	Focus Business Bank
10 Almaden Boulevard, Suite 150
San Jose, CA
	Attention:	Richard Conniff
Chief Executive Officer
	Fax no.:	(408) 200-8797
with a copy to (which shall not constitute notice hereunder):
Manatt, Phelps & Phillips, LLP
One Embarcadero Center
30th Floor
San Francisco, CA 94111
	Attention:	David Gershon, Esq.
	Fax no.:	(415) 291-7474

HCC and HBC:	Heritage Commerce Corp 150 Almaden Blvd. San Jose, CA
	Attention:	Walter T. Kaczmarek
Chief Executive Officer
	Fax no.:	(408) 792-4004
with a copy to (which shall not constitute notice hereunder):
Buchalter Nemer, a professional corporation 1000 Wilshire Boulevard Suite 1500 Los Angeles, California 90017-2457
	Attention:	Mark A. Bonenfant, Esq.
	Fax no.:	(213) 896-0400

        Section 8.11    Construction; Usage.

        (a)   In this Agreement, unless a clear contrary intention appears:

            (i)  the singular number includes the plural number and vice versa;

           (ii)  reference to any person includes such person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

          (iii)  reference to any gender includes each other gender;

          (iv)  reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

           (v)  reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

          (vi)  "hereunder," "hereto," "herein," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision;

         (vii)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

        (viii)  all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

          (ix)  "or" is used in the inclusive sense of "and/or;"

           (x)  with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding;"

          (xi)  references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made);

         (xii)  reference to the "consummation of the Contemplated Transactions" shall be deemed to refer the consummation of the Contemplated Transactions on a timely basis.

        (xiii)  any reference to the consent of a party means a consent not unreasonably withheld or delayed unless otherwise specified.

        (b)   This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation this Agreement.

        (c)   The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

        Section 8.12    Enforcement of Agreement.     The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California Court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Section 8.13    Severability.     If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party.

        Section 8.14    Definitions.     For purposes of this Agreement, the following terms will have the following meanings:

        "Acceptable Confidentiality Agreement" means an agreement that is either (a) in effect as of the execution and delivery of this Agreement, or (b) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its (their) Representatives named therein) that receive material non-public information of or with respect to Focus and its Subsidiaries to keep such information confidential; provided, however, that in the case of clause (b) that such agreement shall (i) not prohibit Focus from providing information to HCC or require Focus to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its (their) Representatives named therein) and (ii) contains such terms and conditions that are at least as protective of Focus's confidential information as those contained in the Confidentiality Agreement.

        "Acquisition Proposal" means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of Focus, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of Focus and its Subsidiaries representing 10% or more of the consolidated assets of Focus and its Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value, (c) issuance, sale or other disposition by Focus of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of Focus, (d) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Focus Common Stock or any class of equity securities of Focus, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to Focus which would result in any person or group acquiring 10% or more of the fair market value of the assets (including capital stock of the Subsidiaries) of Focus or its Subsidiaries taken as a whole or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger or any of the other Contemplated Transactions. For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

        "Affiliate" means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities by Contract or otherwise.

        "business day" means any day, other than Saturday, Sunday or any day on which banking institutions located in San Jose, California are authorized or required by applicable Law or other governmental action to close.

        "Change In Control Payments" means pursuant to a Contract any amount paid, payable or reasonably expected to become payable by Focus or any of its Subsidiaries as of the Effective Date resulting from a change of control as defined in such Contract pursuant to the terms of any Contract existing prior to or concurrently with the execution of this Agreement.

        "Charter Documents" means certificate or articles of incorporation (including certificates of designation), by-laws, and other organizational documents, as amended, and as currently in effect.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

        "Confidentiality Agreement" means the Confidentiality Agreement entered into by the and between Sandler and HCC on January 28, 2015.

        "Contract" means any legally binding and enforceable written or oral agreement, contract, understanding, instrument, arrangement, commitment or undertaking of any nature.

        "Effect" means any effect, event, fact, development, condition, change, occurrence or circumstance.

        "Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (a) the protection, preservation or restoration of the environment (including air, noise, odor, wetlands, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release or disposal of Hazardous Substances, and (c) the contamination or any injury to persons or property from exposure to any Hazardous Substances. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq, the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq, the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq, the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq, the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq, the Occupational Safety and Health Act, as amended, 29 USC 651 et seq and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance as in effect on or prior to the date of this Agreement.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Focus Disclosure Schedule" means the confidential disclosure schedule delivered by Focus to HCC concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article III of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by Focus to HCC and HBC under Article III.

        "Focus Equity Plans" means the 2007 Equity Incentive Plan.

        "Focus ERISA Affiliate" means, with respect to any person, any other person that, together with such first person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "Focus IP" means all Intellectual Property owned, used, held for use, or exploited by Focus or any of its Subsidiaries, including all Focus Owned IP and Focus Licensed IP.

        "Focus Licensed IP" means the Intellectual Property owned by a third party that Focus or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

        "Focus Material Adverse Effect" means an Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of Focus and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Focus and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however a Focus Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, (iv) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements or (v) any changes made or actions taken or not taken by Focus at the request or with the consent of HCC; provided further, however, that any Effect referred to in clauses (i), (iii) or (iv) immediately above shall be taken into account in determining whether a Focus Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such Effect has a disproportionate effect on Focus and its Subsidiaries, taken as a whole, compared to other participants in the financial industry in which Focus and its Subsidiaries conduct their businesses.

        "Focus Owned IP" means the Intellectual Property that is owned by Focus or any of its Subsidiaries.

        "GAAP" means United States generally accepted accounting principles applied period to period applicable to banks or banking holding companies for the period in question.

        "Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to applicable Law

(including any filing, application or registration required to obtain or maintain any of the foregoing), or (b) right under any Contract with any Governmental Entity.

        "Governmental Entity" means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, board, commission, instrumentality, official, organization, unit or body and any court or other tribunal) or (d) any Regulatory Agency.

        "Hazardous Substance" means any (a) substance, chemical, waste, product, pollutants, contaminants, derivative, compound, material, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import, (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and (c) any other materials regulated under Environmental Laws.

        "HCC Average Closing Price" means the aggregate volume weighted average per share price of the closing prices of HCC Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on the fifth (5th) business day immediately before the Closing Date (rounded to two decimal places) whether or not trades occurred on those days (subject to adjustment as provided below, provided, however, that if no trades of HCC Common Stock occur on a given trading day than the closing price on the next preceding day when a trade shall have occurred shall be deemed to be the closing price on such day for the purposes this Agreement). In the event HCC pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to HCC Common Stock between the date of this Agreement and the Closing Date, appropriate adjustments will be made to the HCC Average Closing Price.

        "HCC Disclosure Schedule" means the confidential disclosure schedule delivered by HCC to Focus concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement to which it relates (unless and to the extent relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by HCC to Focus under Article IV.

        "HCC Equity Plans" means the Amended and Restated 2004 Equity Plan and the 2013 Equity Incentive Plan.

        "HCC Material Adverse Effect" means any Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, or financial performance, of the HCC and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or its reasonably likely to prevent or materially delay the ability of the HCC and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger or the other Contemplated Transactions on a timely basis; provided, however, a HCC Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Merger and the other Contemplated Transactions, (iii) any outbreak or escalation of war or hostilities or any act of terrorism, or (iv) general conditions in the financial industry, including changes in laws, regulations rules, GAAP or regulatory accounting requirements; provided further, however, that any Effect referred to in clauses (i), (iii)  or (iv) immediately above shall be taken into account in determining whether a HCC Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that Effect has a disproportionate effect on the HCC and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which the HCC and its Subsidiaries conduct their businesses.

        "Intellectual Property" means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to (a) trademarks, and the goodwill associated therewith, (b) patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable (c) trade secrets, and confidential information and rights to limit the use or disclosure thereof by any person, (d) all works of authorship (whether copyrightable or not), copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, and (h) rights of publicity and other rights to use the names and likeness of individuals, and (i) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

        "IRS" means the United States Internal Revenue Service.

        "IT Systems" means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other related or similar information technology equipment, and all associated documentation owned by such person or such person's Subsidiaries.

        "knowledge" means facts and other information which as of the date of this Agreement the president, chief executive officer, the chief financial officer, the chief operating officer or the chief credit officer of a party knows as a result of the performance of his or her duties, or that any such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

        "Law" or "Laws" means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, publicly available written regulatory guidelines and policies, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

        "Leased Real Estate" means all real property that Focus or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Real Property Lease.

        "Legal Action" means any complaint, action, suit, litigation, grievance, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

        "liability" (or "liabilities") means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

        "License Agreement" means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

        "Lien" means any lien, pledge, hypothecation, charge, mortgage, security interest, lien, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

        "Loan" means any loan, loan agreement, note, extension of credit, advance, borrowing arrangement including leases, letter of credit, credit enhancements, commitments, and guarantees, and any modification, renewal or extension thereof.

        "Loan Property" means any property in which Focus or any of its Subsidiaries presently holds a direct or indirect security interest securing a Loan or other extension of credit made by them.

        "Order" means any order, decision, writ, assessment, citation, injunction ruling, decree, cease-and-desist, order, regulatory directive, judgment, consent, agreement, mandatory board resolution, memorandum of understanding, regulatory agreement, extraordinary supervising letter similar arrangement with or similar submission to, or from any Governmental Entity, whether temporary, preliminary or permanent.

        "ordinary course of business" means any action taken by Focus or any of its Subsidiaries that is consistent in nature, scope and magnitude with the past practices of Focus or any of its Subsidiaries and is taken in the ordinary course of the normal, day-to-day operations, policies and methodologies of Focus or any of its Subsidiaries.

        "Permitted Liens" with respect to any person, shall mean (a) liens for current taxes and assessments not yet delinquent or as to which such person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such persons in accordance with generally accepted accounting principles and regulatory accounting principles, (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such person's books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other person, (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that is to material to such person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein, (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein, (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated, (f) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business, (g) liens on assets of Subsidiaries of such person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse), and (h) pledges of securities to secure fed funds borrowings from other banks.

        "person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Real Property Lease" means all leases, subleases and other agreements under which Focus or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

        "Representatives" means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

        "Subsidiary" (or "Subsidiaries") means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

        "Superior Proposal" means bona fide, unsolicited written Acquisition Proposal that (a) is obtained not in breach of this Agreement, on terms that the Focus Board determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by HCC to adjust the terms and conditions of this Agreement)), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement are more favorable from a financial point of view to its shareholders than the Merger, (b) is reasonably likely to receive all necessary regulatory approvals and be consummated, and (c) does not contain any condition to closing or similar contingency related to the ability of the person making such proposal to obtain financing and any financing required to consummate the transaction contemplated by such offer is committed and is reasonably capable of being obtained by such person. For purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 10% shall be deemed references to 100%.

        "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, value added withholding, payroll, employment, unemployment, social security (or similar) estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

        "Tax Returns" means any return, declaration, report, form claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any elections, declarations, disclosures, schedules, estimates and information returns, and including any amendment thereof.

        "Trade Secrets" means all secrets and other confidential information, ideas, knowledge, concepts know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, computer software and data base technologies, systems, structures as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Law.

        "Treasury Department" means the United States Department of Treasury.

        "Treasury Regulations" means all temporary and final regulations promulgated under the Code by the U.S. Department of the Treasury.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first written above by their respective officers thereunto duly authorized.

FOCUS BUSINESS BANK
By:	/s/ RICHARD CONNIFF Richard Conniff Chief Executive Officer
HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer

S-1

Exhibit A

AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER, dated as of [*], 2015 (this "Agreement"), is made and entered into by and between Heritage Bank of Commerce, a California banking corporation ("HBC"), and Focus Business Bank, a California banking corporation ("Focus").

        WHEREAS, the Boards of Directors of HBC and Focus have approved, and deem it advisable and in the best interests of HBC, Focus and their respective shareholders, that HBC and Focus consummate the business transaction provided for in this Agreement in which Focus would merge with and into HBC (the "Merger") as contemplated in that certain Agreement and Plan of Merger and Reorganization dated as of April 23, 2015 by and among Heritage Commerce Corp, a California corporation ("HCC"), HBC and Focus (the "Plan of Merger"), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

        NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that Focus shall be merged with and into HBC in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

        Section 1.    The Merger.

        (a)    Effective Time.     The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing as provided under Section 4887(b) of the California Commercial Code. (the "Effective Time").

        (b)    Effect of the Merger.     At the Effective Time, Focus shall be merged with and into HBC and the separate corporate existence of Focus shall cease. HBC shall be the surviving corporation (the "Surviving Corporation") in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Focus and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

        (c)    Name of Surviving Corporation.     The name of the Surviving Corporation shall be "Heritage Bank of Commerce."

        (d)    Offices.     All branch offices of HBC which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by HBC and applicable regulatory authorities after the date of this Agreement.

        (e)    Further Actions.     Focus shall execute and deliver any documents and instruments and take all action, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

        Section 2.    Corporate Governance Matters.

        (a)    Articles of Incorporation and Bylaws.     From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of HBC as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

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        (b)    Board of Directors and officers.     The directors and officers of HBC at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

        Section 3.    Treatment of Shares.

        (a)    Cancellation of Certain Focus Common Stock.     Each share of Focus common stock, no par value ("Focus Common Stock") that is owned by HCC or Focus (as treasury stock or otherwise) or any of their respective Subsidiaries, other than those shares held in a fiduciary capacity, will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        (b)    Shares of Focus.     At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of Focus Common Stock, each share of Focus Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Focus Common Stock to be cancelled and retired in accordance with Section 3(a) and shares that are "dissenting shares" within the meaning of Chapter 13 of the GCL) shall converted into the right to receive the number of shares of HCC common stock, no par value, ("HCC Common Stock") equal to 1.8235 shares of HCC Common Stock, together with any cash in lieu of fractional shares.

        (c)    Shares of HBC.     All shares of HBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding.

        Section 4.    Conditions Precedent.     The obligations of the parties under this Agreement of Merger shall be subject to the satisfaction or waiver at or prior to the closing of the Merger of all of the conditions to the Merger set forth herein and in the Plan of Merger.

        Section 5.    Procurement of Approvals.     HBC and Focus shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Plan of Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        Section 6.    Termination and Amendment.

        (a)    Termination.     Notwithstanding the approval of this Merger Agreement by the shareholders of Focus or HBC, this Merger Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as therein provided.

        (b)    Amendment.     This Merger Agreement may be amended by HBC and Focus at any time prior to the Effective Time without the approval of the shareholders of HBC or Focus with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to Focus shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

        (c)    Counterparts.     This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

A-A-2

        IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

HERITAGE BANK OF COMMERCE
By:	Walter T. Kaczmarek President and Chief Executive Officer
By:	Debbie Reuter Corporate Secretary
FOCUS BUSINESS BANK
By:	Richard Conniff Chief Executive Officer
By:	[name] Corporate Secretary

A-A-3

EXHIBIT B

Shareholders Agreement

        See Appendix G to this joint proxy statement / prospectus

A-B-1

EXHIBIT C

Non-Solicitation and Confidentiality Agreement

        See Appendix H to this joint proxy statement / prospectus

Exhibit D

IN-THE-MONEY STOCK OPTION HOLDER AGREEMENT

April 23, 2015

Focus Business Bank
10 Almaden Boulevard, Suite 150
San Jose, CA

Re: Options to Purchase Stock

Gentlemen:

        Reference is hereby made to that certain Agreement and Plan of Merger and Reorganization ("Merger Agreement") dated the date hereof by and among Heritage Commerce Corp ("HCC"), Heritage Bank of Commerce ("HBC") and Focus Business Bank ("Focus") pursuant to which Focus will be merged with and into HBC ("Merger") and the separate corporate existence of Focus shall cease.

        I previously have been granted options to acquire shares of Focus Common Stock, pursuant to one or more stock option agreements (the "Option Agreements") between Focus and me, each of every one of which are listed on the attachment to this letter. With respect to the number of shares of Focus Common Stock for which I have unexercised options under the Option Agreements to purchase such shares, which number of shares is set forth below my signature (the "Covered Options"), I acknowledge and agree that immediately prior to consummation of the Merger described above (the "Effective Time"), my Covered Options shall be terminated with no further action necessary on my part. In consideration therefor, I shall receive, in lieu of the Covered Options and any and all shares of Focus Common Stock that otherwise would have been issuable upon exercise of the Covered Options, an amount in cash without interest equal to (i) 1.8235 times the HCC Average Closing Price (as defined in the Merger Agreement) minus (ii) the exercise price per share with respect to the Covered Option in question (such amount, the "Option Consideration").

        I acknowledge that the Option Consideration to be received by me pursuant to this letter agreement is adequate consideration for my agreement to the terms and conditions of this letter agreement, including, without limitation, the cancelation of the Option Agreements and the Covered Options and the release set forth below.

        I hereby agree (a) not to exercise any of my Covered Options before the Effective Time, (b) to accept the Option Consideration for all of my Covered Options in full satisfaction of all my rights under the Covered Options, and (c) that, without limitation, subject to receipt of the Option Consideration for the Covered Options, such Covered Options and the Option Agreements will be cancelled and will terminate at the Effective Time; provided, however, that if my employment with Focus or position on the Focus Board, as applicable, is terminated for any reason (including retirement or resignation) before the Effective Time, then I may exercise the Covered Options at my sole discretion in accordance with the terms of the Option Agreements.

        I acknowledge that receipt of the Option Consideration is subject to the satisfaction or fulfillment or waiver of the conditions of Closing contained in the Merger Agreement, and that the Focus may collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

        Upon receipt of the Option Consideration for my Covered Options, I hereby release Focus, HCC and HBC and their respective subsidiaries, boards of directors, agents, attorneys, stockholders, successors and assigns from any and all obligations to me relating to the Covered Options and the Option Agreements. With respect to this release, I expressly waive and relinquish all rights and benefits

A-D-1

afforded me by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of California states as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

        Thus, notwithstanding the provisions of Section 1542, I expressly acknowledge that this release is intended to include in its effect, without limitation, all claims relating to the Covered Options and the Option Agreements that I do not now know or suspect to exist, and that this letter contemplates the extinguishment of any such claim or claims.

        I further agree to take such additional actions and deliver such additional documents and certificates as may be reasonably requested by Focus or HCC to effect the transactions described in this Agreement.

        In the event the Merger Agreement is terminated by Focus or HCC in accordance with its terms, this letter agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Covered Options.

        I understand and agree that the Option Consideration to be received by me pursuant to this letter agreement will be subject to applicable federal withholding obligations and reporting.

Very truly yours,
Signature
Name of Option Holder
Shares subject to Covered Options

Agreed and Acknowledged:
FOCUS BUSINESS BANK
By:	Richard Conniff, Chief Executive Officer

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 List of Option Agreements

A-D-3

Schedule D-1

        All Directors and Executive Officers of Focus

A-D-1-1

Appendix B

April 23, 2015

Board of Directors
Focus Business Bank
10 Almaden Boulevard, Suite 150
San Jose, CA 95113

Ladies and Gentlemen:

        Focus Business Bank ("Focus"), Heritage Commerce Corp ("HCC") and Heritage Bank of Commerce ("HBC") intend to enter into an agreement and plan of merger (the "Agreement"), pursuant to which Focus will merge with and into HBC (the "Merger"). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of common stock of Focus ("Focus Common Stock") issued and outstanding immediately before the Effective Time, except for certain shares as specified in the Agreement, will be converted into the right to receive 1.8235 shares of HCC common stock, no par value (the "Exchange Ratio"), subject to adjustment based upon certain factors as set forth in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Focus Common Stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement, dated April 23, 2015; (ii) certain publicly available financial statements and other historical financial information of Focus that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of HCC that we deemed relevant; (iv) internal financial projections for Focus for the years ending December 31, 2015 through December 31, 2019 as provided by senior management of Focus; (v) publicly available mean analyst earnings per share estimates for HCC for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term earnings per share growth rate for the years thereafter as provided by senior management of HCC; (vi) the pro forma financial impact of the Merger on HCC based on projections of Focus net income for the years ending December 31, 2015 through December 31, 2019, as well as assumptions relating to transaction expenses, purchase accounting and mark-to-market adjustments, expected cost savings and other synergies as provided by the senior management of HCC; (vii) the relative contribution of assets, liabilities, equity and earnings of Focus and HCC to the combined entity; (viii) a comparison of certain stock trading, financial and other information for Focus and HCC with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (ix) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Focus the business, financial condition, results of operations and prospects of Focus and held similar discussions with the senior management of HCC regarding the business, financial condition, results of operations and prospects of HCC.

        In performing our review, we have relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was available to us from public sources, including certain mean publicly available analyst earnings estimates for HCC, that was provided to us by Focus and HCC or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective senior managements of Focus and HCC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Focus, HCC or HBC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Focus, HCC or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Focus or HCC. We have assumed, with your consent, that the respective allowances for loan losses for both Focus and HCC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections as provided by the senior management of Focus and publicly available analyst earnings estimates for HCC for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term earnings per share growth rate for the years thereafter as provided by senior management of HCC. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by the senior management of HCC. With respect to those projections and estimates, the respective senior managements of Focus and HCC confirmed to us that those projections and estimates reflected the best currently available projections and estimates of those respective managements of the future financial performance of Focus and HCC, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Focus and HCC since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Focus and HCC would remain as going concerns for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        We have also assumed, with your consent, that (i) the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no material delay, limitation, restriction or condition will be imposed that would have an adverse effect on Focus, HCC or the Merger, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

        Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We render no opinion as to the trading values of each of Focus Common Stock and HCC's common stock at any time.

        We have acted as financial advisor to the Board of Directors of Focus in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee for providing this opinion. Focus has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Focus and HCC and their affiliates. We may also actively trade the securities of Focus and HCC or their affiliates for our own account and for the accounts of our customers. In the past, as we have previously advised you, we have provided certain investment banking services to HCC and have received compensation for such services and may provide, and receive compensation for, such services in the future.

        This letter is directed to the Board of Directors of Focus in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Focus as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Focus Common Stock and does not address the underlying business decision of Focus to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Focus or the effect of any other transaction in which Focus might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent, which consent will not be unreasonably withheld. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Focus' officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Focus.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Focus Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

Appendix C

April 22, 2015

The Board of Directors
Heritage Commerce Corp.
150 Almaden Boulevard
San Jose, CA 95113
Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to Heritage Commerce Corp. ("HTBK") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Focus Business Bank ("FCSB") with and into Heritage Bank of Commerce, a wholly owned subsidiary of HTBK ("Heritage Bank"), pursuant to the Agreement and Plan of Merger and Reorganization to be entered into by and among HTBK, Heritage Bank and FCSB (the "Agreement"). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), as a result of the Merger and without any action on the part of HTBK, Heritage Bank, FCSB, or the holders of any of the shares of capital stock of such entities, each share of common stock, no par value per share, of FCSB (the "FCSB Common Stock") that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Agreement) and shares of FCSB Common Stock that are owned by FCSB or HTBK (as treasury stock or otherwise) or any of their respective subsidiaries) will be converted into the right to receive 1.8235 shares of common stock, no par value per share, of HTBK (the "HTBK Common Stock"). The ratio of 1.8235 shares of HTBK Common Stock for one share of FCSB Common Stock is referred to herein as the "Exchange Ratio." The terms and conditions of the Merger are more fully set forth in the Agreement.

        KBW has acted as financial advisor to HTBK and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, HTBK and FCSB, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of HTBK and FCSB for our own account and for the accounts of our customers. We have acted exclusively for the board of directors of HTBK (the "Board") in rendering this opinion and will receive a fee from HTBK for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, HTBK has agreed to indemnify us for certain liabilities arising out of our engagement.

        In addition to the present engagement, during the past two years, KBW has provided investment banking and financial advisory services to HTBK and received compensation for such services. In September 2014, KBW acted as financial advisor to HTBK in connection with its purchase of all of the outstanding common shares of BVF/CSNK Acquisition Corp. During the past two years, KBW has not provided investment banking and financial advisory services to FCSB. We may in the future provide investment banking and financial advisory services to HTBK, Heritage Bank or FCSB and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of HTBK, Heritage Bank, FCSB and the Merger, including among other things, the following: (i) a draft of the Agreement dated April 21, 2015 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of HTBK; (iii) the audited financial statements for the three fiscal years ended December 31, 2014 of FCSB; (iv) the Quarterly Filings with the Federal Reserve and/or the FDIC for the five quarters ended December 31, 2014 of HTBK and FCSB; (v) certain other interim reports and other communications of HTBK and FCSB to their respective stockholders; and (vi) other financial information concerning the businesses and operations of HTBK and FCSB furnished to us by HTBK and FCSB or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of HTBK and FCSB; (ii) the assets and liabilities of HTBK and FCSB; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of HTBK and certain financial information of FCSB with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of FCSB that were reviewed by HTBK management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board; (vi) the publicly available consensus "street estimates" of HTBK for 2015 and 2016, as well as assumed long term growth rates reflected therein, all of which information was discussed with us by HTBK management and used and relied upon at the direction of such management with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on HTBK (including the cost savings and related expenses expected to result from the Merger) that were prepared by HTBK management, provided to and discussed with us by such management, and used and relied upon at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transaction, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of HTBK and FCSB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of HTBK as to the reasonableness and achievability of the financial and operating forecasts and projections of HTBK and FCSB and the estimates regarding certain pro forma financial effects of the Merger on HTBK (and the assumptions and bases for such forecasts, projections and estimates, including but not limited to, in the case of HTBK, the cost savings and related expenses expected to result from the Merger and other pro forma effects assumed or estimated with respect to the Merger) which were prepared or reviewed by HTBK management and provided to us or that, in the case of the publically available consensus "street estimates" of HTBK referred to above, we were directed by HTBK to use. We have assumed, at the direction of HTBK, that all such forecasts and projections of HTBK and FCSB reflect, or in the case of the HTBK publically available "street estimates" referred to above are consistent with, the best currently available estimates and judgments of the management of HTBK. As you are aware, at the direction of HTBK we have also assumed, in all respects material to our analyses and for purposes of our opinion, the conversion of all issued and outstanding shares of HTBK Series C Convertible Perpetual Preferred Stock, no par value per share, into 5,601,000 shares of HTBK Common Stock (the "HTBK Preferred Stock Conversion"). As you are further aware, the forecasts, projections and estimates of FCSB that were provided to us and that we were directed by HTBK management to use reflect differences from, and adjustments to, the information prepared by FCSB and provided to HTBK. Accordingly, with the consent of the Board, in rendering our opinion our reliance upon HTBK management as to the reasonableness and achievability of the FCSB forecasts, projections and estimates used by us includes reliance upon the judgments and assessments of HTBK with respect to such differences and such adjustments.

        It is understood that the forecasts, projections and estimates of HTBK and FCSB prepared or reviewed by HTBK management and provided to and discussed with us were not prepared with the expectation of public disclosure, that all such information, together with the publically available consensus "street estimates" of HTBK referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with management of HTBK and at the direction of such management and with the consent of the Board, that all such information (together with any assumptions that we were directed by HTBK to make for purposes of our opinion and our analysis) provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either HTBK or FCSB since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for HTBK and FCSB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of HTBK or FCSB, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of HTBK or FCSB under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the version reviewed) with no additional payments or adjustments to the Exchange Ratio; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and related transactions and that all conditions to the completion of the Merger and related transactions will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of HTBK, FCSB or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have been advised by representatives of HTBK that HTBK has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to HTBK, FCSB, Heritage Bank, the Merger and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to HTBK. We express no view or opinion as to any other terms or aspects of the Merger, including without limitation, the form or structure of the Merger, any transactions that may be related to the Merger, any consequences of the Merger to HTBK, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of HTBK to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by HTBK or the Board, (iii) the fairness of the amount or nature of any compensation to any of HTBK's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of HTBK Common Stock or FCSB Common Stock or relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of HTBK or FCSB or any other party to any other transaction contemplated by the Agreement, (v) the actual value of HTBK Common Stock to be issued in the Merger, (vi) the prices, trading range or volume at which HTBK Common Stock will trade following the public announcement of the Merger or following the consummation of the Merger, (vii) the HTBK Preferred Stock Conversion, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to HTBK, Heritage Bank, FCSB, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of HTBK Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to HTBK.

Very truly yours,
/s/ Keefe, Bruyette & Woods, Inc.

Appendix D

Chapter 13 of the California Corporations Code: Dissenters' Rights

§ 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares"; "Dissenting shareholder"

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares to which all of the following apply:

          (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

          (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Stamping or endorsing dissenting shares

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Disposition of dividends upon dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. When dissenting shares lose their status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of proceedings for compensation or valuation pending litigation

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Shares to which chapter inapplicable

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion deemed to constitute reorganization for purposes of chapter

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Appendix E

FOCUS BUSINESS BANK
San Jose, California

UNAUDITED FINANCIAL STATEMENTS
March 31, 2015

FOCUS BUSINESS BANK
San Jose, California

FINANCIAL STATEMENTS (Unaudited)

E-i

FOCUS BUSINESS BANK

BALANCE SHEETS (Unaudited)

(dollars in thousands)	March 31, 2015	December 31, 2014
ASSETS
Cash and due from banks	$23,855	$26,809
Federal funds sold	500	500
Interest-bearing deposits in other financial institutions	94,102	79,141

Total cash and cash equivalents	118,457	106,450
Time certificates of deposit in other financial institutions	21,687	22,925
Available-for-sale investment, securities at estimated fair value (Note 2)	44,862	47,876
Held-to-maturity investment securities (fair value of $23,478 in March 31, 2015 and $23,388 in December 31, 2014 (Note 2)	23,111	23,210
Loans, less allowance for loan losses of $2,730 in March 31, 2015 and $2,679 in December 31, 2014 (Notes 4 and 5)	177,977	179,730
Premises and equipment, net	223	230
Bank owned life insurance	6,117	5,819
Other real estate owned	—	575
Accrued interest receivable and other assets	4,671	4,468

	$397,105	$391,283

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$107,562	$94,901
Interest bearing (Note 6)	259,598	266,409

Total deposits	367,160	361,310
Accrued interest payable and other liabilities	853	1,480

Total liabilities	368,013	362,790

Commitments and contingencies
Shareholders' equity (Notes 8 and 9):
Preferred stock—no par value; 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock—no par value; 40,000,000 shares authorized; 3,001,722 at March 31, 2015 and December 31, 2014	30,532	30,430
Accumulated deficit	(1,462)	(1,865)
Accumulated other comprehensive income (loss), net of taxes (Note 2)	22	(72)

Total shareholders' equity	29,092	28,493

Total liabilities and shareholders' equity	$397,105	$391,283

See accompanying notes to the unaudited financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF INCOME (Unaudited)

	For the Three Months Ended March 31,
(dollars in thousands, except share and per share amounts)	2015	2014
Interest and dividend income:
Interest and fees on loans	$2,314	$1,833
Interest on deposits in other financial institutions	90	69
Interest on available-for-sale investment securities	119	249
Interest on held-to-maturity investment securities	102	55

Total interest income	2,625	2,206
Interest expense:
Interest on deposits	152	183

Net interest income before provision for loan losses	2,473	2,023
Provision for loan losses (Note 5)	50	100

Net interest income after provision for loan losses	2,423	1,923

Noninterest income:
Service charges and fees	216	123
Gain on sale of available-for-sale investment securities	2	13
Gain on sale of loans	910	312
Other	65	77

Total noninterest income	1,193	525
Noninterest expense:
Salaries and employee benefits (Notes 8)	1,654	1,050
Occupancy and equipment	246	217
Other (Note 10)	1,034	781

Total noninterest expenses	2,934	2,048

Income before provision for income taxes	682	400
Provision for income taxes	279	147

Net income	$403	$253

Basic earnings per common share	$0.14	$0.09

Diluted earnings per share	$0.13	$0.09

Weighted average number of shares outstanding—basic	2,929,282	2,915,913

Weighted average number of shares outstanding—diluted	3,011,228	2,951,960

See accompanying notes to the unaudited financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

	For the Three Months Ended March 31,
(dollars in thousands)	2015	2014
Net Income	$403	$253
Other comprehensive income:
Change in net unrealized loss	160	210
Reclassification adjustments for gains included in net income	(2)	(13)

Net unrealized holding gains	158	197
Income tax effect	(64)	(79)

Other comprehensive income	94	118

Total comprehensive income	$497	$371

See accompanying notes to the unaudited financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Unaudited)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Accumulated Deficit		Total Shareholders' Equity
(dollars in thousands)	Shares	Amount
Balance, January 1, 2015	3,001,722	$30,430	$(1,865)	$(72)	$28,493
Share-based compensation (Note 8)	—	102	—	—	102
Net income	—	—	403	—	403
Other comprehensive loss	—	—	—	94	94

Balance, March 31, 2015	3,001,722	$30,532	$(1,462)	$22	$29,092

See accompanying notes to the unaudited financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months Ended March 31,
(dollars in thousands)	2015	2014
Cash flows from operating activities:
Net income	$403	$253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	252	235
Provision for loan losses	50	100
Change in deferred loan origination costs, net	(7)	1
Share-based compensation	102	118
Gain on sale of available-for-sale investment securities	(2)	(13)
Gain on sale of loans	(910)	(312)
Net earnings on Bank owned life insurance	(19)	(26)
Increase in accrued interest receivable and other assets	277	(49)
Increase in accrued interest payable and other liabilities	(691)	(107)

Net cash provided by operating activities	(545)	200

Cash flows from investing activities:
Net increase time certificates of deposit in other financial institutions	1,238	(7,839)
Purchase of available-for-sale investment securities	(1,092)	(9,491)
Purchase of held-to-maturity investment securities	—	(8,900)
Proceeds from sale, maturity and call of available-for-sale investment securities	2,218	8,212
Proceeds from principal reductions of mortgage-backed securities	1,920	1,217
Net increase in loans	(13,606)	(14,734)
Proceeds from sale of loans	16,226	5,363
Purchase of single premium Bank owned life insurance	(183)	—
Purchase of correspondent bank stocks	(2)	(2)
Purchase of premises and equipment	(17)	(10

Net cash used in investing activities	6,702	(26,184)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	5,739	22,182
Net increase in time deposits	111	684

Net cash provided by financing activities	5,850	22,866

Increase in cash and cash equivalents	12,007	(3,118)
Cash and cash equivalents at beginning of period	106,450	92,990

Cash and cash equivalents at end of period	$118,457	$89,872

Supplemental disclosures of cash flow information:
Cash paid during the year for interest expense	$149	$179
Cash paid during the year for taxes	$300	$—

See accompanying notes to the unaudited financial statements.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        General:    Focus Business Bank (the "Bank") was approved as a state-chartered non-member bank on October 20, 2006 and commenced operations on January 16, 2007. The Bank is subject to regulation by the California Department of Business Oversight (the "DBO") and the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's headquarters and single branch operations are located in San Jose, California. The Bank provides products and services to customers who are predominately small to middle-market businesses, professionals and not-for-profit organizations located in Santa Clara County and surrounding counties.

        The unaudited financial statements of Focus Business Bank (the "Bank") have been prepared pursuant to the rules and regulations for interim financial reporting. Accordingly, certain information and notes required by accounting principles generally accepted in the United States of America ("GAAP") for annual financial statements are not included herein. The interim statements should be read in conjunction with the audited financial statements and notes that are included elsewhere in this joint proxy statement/prospectus. The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. In management's opinion, all adjustments necessary for a fair presentation of these consolidated financial statements have been included and are of a normal and recurring nature.

        Subsequent Events:    Management has reviewed all events occurring from March 31, 2015 through June 8, 2015, the date the financial statements were available for issuance and no subsequent events occurred requiring accrual or disclosure.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

        Sales and Servicing of Government Guaranteed Loans:    The Bank accounts for the transfers and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

        Included in the portfolio are loans which, in general, are 75% guaranteed by the Small Business Administration (the "SBA"). The guaranteed portion of these loans may be sold to a third party, with the Bank retaining the unguaranteed portion. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Bank did not have any loans held for sale at March 31, 2015, December 31, 2014 or March 31, 2014. The guaranteed portion of SBA loans sold, totaling approximately $62,089,000, $53,996,000 and $46,349,000 were being serviced for others at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

        Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. For purposes

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of measuring impairment, servicing assets are stratified based on note rate and term. The amount of impairment recognized is the amount by which the servicing assets for a stratum exceed their fair value. On the balance sheet, servicing assets of $1,309,417, $1,083,566 and $954,274 at March 31, 2015, December 31, 2014 and March 31, 2014, respectively, are included in accrued interest receivable and other assets.

        Allowance for Loan Losses:    The allowance for loan losses is an estimate of probable credit losses inherent in the Bank's loan portfolio that have been incurred as of the balance-sheet date. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. Credit exposures determined to be uncollectible are charged against the allowance. Cash received on previously charged off amounts is recorded as a recovery to the allowance. The policy for charging off loans and recording recoveries does not differ by portfolio segment or class of financing receivable. The overall allowance consists of two primary components, specific reserves related to loans individually evaluated for impairment and general reserves for inherent losses related to loans that are collectively evaluated for impairment.

        The determination of the general reserve for loans that are collectively evaluated for impairment is based on estimates made by management, to include, but not limited to, consideration of historical losses by portfolio segment over the past eight quarters, internal asset classifications, and qualitative factors to include economic trends in the Bank's service areas, industry experience and trends, geographic concentrations, fair values, if any, securing these loans, the Bank's underwriting policies, the character of the loan portfolio, and probable losses inherent in the portfolio taken as a whole.

        The Bank maintains a separate allowance for each portfolio segment (loan type). These portfolio segments include commercial, real estate—construction (including land and development loans), real estate—mortgage and consumer and other loans. The allowance for loan losses attributable to each portfolio segment, which includes both impaired loans and loans that are not impaired, is combined to determine the Bank's overall allowance, which is included on the balance sheet.

        Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures:    The Bank also maintains a separate allowance for off-balance-sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance-sheet commitments is included in accrued interest payable and other liabilities on the balance sheet and totaled $65,000 at both March 31, 2015 and December 31, 2014, and $60,000 March 31, 2014.

        Earnings Per Share:    Basic earnings per share, which excludes dilution, is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which share in the earnings of the Bank. The treasury stock method is applied to determine the dilutive effect of stock options and restricted stock in computing diluted earnings per share. There were approximately 213,000 and 617,000 stock options outstanding at March 31, 2015 and 2014, respectively that were considered anti-dilutive because the assumed proceeds from exercise price, tax benefits and average future compensation were greater than the average market price of the Bank's common stock.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Share-Based Compensation:    The Bank has one share-based compensation plan, the Focus Business Bank 2007 Equity Incentive Plan (the "Plan"), which has been approved by its shareholders and permits the grant of stock options and restricted stock for up to 1,066,250 shares of the Bank's common stock of which 195,192 shares were available for grant at March 31, 2015.

NOTE 2—INVESTMENT SECURITIES

        The amortized cost and estimated fair value of available-for-sale and held-to-maturity investment securities as of the balance sheet dates were as follows:

Available-for-Sale

	March 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Debt securities:
U.S. Treasury securities	$2,032	$—	$—	$2,032
U.S. government-sponsored agencies	3,004	—	(11)	2,993
Mortgage-backed securities-residential	25,179	54	(50)	25,183
Municipal securities	14,610	58	(14)	14,654

	$44,825	$112	$(75)	$44,862

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Debt securities:
U.S. Treasury securities	$2,038	$—	$(2)	$2,036
U.S. government-sponsored agencies	3,004	—	(25)	2,979
Mortgage-backed securities-residential	26,061	42	(99)	26,004
Mortgage-backed securities-Commercial	2,096	—	(27)	2,069
Municipal securities	14,797	28	(37)	14,788

	$47,996	$70	$(190)	$47,876

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 2—INVESTMENT SECURITIES (Continued)

        There were no transfers in the classification of available-for-sale investment securities for the periods ended March 31, 2015 and December 31, 2014.

Held-to-Maturity

	March 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Debt securities:
U.S. Treasury securities	$2,025	$2	$—	$2,027
U.S. government-sponsored agencies	7,870	191	—	8,061
Mortgage-backed securities-residential	2,805	6	(11)	2,800
Mortgage-backed securities-commercial	5,996	120	—	6,116
Municipal securities	4,415	59	—	4,474

	$23,111	$378	$(11)	$23,478

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Debt securities:
U.S. Treasury securities	$2,030	$—	$—	$2,030
U.S. government-sponsored agencies	7,863	111	—	7,974
Mortgage-backed securities-residential	2,894	—	(23)	2,871
Mortgage-backed securities-commercial	5,997	61	—	6,058
Municipal securities	4,426	33	(4)	4,455

	$23,210	$205	$(27)	$23,388

        At March 31, 2015 and December 31, 2014, net unrealized (losses) gains on available-for-sale investment securities totaling $38,000 and ($120,000), respectively were recorded net of related tax (liabilities) benefits of ($16,000) and $48,000, respectively, as accumulated other comprehensive income within shareholders' equity.

        Proceeds from the call and maturity of available-for-sale investment securities for the three month periods ended March 31, 2015 and 2014 totaled $120,000 and $2,500,000, respectively. Proceeds and gross realized gains from the sale of available-for-sale investment securities for the three month period ended March 31, 2015 totaled $2,098,000 and $2,000, respectively. Proceeds and gross realized gains from the sale of available-for-sale investment securities for the three month period ended March 31, 2014 totaled $5,712,000 and $13,000, respectively.

        At March 31, 2015, there were no securities pledged to secure borrowing arrangements.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 2—INVESTMENT SECURITIES (Continued)

        Investment securities with unrealized losses for dates indicated are summarized and classified according to the duration of the loss period as follows:

	Less Than 12 Months		12 Months or More		Total
March 31, 2015 (dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S government-sponsored Agencies	$—	$—	$2,993	$(11)	$2,993	$(11)
Mortgage-backed securities-residential	8,367	(48)	2,179	(13)	10,546	(61)
Municipal securities	2,006	(3)	3,207	(11)	5,213	(14)

Ending balance	$10,373	$(51)	$8,379	$(35)	$18,752	$(86)

	Less Than 12 Months		12 Months or More		Total
December 31, 2014 (dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S Treasury securities	$2,036	$(2)	$—	$—	$2,036	$(2)
U.S government-sponsored agencies	—	—	2,979	(25)	2,979	(25)
Mortgage-backed securities-residential	17,014	(114)	786	(8)	17,800	(122)
Mortgage-backed securities-commercial	—	—	2,069	(27)	2,069	(27)
Municipal securities	7,606	(26)	1,600	(15)	9,206	(41)

Ending balance	$26,656	$(142)	$7,434	$(75)	$34,090	$(217)

        U.S. Government-Sponsored Agencies:    At March 31, 2015 the Bank held 6 U.S. Government-sponsored agency securities of which none were in a loss position for less than twelve months, and 2 of which were in a loss position for twelve months or more. Management believes the unrealized losses on the Bank's investments in U.S. Government sponsored entities and agencies were caused by interest rate increases. The contractual term of those investments do not permit the issuer to settle the securities at a price less than the amortized costs of the investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at March 31, 2015.

        Mortgage-Backed Securities:    At March 31, 2015 the Bank held 11 residential mortgage-backed obligations of which 8 were in a loss position for less than twelve months and 3 of which were in a loss position for twelve months or more.

        Management believes the unrealized losses on the Bank's investments in residential mortgage obligations were caused primarily by limited market liquidity and perceived credit risk on the part of investors. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities will not be settled at a price less than the amortized cost of the Bank's investment. Because the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at March 31, 2015.

        Municipal Securities:    At March 31, 2015 the Bank held 9 municipal securities of which 5 were in a loss position for less than twelve months and 4 were in a loss position and had been in a loss position

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 2—INVESTMENT SECURITIES (Continued)

for twelve months or more. Management believes the unrealized losses on the Bank's investments in municipal securities were due to changes in interest rates and the continued dislocation of the securities market. All of these securities have continued to pay as scheduled despite their impairment due to current market conditions. Because management believes that the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, and it is not more likely than not that the Bank will be required to sell the securities before recovery of their amortized costs, the Bank does not consider those investments to be other-than-temporarily impaired at March 31, 2015.

        The amortized cost for held-to-maturity and estimated fair value of available-for-sale investment securities at March 31, 2015 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Contractual Maturity
	Within One Year or Less		After One and Within Five Years		After Five and Within Ten Years		Securities Not Due at a Single Maturity Date		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale (at fair value):
U.S. Treasury securities	$—	0.00%	$2,032	0.39%	$—	0.00%	$—	0.00%	$2,032	0.39%
U.S. government-sponsored agencies	—	0.00%	2,993	0.95%	—	0.00%	—	0.00%	2,993	0.95%
Mortgage-backed securities—residential	—	0.00%	—	0.00%	—	0.00%	25,183	1.28%	25,183	1.28%
Municipal securities	3,798	0.50%	9,768	1.01%	1,088	2.00%	—	0.00%	14,654	0.82%

Total	$3,798	0.50%	$14,793	0.91%	$1,088	2.00%	$25,183	1.28%	$44,862	1.07%

Securities held-to-maturity (at amortized cost):
U.S. Treasury securities	$—	0.00%	$2,025	0.54%	$—	0.00%	$—	0.00%	$2,025	0.54%
U.S. government-sponsored agencies	—	0.00%	1,993	0.82%	5,877	2.28%	—	0.00%	7,870	1.91%
Mortgage-backed securities—residential	—	0.00%	—	0.00%	—	0.00%	2,805	1.81%	2,805	1.81%
Mortgage-backed securities—commercial	—	0.00%	—	0.00%	—	0.00%	5,996	2.10%	5,996	2.10%
Municipal securities	—	0.00%	1,957	1.35%	2,458	1.91%	—	0.00%	4,415	1.66%

Total	$—	0.00%	$5,975	0.90%	$8,335	2.17%	$8,801	2.01%	$23,111	1.78%

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 3—FAIR VALUE MEASUREMENTS

        Fair Value Hierarchy:    Assets and liabilities measured at fair value are grouped in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:

  Level 1—Quoted market prices for identical instruments traded in active exchange markets.

  Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

  Level 3—Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the Bank's estimates of assumptions that market participants would use on pricing the asset or liability. Valuation techniques include management judgment and estimation which may be significant.

        Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

        Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

        Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

        The following methods and assumptions were used to estimate the fair value of the following classes of financial instruments:

        Cash and due from banks:    The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

        Federal Funds Sold:    The carrying amounts of Federal funds sold approximate fair values and are classified as Level 1.

        Interest-bearing deposits in other financial institutions:    The carrying amounts of interest-bearing deposits approximate fair values and are classified as Level 1.

        Time certificates of deposits in other financial institutions:    The carrying amounts of time certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

        Investment securities:    For investment securities, fair values are based on quoted market prices, where available, and are classified as Level 1. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers and are classified as Level 2.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

        Loans:    Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

        Correspondent Bank stock:    It is not practicable to determine the fair value of correspondent bank stock due to restrictions placed on its transferability.

        Deposits:    The fair values disclosed for demand deposits, including interest and non-interest demand accounts, savings, and certain types of money market accounts are, by definition, equal to the carrying amount at the reporting date resulting in a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

        Accrued interest receivable and payable:    The carrying amounts of accrued interest approximate fair value and are considered to be linked in classification to the asset or liability for which they relate.

        Commitments to extend credit and letters of credit:    The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements and are not significant and, therefore, not presented.

        The estimated fair values of the Bank's financial instruments for dates indicated are as follows:

		Fair Value Measurements at Using:
	Carrying Amount
March 31, 2015		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$23,855	$23,855	$—	$—	$23,855
Fed Funds Sold	500	500	—	—	500
Interest-bearing deposits in other financial institutions	94,102	94,102	—	—	94,102
Time certificates of deposits in other financial institutions	21,687	—	21,687	—	21,687
Available-for-sale securities	44,862	2,032	42,830	—	44,862
Held-to-maturity securities	23,111	2,027	21,451	—	23,478
Loans, net	177,977	—	—	177,780	177,780
Accrued interest receivable	792	—	792	—	792
Correspondent Bank Stock	308	N/A	N/A	N/A	N/A
Financial liabilities:
Deposits	$367,160	$343,710	$23,482	$—	$367,192
Accrued interest payable	14	—	14	—	14

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

		Fair Value Measurements at Using:
	Carrying Amount
December 31, 2014		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$26,809	$26,809	$—	$—	$26,809
Fed Funds Sold	500	500	—	—	500
Interest-bearing deposits in other financial institutions	79,141	79,141	—	—	79,141
Time certificates of deposits in other financial institutions	22,925	—	22,925	—	22,925
Available-for-sale securities	47,876	2,036	45,840	—	47,876
Held-to-maturity securities	23,210	2,030	21,358	—	23,388
Loans, net	179,730	—	—	178,567	178,567
Accrued interest receivable	821	—	821		821
Correspondent Bank Stock	305	N/A	N/A	N/A	N/A
Financial liabilities:
Deposits	$361,310	$337,970	$23,364	$—	$361,334
Accrued interest payable	10	—	10	—	10

        The estimated fair values do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

        The Bank had no liabilities measured at fair value at March 31, 2015 or December 31, 2014.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

        Assets Recorded at Fair Value:    The following tables present information about the Bank's assets measured at fair value on a recurring and nonrecurring basis:

        The Bank is required or permitted to record the following assets at fair value on a recurring basis.

Description	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
March 31, 2015
Available-for-sale investment securities
Debt securities:
U.S. Treasury securities	$2,032	$2,032	$—	$—
U.S. Government-sponsored agencies	2,993	—	2,993	—
Mortgage-backed securities-residential	25,183	—	25,183	—
Municipal securities	14,654	—	14,654	—

Total assets measured at fair value on a recurring basis	$44,862	$2,032	$42,830	$—

December 31, 2014
Available-for-sale investment securities
Debt securities:
U.S. Treasury securities	$2,036	$2,036	$—	$—
U.S. Government-sponsored agencies	2,979	—	2,979	—
Mortgage-backed securities-residential	26,004	—	26,004	—
Mortgage-backed securities-commercial	2,069	—	2,069	—
Municipal securities	14,788	—	14,788	—

Total assets measured at fair value on a recurring basis	$47,876	$2,036	$45,840	$—

        Fair values for available-for-sale investment securities, which include debt securities of U.S. government-sponsored agencies and residential mortgage-backed securities, are based on quoted market prices for similar securities. There were no changes in the valuation techniques used in 2015 or 2014. During the periods ended March 31, 2015 and December 31, 2014, there were no transfers in or out of Levels 1, 2 or 3.

        There were no assets measured at fair value on a non-recurring basis at March 31, 2015 and December 31, 2014.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 4—LOANS

        Outstanding loans at March 31, 2015 and December 31, 2014 are summarized below:

(dollars in thousands)	March 31, 2015	December 31, 2014
Commercial	$88,967	$90,899
Real estate—construction	1,749	1,534
Real estate—mortgage	89,315	89,266
Consumer and other	550	592

	180,581	182,291
Deferred loan origination (fees) costs, net	126	118
Allowance for loan losses	(2,730)	(2,679)

	$177,977	$179,730

NOTE 5—ALLOWANCE FOR LOAN LOSSES

        Changes in the allowance for loan losses for the three months ended March 31, 2015 and 2014, and the year ended December 31, 2014 were as follows:

	Three Months Ended March 31,
			Year Ended December 31, 2014
(dollars in thousands)	2015	2014
Balance, beginning of period	$2,679	$2,548	$2,548
Provision for loan losses	50	100	300
Charge-offs	—	(125)	(172)
Recoveries	1	1	3

Balance, end of period	$2,730	$2,524	$2,679

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 5—ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table shows the allocation of the allowance for loan losses for the periods ended March 31, 2015, December 31, 2014 and March 31, 2014 by portfolio segment and by impairment methodology:

March 31, 2015 (dollars in thousands)	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Unallocated	Total
Allowance for Loan Losses
Beginning balance	$1,573	$13	$1,035	$10	$48	$2,679
Provision for loan losses	(155)	(5)	(211)	3	417	50
Charge-offs	—	—	—		—	—
Recoveries	1	—	—	—	—	1

Ending balance	$1,419	$8	825	$13	$465	$2,730

Ending balance: individually evaluated for impairment	$—	$—	—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$1,419	$8	$825	$13	$465	$2,730

Loans
Ending balance	$88,967	$1,749	$89,315	$550		$180,581

Ending balance: individually evaluated for impairment	$—	$—	$—	$—		$—

Ending balance: collectively evaluated for impairment	$88,967	$1,749	$89,315	$550		$180,581

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 5—ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2014 (dollars in thousands)	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Unallocated	Total
Allowance for Loan Losses
Beginning balance	$1,496	$10	$872	$16	$154	$2,548
Provision for loan losses	246	3	163	(6)	(106)	300
Charge-offs	(172)	—			—	(172)
Recoveries	3	—		—	—	3

Ending balance	$1,573	$13	$1,035	$10	$48	$2,679

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$1,573	$1,048	$1,035	$10	$48	$2,679

Loans
Ending balance	$90,899	$1,534	$89,266	$592		$182,291

Ending balance: individually evaluated for impairment	$—	$—	$—	$—		$—

Ending balance: collectively evaluated for impairment	$90,899	$1,534	$89,266	$592		$182,291

March 31, 2014 (dollars in thousands)	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Unallocated	Total
Allowance for Loan Losses
Beginning balance	$1,496	$10	$872	$16	$154	$2,548
Provision for loan losses	14	4	3	—	79	100
Charge-offs	(125)	—	—		—	(125)
Recoveries	1	—	—	—	—	1

Ending balance	$1,386	$14	$875	$16	$233	$2,524

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$1,386	$14	$875	$16	$233	$2,524

Loans
Ending balance	$71,192	$666	$77,525	$518		$149,901

Ending balance: individually evaluated for impairment	$215	$—	$—	$—		$215

Ending balance: collectively evaluated for impairment	$70,977	$666	$77,525	$518		$149,686

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 5—ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table shows the loan portfolio allocated by management's internal risk ratings at the dates indicated:

	Credit Risk Profile by Internally Assigned Grade
March 31, 2015 (dollars in thousands)	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Total
Grade:
Pass	$85,383	$1,749	$88,459	$550	$176,141
Special Mention	1,471	—	856	—	2,327
Substandard	2,113	—	—	—	2,113
Doubtful	—	—	—	—

Total	$88,967	$1,749	$89,315	$550	$180,581

	Credit Risk Profile by Internally Assigned Grade
December 31, 2014 (dollars in thousands)	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Total
Grade:
Pass	$87,442	$1,534	$88,358	$592	$177,926
Special Mention	3,457	—	—	—	3,457
Substandard	—	—	908	—	908
Doubtful	—	—	—	—	—

Total	$90,899	$1,534	$89,266	$592	$182,291

        The following table shows an aging analysis of the loan portfolio by the time past due at the dates indicated:

March 31, 2015 (dollars in thousands)	30 - 89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total
Commercial and real estate:
Commercial	$—	$—	$—	$—	$88,967	$88,967
Real estate—construction	—	—	—	—	1,749	1,749
Real estate—mortgage	—	—	—	—	89,315	89,315
Consumer and other	—	—	—	—	550	550

Total	$—	$—	$—	$—	$180,581	$180,581

December 31, 2014 (dollars in thousands)	30 - 89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total
Commercial and real estate:
Commercial	$—	$—	$—	$—	$90,899	$90,899
Real estate—construction	—	—	—	—	1,534	1,534
Real estate—mortgage	—	—	—	—	89,266	89,266
Consumer and other	—	—	—	—	592	592

Total	$—	$—	$—	$—	$182,291	$182,291

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 5—ALLOWANCE FOR LOAN LOSSES (Continued)

        There were no impaired loans, including performing TDRs, as of March 31, 2015 and December 31, 2014.

        At March 31, 2015 and December 31, 2014, there were no nonaccrual loans and there were no loans past due 90 days or more and still accruing interest. At March 31, 2014, nonaccrual loans totaled $215,000 and there were no loans past due 90 days or more and still accruing interest.

        The Bank had no troubled debt restructuring that occurred during the at March 31, 2015, December 31, 2014 and March 31, 2014.

NOTE 6—INTEREST-BEARING DEPOSITS

        Interest-bearing deposits consisted of the following:

(dollars in thousands)	March 31, 2015	December 31, 2014
Savings and money market	$50,891	$63,878
Interest-bearing demand accounts	185,257	179,191
Time, $250,000 or more	11,896	10,578
Other time	11,554	12,761

	$259,598	$266,408

NOTE 7—SHORT-TERM BORROWING ARRANGEMENTS

        The Bank has unsecured Federal funds lines of credit with three of its correspondent banks under which it can borrow up to a total of $14,000,000. There were no borrowings outstanding under these arrangements at March 31, 2015 or December 31, 2014.

NOTE 8—SHARE-BASED COMPENSATION

        The Plan permits the grant of stock options and/or restricted stock to Directors, organizers and employees of the Bank. Options granted to Directors and organizers are considered Non-qualified Stock Option Awards while all other options granted to employees are generally considered to be Incentive Stock Option Awards. All of the options granted under the Plan have 10-year contractual terms and have been issued with exercise prices equal to the fair market value of the underlying shares at the date of grant. The options granted to the organizers vested immediately, whereas the options granted to Directors and employees generally vest over a five-year period from the date the options were granted. Employee restricted stock awards under the Plan have 1 to 3-year cliff vesting periods. Director restricted stock awards under the Plan vest over a four-year period.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 8—SHARE-BASED COMPENSATION (Continued)

        Stock Option Awards:    A summary of option activity under the Plan for the quarter ended March 31, 2015 is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Outstanding at January 1, 2015	753,373	$9.07	3.44 years	$449,010

Granted	400	9.55
Forfeited	(148)	8.53
Exercised	—	—

Outstanding at March 31, 2015	753,623	$9.07	3.20 years	$667,238

Exercisable at March 31, 2015	693,534	$9.07	2.70 years	$622,031

Vested or expected to vest at March 31, 2015	753,623	$9.07	3.20 years	$667,238

        As of March 31, 2015, the unrecognized compensation cost related to non-vested stock option awards totaled approximately $238,000. The unrecognized compensation cost at March 31, 2015 is expected to be amortized on a straight-line basis over a weighted average period of 2.6 years and will be adjusted for subsequent changes in estimated forfeitures. The total fair value of the options vested was approximately $32,000 for the quarter ended March 31, 2015.

        The following stock option information is for the quarter ended March 31, 2015:

Weighted average grant date fair value per share of options granted	$4.19
Significant fair value assumptions:
Expected term in years	6.0 years
Expected annual volatility	43.94%
Risk-free interest rate	1.63%
Total compensation cost	$36,587

        Restricted Stock Awards:    Nonvested restricted stock of 72,440 was outstanding at March 31, 2015. Compensation cost associated with the restricted stock totaled $65,061 for the quarter ended March 31, 2015. As of March 31, 2015, the unrecognized compensation cost related to the nonvested restricted stock totaled approximately $361,000. The unrecognized compensation cost at March 31, 2015 is expected to be amortized on a straight-line basis over a weighted average period of 2.2 years and will be adjusted for subsequent changes in estimated forfeitures.

NOTE 9—SHAREHOLDERS' EQUITY

        Dividends:    Upon declaration by the Board of Directors, all shareholders of record will be entitled to receive dividends. The California Financial Code restricts the total dividend payment of any state banking association in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 9—SHAREHOLDERS' EQUITY (Continued)

three-year period. At March 31, 2015 and December 31, 2014, no amounts were free of such restrictions.

        Regulatory Capital:    The Bank is subject to certain regulatory capital requirements administered by FDIC. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

        Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. These quantitative measures are established by regulation and require that minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets be maintained. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        As of January 1, 2015, the Bank along with other community banking organizations became subject to new capital requirements on January 1, 2015 and certain provisions of the new rules will be phased in from 2015 through 2019. The Federal Banking regulators approved the new rules to implement the revised capital adequacy standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of The Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

        Quantitative measures established by regulation to help ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total, Tier 1 capital, and common equity Tier 1 capital to risk weighted assets, and of Tier 1 capital to average assets. As of March 31, 2015 and December 31, 2014, the most recent notification from the FDIC categorized the Bank as well capitalized under these guidelines. There are no conditions or events since that notification that management believes have changed the Bank's category.

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 9—SHAREHOLDERS' EQUITY (Continued)

        Management believes that the Bank met all their capital adequacy requirements as of March 31, 2015 and December 31, 2014.

	March 31, 2015
	Amount	Ratio
	(dollars in thousands)
Leverage Ratio
Focus Business Bank	$28,958	7.5%
Minimum requirement for "Well-Capitalized" institution	$19,299	5.0%
Minimum regulatory requirement	$15,439	4.0%
Common Tier 1 Risk-Based Capital Ratio
Focus Business Bank	$28,976	14.1%
Minimum requirement for "Well-Capitalized" institution	$13,331	6.5%
Minimum regulatory requirement	$9,229	4.5%
Tier 1 Risk-Based Capital Ratio
Focus Business Bank	$28,958	14.1%
Minimum requirement for "Well-Capitalized" institution	$16,407	8.0%
Minimum regulatory requirement	$12,306	6.0%
Total Risk-Based Capital Ratio
Focus Business Bank	$31,565	15.4%
Minimum requirement for "Well-Capitalized" institution	$20,509	10.0%
Minimum regulatory requirement	$16,407	8.0%

	December 31, 2014
	Amount	Ratio
	(Dollars in thousands)
Leverage Ratio
Focus Business Bank	$28,254	7.1%
Minimum requirement for "Well-Capitalized" institution	$19,914	5.0%
Minimum regulatory requirement	$15,931	4.0%
Tier 1 Risk-Based Capital Ratio
Focus Business Bank	$28,254	13.5%
Minimum requirement for "Well-Capitalized" institution	$12,598	6.0%
Minimum regulatory requirement	$8,399	4.0%
Total Risk-Based Capital Ratio
Focus Business Bank	$30,880	14.7%
Minimum requirement for "Well-Capitalized" institution	$20,997	10.0%
Minimum regulatory requirement	$16,797	8.0%

FOCUS BUSINESS BANK

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

NOTE 10—OTHER EXPENSES

        Other expenses for the quarters ended March 31, 2015 and 2014 consisted of the following:

	For the Three Months Ended March 31,
(Dollars in thousands)	2015	2014
Professional fees	$307	$228
Regulatory assessments and insurance	76	60
Share-based compensation	24	26
Data processing	137	112
Office expenses	41	42
Advertising and marketing	89	66
Business development	258	119
Other	102	128

	$1,034	$781

Appendix F

FOCUS BUSINESS BANK
San Jose, California

AUDITED FINANCIAL STATEMENTS
December 31, 2014 and 2013

FOCUS BUSINESS BANK
San Jose, California

FINANCIAL STATEMENTS
December 31, 2014 and 2013

F-i

INDEPENDENT AUDITOR'S REPORT

The Shareholders and Board of Directors
Focus Business Bank
San Jose, California

Report on the Financial Statements

        We have audited the accompanying financial statements of Focus Business Bank (the "Bank"), which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Focus Business Bank as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP
San Francisco, California April 3, 2015

FOCUS BUSINESS BANK

BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
ASSETS
Cash and due from banks	$26,809,192	$13,484,050
Federal funds sold	500,000	501,000
Interest-bearing deposits in other financial institutions	79,140,781	79,004,705

Total cash and cash equivalents	106,449,973	92,989,755
Time certificates of deposit in other financial institutions	22,925,417	10,502,777
Available-for-sale investment, securities at estimated fair value (Note 2)	47,876,587	57,365,648
Held-to-maturity investment securities (fair value of $23,388,033 in 2014 and $5,880,384 in 2013) (Note 2)	23,209,815	5,927,213
Loans, less allowance for loan losses of $2,679,304 in 2014 and $2,547,760 in 2013 (Notes 4 and 5)	179,730,390	137,794,308
Premises and equipment, net (Note 6)	230,313	257,890
Bank owned life insurance	5,819,133	3,512,004
Other real estate owned	575,447	—
Accrued interest receivable and other assets	4,466,107	4,309,100

	$391,283,182	$312,658,695

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$94,901,079	$94,660,523
Interest bearing (Note 7)	266,408,455	190,353,992

Total deposits	361,309,534	285,014,515
Accrued interest payable and other liabilities	1,480,256	949,272

Total liabilities	362,789,790	285,963,787

Commitments and contingencies (Note 10)
Shareholders' equity (Notes 11 and 12):
Preferred stock—no par value; 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock—no par value; 40,000,000 shares authorized; 3,001,722 and 2,934,930 shares issued and outstanding at December 31, 2014 and 2013, respectively	30,430,727	30,116,765
Accumulated deficit	(1,865,271)	(3,022,084)
Accumulated other comprehensive (loss) income, net of taxes (Note 2)	(72,064)	(399,773)

Total shareholders' equity	28,493,392	26,694,908

Total liabilities and shareholders' equity	$391,283,182	$312,658,695

See accompanying notes to financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF INCOME

For the Years Ended December 31, 2014 and 2013

	2014	2013
Interest and dividend income:
Interest and fees on loans	$7,858,305	$6,555,043
Interest on Federal funds sold	508	508
Interest on deposits in other financial institutions	323,694	232,888
Interest on available-for-sale investment securities	880,267	615,469
Interest on held-to-maturity investment securities	355,966	25,371
Dividend income	13,121	15,788

Total interest and dividend income	9,431,861	7,445,067
Interest expense:
Interest on deposits	686,156	641,879

Net interest income before provision for loan losses	8,745,705	6,803,188
Provision for loan losses (Note 5)	300,000	—

Net interest income after provision for loan losses	8,445,705	6,803,188

Noninterest income:
Service charges and fees	409,772	252,018
Gain on sale of available-for-sale investment securities	125,294	9,305
Gain on sale of loans	1,082,378	1,157,504
Other	306,211	158,966

Total noninterest income	1,923,655	1,577,793
Noninterest expense:
Salaries and employee benefits (Notes 4 and 13)	4,506,955	3,747,863
Occupancy and equipment (Notes 6 and 10)	884,167	703,940
Other (Note 14)	3,155,044	2,561,755

Total noninterest expenses	8,546,166	7,013,558

Income before provision for income taxes	$1,823,194	$1,367,423
Provision for income taxes	666,381	498,000

Net income	$1,156,813	$869,423

Basic earnings per common share	$0.40	$0.30

Diluted earnings per share	$0.39	$0.30

Weighted average number of shares outstanding—basic	2,922,893	2,912,175

Weighted average number of shares outstanding—diluted	2,958,614	2,944,437

See accompanying notes to financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2014 and 2013

	2014	2013
Net Income	$1,156,813	$869,423
Other comprehensive income (loss):
Change in net unrealized loss	671,476	(863,058)
Reclassification adjustments for gains included in net income	(125,294)	(9,305)

Net unrealized holding gains (losses)	546,182	(872,363)
Income tax effect	(218,473)	348,945

Other comprehensive income (loss)	327,709	(523,418)

Total comprehensive income	$1,484,522	$346,005

See accompanying notes to financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2014 and 2013

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Accumulated Deficit		Total Shareholders' Equity
	Shares	Amount
Balance, January 1, 2013	2,780,388	$29,963,076	$(3,891,507)	$123,645	$26,195,214
Stock dividend and fractional shares	138,998	(209)	—	—	(209)
Restricted stock granted (Note 11)	14,555	—	—	—	—
Restricted stock forfeiture (Note 11)	(2,100)	—	—	—	—
Net shares issued in cashless exercise of stock options (Note 11)	3,089	—	—	—	—
Share-based compensation (Note 11)	—	153,898	—	—	153,898
Net income	—	—	869,423	—	869,423
Other comprehensive loss	—	—	—	(523,418)	(523,418)

Balance, December 31, 2013	2,934,930	$30,116,765	$(3,022,084)	$(399,773)	$26,694,908
Restricted stock granted (Note 11)	66,655	—	—	—	—
Net shares issued in cashless exercise of stock options (Note 11)	137	—	—	—	—
Share-based compensation (Note 11)	—	313,962	—	—	313,962
Net income	—	—	1,156,813	—	1,156,813
Other comprehensive income	—	—	—	327,709	327,709

Balance, December 31, 2014	3,001,722	$30,430,727	$(1,865,271)	$(72,064)	$28,493,392

See accompanying notes to financial statements.

FOCUS BUSINESS BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities:
Net income	$1,156,813	$869,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	1,218,694	812,207
Provision for loan losses	300,000	—
Change in deferred loan origination costs, net	(118,679)	37,756
Share-based compensation	313,962	153,898
Gain on sale of available-for-sale investment securities	(125,294)	(9,305)
Gain on sale of loans	(1,082,378)	(1,157,504)
Change in deferred income taxes	92,000	438,000
Net earnings on Bank owned life insurance	(103,251)	(108,997)
Increase in accrued interest receivable and other assets	(725,699)	(798,017)
Increase in accrued interest payable and other liabilities	312,511	417,962

Net cash provided by operating activities	1,238,679	655,423

Cash flows from investing activities:
Net increase time certificates of deposit in other financial institutions	(12,422,640)	(2,298,512)
Purchase of available-for-sale investment securities	(37,254,166)	(39,552,452)
Purchase of held-to-maturity investment securities	(17,018,079)	(5,929,298)
Proceeds from sale and call of available-for-sale investment securities	39,538,391	3,735,780
Proceeds from principal reductions of mortgage-backed securities	6,491,697	6,248,643
Net increase in loans	(58,701,037)	(39,846,344)
Proceeds from sale of loans	17,666,013	20,042,535
Purchase of single premium Bank owned life insurance	(2,300,000)	(300,000)
Purchase of correspondent bank stocks	(2,633)	(2,473)
Purchase of premises and equipment	(71,026)	(173,241)

Net cash used in investing activities	(64,073,480)	(58,075,362)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	77,173,776	94,887,881
Net (decrease) increase in time deposits	(878,757)	3,767,026
Cash-in-lieu of fraction share payment	—	(209)

Net cash provided by financing activities	76,295,019	98,654,698

Increase in cash and cash equivalents	13,460,218	41,234,759
Cash and cash equivalents at beginning of period	92,989,755	51,754,996

Cash and cash equivalents at end of period	$106,449,973	$92,989,755

Supplemental disclosures of cash flow information:
Cash paid during the year for interest expense	$688,796	$641,900
Cash paid during the year for taxes	$525,000	$—
Non-cash investing activities:
Transfer of loans to other real estate owned	$575,447	$—

See accompanying notes to financial statements.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        General:    Focus Business Bank (the "Bank") was approved as a state-chartered non-member bank on October 20, 2006 and commenced operations on January 16, 2007. The Bank is subject to regulation by the California Department of Business Oversight (the "DBO") and the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's headquarters and single branch operations are located in San Jose, California. The Bank provides products and services to customers who are predominately small to middle-market businesses, professionals and not-for-profit organizations located in Santa Clara County and surrounding counties.

        The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

        Subsequent Events:    Management has reviewed all events occurring from December 31, 2014 through April 3, 2015, the date the financial statements were available for issuance and no subsequent events occurred requiring accrual or disclosure.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

        Cash and Cash Equivalents:    For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and due from banks, Federal funds sold and interest-bearing deposits in other financial institutions with original maturities of three months or less. Generally, Federal funds are sold for one day periods. For the purpose of the statement of cash flows, loans and deposits are presented on a net basis.

        Time Certificates of deposit in Other Financial Institutions:    The Bank invests in interest-bearing time deposits in other banks. Time certificates of deposits are classified separate from cash and cash equivalents on the balance sheet when their original maturity exceeds 90 days.

        Investment Securities:    Investment securities are classified into the following categories:

  •
  Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

  •
  Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

        Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value. During the years ended December 31, 2014 and 2013, there were no transfers between categories.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Gains and losses on the sale of investment securities are computed using the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums using the level yield method adjusted for changes in principal repayment speeds.

        An investment security is impaired when its carrying value is greater than its fair value. Investment securities that are impaired are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether such a decline in their fair value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Bank to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, and management does not intend to sell the security or it is more likely than not that the Bank will not be required to sell the security before recovery, only the portion of the impairment loss representing credit exposure is recognized as a charge to earnings, with the balance recognized as a charge to other comprehensive income. If management intends to sell the security or it is more likely than not that the Bank will be required to sell the security before recovering its forecasted cost, the entire impairment loss is recognized as a charge to earnings.

        Loans:    Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at the principal balances outstanding net of deferred loan fees and costs and the allowance for loan losses. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectability of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid at the time the loan is placed on nonaccrual status is charged against income. Payments received on these loans are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectability of principal is not in doubt, are applied first to earned but unpaid interest and then to principal. Generally, loans are restored to accrual status when the obligation has been brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer substantially in doubt. The policy for placing loans on nonaccrual status, recording payments received on nonaccrual loans, resuming the accrual of interest and determining past due or delinquency status does not differ by portfolio segment or class of financing receivable.

        All loans are evaluated and considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the original agreement. Loans determined to be impaired are individually evaluated for impairment. When a loan is impaired, the Bank measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate,

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NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

except that as a practical expedient, it may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. The policy for accounting for impaired loans, recognizing interest on impaired loans, recording payments on impaired loans is generally the same as for nonaccrual loans and does not differ by portfolio segment or class of financing receivable.

        A restructuring of a debt constitutes a troubled debt restructuring (TDR) if the Bank for economic or legal reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Restructured workout loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above.

        Substantially all loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

        Sales and Servicing of Government Guaranteed Loans:    The Bank accounts for the transfers and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

        Included in the portfolio are loans which, in general, are 75% guaranteed by the Small Business Administration (the "SBA"). The guaranteed portion of these loans may be sold to a third party, with the Bank retaining the unguaranteed portion. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Bank did not have any loans held for sale at December 31, 2014 or 2013. The guaranteed portion of SBA loans sold, totaling approximately $53,996,000 and $42,008,000 were being serviced for others at December 31, 2014 and 2013, respectively.

        Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. For purposes of measuring impairment, servicing assets are stratified based on note rate and term. The amount of impairment recognized is the amount by which the servicing assets for a stratum exceed their fair value. On the balance sheet, servicing assets of $1,083,566 and $858,675 at December 31, 2014 and 2013, respectively, are included in accrued interest receivable and other assets.

        In addition, assets (accounted for as interest-only (IO) strips) are recorded at the fair value of the difference between note rates and rates paid to purchasers (the interest spread) and contractual servicing fees, if applicable. IO strips are carried at fair value with gains or losses recorded as a component of shareholders' equity, similar to available-for-sale investment securities. IO strips were not significant at December 31, 2014 and 2013.

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NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Bank's investment in the loan is allocated between the retained portion of the loan, the servicing asset, the IO strip, and the sold portion of the loan based on their relative fair values on the date the loan is sold. The gain on the sold portion of the loan is recognized as income at the time of sale. The carrying value of the retained portion of the loan is discounted based on the estimated yield of a comparable non-guaranteed loan. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets and an adjustment to the carrying value of related IO strips.

        Allowance for Loan Losses:    The allowance for loan losses is an estimate of probable credit losses inherent in the Bank's loan portfolio that have been incurred as of the balance-sheet date. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. Credit exposures determined to be uncollectible are charged against the allowance. Cash received on previously charged off amounts is recorded as a recovery to the allowance. The policy for charging off loans and recording recoveries does not differ by portfolio segment or class of financing receivable. The overall allowance consists of two primary components, specific reserves related to loans individually evaluated for impairment and general reserves for inherent losses related to loans that are collectively evaluated for impairment.

        The determination of the general reserve for loans that are collectively evaluated for impairment is based on estimates made by management, to include, but not limited to, consideration of historical losses by portfolio segment over the past eight quarters, internal asset classifications, and qualitative factors to include economic trends in the Bank's service areas, industry experience and trends, geographic concentrations, fair values, if any, securing these loans, the Bank's underwriting policies, the character of the loan portfolio, and probable losses inherent in the portfolio taken as a whole.

        The Bank maintains a separate allowance for each portfolio segment (loan type). These portfolio segments include commercial, real estate—construction (including land and development loans), real estate—mortgage and consumer and other loans. The allowance for loan losses attributable to each portfolio segment, which includes both impaired loans and loans that are not impaired, is combined to determine the Bank's overall allowance, which is included on the balance sheet.

        The Bank assigns a risk rating to all loans and periodically, but not less than annually, performs detailed reviews of all individual loans to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by independent specialists engaged by the Bank and the Bank's regulators. During these internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing these loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

        Pass—A pass loan is a strong credit with no existing or known potential weaknesses deserving of management's close attention.

        Special Mention—A special mention loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

repayment prospects for the loan or in the Bank's credit position at some future date. Special Mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

        Substandard—A substandard loan is not adequately protected by the current sound worth and paying capacity of the borrower or the value of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Well defined weaknesses include a project's lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time or the project's failure to fulfill economic expectations. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

        Doubtful—Loans classified doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

        Loss—Loans classified as loss are considered uncollectible and charged off immediately.

        The general reserve component of the allowance for loan losses also consists of reserve factors that are based on management's assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. These reserve factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment described below.

        Commercial—Commercial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

        Real estate construction—Real estate construction loans (including land and development loans) generally possess a higher inherent risk of loss than other real estate portfolio segments. A major risk arises from the necessity to complete projects within specified cost and time lines. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

        Real estate mortgage—Commercial real estate mortgage loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and construction loans. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for properties to produce sufficient cash flow to service debt obligations. The degree of risk in home equity lines of credit depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower's ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

        Consumer and other—A consumer loan portfolio is usually comprised of a large number of small loans scheduled to be amortized over a specific period. Most installment loans are made directly for consumer purchases, but business loans granted for the purchase of heavy equipment or industrial vehicles may also be included. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

        Although management believes the allowance to be adequate, ultimate losses may vary from its estimate. At least quarterly, the Board of Directors and management review the adequacy of the allowance, including consideration of the relative risks in the portfolio, current economic conditions and other factors. If the Board of Directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Bank's primary regulators, the FDIC and California Department of Business Oversight, as an integral part of their examination process, review the adequacy of the allowance. These regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

        Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures:    The Bank also maintains a separate allowance for off-balance-sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance-sheet commitments is included in accrued interest payable and other liabilities on the balance sheet and totaled $65,000 and $60,000 at December 31, 2014 and 2013, respectively.

        Correspondent Bank Stock:    Restricted equity securities of Pacific Coast Bankers' Bancshares (PCBB) and Independent Bankers Financial Corporation (IBFC) are carried at cost and are included with accrued interest receivable and other assets on the balance sheet. As a member of the PCBB and IBFC systems, the Bank holds an investment in the stock of these correspondent banks. Stock redemptions are made at the discretion of PCBB and IBFC and the Bank may request redemption at par value.

        Premises and Equipment:    Premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of furniture, fixtures and equipment are estimated to be 3 to 7 years. Leasehold improvements are amortized over the lesser of the respective lease term, including renewal periods that are reasonably assured, or their useful lives, which are generally 3 to 10 years.

        Certain operating leases contain scheduled and specified rent increases or incentives in the form of tenant improvement allowances or credits. The scheduled rent increases are recognized on a straight-line basis over the lease term. Lease incentives are capitalized at the inception of the lease and amortized on a straight-line basis over the lease term as a reduction of rental expense. Amounts accrued in excess of amounts paid related to the scheduled rent increases and the unamortized deferred credits are included in accrued interest payable and other liabilities on the balance sheet.

        When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the period. The cost of maintenance and repairs is charged to expense as incurred. The Bank evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

        Income Taxes:    Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. A valuation allowance is recognized if, based on the weight of available evidence, management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        The Bank considers all tax positions recognized in its financial statements for the likelihood of realization. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. Management uses a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above, if any, is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest expense and penalties associated with unrecognized tax benefits, if any, are classified as income tax expense in the statement of operations. The Bank does not have any uncertain income tax positions and has not accrued for any interest or penalties as of December 31, 2014 and 2013.

        Earnings Per Share:    Basic earnings per share, which excludes dilution, is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which share in the earnings of the Bank. The treasury stock method is applied to determine the dilutive effect of stock options and restricted stock in computing diluted earnings per share. There were approximately 657,000 and 619,000 stock options outstanding at December 31, 2014 and 2013, respectively that were considered anti-dilutive because the assumed proceeds from exercise price, tax benefits and average future compensation were greater than the average market price of the Bank's common stock. The weighted average shares outstanding have been adjusted to retroactively reflect the impact of the 5% stock dividend issued in 2013.

        Share-Based Compensation:    The Bank has one share-based compensation plan, the Focus Business Bank 2007 Equity Incentive Plan (the "Plan"), which has been approved by its shareholders and permits the grant of stock options and restricted stock for up to 1,066,250 shares of the Bank's common stock of which 191,856 shares were available for grant at December 31, 2014. The Plan is designed to attract and retain employees and directors. The amount, frequency, and terms of share-

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

based awards may vary based on competitive practices, the Bank's operating results and government regulations. New shares are issued upon option exercise or restricted share grants. The Plan does not provide for the settlement of awards in cash. The Plan requires that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised.

        Restricted stock awards are grants of shares of common stock that are subject to forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving specified performance goals. During the period of restriction, participants holding restricted stock may have full voting and dividend rights. The restrictions lapse in accordance with a schedule or with other conditions determined by the Board of Directors.

        Share-based compensation is accounted for using a fair-value based method with share-based compensation expense recorded for all stock options and restricted stock awards that are ultimately expected to vest as the requisite service is rendered and considering the probability of the performance criteria being achieved.

        Management estimates the fair value of each option award as of the date of grant using a Black-Scholes-Merton option pricing formula. Expected volatility is based on historical volatility of similar entities over a preceding period commensurate with the expected term of the option because the Bank's common stock has been publicly traded for a shorter period than the expected term for the options. The "simplified" method is used to determine the expected term of our options due to the lack of sufficient historical data. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield was not considered in the option pricing formula since the bank has not paid dividends and has no current plans to do so in the future. In addition to these assumptions, management makes estimates regarding pre-vesting forfeitures that will impact total compensation expense recognized under the Plan. The fair value of restricted stock awards is based on the fair value of the underlying shares at the date of the grant.

        Comprehensive Income:    Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income or loss that has not been recognized in the calculation of net income or loss. Sources of other comprehensive income or loss include unrealized gains and losses on available-for-sale investment securities. Total comprehensive income and components of accumulated other comprehensive income or loss are presented in the statements of comprehensive income.

        Adoption of New Financial Accounting Standards:    In July 2013, the FASB amended existing guidance related to the presentation of an unrecognized tax benefit when a net operating loss carry-forward, a similar tax loss or a tax credit carry-forward exists. These amendments provide that an unrecognized tax benefit, or a position thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry-forward, a similar tax loss, or a tax credit carry-forward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. The effect of adopting this standard did not have a material effect on the Bank's operating results or financial condition.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In February 2013, the FASB issued guidance on reporting of amounts reclassified out of accumulated other comprehensive income which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (loss) by component and to present either on the face of the statement where net income is presented, or in the notes, significant amounts reclassified out of accumulated other comprehensive income (loss) by the respective line items of net income, but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. The effect of adopting this standard did not have a material effect on the Bank's operating results or financial condition.

        In January 2014, the FASB amended existing guidance to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The effect of adopting this standard did not have a material effect on the Bank's operating results or financial condition.

NOTE 2—INVESTMENT SECURITIES

        The amortized cost and estimated fair value of available-for-sale and held-to-maturity investment securities at December 31, 2014 and 2013 consisted of the following:

Available-for-Sale

	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Treasury securities	$2,038,321	$—	$(1,915)	$2,036,406
U.S. government-sponsored agencies	3,004,096	—	(25,016)	2,979,080
Mortgage-backed securities—residential	26,061,178	41,549	(98,636)	26,004,091
Mortgage-backed securities—Commercial	2,096,204	—	(27,404)	2,068,800
Municipal securities	14,796,894	27,930	(36,614)	14,788,210

	$47,996,693	$69,479	$(189,585)	$47,876,587

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 2—INVESTMENT SECURITIES (Continued)

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. government-sponsored agencies	$4,749,858	$24,753	$(56,812)	$4,717,799
Mortgage-backed securities—residential	26,067,454	178,874	(45,419)	26,200,909
Mortgage-backed securities—commercial	7,815,408	—	(325,239)	7,490,169
Municipal securities	19,399,216	27,638	(470,083)	18,956,771

	$58,031,936	$231,265	$(897,553)	$57,365,648

        At December 31, 2014 and 2013, net unrealized (losses) gains on available-for-sale investment securities totaling ($120,106) and ($666,288), respectively were recorded net of related tax benefits of $48,042 and taxes of $266,515, respectively, as accumulated other comprehensive income within shareholders' equity.

        Proceeds from the call and maturity of available-for-sale investment securities for the year ended December 31, 2014 totaled $5,095,000. Proceeds and gross realized gains from the sale of available-for-sale investment securities for the year ended December 31, 2014 totaled $34,443,391 and $125,294, respectively. Proceeds from the call and maturity of available-for-sale investment securities for the year ended December 31, 2013 totaled $2,000,000. Proceeds and gross realized gains from the sale of available-for-sale investment securities for the year ended December 31, 2013 totaled $1,735,780 and $9,305, respectively.

        There were no transfers in the classification of available-for-sale investment securities for the years ended December 31, 2014 and 2013.

Held-to-Maturity

	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Treasury securities	$2,030,192	$432	$—	$2,030,624
U.S. government-sponsored agencies	7,862,859	110,902	—	7,973,761
Mortgage-backed securities—residential	2,894,092	—	(22,561)	2,871,531
Mortgage-backed securities—Commercial	5,997,071	61,410	—	6,058,481
Municipal securities	4,425,601	32,487	(4,452)	4,453,636

	$23,209,815	$205,231	$(27,013)	$23,388,033

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 2—INVESTMENT SECURITIES (Continued)

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. government-sponsored agencies	$1,082,387	$—	$(26,457)	$1,055,930
Mortgage-backed securities—Commercial	3,007,683	9,211	(16,964)	2,999,930
Municipal securities	1,837,143	—	(12,619)	1,824,524

	$5,927,213	$9,211	$(56,040)	$5,880,384

        At December 31, 2014, there were no securities pledged to secure borrowing arrangements.

        Investment securities with unrealized losses at December 31, 2014 and 2013 are summarized and classified according to the duration of the loss period as follows:

	2014		2013
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Less than 12 months:
Debt securities:
U.S. Treasury securities	$2,036,406	$(1,915)	$—	$—
U.S. government-sponsored agencies	—	—	4,004,684	(83,269)
Mortgage-backed securities—residential	17,013,602	(113,048)	7,000,394	(45,419)
Mortgage-backed securities—commercial	—	—	9,506,760	(342,203)
Municipal securities	7,606,066	(25,667)	10,760,316	(347,205)

	26,656,074	(140,630)	31,272,154	(818,096)
Greater than 12 months:
U.S. government-sponsored agencies	2,979,080	(25,016)	—	—
Mortgage-backed securities—residential	785,665	(8,149)	—	—
Mortgage-backed securities—commercial	2,068,800	(27,404)	—	—
Municipals	1,600,348	(15,399)	2,107,414	(135,497)

	7,433,893	(75,968)	2,107,414	(135,497)
Total	$34,089,967	$(216,598)	$33,379,568	$(953,593)

        U.S. Treasury Securities:    At December 31, 2014 the Bank held 2 U.S. Treasury securities of which 1 were in a loss position for less than twelve months, and none of which were in a loss position for twelve months or more. Management believes the unrealized losses on the Bank's investments in U.S. Treasury securities were caused by interest rate increases. The contractual term of those investments do not permit the issuer to settle the securities at a price less than the amortized costs of the investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 2—INVESTMENT SECURITIES (Continued)

        U.S. Government-Sponsored Agencies:    At December 31, 2014 the Bank held 6 U.S. Government-sponsored agency securities of which none were in a loss position for less than twelve months, and 2 of which were in a loss position for twelve months or more. Management believes the unrealized losses on the Bank's investments in U.S. Government sponsored entities and agencies were caused by interest rate increases. The contractual term of those investments do not permit the issuer to settle the securities at a price less than the amortized costs of the investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

        Mortgage-Backed Securities:    At December 31, 2014 the Bank held 22 residential mortgage-backed obligations of which 15 were in a loss position for less than twelve months and 1 of which were in a loss position for twelve months or more. At December 31, 2014 the Bank held 6 commercial mortgage-backed obligations, none of which were in a loss position for less than twelve months and 1 of which were in a loss position were in a loss position for twelve months or more.

        Management believes the unrealized losses on the Bank's investments in residential and commercial mortgage obligations were caused primarily by limited market liquidity and perceived credit risk on the part of investors. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities will not be settled at a price less than the amortized cost of the Bank's investment. Because the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

        Municipal Securities:    At December 31, 2014 the Bank held 45 municipal securities of which 18 were in a loss position for less than twelve months and 2 were in a loss position and had been in a loss position for twelve months or more. Management believes the unrealized losses on the Bank's investments in municipal securities were due to changes in interest rates and the continued dislocation of the securities market. All of these securities have continued to pay as scheduled despite their impairment due to current market conditions. Because management believes that the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, and it is not more likely than not that the Bank will be required to sell the securities before recovery of their amortized costs, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

        At December 31, 2013 the Bank held 49 municipal securities of which 24 were in a loss position for less than twelve months and 4 were in a loss position and had been in a loss position for twelve months or more. Management believes the unrealized losses on the Bank's investments in municipal securities were due to changes in interest rates and the continued dislocation of the securities market. All of these securities have continued to pay as scheduled despite their impairment due to current market conditions. Because management believes that the Bank has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, and it is not more likely than not that the Bank will be required to sell the securities before recovery of their amortized costs, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 2—INVESTMENT SECURITIES (Continued)

        The amortized cost and estimated fair value of available-for-sale investment securities at December 31, 2014 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Treasury securities:
After one year through five years	$2,038,321	$2,036,406	$2,030,192	$2,030,624
U.S. government-sponsored agencies:
After one year through five years	3,004,096	2,979,080	3,959,724	3,970,764
After five through ten years	—	—	3,903,135	4,002,997
Municipal securities:
Within one year	3,038,890	3,038,894	—	—
After one through five years	10,926,029	10,915,042	2,934,945	2,950,251
After five through ten years	831,975	834,274	1,490,656	1,503,385
Investment securities not due at a single maturity date:
Mortgage-backed securities—residential	26,061,178	26,004,091	2,894,092	2,871,531
Mortgage-backed securities—commercial	2,096,204	2,068,800	5,997,071	6,058,481

	$47,996,693	$47,876,587	$23,209,815	$23,388,033

NOTE 3—FAIR VALUE MEASUREMENTS

        Fair Value Hierarchy:    Assets and liabilities measured at fair value are grouped in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:

  Level 1—Quoted market prices for identical instruments traded in active exchange markets.

  Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

  Level 3—Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the Bank's estimates of assumptions that market participants would use on pricing the asset or liability. Valuation techniques include management judgment and estimation which may be significant.

        Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

        Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

        Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

        The following methods and assumptions were used to estimate the fair value of the following classes of financial instruments:

        Cash and due from banks:    The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

        Federal Funds Sold:    The carrying amounts of federal funds sold approximate fair values and are classified as Level 1.

        Interest-bearing deposits in other financial institutions:    The carrying amounts of interest-bearing deposits approximate fair values and are classified as Level 1.

        Time certificates of deposits in other financial institutions:    The carrying amounts of time certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

        Investment securities:    For investment securities, fair values are based on quoted market prices, where available, and are classified as Level 1. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers and are classified as Level 2.

        Loans:    Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

        Correspondent Bank stock:    It is not practicable to determine the fair value of correspondent bank stock due to restrictions placed on its transferability.

        Deposits:    The fair values disclosed for demand deposits, including interest and non-interest demand accounts, savings, and certain types of money market accounts are, by definition, equal to the carrying amount at the reporting date resulting in a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

        Accrued interest receivable and payable:    The carrying amounts of accrued interest approximate fair value and are considered to be linked in classification to the asset or liability for which they relate.

        Commitments to extend credit and letters of credit:    The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements and are not significant and, therefore, not presented.

        The estimated fair values of the Bank's financial instruments at December 31, 2014 and 2013 are as follows:

		Fair Value Measurements at Using:
	Carrying Amount
December 31, 2014		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$26,809,192	$26,809,192	$—	$—	$26,809,192
Fed Funds Sold	500,000	500,000	—	—	500,000
Interest-bearing deposits in other financial institutions	79,140,781	79,004,705	—	—	79,004,705
Time certificates of deposits in other financial institutions	22,925,417	—	22,925,417	—	22,925,417
Available-for-sale securities	47,876,587	2,036,406	45,840,181	—	47,876,587
Held-to-maturity securities	23,209,815	2,030,624	21,357,409	—	23,388,033
Loans, net	179,730,390	—	—	178,566,985	178,566,985
Accrued interest receivable	821,150	—	821,150		821,150
Correspondent Bank Stock	305,187	N/A	N/A	N/A	N/A
Financial liabilities:
Deposits	$361,309,534	$337,970,368	$23,363,648	$—	$361,334,016
Accrued interest payable	10,182	—	10,182	—	10,182

		Fair Value Measurements at Using:
	Carrying Amount
December 31, 2013		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$13,484,050	$13,484,050	$—	$—	$13,484,050
Fed Funds Sold	501,000	501,000	—	—	501,000
Interest-bearing deposits in other financial institutions	79,004,705	79,004,705	—	—	79,004,705
Time certificates of deposits in other financial institutions	10,502,777	—	10,502,777	—	10,502,777
Available-for-sale securities	57,365,648	—	57,365,648	—	57,365,648
Held-to-maturity securities	5,927,213	—	5,880,384	—	5,880,384
Loans, net	137,794,308	—	—	136,937,425	136,937,425
Accrued interest receivable	709,625	16,558	297,504	395,563	709,625
Correspondent Bank Stock	302,554	N/A	N/A	N/A	N/A
Financial liabilities:
Deposits	$285,014,515	$262,796,592	$22,253,218	$—	$285,049,810
Accrued interest payable	12,822	—	12,822	—	12,822

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

        The estimated fair values do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

        The Bank had no liabilities measured at fair value at December 31, 2014 or 2013.

        Assets Recorded at Fair Value:    The following tables present information about the Bank's assets measured at fair value on a recurring and nonrecurring basis:

        The Bank is required or permitted to record the following assets at fair value on a recurring basis.

Description	Fair Value	Level 1	Level 2	Level 3
December 31, 2014
Available-for-sale investment securities
Debt securities:
U.S. Treasury securities	$2,036,406	$2,036,406	$—	$—
U.S. Government-sponsored agencies	2,979,080	—	2,979,080	—
Mortgage-backed securities—residential	26,004,091	—	26,004,091	—
Mortgage-backed securities—commercial	2,068,800	—	2,068,800	—
Municipal securities	14,788,210	—	14,788,210	—

Total assets measured at fair value on a recurring basis	$47,876,587	$2,036,406	$45,840,181	$—

Description	Fair Value	Level 1	Level 2	Level 3
December 31, 2013
Available-for-sale investment securities
Debt securities:
U.S. Government-sponsored agencies	$4,717,799	$—	$4,717,799	$—
Mortgage-backed securities—residential	26,200,909	—	26,200,909	—
Mortgage-backed securities—commercial	7,490,169	—	7,490,169	—
Municipal securities	18,956,771	—	18,956,771	—

Total assets measured at fair value on a recurring basis	$57,365,648	$—	$57,365,648	$—

        Fair values for available-for-sale investment securities, which include debt securities of U.S. government-sponsored agencies and residential mortgage-backed securities, are based on quoted market prices for similar securities. There were no changes in the valuation techniques used in 2014 or 2013. During the years ended December 31, 2014 and 2013, there were no transfers in or out of Levels 1, 2 or 3.

        There were no assets measured at fair value on a non-recurring basis at December 31, 2014 and 2013.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 4—LOANS

        Outstanding loans at December 31, 2014 and 2013 are summarized below:

	2014	2013
Commercial	$90,899,393	$67,557,677
Real estate—construction	1,534,207	642,059
Real estate—mortgage	89,266,415	71,588,894
Consumer and other	591,597	554,035

	182,291,612	140,342,665
Deferred loan origination (fees) costs, net	118,082	(597)
Allowance for loan losses	(2,679,304)	(2,547,760)

	$179,730,390	$137,794,308

        Salaries and employee benefits totaling $851,301 and $727,989 were deferred as loan origination costs for the years ended December 31, 2014 and 2013, respectively.

NOTE 5—ALLOWANCE FOR LOAN LOSSES

        Changes in the allowance for loan losses for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Balance, beginning of year	$2,547,760	$2,544,760
Provision for loan losses	300,000	—
Charge-offs	(171,931)	—
Recoveries	3,475	3,000

Balance, end of year	$2,679,304	$2,547,760

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 5—ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table shows the allocation of the allowance for loan losses at and for the year ended December 31, 2014 by portfolio segment and by impairment methodology:

	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Unallocated	Total
Allowance for Loan Losses
Beginning balance	$1,495,672	$9,941	$872,337	$15,358	$154,452	$2,547,760
Provision for loan losses	245,809	3,026	163,370	(5,691)	(106,514)	300,000
Charge-offs	(171,931)	—	—	—	—	(171,931)
Recoveries	3,475	—	—	—	—	3,475

Ending balance	$1,573,025	$12,967	$1,035,707	$9,667	$47,938	$2,679,304

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$1,573,025	$12,967	$1,035,707	$9,667	$47,938	$2,679,304

Loans
Ending balance	$90,899,393	$1,534,207	$89,266,415	$591,597		$182,291,612

Ending balance: individually evaluated for impairment	$—	$—	$—	$—		$—

Ending balance: collectively evaluated for impairment	$90,899,393	$1,534,207	$89,266,415	$591,597		$182,291,612

        The following table shows the allocation of the allowance for loan losses at and for the year ended December 31, 2013 by portfolio segment and by impairment methodology:

	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Unallocated	Total
Allowance for Loan Losses
Beginning balance	$1,157,656	$20,998	$1,202,286	$1,067	$162,753	$2,544,760
Provision for loan losses	335,016	(11,057)	(329,949)	14,291	(8,301)	—
Recoveries	3,000	—	—	—	—	3,000

Ending balance	$1,495,672	$9,941	$872,337	$15,358	$154,452	$2,547,760

Ending balance: individually evaluated for impairment	$99,990	$—	$—	$—	$—	$99,990

Ending balance: collectively evaluated for impairment	$1,395,682	$9,941	$872,337	$15,358	$154,452	$2,447,770

Loans
Ending balance	$67,557,677	$642,059	$71,588,894	$554,035		$140,342,665

Ending balance: individually evaluated for impairment	$1,121,916	$—	$—	$—		$1,121,916

Ending balance: collectively evaluated for impairment	$66,435,761	$642,059	$71,588,894	$554,035		$139,220,749

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 5—ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table shows the loan portfolio allocated by management's internal risk ratings at December 31, 2014:

	Credit Risk Profile by Internally Assigned Grade
	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Total
Grade:
Pass	$87,442,544	$1,534,207	$88,358,219	$591,597	$177,926,567
Special Mention	3,456,849	—	—	—	3,456,849
Substandard	—	—	908,196	—	908,196
Doubtful	—	—	—	—	—

Total	$90,899,393	$1,534,207	$89,266,415	$591,597	$182,291,612

        The following table shows the loan portfolio allocated by management's internal risk ratings at December 31, 2013:

	Credit Risk Profile by Internally Assigned Grade
	Commercial	Real Estate— Construction	Real Estate— Mortgage	Consumer and Other	Total
Grade:
Pass	$65,162,939	$642,059	$70,037,870	$554,035	$136,396,903
Special Mention	1,216,000	—	655,315	—	1,871,315
Substandard	56,822	—	895,709	—	952,531
Doubtful	1,121,916	—	—	—	1,121,916

Total	$67,557,677	$642,059	$71,588,894	$554,035	$140,342,665

        The following table shows an aging analysis of the loan portfolio by the time past due at December 31, 2014:

	30 - 89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total
Commercial and real estate:
Commercial	$—	$—	$—	$—	$90,899,393	$90,899,393
Real estate—construction	—	—	—	—	1,534,207	1,534,207
Real estate—mortgage	—	—	—	—	89,266,415	89,266,415
Consumer and other	—	—	—	—	591,597	591,597

Total	$—	$—	$—	$—	$182,291,612	$182,291,612

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 5—ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table shows an aging analysis of the loan portfolio by the time past due at December 31, 2013:

	30 - 89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total
Commercial and real estate:
Commercial	$—	$—	$1,121,916	$1,121,916	$66,435,761	$67,557,677
Real estate—construction	—	—	—	—	642,059	642,059
Real estate—mortgage	—	—	—	—	71,588,894	71,588,894
Consumer and other	—	—	—	—	554,035	554,035

Total	$—	$—	$1,121,916	$1,121,916	$139,220,749	$140,342,665

        The following table shows information related to impaired loans at and for the year ended December 31, 2014:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded:
Commercial	$—	$—	$—	$—	$—

        The following table shows information related to impaired loans at and for the year ended December 31, 2013:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded:
Commercial	$1,146,340	$1,121,916	$99,990	$81,202	$38,115

        The recorded investment in impaired loans in the table above excludes accrued interest receivable and net deferred loan origination costs, as those amounts were insignificant for disclosure purposes.

        At December 31, 2014, there were no nonaccrual loans and there were no loans past due 90 days or more and still accruing interest. At December 31, 2013, nonaccrual loans totaled $1,121,916 and there were no loans past due 90 days or more and still accruing interest. Interest foregone on nonaccrual loans totaled $18,938 for the year ended December 31, 2013. There was no interest recognized on a cash basis on impaired loans for the years ended December 31, 2014 and 2013.

        The Bank has allocated $99,990 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013. The Bank has not committed to lend additional amounts under loan agreements with borrowers whose loan terms have been modified in troubled debt restructurings.

        The Bank had no troubled debt restructuring that occurred during the year ending December 31, 2014 and December 31, 2013.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 6—PREMISES AND EQUIPMENT

        Premises and equipment at December 31 consisted of the following:

	2014	2013
Furniture, fixtures and equipment	$888,175	$829,082
Software licenses	226,056	214,123
Leasehold improvements	74,812	74,812

	1,189,043	1,180,017
Less accumulated depreciation and amortization	(958,730)	(860,127)

	$230,313	$257,890

        Depreciation and amortization included in occupancy and equipment expense totaled $98,603 and $102,562 for the years ended December 31, 2014 and 2013, respectively.

NOTE 7—INTEREST-BEARING DEPOSITS

        Interest-bearing deposits at December 31 consisted of the following:

	2014	2013
Savings	$942,165	$817,845
Money market	62,935,635	52,755,434
Interest-bearing demand accounts	179,191,489	112,562,790
Time, $250,000 or more	10,577,912	8,732,115
Other time	12,761,254	15,485,808

	$266,408,455	$190,353,992

        Aggregate annual maturities of time deposits are as follows:

Year Ending December 31,
2015	$22,414,182
2016	924,984

$23,339,166

        During the normal course of business the Bank enters into transactions with related parties, including officers and directors. At December 31, 2014 and 2013 the Bank held approximately $1,458,500 and $2,583,100, respectively, in deposits from these related parties.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 7—INTEREST-BEARING DEPOSITS (Continued)

        Interest expense recognized on interest-bearing deposits for the years ended December 31, 2014 and 2013 consisted of the following:

	2014	2013
Savings	$1,150	$1,356
Money market	202,322	179,902
Interest-bearing demand accounts	355,826	317,486
Time, $250,000 or more	58,614	52,978
Other time	68,244	90,157

	$686,156	$641,879

NOTE 8—INCOME TAXES

        Income taxes for the years ended December 31, 2014 and 2013 consisted of the following:

	2014	2013
Federal
Current	$574,381	$10,000
Deferred	(65,000)	400,000
Change in valuation allowance	—	—

Income tax expense	$509,381	$410,000

State
Current	$—	$50,000
Deferred	157,000	38,000
Change in valuation allowance	—	—

Income tax expense	$157,000	$88,000

Total current	$574,381	$60,000
Total deferred	92,000	438,000
Total change in valuation allowance	—	—

Total income tax expense	$666,381	$498,000

        The Bank's income tax expense differed from the amount computed by applying the Federal statutory rate of 34% for 2014 and 2013 to the income (loss) before income taxes primarily as a result of non-taxable income, such as interest income on municipal investment securities and earnings on life insurance, and non-deductible expenses, such as certain share based compensation expenses. State income taxes are another significant source of the difference between income tax expense at the Federal statutory rate and the effective rate.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 8—INCOME TAXES (Continued)

        Deferred tax assets (liabilities) at December 31, 2014 and 2013 consisted of the following:

	2014	2013
Deferred tax assets:
Net operating losses and other credits	$—	$127,000
Allowance for loan losses	783,000	681,000
Stock-based compensation	462,000	425,000
Unrealized losses on available-for-sale investment securities	48,000	267,000
Organization costs	132,000	149,000
Other	559,000	649,000

Total deferred tax assets	1,984,000	2,298,000

Deferred tax liabilities:
Bank premises and equipment	(10,000)	(18,000)
Deferred loan costs	(278,000)	(273,000)

Total deferred tax liabilities	(288,000)	(291,000)

Net deferred tax assets	$1,696,000	$2,007,000

        The determination of the amount of deferred income tax assets which are more likely than not to be realized is primarily dependent on projections of future earnings, which are subject to uncertainty and estimates that may change given economic conditions and other factors. The realization of deferred income tax assets is assessed and a valuation allowance is recorded if it is "more likely than not" that all or a portion of the deferred tax asset will not be realized. "More likely than not" is defined as greater than a 50% chance. All available evidence, both positive and negative is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed.

        At December 31, 2014 and 2013, the Bank had Federal net operating loss carryforwards (NOLs) of approximately $0 and $373,000, respectively. At December 31, 2014 and 2013, the Bank had State NOLs of approximately $0 and $1,849,000, respectively.

        The Bank files income tax returns in the United States and California jurisdictions. There are currently no pending Federal, state or local income tax examinations by tax authorities. The Bank is subject to tax examinations by U.S. Federal and state taxing authorities for all tax returns filed since inception. The total amount of unrecognized tax benefits, including interest and penalties, at December 31, 2014 was not material. The amount of tax benefits that would impact the effective rate, if recognized, is not expected to be material. The Bank does not anticipate any significant changes with respect to unrecognized tax benefits within the next 12 months.

NOTE 9—SHORT-TERM BORROWING ARRANGEMENTS

        The Bank has unsecured Federal funds lines of credit with three of its correspondent banks under which it can borrow up to a total of $14,000,000. There were no borrowings outstanding under these arrangements at December 31, 2014 and 2013.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 10—COMMITMENTS AND CONTINGENCIES

        Operating Lease:    The Bank leases its San Jose headquarters and branch from an unaffiliated party under a non-cancelable operating lease. The lease expires on December 31, 2016 and has two five year renewal options. The lease includes an annual rent adjustment of three percent each year during the initial lease term. It is management's intention to exercise the renewal options.

        Future minimum lease payments are as follows:

Year Ending December 31,	Operating Leases
2015	$514,000
2016	565,000
2017	—

$1,079,000

        Rental expense included in occupancy and equipment expense totaled $466,962 and $357,911 for the years ended December 31, 2014 and 2013, respectively.

        Financial Instruments With Off-Balance-Sheet Risk:    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of the following at December 31:

	2014	2013
Undisbursed commitments to extend credit	$50,743,258	$47,209,562
Standby letters of credit	$276,087	$871,281

        The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans included on the balance sheet.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, and deeds of trust on residential real estate and income-producing commercial properties.

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 10—COMMITMENTS AND CONTINGENCIES (Continued)

        Standby letters of credit are conditional commitments issued to guarantee the performance of a client to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to clients. The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2014 and 2013. The Bank recognizes these fees as revenue over the term of the commitment or when the commitment is used.

        Commercial loan commitments represented approximately 59% and 59% of total commitments at December 31, 2014 and 2013, respectively, and are generally unsecured or secured by collateral other than real estate and have variable interest rates. Real estate loan commitments represented approximately 39% and 42% of total commitments at December 31, 2014 and 2013, respectively, and are generally secured by property with a loan-to-value ratio not to exceed 80%. The majority of real estate commitments also have variable interest rates.

        Concentrations of Credit Risk:    The Bank grants real estate mortgage, real estate construction and commercial loans to customers in Santa Clara County and surrounding counties. Although the Bank intends to have a diversified loan portfolio, a substantial portion of its portfolio is secured by commercial and residential real estate at December 31, 2014 and 2013.

        In management's judgment, a concentration of loans exists in real estate related loans with approximately 52% of the Bank's loans being real estate related. Although management believes the loans within this concentration have no more than the normal risk of collectibility, a substantial decline in the performance of the economy in general or a decline in real estate values in the Bank's primary market area, in particular, could have an adverse impact on the collectibility of these loans. Personal and business income represent the primary source of repayment for a majority of these loans.

        In addition, one deposit relationship represented approximately 14% of total deposits as of December 31, 2014. In addition, one deposit relationship represented approximately 17% of total deposits as of December 31, 2013.

        Contingencies:    The Bank may be subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Bank.

        Correspondent Banking Agreements:    The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements and guaranteed by the FDIC up to $250,000.

NOTE 11—SHARE-BASED COMPENSATION

        The Plan permits the grant of stock options and/or restricted stock to Directors, organizers and employees of the Bank. Options granted to Directors and organizers are considered Non-qualified Stock Option Awards while all other options granted to employees are generally considered to be Incentive Stock Option Awards. All of the options granted under the Plan have 10-year contractual terms and have been issued with exercise prices equal to the fair market value of the underlying shares at the date of grant. The options granted to the organizers vested immediately, whereas the options

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 11—SHARE-BASED COMPENSATION (Continued)

granted to Directors and employees generally vest over a five-year period from the date the options were granted. Employee restricted stock awards under the Plan have 1 to 3-year cliff vesting periods. Director restricted stock awards under the Plan vest over a four-year period.

        Stock Option Awards:    A summary of option activity under the Plan for the years ended December 31, 2014 and 2013 is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	669,127	$9.02	4.68 years	$255,536

Granted	46,405	$8.51
Forfeited	(9,676)	$4.99
Exercised	(3,448)	$6.07

Outstanding at December 31, 2013	702,408	$9.05	3.99 years	$395,538

Granted	54,700	$9.24
Forfeited	(3,598)	$7.43
Exercised	(137)	$7.71

Outstanding at December 31, 2014	753,373	$9.07	3.44 years	$449,010

Exercisable at December 31, 2014	685,740	$9.08	2.87 years	$427,236

Vested or expected to vest at December 31, 2014	753,373	$9.07	3.44 years	$449,010

        As of December 31, 2014 and 2013, the unrecognized compensation cost related to non-vested stock option awards totaled approximately $263,671 and $197,000, respectively. The unrecognized compensation cost at December 31, 2014 is expected to be amortized on a straight-line basis over a weighted average period of 2.7 years and will be adjusted for subsequent changes in estimated forfeitures. The total fair value of the options vested was approximately $109,000 and $92,000 for the years ended December 31, 2014 and 2013.

        The following stock option information is for the years ended December 31, 2014 and 2013:

	2014	2013
Weighted average grant date fair value per share of options granted	$3.91	$4.21
Significant fair value assumptions:
Expected term in years	6.2 years	6.5 years
Expected annual volatility	43.37%	51.95%
Risk-free interest rate	1.90%	1.16%
Total compensation cost	$124,115	$95,749

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 11—SHARE-BASED COMPENSATION (Continued)

        Restricted Stock Awards:    The following restricted stock information is for the years ended December 31, 2014 and 2013:

	2014		2013
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested, beginning of year	19,018	$8.12	8,798	$6.41
Granted	66,655	$9.19	14,555	$8.57
Vested	(13,233)	$8.12	(2,235)	$6.67
Forfeited	—		(2,100)	$5.60

Nonvested, end of year	72,440	$9.11	19,018	$8.12

        Compensation cost associated with the restricted stock totaled $189,847 and $65,477 for the years ended December 31, 2014 and 2013. As of December 31, 2014 and 2013, the unrecognized compensation cost related to the nonvested restricted stock totaled approximately $416,303 and $101,000, respectively. The unrecognized compensation cost at December 31, 2014 is expected to be amortized on a straight-line basis over a weighted average period of 2.5 years and will be adjusted for subsequent changes in estimated forfeitures. The fair value of restricted stock awards that vested during the year ended December 31, 2014 and 2013 was $107,000 and $15,000, respectively.

NOTE 12—SHAREHOLDERS' EQUITY

        Dividends:    Upon declaration by the Board of Directors, all shareholders of record will be entitled to receive dividends. The California Financial Code restricts the total dividend payment of any state banking association in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 2014 and 2013, no amounts were free of such restrictions.

        Regulatory Capital:    The Bank is subject to certain regulatory capital requirements administered by FDIC. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

        Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. These quantitative measures are established by regulation and require that minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets be maintained. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        The Bank is also subject to additional capital guidelines under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth on the following page. As of December 31, 2014 and 2013, the most recent notification from the FDIC categorized the Bank as well

FOCUS BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 12—SHAREHOLDERS' EQUITY (Continued)

capitalized under these guidelines. There are no conditions or events since that notification that management believes have changed the Bank's category.

        Management believes that the Bank met all their capital adequacy requirements as of December 31, 2014 and 2013.

	2014		2013
	Amount	Ratio	Amount	Ratio
Leverage Ratio
Focus Business Bank	$28,254,000	7.1%	$25,057,000	8.5%
Minimum requirement for "Well-Capitalized" institution	$19,914,000	5.0%	$14,473,000	5.0%
Minimum regulatory requirement	$15,931,000	4.0%	$11,794,000	4.0%
Tier 1 Risk-Based Capital Ratio
Focus Business Bank	$28,254,000	13.5%	$25,057,000	13.6%
Minimum requirement for "Well-Capitalized" institution	$12,598,000	6.0%	$11,069,000	6.0%
Minimum regulatory requirement	$8,399,000	4.0%	$7,379,000	4.0%
Total Risk-Based Capital Ratio
Focus Business Bank	$30,880,000	14.7%	$27,367,000	14.8%
Minimum requirement for "Well-Capitalized" institution	$20,997,000	10.0%	$18,447,000	10.0%
Minimum regulatory requirement	$16,797,000	8.0%	$14,758,000	8.0%

NOTE 13—EMPLOYEE BENEFIT PLANS

        Profit Sharing Plan:    In 2007, the Bank adopted the Focus Business Bank 401(k) Profit Sharing Plan and Trust. All employees 18 years of age or older and who work more than 1,000 hours during the plan year are eligible to participate in the plan. Eligible employees may elect to make tax deferred contributions up to the maximum amount allowed by law. The Bank may make additional contributions to the plan at the discretion of the Board of Directors. The Bank did not make any contributions to the Plan during the years ended December 31, 2014 or 2013.

NOTE 14—OTHER EXPENSES

        Other expenses for the years ended December 31, 2014 and 2013 consisted of the following:

	2014	2013
Professional fees	$946,011	$678,855
Regulatory assessments and insurance	267,936	254,029
Share-based compensation	94,417	81,806
Data processing	443,822	361,202
Office expenses	177,795	170,835
Advertising and marketing	204,088	241,615
Business development	566,930	533,182
Other	454,045	240,231

	$3,155,044	$2,561,755

Appendix G

SHAREHOLDER AGREEMENT

        This SHAREHOLDER AGREEMENT ("Agreement") is made and entered into as of April 23, 2015 by and among Heritage Commerce Corp, a California corporation ("HCC"), and the person signatory hereto a shareholder of Focus Business Bank, a California banking corporation ("Focus") (the "Shareholder"), and solely for purposes of the last sentence of Section 8, Focus.

Recitals

        A.    HCC, Heritage Bank of Commerce, a California banking corporation ("HBC") and Focus have entered into that certain Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated as of the date of this Agreement, pursuant to which Focus will merge (the "Merger") with and into HBC whereupon each share of Focus common stock ("Focus Common Stock") will be converted into the right to receive the consideration set forth in the Merger Agreement.

        B.    As a condition to its willingness to enter into the Merger Agreement, HCC and HBC have required that each director of the Focus, solely in his or her capacity as a shareholder and beneficial owner or record holder of Focus Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

        NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

        1.    Representations and Warranties of the Shareholder.     The Shareholder hereby represents and warrants to HCC as follows:

        (a)    Authority; No Violation.     The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder's obligations hereunder. The execution, delivery and performance of this Shareholder Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder's spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder's spouse in accordance with its terms.

        (b)    Ownership of Shares.     The Shareholder is the beneficial owner or record holder of the number of shares of Focus Common Stock indicated under the Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of Focus Common Stock acquired by the Shareholder after the date of this Agreement, the "Shares") and, as of the date of this Agreement, the Existing Shares constitute all the shares of Focus Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

        2.    Voting Agreement and Agreement Not to Transfer.

        (a)   The Shareholder hereby agrees to vote all of the Shares held by the Shareholder (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Agreement at any meeting of shareholders, (and at any adjournment or postponement thereof), and in connection with any action of the shareholders of Focus taken by written consent, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Focus under this Agreement or the Merger Agreement, and (iii) except with the prior written consent of HCC or as otherwise contemplated in the Agreement, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Focus; (B) any sale, lease or transfer of a material amount of the assets of Focus; (C) any change in the majority of the board of Focus; (D) any material change in the present capitalization of Focus; (E) any amendment of Focus's Charter Documents; (F) any other material change in Focus's corporate structure or business; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger. The Shareholder shall not enter into any agreement or understanding with any Person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

        (b)   Until the earlier of the termination of this Agreement or the Effective Time, the Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a "Transfer"), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Focus or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Focus or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of the Shareholder's representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from transferring and delivering Shares to Focus to effect the exercise of an option to purchase Focus Common Stock.

        3.    Cooperation.     The Shareholder agrees that he or she will not directly or indirectly (i)  initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than HCC) to any information or data with respect to Focus or otherwise relating to an Acquisition Proposal.

        4.    Irrevocable Proxy.     Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint HCC and each of its designees, and each of them individually, with full power of substitution and re-substitution, as Shareholder's true and lawful attorney and irrevocable proxy, to the full extent of Shareholder's rights with respect to the Shares, to vote, if Shareholder does not or is unable to perform his or her obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2(a) of this Agreement at any meeting of the shareholders of Focus, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Focus taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 6 of this Agreement and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

        5.    No Solicitation.     Shareholder hereby agrees that during the term of this Agreement he or she or it shall not, and shall not permit any Representative retained by him or her to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(iv) of Section 5.04(a) of the Merger Agreement,

(b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to Focus, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Focus Common Stock in connection with any vote or other action on any matter of a type described in Section 2(a), other than to recommend that shareholders of Focus vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than HCC with respect to any possible Acquisition Proposal and will take all necessary steps to inform any Representative retained by him or her of the obligations undertaken by Shareholder pursuant to this Section 5.

        6.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.     Shareholder hereby agrees to notify HCC promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Focus Common Stock or other securities of Focus of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder will comply with the provisions of Section 5.04(c) of the Merger Agreement as if he or she were Focus.

        7.    Shareholder Capacity.     The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shareholder's Shares, and not in his or her capacity as a director of Focus or as a trustee of any Focus benefit plan. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of the Shareholder to take any action, or fail to take any action, in his or her capacity as a director of Focus or as a trustee of any Focus benefit plan, that may be required of the Shareholder in the exercise of his or her fiduciary duties and responsibilities as a director of Focus or as a trustee of any Focus benefit plan.

        8.    Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs Focus to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date of this Agreement through the date this Agreement is terminated in accordance with Section 9. Focus agrees that it shall comply with such stop transfer instructions.

        9.    Termination.     The obligations of the Shareholder shall terminate upon the earlier of (a) the consummation of the Merger or (b) if the Merger is not consummated, upon the termination of the Agreement.

        10.    Specific Performance.     Shareholder acknowledges that it is a condition to the willingness of HCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief by a court of competent jurisdiction on the basis that HCC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Focus's seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be HCC's sole remedy under this Agreement, unless HCC shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by HCC.

        11.    Miscellaneous.

        (a)   Definitional Matters.

            (i)  All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings set forth in the Merger Agreement.

           (ii)  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Shareholder Agreement.

        (b)    Entire Agreement.     This Shareholder Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (c)    Parties in Interest.     This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Shareholder Agreement.

        (d)    Certain Events.     Shareholder agrees that this Shareholder Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder's heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

        (e)    Assignment.     This Shareholder Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

        (f)    Modifications.     This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

        (g)    Governing Law.     This Shareholder Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(k), or in other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        (h)    Reliance on Counsel and Other Advisors.     The Shareholder has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

        (i)    Validity.     The invalidity or unenforceability of any provision of this Shareholder Agreement shall not affect the validity or enforceability of any other provision of this Shareholder Agreement, each of which shall remain in full force and effect.

        (j)    Counterparts and Execution.     This Shareholder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile or electronically shall have the same force as manual signed originals.

        (k)    Notices.     Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

    If to HCC:

      Heritage Commerce Corp
      150 Almaden Boulevard
      San Jose, California 95133
      Attn.:    Walter T. Kaczmarek
                    Chief Executive Officer
      Fax Number:    (408) 792-4004

    with a copy to (which shall not constitute notice hereunder):

      Buchalter Nemer
      A Professional Corporation
      1000 Wilshire Boulevard, Suite 1500
      Los Angeles, California 90017-2457
      Attn:    Mark A. Bonenfant, Esq.
      Fax Number:    (213) 896-0400

    If to Focus:

      Focus Business Bank
      10 Almaden Boulevard, Suite 150
      San Jose, CA
      Attention:         Richard Conniff
                                Chief Executive Officer
      Fax Number:    (408) 200-8797

    with a copy to (which shall not constitute notice hereunder):

      Manatt, Phelps & Phillips, LLP
      One Embarcadero Center
      30th Floor
      San Francisco, CA 94111
      Attention:         David Gershon, Esq.
      Fax Number:    (415) 291-7474

    If to the Shareholder, to the address noted on the signature page hereto.
[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

HERITAGE COMMERCE CORP
By:	Walter T. Kaczmarek Chief Executive Officer and President
FOCUS BUSINESS BANK
By:	Richard Conniff Chief Executive Officer
SHAREHOLDER:
Name:
Number of Shares:
Address for Notices:

[Signature Page to Shareholder Agreement]

S-1

Appendix H

NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

        This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of April 23, 2015, is made by and among Heritage Commerce Corp, a California corporation ("HCC"), Heritage Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of HCC ("HBC"), and the undersigned director ("Representative") of Focus Business Bank, a California corporation ("Focus"). The Agreement shall become effective at the Effective Time as defined in the Merger Agreement (described below).

Recitals

        A.    HCC and Focus are entering into an Agreement and Plan of Merger and Reorganization (and as it may be amended, the "Merger Agreement"), dated the date of this Agreement pursuant to which Focus shall merge with and into HCC (the "Merger") on the terms and conditions set forth therein and, in connection therewith, all outstanding shares of Focus Common Stock will be exchanged in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        B.    Representative owns shares of Focus Common Stock and/or options to purchase Focus Common Stock, and, as a result Representative has a material economic interest in the consummation of the Merger.

        C.    Following the Merger, the business and operations of HCC, HBC and Focus could be irreparably injured if Representative were to undertake certain activities competitive with HCC, HBC or Focus.

        D.    In order to induce HCC to enter into the Merger Agreement and consummate the Merger and to induce HBC to consummate the Merger, Representative has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Acknowledgments by Representative.     Representative acknowledges that by virtue of his or her positions with Focus he or she has developed considerable expertise in the business operations of Focus and has access to extensive confidential information with respect to Focus and has access to Trade Secrets (as defined below). Representative recognizes that HCC and HBC would be irreparably damaged, and HCC's and HBC's substantial investment as a result of its acquisition of Focus in the Merger would be materially impaired, if Representative were to disclose or make unauthorized use of any Trade Secrets or to solicit customers or employees of Focus. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects. For purposes of this Agreement, "Trade Secrets" shall mean (a) all secrets and other confidential information, ideas, concepts, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, market studies, marketing plans, business plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to Focus, any non-public personal information on any present or past customer or client of Focus, and any other information, however documented, that is a trade secret within the meaning applicable trade secret protection Law. Notwithstanding the foregoing, "Trade

Secrets" shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

        2.     Non Solicitation.

        (a)   In order that HCC and HBC may have and enjoy the full benefit of ownership of Focus and the business it conducts, including its goodwill, following the Effective Time of the Merger, Representative agrees that for a period of twenty-four (24) months after the Closing Date (i) Representative will not take any affirmative action directly or indirectly to hire, attempt to hire, contact or solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) with respect to hiring, any person who was an employee of Focus or any of its respective Subsidiaries prior to the Effective Time of the Merger and who becomes an employee of HCC, HBC or any of their respective Subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of HCC, HBC or any of their respective Subsidiaries, provided, however, that the foregoing shall not apply to any Person whose employment with HCC, HBC or any of their respective Subsidiaries was involuntarily terminated or whose employment terminated more than six (6) months prior to the time Representative first solicited such person for employment following the Closing Date, and (ii) Representative will not directly or indirectly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with HBC, HCC or any of its respective Subsidiaries, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Focus on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Focus on the date of this Agreement, or as of the Closing Date.

        (b)   Representative acknowledges and agrees that the business conducted by Focus is highly competitive, a significant portion of Focus's competitiveness and its value as a going enterprise is derived from its workforce and business relationships, and that the covenants made by Representative in this Section 2 are made in consideration of the Merger Consideration (as defined in the Merger Agreement) in exchange for Representative's Focus Common Stock and, if applicable, the payments of cash Representative will receive on account of certain options to purchase Focus Common Stock immediately prior to the Merger, and as a necessary inducement for HCC and HBC to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Representative, HCC and HBC each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Representative acknowledges that breach of this Section 2 would cause HCC and HBC irreparable harm and consents to the entry of an injunction without bond in the event Representative breaches or threatens to breach this Section 2.

        3.     Trade Secrets; Trade Names and Styles.

        (a)   Without limiting the generality of Section 2 above, other than for the benefit of Focus, HCC, HBC or their respective Subsidiaries, Representative (i) shall make no use of Trade Secrets, or any part thereof, and (ii) shall not disclose Trade Secrets, or any part thereof, to any other Person, and (iii) shall, upon the request of HCC or HBC, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets now possessed or hereafter acquired by Representative to HCC and HBC.

        (b)   Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Trade Secrets, that:

            (i)  Representative is required to disclose or reveal under applicable Law, provided, however, that Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law and gives, HCC and HBC prompt advance notice of such requirement.

           (ii)  Representative is otherwise required to disclose or reveal by any Governmental Entity, provided, however, that Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

          (iii)  In the written opinion of Representative's legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity, provided, however that Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives HCC and HBC prompt advance notice of such requirement.

        (c)   The Representative acknowledges and agrees that any and all trade names and styles used by Focus, including, but not limited to, the terms "Focus Business Bank" and all trademarks, visual designs and logos under which Focus did business (collectively, the "Marks"), are valuable trade names and service marks, the ownership of which will remain with Focus upon the Merger. The undersigned agrees that use by any entity, other than HCC or HBC or one of their respective Subsidiaries, of the Marks in the State of California would both cause public and customer confusion, and dilute the value of HCC's and HBC's investment. Therefore, the Representative unconditionally agrees that after the date hereof, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term "Focus Business Bank" or any other Trademark, is used.

        4.    Confidentiality.     Representative agrees (a) to hold any and all information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by HCC and Focus, at which time Representative may only divulge such information as has been publicly disclosed by HCC and Focus. Notwithstanding anything to the contrary in this Section 4, Representative may divulge information regarding this Agreement, the Merger and the Merger Agreement to his or her legal counsel.

        5.    Independence of Obligations.     The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and HCC and HBC, or their respective Subsidiaries on the other; and the existence of any claim or cause of action by Representative against HCC, HBC, or their respective Subsidiaries shall not constitute a defense to the enforcement of such covenants against Representative.

        6.    Equitable Relief.     Representative expressly acknowledges and understands that breach of any provision of this Agreement exposes HCC and HBC to extraordinary reputational, financial and market risks, for which there is no adequate remedy at law or by way of damages alone. Representative therefore stipulates and agrees that (a) in the event of any alleged violation or any alleged threatened violation by Representative of the provisions of Sections 2 or 3 of this Agreement, a temporary restraining order or preliminary and/or permanent injunction, as the case may be, may forthwith issue upon showing of probable cause of such actual or threatened breach, such order to prohibit the use, copying, retention or release of any Trade Secrets or the Marks in violation of Sections 2 or 3 of this Agreement and to provide such other and ancillary remedies as HCC or HBC may reasonably request, and (b) HCC and HBC shall be entitled to any and all equitable remedies such as specific performance of any provision of this Agreement in addition to, and not in lieu of, its remedies at law for any breach of this Agreement.

        7.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        8.    Attorneys' Fees.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

        9.    Severability.     If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        10.    Notices.     All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to HCC or HBC:

      Heritage Commerce Corp
      150 Almaden Boulevard
      San Jose, California 95133
      Attn.:    Walter T. Kaczmarek
                    Chief Executive Officer
      Facsimile Number:    (408) 792-4004

    With a copy to (which does not constitute notice):

      Buchalter Nemer
      1000 Wilshire Boulevard, Suite 1500
      Los Angeles, California 90017-2457
      Attn:    Mark A. Bonenfant
      Facsimile Number:    (213) 896-0400

    If to Representative, at the address of Representative appearing on the signature page of this Agreement.

        11.    Binding Effect; Assignment.     This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of HCC and HBC. Representative shall not be entitled to assign his or her obligations hereunder. HCC and HBC may each assign its rights under this Agreement to any Person or its/their Affiliates.

        12.    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

        13.    Independent Review and Advice.     Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

        14.    Headings.     The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        15.    Execution and Counterparts.     Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

        [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HERITAGE COMMERCE CORP
By:
Walter T. Kaczmarek
President and Chief Executive Officer
HERITAGE BANK OF COMMERCE
By:
Walter T. Kaczmarek
President and Chief Executive Officer

REPRESENTATIVE
Name:
Address:

[Signature Page to Non-Solicitation and Confidentiality Agreement]

S-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete text of Heritage articles of incorporation, as amended, and its bylaws, as amended.

        Heritage is subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The Bylaws of Heritage provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors' and Officers' Liability Insurance

        Heritage presently maintains a policy of directors' and officers' liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

  Indemnification Agreements

        Heritage has entered into indemnification agreements with each of its directors and certain of its senior executive officers, including Heritage's named executive officers (each, an "Indemnitee") to provide them with, among other things, indemnification against liabilities relating to their services as directors and officers of Heritage and the advancement of expenses under certain circumstances. The indemnification agreements also require Heritage to use its reasonable best efforts to purchase and maintain one or more policies of directors' and officers' liability insurance to cover liabilities asserted against, or incurred by, the Indemnitees.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   The following is a list of exhibits to this registration statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated April 23, 2015, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Focus Business Bank (included as Appendix A to the joint proxy statement/prospectus contained in Part I of this Registration Statement).
3.1	Heritage Commerce Corp Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K filed on March 16, 2009).
3.2
Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp as filed with the California Secretary of Sate on June 1, 2010 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 filed July 23, 2010).
3.3	Heritage Commerce Corp Bylaws, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 28, 2013).
4.1	Certificate of Determination of Series C Convertible Perpetual Preferred Stock (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 22, 2010).
5.1	Form of opinion of Buchalter Nemer, a professional corporation, as to the validity of the securities being registered.
8.1	Form of opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.
8.2	Form of opinion of Buchalter Nemer, a professional corporation, regarding certain tax matters.
23.1	Consent of Crowe Horwath LLP (Heritage Commerce Corp).
23.2	Consent of Crowe Horwath LLP (Focus Business Bank).
23.4	Consent of Buchalter Nemer, a professional corporation (included in Exhibit 5.1 and Exhibit 8.2 hereto).
23.5	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 hereto).
24.1	Power of Attorney (included on the signature page to the Registration Statement).
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Consent of Keefe, Bruyette & Woods, Inc.
99.3	Form of Proxy Card to be used by Heritage Commerce Corp.
99.4	Form of Proxy Card to be used by Focus Business Bank.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (i)    To supply by means of a post-effective amendment all information concerning a transaction, and Heritage being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 8, 2015.

HERITAGE COMMERCE CORP
By:	/s/ WALTER T. KACZMAREK Walter T. Kaczmarek President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below has made, constituted and appointed, and does hereby make, constitute and appoint, Walter T. Kaczmarek and Lawrence D. McGovern, or any of them, as his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments and post-amendments to this registration statement, and generally to do all things in their names and in their capacities as officers and directors of the registrant to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ FRANK G. BISCEGLIA Frank G. Bisceglia	Director	June 8, 2015
/s/ JACK W. CONNER Jack W. Conner	Director and Chairman of the Board	June 8, 2015
/s/ JOHN M. EGGEMEYER John M. Eggemeyer	Director	June 8, 2015
/s/ STEVEN L. HALLGRIMSON Steven L. Hallgrimson	Director	June 8, 2015
/s/ WALTER T. KACZMAREK Walter T. Kaczmarek	Director and Chief Executive Officer and President (Principal Executive Officer)	June 8, 2015

SIGNATURE PAGE TO REGISTRATION STATEMENT

S-1

/s/ LAWRENCE D. MCGOVERN Lawrence D. McGovern	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2015
/s/ ROBERT T. MOLES Robert T. Moles	Director	June 8, 2015
/s/ HUMPHREY P. POLANEN Humphrey P. Polanen	Director	June 8, 2015
/s/ LAURA RODEN Laura Roden	Director	June 8, 2015
/s/ CHARLES T. TOENISKOETTER Charles T. Toeniskoetter	Director	June 8, 2015
/s/ RANSON W. WEBSTER Ranson W. Webster	Director	June 8, 2015
/s/ W. KIRK WYCOFF W. Kirk Wycoff	Director	June 8, 2015

SIGNATURE PAGE TO REGISTRATION STATEMENT

S-2

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated April 23, 2015, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Focus Business Bank (included as Appendix A to the joint proxy statement/prospectus contained in Part I of this Registration Statement).
3.1	Heritage Commerce Corp Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K filed on March 16, 2009).
3.2
Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp as filed with the California Secretary of Sate on June 1, 2010 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 filed July 23, 2010).
3.3	Heritage Commerce Corp Bylaws, as amended (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 28, 2013).
4.1	Certificate of Determination of Series C Convertible Perpetual Preferred Stock (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 22, 2010).
5.1	Form of opinion of Buchalter Nemer, a professional corporation, as to the validity of the securities being registered.
8.1	Form of opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.
8.2	Form of opinion of Buchalter Nemer, a professional corporation, regarding certain tax matters.
23.1	Consent of Crowe Horwath LLP (Heritage Commerce Corp).
23.2	Consent of Crowe Horwath LLP (Focus Business Bank).
23.4	Consent of Buchalter Nemer, a professional corporation (included in Exhibit 5.1 and Exhibit 8.2 hereto).
23.5	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 hereto).
24.1	Power of Attorney (included on the signature page to the Registration Statement).
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Consent of Keefe, Bruyette & Woods, Inc.
99.3	Form of Proxy Card to be used by Heritage Commerce Corp.
99.4	Form of Proxy Card to be used by Focus Business Bank.